Registration No. 333-269241

As filed with the Securities and Exchange Commission on August 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7900	26-3062752
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Block 6, Triq Paceville

St. Julians, Malta, STJ 3109

+356 2713-1276

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

State Agent and Transfer Syndicate

112 North Curry St

Carson City, Nevada 89703

(775) 882-1013

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Shane Segarra, Esq. Holland & Knight LLP 701 Brickell Avenue, Suite 3300 Miami, Florida 33131 Tel: (305) 374-8500	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Tel: (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 1, 2023

ESPORTS ENTERTAINMENT GROUP, INC.

22,371,364 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 22,371,364 Shares of Common Stock

Warrants to Purchase up to 22,371,364 Shares of Common Stock

Up to 22,371,364 Shares of Common Stock underlying Pre-Funded Warrants

Up to 22,371,364 Shares of Common Stock underlying Warrants

___________________________

This is a best efforts public offering of up to: (a) 22,371,364 shares of our common stock, par value $0.001 per share, at a price of $0.447 per share (assuming a public offering price equal to the last sale price of our common stock as reported by the Nasdaq Capital Market on July 28, 2023, which was $0.447) and (b) common warrants to purchase up to 22,371,364 shares of our common stock, at an exercise price of $0.447 per share (assuming a public offering price equal to the last sale price of our common stock as reported by the Nasdaq Capital Market on July 28, 2023, which was $0.447).

We are also offering to each purchaser that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering the opportunity to purchase securities consisting of one pre-funded warrant (in lieu of one share of common stock) and one common warrant. Subject to limited exceptions, a holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each pre-funded warrant and common warrant will be equal to the price of each share of common stock and common warrant, minus $0.001, and the remaining exercise price of each pre-funded warrant will equal $0.001 per share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant, we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis.

The shares of our common stock and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying common warrant. We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby.

There is no established public trading market for the pre-funded warrants or common warrants being offered hereby, and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

We have engaged Maxim Group LLC as our placement agent (“Maxim” or the “Placement Agent”) to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the Placement Agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

Our common stock presently trades on the Nasdaq Capital Market under the symbol “GMBL.” On July 28, 2023, the last reported sale price of our common stock was $0.447 per share.

We currently have two classes of Common Stock Purchase Warrants that trade on the Nasdaq Capital Market under the symbols “GMBLW” and “GMBLZ.”

Our Common Stock Purchase Warrants that have an exercise price of $425.00 per share and expire in April 2025 trade under the symbol GMBLW and, on July 28, 2023, the last reported sale price of our GMBLW warrants was $0.0349 per warrant.

Our Common Stock Purchase Warrants that have an exercise price of $100.00 per share and expire in March 2027 trade under the symbol GMBLZ and, on July 28, 2023, the last reported sale price of our GMBLZ warrants was $0.0045 per warrant.

Investing in our securities involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page S-14 of this prospectus.

The information in this prospectus is not complete and may be amended or supplemented from time to time. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share or Pre-Funded Warrant and Common Warrant	Total
Public offering price	$	$
Placement Agent fees(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	Represents a cash fee equal to 7.0% of the aggregate purchase price paid by investors in this offering. See “Plan of Distribution” in this prospectus for a description of the compensation to be received by the Placement Agent.
(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the pre-funded warrants or common warrants.

Delivery of the shares of common stock and pre-funded warrants, as applicable, and the common warrants, is expected to be made to the purchasers on or about       , 2023 through the facilities of The Depository Trust Company.

MAXIM GROUP LLC

The date of this prospectus is        , 2023

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

The information included or incorporated by reference into this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. These forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “aim,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Actual results may differ materially from those expressed or implied in such forward-looking statements as a result of various factors. We do not undertake, and we disclaim, any obligation to update any forward-looking statements or to announce any revisions to any of the forward-looking statements, except as required by law. Certain factors that could cause results to be materially different from those projected in the forward-looking statements include, but are not limited to, statements about:

●	our ability to maintain compliance with the continued listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”);
●	our history of accumulated deficits, recurring losses and negative cash flows from operating activities;
●	we may be unable to achieve or sustain profitability or remain a going concern;
●	the impact of the amount and terms of our new Series C Convertible Preferred Stock (as defined below) and Series D Convertible Preferred Stock (as defined below), as described in this prospectus on our financial condition and the market prices of our securities;
●	litigation or legal proceedings involving the Company;
●	any statements of the plans, strategies and objectives of management for future operations;
●	any statements concerning proposed new products, services or developments;
●	any statements regarding future economic conditions or performance;
●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
●	our estimates regarding the sufficiency of our cash resources and our need for additional funding; and
●	our intended use of the net proceeds from the offering of shares of common stock, common warrants and pre-funded warrants to purchase shares of common stock under this prospectus.

We urge you to consider these factors before investing in our securities. The forward-looking statements included in this prospectus and any other offering material, are made only as of the date of the prospectus or any other offering material. For more detail on these and other risks, please see “Risk Factors” in this prospectus, our Annual Report on Form 10-K for our fiscal year ended June 30, 2022 filed with the Securities and Exchange Commission, or SEC, on October 13, 2022, and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2022, December 31, 2022 and March 31, 2023 filed with the SEC on November 14, 2022, February 21, 2023 and May 22, 2023, respectively.

IMPORTANT EXPLANATORY NOTE

As disclosed in more detail in this prospectus, effective February 22, 2023, we completed a one-for-one-hundred (1-for-100) reverse stock split of our issued and outstanding shares of common stock without a corresponding reduction in the total number of authorized shares of our common stock (the “Reverse Stock Split”). All references to shares of our common stock in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

As used in this prospectus, the terms “we,” “us,” the “Company,” “EEG,” “Esports” and “Esports Entertainment Group” mean Esports Entertainment Group, Inc.

S-1

PROSPECTUS SUMMARY

The following information is only a summary of more detailed information included elsewhere in this prospectus and should be read together with the information contained in other parts of this prospectus and adjoining materials, including our financial statements. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. Before making a decision to invest in our securities, you should read carefully all of the information contained in this prospectus, including the information set forth under the caption “Risk Factors.”

About Esports Entertainment Group, Inc.

Overview

Esports is a skill-based, competitive, and organized form of video gaming by professional players, playing individually or as teams. Esports typically takes the form of organized, multiplayer video games that include genres such as real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv and youtube.com. The Company is developing a wagering platform where players and fans alike may engage in peer-to-peer skill-based betting, and gamers can bet on their ability to beat other gamers in a betting exchange environment and fans and spectators have the ability to bet on their favorite gamers to win real cash and prizes.

Corporate History

Esports Entertainment Group, Inc. was formed in the state of Nevada on July 22, 2008 under the name Virtual Closet, Inc., before changing its name to DK Sinopharma, Inc. on June 6, 2010 and then to, VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc. The Company is a diversified operator of iGaming, traditional sports betting and esports businesses with a global footprint. The Company’s strategy is to build and acquire iGaming and traditional sports betting platforms and use them to grow the esports business whereby customers have access to game centers, online tournaments and player-versus-player wagering. On July 31, 2020, the Company commenced revenue generating operations with the acquisition of LHE Enterprises Limited, a holding company for Argyll Entertainment (“Argyll”), an online sportsbook and casino operator. On January 21, 2021, the Company completed its acquisition of Phoenix Games Network Limited, the holding company for the Esports Gaming League (“EGL”), and provider of event management and team services, including live and online events and tournaments. On March 1, 2021, the Company completed the acquisition of the operating assets and specified liabilities that comprise the online gaming operations of Lucky Dino Gaming Limited, a company registered in Malta, and Hiidenkivi Estonia OU, its wholly owned subsidiary registered in Estonia (collectively referred to as “Lucky Dino”). On June 1, 2021, the Company acquired ggCircuit, LLC (“GGC”) and Helix Holdings, LLC (“Helix”). GGC is a business-to-business software company that provides cloud-based management for gaming centers, a tournament platform and integrated wallet and point-of-sale solutions. Helix owned and operated esports centers. On July 13, 2021, the Company acquired Bethard Group Limited’s business-to-consumer operations that included the online casino and sports book business operating under the brand of Bethard (“Bethard”). Bethard’s operations provided sportsbook, casino, live casino and fantasy sport betting services.

The Company has recently completed a series of independent transactions to streamline its operations to reduce operating losses and to increase its focus on core businesses. The Company closed its Argyll operations on December 8, 2022 by surrendering of its UK license and deconsolidated its Argyll operating entities during March and June 2023, and sold Bethard on February 24, 2023. The Company also disposed of Helix on June 10, 2022 and exited the EGL business as of June 30, 2023. Subsequent to these transactions, the core businesses of the Company include Lucky Dino of the EEG iGaming division, and GGC of the EEG Games division.

S-2

Our Business

EEG is an esports-focused iGaming and entertainment company with a global footprint. EEG’s strategy is to build and acquire betting and related platforms, and lever them into the rapidly growing esports vertical. We operate the business in two verticals, EEG iGaming and EEG Games.

EEG iGaming:

EEG iGaming includes the esports betting platform with full casino and other functionality and services for iGaming customers. iDefix, proprietary technology acquired in connection with the acquisition of Lucky Dino, is a Maltese Gaming Authority (“MGA”) licensed iGaming platform with payments, payment automation manager, bonusing, loyalty, compliance and casino integrations that services all Lucky Dino sites.

EEG’s goal is to be a leader in the large and rapidly growing sector of esports real-money wagering, offering fans the ability to wager on approved esports events in a licensed and secure environment. Starting in February 2021, under the terms of our MGA license, we are now able to accept wagers from residents of over 180 jurisdictions including countries within the European Union, New Zealand and Latin America, on our platform.

Alongside the esports focused platform, EEG owns and operates Lucky Dino, which is licensed by the MGA to offer five online casinos under its seven different brands on its in-house built iDefix casino-platform.

We currently hold one Tier-1 gambling license in Malta. Our Lucky Dino operations provide a foothold in mature markets in Europe into which we believe we can cross-sell our esports offerings.

EEG Games:

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of local area network (“LAN”) center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, and (2) the creation of esports content for distribution to the betting industry. Currently, we operate our esports EEG Games business in the United States and Europe.

We believe that as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts who gamble on events, which we believe will increase the demand for our platform and services.

Competition

The online gambling and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports wagering and video game tournament segments. In both of these segments, there currently exist several major competitors. Most of EEG’s current competitors, including bet365, William Hill, Betway, Penn Entertainment, Inc. (NASDAQ:PENN), Pinnacle Sports, PointsBet Holdings Limited (OTC: PBTHF), DraftKings Inc. (NASDAQ:DKNG), Rush Street Interactive, Inc. (NYSE:RSI), Kindred Group plc, Flutter Entertainment plc, Betsson AB, Super Group (SGHC) Limited (NYSE:SGHC), 888 Holdings plc, and Entain Plc, have far greater resources than us.

However, we believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:

EEG’s Board of Directors includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance.

EEG’s officers and management, including our recently hired Chief Executive Officer, include individuals with extensive experience in the regulation of online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance, and customer service.

Unique Positioning within online gaming:

EEG was one of the first online gaming companies with an esports-first focus and a line of esports businesses; leading the effort to broaden legislation for betting on esports competitions. We are uniquely focused on connecting to customers across a broad set of retail and digital businesses to achieve greater revenue, scale, and profitability, as well as shaping esports infrastructure to facilitate omni-channel betting.

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Technology Assets:

●	EEG has acquired businesses with state-of-the-art business-to-business/business-to-consumer technologies across esports competition infrastructure, for in-person and internet-based competitions, for tournaments, esports wagering and skill-based betting.
●	GGC Proprietary Platform: GGC’s ggLeap is a cloud-based management software solution that enables Gaming Centers to run games through the stat integrated client, reward gamers for playing the games they love, and allow gamers to run their own local tournaments. GGC is currently used by over 800 LAN centers and connects with over 2 million gamers monthly. GGC has a presence on six continents, primarily in North America and Europe.
●	Lucky Dino’s online casino platform – iDefix, a modern online casino platform licensed in Malta, upon which the Lucky Dino’s online casino brands operate. iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis. The technology is built on a scalable event-driven micro-services-based architecture offering advanced automation features including anti money laundering compliance and know your customer (“KYC”) handling, responsible gambling management and monitoring, fraud and bonus abuse detection, as well as gamification, customer relationship management and bonus management.

Growth Strategy

In the future, we intend to:

●	Expand our esports services into North America, including the 45 states where skill-based gambling is legal and the numerous other states where esports gambling is permitted but has yet to be launched in a meaningful way, enhance our product offering, as well as create relationships with players that will migrate into our real-money wagering platform.

●	Expand our esports wagering platform and services into more jurisdictions, utilizing the MGA gaming license, which provides opportunity for access into over 180 countries.

Future Products and Services:

Online Esports Tournament Play

EEG intends to offer players from around the world, including the United States (unless prohibited in a state or international jurisdiction) the ability to enter and participate in online video game tournaments and win cash prizes, via our enhanced EGL tournament platform. Online esports tournament play consists of two or more people playing against each other in a game from their personal phones or computers, where such players do not necessarily have to be playing in real time. These events could be held over the course of a day, a week or even a month and the winner will be the one with the top score or the fastest time at the conclusion of the event. Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete) and (3) an outcome determined on the basis of chance. As a result, games of skill are not generally subject to the same laws and regulations as our esports event wagering service. We expect participants in our tournaments being able to enter and play against each other with prize money distributed to the last remaining competitors. We anticipate creating tournament content for sale and distribution to the betting industry while also sometimes collecting a tournament entry fee for our tournaments, as well as a percentage of total winnings that are paid to users (typically 10% of the entry fees) and thus none of their money will be at risk or otherwise dependent on the outcome. We intend to offer users a wide selection of video games of skill to be played online for real money in groups, both large and small, or major tournaments. We believe using the tournament platform to penetrate the U.S. market will allow us to grow our brand within the esports community and create valuable content for sale to the betting and gambling industry.

International Market Expansion

EEG received a gaming service license for online betting from the MGA in April 2020, and in February 2021, established a brick-and-mortar office and commenced online gaming operations in Malta. In order to effectively penetrate international markets, we translated our website into several additional languages and offer customer service and technical support in the local language of key markets.

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EEG’s Online Wagering Platform

According to Zion Market Research’s, the online gambling market represents one of the fastest growing segments of the gambling industry. Zion Market Research estimated the size of the global online gambling market in 2021 was in excess of $61.5 billion and is projected to reach $114.4 billion by 2028.

iDefix, the Company’s modern online casino platform that the Lucky Dino online casino brands operate on, is licensed in Malta. iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis.

On our esports-focused wagering platform, a player can place a bet on a team participating in any number of approved tournaments. The website also maintains a “how to play” section on the website which provides players with instructional videos on placing bets as well as other pieces of information that may be beneficial to an inexperienced player or a new user of our website. Additionally, the website includes a “frequently asked questions” section which provides customers with the ability to easily navigate general questions relating to the website, personal account information, payment processing and betting rules and procedures.

Marketing and Sales Initiatives

The Company has several sponsorship marketing agreements in place for its website.

EEG is looking to expand into new geographic territories by obtaining licenses or by working with B2C operators under a new platform licensing arrangement to operate in those territories. The need for hands-on implementation in these territories and support will require investment in additional marketing activities, offices, and other overhead.

We will also accelerate our expansion if we find complementary businesses that we are able to acquire in other markets. Marketing efforts to expand into new territories have included esports team and tournament sponsorship, affiliate marketing, social media advertising, content creation, and attendance at esports and gaming events in addition to personal contact with other industry leaders.

We plan to increase our marketing efforts and awareness of our brands through our existing suite of websites, as well as future offerings by:

●	Educating sports betting consumers and gamers to bet on esports;

●	Sponsoring professional esports teams and tournaments that have a global reach and to generate content for sale;

●	Working with sports and gaming celebrities and social media influencers who have an interest in video games and esports to generate new customers and increasing our efforts in attracting esports players and other celebrities who have an interest in video game gambling and esports;

●	Using a multichannel approach focused on acquiring and retaining customers; and

●	Utilizing multiple social media platforms to promote our wagering business including, but not limited to, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, Twitch, Discord, WhatsApp, QQ, WeChat, email and SMS messages and using online advertisements, paid search optimization, and various social media campaigns to increase our online presence and drive traffic to our website.

Further, we intend to continue to invest in optimizing the Company’s website in an effort to become the premier esports gaming and gambling website in the industry.

Recent Developments

Certain Estimated Unaudited Results for the Year Ended June 30, 2023

Based on a preliminary review of our results for the year ended June 30, 2023, set forth below are certain preliminary estimates of unaudited selected financial data for the year ended June 30, 2023. Our audited consolidated financial statements for the year June 30, 2023 are not yet available. The following information reflects our preliminary estimates based on currently available information, is not a comprehensive statement of our financial results, and is subject to change. We have provided ranges, rather than specific amounts, for the preliminary estimates of the unaudited financial data described below primarily because our financial closing procedures for the year ended June 30, 2023 are not yet complete. These estimates should not be viewed as a substitute for our full audited financial statements prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Further, our preliminary estimated results are not necessarily indicative of the results to be expected for any future period. See the sections titled “Cautionary Statements Regarding Forward-Looking Information” and “Risk Factors” in this prospectus, our filings with the SEC for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our unaudited financial data presented below and the actual audited financial data we will report for the year ended June 30, 2023. Our independent registered public accountants have not audited, reviewed, compiled or performed any procedures with respect to this financial information. Accordingly, our independent registered public accountants do not express an opinion or provide any form of assurance with respect thereto.

	Year Ended June 30, 2023 Estimated (Unaudited)
	Low	High
Net Revenue	$22,000,000	$23,000,000
Operating expenses(1)	$(62,000,000)	$(63,000,000)
Total other income (expense), net(1)	$(8,000,000)	$(9,000,000)

(1)

The amounts in the table above are preliminary, and exclude the effects, if any, resulting from the evaluation of the recoverability of the Company’s Goodwill and Intangible Assets, for the year ended June 30, 2023. Any reductions to revenue or increases in expenses may cause Total Stockholders Equity to fall below the Nasdaq minimum continued listing requirement of $2,500,000. Any failure to maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

Reverse Stock Split and New Convertible Perpetual Preferred Stock

On January 26, 2023, the Company’s shareholders approved and granted the Company’s board of directors (the “Board”) discretionary authority to select the ratio for the Reverse Stock Split ranging from one-for-twenty (1-for-20) to one-for-one-hundred (1-for-100). Prior to effecting the Reverse Stock Split, the Board selected the Reverse Stock Split ratio of one-for-one-hundred (1-for-100). On February 22, 2023, the Company completed the Reverse Stock Split. The Board approved the Reverse Stock Split with the objective of regaining compliance with Nasdaq’s $1.00 minimum bid price requirement. As a result of the Reverse Stock Split, every 100 shares of common stock issued and outstanding as of the effective date were automatically combined into one share of common stock. The Reverse Stock Split did not change the terms of the common stock. Outstanding warrants, equity-based awards and other outstanding equity rights were proportionately adjusted by dividing the shares of common stock underlying the securities by 100 and multiplying the exercise/conversion price, as the case may be, by 100. The Reverse Stock Split also applied to common stock issuable upon the conversion of the Company’s Senior Convertible Note, dated February 22, 2022 (the “Senior Convertible Note”), with the Conversion Price, as defined in the Senior Convertible Note, being subject to adjustment under the terms of the Senior Convertible Note and the Amendment (as defined below). The Company’s 10% outstanding Series A Cumulative Redeemable Convertible Preferred Stock (“10% Series A Cumulative Redeemable Convertible Preferred Stock”) was not affected by the Reverse Stock Split.

S-5

Sale of Bethard Business and Amendment and Waiver to Senior Convertible Note

On February 24, 2023, (the “Bethard Closing Date”), the Company, pursuant to a stock purchase agreement (the “Purchase Agreement”) dated February 14, 2023 with Gameday Group PLC, a Malta company (“Purchaser”), completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand (the “Bethard Business”), that is licensed in Malta and Sweden (together, the sale of Prozone Limited with the Bethard Business herein referred to as the “Sale of the Bethard Business”). The purchase consideration was determined by the Company to be $8.09 million comprised of cash received on the Bethard Closing Date of €1.65 million ($1.74 million using exchange rates in effect on the Bethard Closing Date), holdback consideration, of €0.15 million ($0.16 million using exchange rates in effect on the Bethard Closing Date) and the Company’s settlement of its contingent consideration liability of €5.87 million ($6.19 million using exchange rates in effect on the Bethard Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1.24 million ($1.31 million using exchange rates at the Bethard Closing Date). The Company recognized a loss on disposal of the Bethard Business of $8.60 million.

On February 16, 2023, the Company entered into an Amendment and Waiver Agreement (“Amendment”) with the holder of the Senior Convertible Note (the “Holder”) as a condition to the closing of the sale of the Bethard Business. The Amendment required the Company to deposit 50% of the proceeds from the Sale of the Bethard Business in a bank account in favor of the Holder. The Amendment required the Company to deposit 50% of the proceeds of any permitted future sale of assets or any subsequent debt or equity offer or sale (a “Securities Transaction”) and 100% of the proceeds of any additional indebtedness incurred in the future, into such bank account in favor of the Holder, or, at the option of the Holder, redeem amounts under the Senior Convertible Note using such proceeds. 50% of the proceeds received from the Sale of the Bethard Business, or €0.83 million ($0.87 million using exchange rates in effect on the Closing Date) was deposited into a bank account in favor of the Holder.

The Amendment also modified the Senior Convertible Note to increase the principal balance by $2.95 million, for fees of $0.45 million and converted accrued liabilities of $2.50 million. The Amendment further provided for a voluntary reduction in the Conversion Price (as defined in the Senior Convertible Note) when, among other things, the Company issues or is deemed to issue common stock in a future registered offering at a price below the Conversion Price then in effect, to the lower issuance price in such offering, subject to certain exceptions. The Amendment also provided rights to the Holder to participate in future Securities Transactions for a period of two years from the later of the date of the Amendment and the date that no payment amounts due to the Holder remain outstanding.

Senior Convertible Note and Debt for Common Equity Conversions

On February 22, 2022, the Company exchanged the existing senior convertible note (the “Old Senior Convertible Note”) with a remaining principal of $29.15 million, with the Senior Convertible Note in the aggregate principal of $35.0 million. On September 19, 2022 as part of the Company’s September 2022 Offering of shares of common stock and warrants to purchase common stock, the Company remitted to the Holder an amount of $2.78 million from the proceeds therefrom, reducing the Senior Convertible Note principal balance to $32.22 million as recorded in the unaudited condensed consolidated balance sheet as of December 31, 2022. As part of the registered direct offering of 70,650 shares of common stock and pre-funded warrants to purchase 178,500 shares of common stock that we completed with the Holder on December 22, 2022 (the “December 2022 Registered Direct Offering”), the Company paid the Holder an amount equal to $1.07 million for interest due and interest prepaid through February 28, 2023. The Company had not maintained its compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note up until the conversion on April 28, 2023 into Series C Convertible Preferred Stock (the “Series C Preferred Stock”) discussed below.

On January 27, 2023, the Company received the written consent of the Holder to lower the conversion price of the Senior Convertible Note to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of the common stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price is lowered for purposes of a conversion (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events during such measuring period) until further written notice to the holder from the Company.

From January 27, 2023 through April 28, 2023, the date of the Senior Convertible Note was converted into Series C Preferred Stock, we and the Holder of our Senior Convertible Note effected debt for equity exchanges under the Senior Convertible Note. Pursuant to the debt for equity exchanges, the Holder exchanged $19.26 million in aggregate principal amount of the Senior Convertible Note for an aggregate of 2,242,143 shares of our common stock, at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion, in accordance with Section 7(g) of the Senior Convertible Note (the “Exchanges”) and recorded a loss on extinguishment of the senior convertible note of $3.62 million.

Following the Exchanges and the impact of the Amendment, our indebtedness pursuant to the Senior Convertible Note was reduced by $16.31 million, and $15.91 million in aggregate principal amount of the Senior Convertible Note remained outstanding prior to the redemption of an additional $0.68 million discussed below.

S-6

Agreement to Exchange Senior Convertible Note to New Series C Convertible Preferred Stock

On April 19, 2023, the Company entered into an agreement with the Holder (the “Note to Preferred Stock Exchange Agreement”) to exchange the $15.23 million in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Preferred Stock as part of the Company’s approved plan of compliance with the Nasdaq Listing Rules.

As discussed above, prior to the issuance of the Series C Preferred Stock the principal balance of the Senior Convertible Note dated February 22, 2023 had been reduced from an aggregate principal amount of $35.00 million to $15.23 million in a series of transactions that included conversions of debt for equity and repayments to the Holder. As also discussed above, the Company further amended the Senior Convertible Note agreement in connection with the Sale of the Bethard Business. The Senior Convertible Note, however, was terminated upon issuance of the Series C Preferred Stock. The principal balance converted into the new Series C Preferred Stock includes the redemption of $0.68 million that was paid by the Company using funds from the Sale of the Bethard Business deposited in a bank account in favor of the Holder. On April 19, 2023, the Company paid $0.75 million to the Holder to redeem the $0.68 million of principal, as well as settle a portion of the related redemption premium of $0.05 million and accrued interest of $0.17 million. The balance due to the Holder of $0.15 million was paid on May 1, 2023.

The terms and provisions of the Series C Convertible Preferred Stock were set forth in a Series C Convertible Preferred Stock Certificate of Designations (the “Series C Certificate of Designations”), filed and effective with the Secretary of State of the State of Nevada in connection with the closing on April 28, 2023.

The exchange of the Senior Convertible Note into the Series C Preferred Stock extinguished the Senior Convertible Note and the related debt liability outstanding of $15.23 million and eliminated the related derivative liability that had a fair value of $1.96 million ($1,862 million approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note), as of March 31, 2023.

The Series C Certificate of Designations contemplates that the Series C Preferred Stock are convertible into common stock (the “Conversion Shares”) at the option of the holder of Series C Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean $2.50, subject to adjustment as provided in the Series C Certificate of Designations. “Alternate Conversion Price” shall mean with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the common stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock during such Alternate Conversion Measuring Period. “Floor Price” shall mean $0.44.

The Company shall not be allowed to effect the conversion of any of the Series C Preferred Stock held by the holder of Series C Preferred Stock, and such holder of Series C Preferred Stock shall not have the right to convert any of the Series C Preferred Stock held by such holder of Series C Preferred Stock pursuant to the terms and conditions of the Series C Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series C Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Dividends on the Series C Preferred Stock accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and shall be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event, as defined in the Series C Certificate of Designations).

S-7

From May 8, 2023 through July 31, 2023, the Holder converted $2.0 million in Series C Preferred Stock for 2,900,936 shares of our common stock at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the ten (10) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion.

Following the conversions, the balance of Series C Preferred Stock was reduced by $2.0 million and increased by $0.2 million for dividends to approximately $13.4 million as of July 31, 2023.

Securities Purchase Agreement and Series D Preferred Stock

On April 30, 2023, the Company entered into and on May 22, 2023 subsequently closed a Securities Purchase Agreement with the Holder. The Securities Purchase Agreement contemplates a direct offering to the Investor of (i) 4,300 shares of new Series D Convertible Preferred Stock (the “Series D Preferred Stock”), $0.001 par value per share, for a price of $1,000 per share, (ii) common warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share (the “Common Warrants”), and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share (the “Preferred Warrants”), for a total gross proceeds to the Company of $4.3 million before deducting underwriting discounts and commissions.

The terms and provisions of the Series D Preferred Stock were set forth in a Series D Convertible Preferred Stock Certificate of Designations (the “Series D Certificate of Designations”), filed and effective with the Secretary of State of the State of Nevada in connection with the closing on May 22, 2023.

The Series D Certificate of Designations contemplates that the Series D Preferred Stock will be convertible into common stock (the “Conversion Shares”) at the option of the holder of Series D Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series D Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series D Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series D Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series D Certificate of Designations. “Conversion Price” shall mean $3.00. “Alternate Conversion Price” shall mean 90% of the lowest VWAP (as defined in the Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. “Floor Price” shall mean $0.39. Issuances of shares of common stock upon conversion of the Series D Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market. Under the terms of the Securities Purchase Agreement, the Company is obligated to use its reasonable best efforts to obtain such stockholder approval by August 15, 2023, which will not be achievable.

The Company shall not be allowed to effect the conversion of any of the Series D Preferred Stock held by the holder of Series D Preferred Stock, and such holder of Series C Preferred Stock shall not have the right to convert any of the Series D Preferred Stock held by such holder of Series D Preferred Stock pursuant to the terms and conditions of the Series D Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series D Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) between the Holder and the Company, the Company granted certain registration rights to the Investor. The Registration Rights Agreement requires the Company to file a registration statement covering the resale of the shares of common stock underlying the shares of Series D Preferred Stock to be issued in the offering and the shares of common stock issued upon exercise of the Common Warrants. The Registration Rights Agreement also covers the shares of common stock issuable on conversion of any shares of Series D Preferred Stock issued upon exercise of the Preferred Warrants. Under the Registration Rights Agreement, such amount to be registered shall equal 200% of all such shares plus the shares that could be issued upon conversion of the dividends accruing on the Series D Preferred Stock through the second anniversary of the closing of the offering of Series D Preferred Stock, assuming a conversion price equal to the Floor Price. The Company was to have filed the registration statement within 60 days from the closing of the transactions contemplated by the Securities Purchase Agreement, or July 21, 2023, and cause the registration statement to be declared effective within 120 days after the closing of the transactions contemplated by the Securities Purchase Agreement. As a result of the Company’s delay in filing such registration statement, the Company is obligated under the Registration Rights Agreement to pay the holder of the registrable securities an amount in cash equal to 0.5% of the Investor’s purchase price in the Series D Preferred Stock offering for the filing failure and also on every thirty-day anniversary of such filing failure, if any, until cured. The Registration Rights Agreement contains mutual customary indemnification provisions among the parties and requires the Company to make certain cash payments in the event the Company fails to file and/or maintain the effectiveness of a required registration statement.

Dividends on the Series D Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and shall be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event).

Under Section 4(e)(iii) of the Series C Certificate of Designations and Series D Certificate of Designations, in the event that the Alternate Conversion Price (as defined above and herein) falls below the Floor Price (as defined above and herein) at the time of a conversion using the Alternate Conversion Price, the accrued and unpaid dividends on the outstanding shares of preferred stock shall automatically increase, pro rata, by the applicable Alternate Conversion Floor Amount (as defined in the Series C Certificate of Designations and Series D Certificate of Designations) or, at the Company’s option, the Company shall deliver the applicable Alternate Conversion Floor Amount to the holder on the applicable date of conversion. As of the date hereof, we have been obligated and are obligated, to increase such dividends by, or deliver, at the Company’s option, $74,819 to the holder of the Series C Preferred Stock. No amounts are due under the Series D Preferred Stock.

Other Sales and Restructurings in the iGaming business

We have initiated a process to evaluate the strategic options for the iGaming business, including exploring the sale of iGaming assets due to increasing regulatory burdens and competition. Our new Chief Executive Officer was tasked with assessing the value of the iGaming assets and determining next steps. The Company has taken the following actions:

S-8

Sale of Spanish iGaming Operations

On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license. The Company received approximately $1.2 million in proceeds and $1.0 million in cash from the return of a deposit held with the Spanish regulator. Sixty-five percent (65%) of the proceeds and cash received were remitted to the Holder as required. The Company recognized a gain on disposal of the Spanish iGaming operations of $1.11 million.

Closure of Argyll and vie.gg

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UK Gambling Commission (the “UKGC”) on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3.29 million.

On October 28, 2022, the Company determined that it would close down its vie.gg New Jersey operations and exit its transactional waiver from the New Jersey Division of Gaming Enforcement. The exit of the transactional waiver is complete and this did not have a material adverse effect on our results of operations.

Exit of EGL business

On June 30, 2023, the Company sold its EGL business, a provider of online tournaments (through the EGL tournament platform) to a member of the EGL management team for $0.25 million. The exit of EGL is not expected to have a material adverse effect on our results of operations.

Leadership changes

Appointment of Alex Igelman as Chief Executive Officer

On December 22, 2022, the Board appointed Alex Igelman as Chief Executive Officer, effective January 3, 2023.

Appointment of Michael Villani as Interim Chief Financial Officer

Effective January 6, 2023, the Company announced the appointment of Michael Villani as the Interim Chief Financial Officer, in addition to his current role as the Financial Controller. Mr. Villani serves as the Company’s Principal Financial Officer.

Departure of John Brackens as Chief Technology Officer/Chief Information Officer

On May 14, 2023, John Brackens, the Chief Technology Officer/Chief Information Officer, departed from the Company.

Appointment of Damian Mathews as Chief Operating Officer

Effective May 29, 2023, the Board appointed Damian Mathews, a current member of the Board, to serve as the Company’s Chief Operating Officer.

Appointment of Robert Soper to the Board of Directors

Effective June 6, 2023, the Board appointed Mr. Robert Soper as a member of the Board.

S-9

Compliance with Nasdaq Listing Requirements

On April 11, 2022, the Company received a deficiency notification letter from the Listing Qualifications Staff of Nasdaq (the “Staff”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous thirty consecutive business days (the “Bid Price Rule”).

On June 7, 2022, the Company received a further letter from Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35.0 million required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”).

On October 11, 2022, the Company received a third letter from Nasdaq notifying the Company that the Company’s common stock will be delisted, and the Company’s common stock warrants traded under the symbols GMBLW and GMBLZ and the Company’s 10% Series A Cumulative Redeemable Convertible Preferred Stock traded under symbol GMBLP will no longer qualify for listing, and in that regard trading of the Company’s common stock, common stock warrants and 10% Series A Cumulative Redeemable Convertible Preferred Stock will be suspended. The Company requested an appeal with the Nasdaq Hearings Panel (the “Panel”) and the hearing was held on November 17, 2022.

On November 30, 2022, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on the Capital Market tier of Nasdaq, subject to the Company evidencing compliance with the Bid Price Rule, and the minimum of $2.5 million stockholders’ equity requirement (the “Equity Rule”), as set forth in Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1), respectively, on or before February 7, 2023 (which, as described below, was subsequently extended on February 8, 2023) and March 31, 2023, respectively, and adhering to certain other conditions and requirements described below.

On December 6, 2022, the Company received a fourth letter from Nasdaq notifying the Company that it has not regained compliance with the MVLS Rule. This was addressed in the November 17, 2022, hearing before the Panel where the Company presented on its plan to comply with the MVLS Rule or alternative criteria and was granted continued listing subject to the criteria noted above.

S-10

On February 8, 2023, we received notice from the Panel updating its remaining conditions as follows:

1.	On February 20, 2023, the Company shall provide a written update to the Panel regarding the progress of its debt-to-equity conversion plan and its impact on the Company’s equity;
2.	On March 7, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and
3.	On March 31, 2023, the Company shall demonstrate compliance with the Equity Rule.

The Company provided an update on its progress to the Panel on February 20, 2023 and on March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Bid Price Rule.

On March 30, 2023, the Company submitted a written submission requesting an extension on the requirement to demonstrate compliance with the Equity Rule and on April 6, 2023, the Panel granted an extension through April 30, 2023.

On May 1, 2023, the Company announced it met the minimum Equity Rule.

On June 13, 2023, the Company received a notice from the Panel providing that the Company demonstrated compliance with the requirements for continued listing on The Nasdaq Capital Market, including the Equity Rule, as outlined in Listing Rule 5550(b)(1).

The Company remains subject to a “Panel Monitor,” as defined by Nasdaq Listing Rule 5815(d)(4)(A), through June 13, 2024. In the event the Company fails to satisfy a continued listing requirement during the Panel Monitor, the Company will not be provided with the opportunity to present a compliance plan to the Staff and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3), which process might otherwise be available under the Nasdaq Listing Rules, but would instead have an opportunity to request a new hearing with the Panel. The Company’s securities may be at that time delisted from Nasdaq.

Any failure to maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

Regulatory Developments

We operate in both emerging and well-established competitive markets. We expect that our future growth will come from online gaming and sports betting via expansions of gaming in existing jurisdictions; entrance into new jurisdictions, and improvements and expansions of our existing properties and strategic acquisitions of gaming properties, expanded software sales to more screens in game centers including in universities, entertainment centers and casinos, as well as increased esports adoption and events, particularly in North America. We continue to adjust operations and cost structures to reflect the changing economic conditions. We also continue to focus on revenue and cost synergies from our acquisitions, and offering our customers additional gaming experiences through our affiliates. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including game centers; riverboat casinos; dockside casinos; land-based casinos; video lottery; iGaming; online and retail sports betting; sports media companies; gaming at taverns; gaming at truck stop establishments; sweepstakes and poker machines not located in casinos; the potential for increased fantasy sports; significant growth of Native American gaming tribes, historic racing or state-sponsored i-lottery products in or adjacent to states we operate in; and other forms of gaming.

United Kingdom

Since the acquisition of the Argyll UK EEG iGaming business on July 31, 2020, the Company has responded to periodic requests for information from the UKGC in relation to information required to maintain its UK license following the change of corporate control. There have been no adverse judgments imposed by the UKGC against the Company. In recent months, the Company reduced its spending on marketing and was focused on retaining existing customers and reactivating past customers. On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3.29 million.

S-11

Netherlands

A new licensing regime was implemented in the Netherlands for online gaming operators, with applications being accepted from April 1, 2021. EEG did not apply for a license after assessing the criteria for applying. The first licenses took effect on October 1, 2021. In a surprise to the market, the Dutch Minister for Legal Protection issued guidance warning that even those operators that were not targeting the Dutch market but were passively accepting Dutch customers would be punished, with authorities given the power to issue increased fines. Prior to this guidance, operators had understood that passive acceptance of bets was permissible. The vast majority of unlicensed operators (including EEG’s brands) promptly withdrew from the Dutch market completely on October 1, 2021, closing all active Dutch customer accounts. The sudden and earlier than anticipated withdrawal from the Dutch market had a negative impact on the unlicensed operators in the region. The sole period in which the Company had revenues from its EEG iGaming operations in the Netherlands was in the fiscal quarter ended September 30, 2021.

Finland

On January 1, 2022, amendments to the Finnish Lotteries Act came into effect, further restricting marketing opportunities and enhancing the enforcement powers of the Finnish regulator. Prior to these amendments coming into effect, in the fiscal quarter ended December 31, 2021, the Company had received communications from the Finnish regulator requesting clarification on its marketing and gaming practices related to its Finnish EEG iGaming operations. The Company responded to the initial communication in the third quarter of fiscal year 2022 and received a second request for further clarification. On November 28, 2022, the Company provided its response, further addressing its business and marketing operations in Finland.

Further powers allowing the Finnish regulator to require blocking by payment service providers of overseas operators who are targeting their marketing activities towards Finnish customers are also due to come into effect in 2023. Operations in Finland run under the MGA license on the Lucky Dino in-house built iDefix casino-platform.

On January 5, 2023, the Company received a communication that the Finnish regulator was satisfied with the Company’s response and no adverse judgments were imposed by the Finnish regulator against the Company.

Corporate Information

Our principal executive office address is Block 6, Triq Paceville, St. Julians, Malta, STJ 3109. Our telephone number is +356 2713-1276. Our website is www.esportsentertainmentgroup.com. The information contained in our website is not a part of this prospectus.

Summary Risk Factors

Investing in our securities involves a high degree of risk. These risks include, but are not limited to, the following:

●	Because there is substantial doubt about our ability to continue as a going concern for a reasonable period of time, an investment in our common stock is highly speculative; holders of our common stock could suffer a total loss of their investment.
●	If we fail to maintain compliance with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.
●	We implemented the Reverse Stock Split on February 22, 2023; the liquidity of our common stock may be adversely effected.
●	If we implement a second reverse stock split, the liquidity of our common stock may be adversely effected.
●	The Series C Convertible Preferred Stock and Series D Convertible Preferred Stock will continue to subordinate the rights of the holders of shares of our common stock and their terms have obligated us, and may continue to obligate us, to increase the value of such preferred stock due to forces that may be within, or outside of, our control.
●	The trading price of our common stock has been, and will likely continue to be, volatile and you could lose all or part of your investment.
●	The exercise of our outstanding options and warrants will result in significant dilution to our stockholders.
●	This is a best efforts offering, no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.
●	We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
●	Competition within the global interactive entertainment and gaming industries is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.
●	Since we have a limited operating history and limited history of revenue producing operations, it may be difficult for potential investors to evaluate our business.
●	We have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or remain a going concern.
●	Our quarterly results can fluctuate and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.
●	We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
●	We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.
●	Our business is particularly vulnerable to additional or increased taxes and fees.
●	Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, including within the United States, and legalization may not occur in as many states or countries as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

S-12

●	Our business is subject to online security risk, including security breaches, denial of service or ransomware attacks, and loss or misuse of our stored information as a result of such a breach, including customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.
●	Risks related to our reliance on third party technology, platforms and software (“third-party software”), and any failures, errors, defects or disruptions in such third-party software could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects.
●	The success, including win or hold rates, of existing or future online betting and casino gaming products depends on a variety of factors and is not completely controlled by us.
●	Future cash flow fluctuations may affect our ability to fund our working capital requirements or achieve our business objectives in a timely manner.
●	Failure to attract, retain and motivate key employees may adversely affect our ability to compete and the loss of the services of key personnel could have a material adverse effect on the business.
●	Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
●	Failure to remediate our material weaknesses or maintain adequate financial, information technology and management processes and controls could lead to errors in our financial reporting, which could adversely affect our business.
●	Litigation costs and the outcome of litigation could have a material adverse effect on our business.
●	While we work to integrate the iGaming businesses and operations together and leverage with the esports business and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.
●	The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect our results.
●	We are subject to foreign exchange and currency risks that could adversely affect our operations, and our ability to mitigate our foreign exchange risk through hedging transactions may be limited.
●	The gaming industry is heavily regulated and failure by us to comply with applicable requirements could be disruptive to our business and could adversely affect our operations.
●	We are subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect our operations, reputation, business, prospects, operating results and financial condition.
●	We are subject to regulation affecting internet gaming which varies from one jurisdiction to another and future legislative and court proceedings pertaining to internet gaming may have a material impact on our operations and financial results.
●	Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for our products and services.
●	Legislative and regulatory changes could negatively affect our business and the business of our customers.
●	Compromises of our systems or unauthorized access to confidential information or EEG’s customers’ personal information could materially harm our reputation and business.
●	Systems, network or telecommunications failures or cyber-attacks may disrupt our business and have an adverse effect on our results of operations.
●	Malfunctions of third-party communications infrastructure, hardware and software expose us to a variety of risks that we cannot control.
●	Efforts to remediate our material weaknesses and comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.
●	We are a smaller reporting company and a non-accelerated filer and the reduced disclosure requirements available to us may make our common stock less attractive to investors.
●	Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

The summary risk factors described above should be read together with the text of the full risk factors below and in the other information set forth in this prospectus, including our consolidated financial statements and the related notes, as well as in other documents that we file with the SEC. If any such risks and uncertainties occur, our business, prospects, financial condition and results of operations could be materially and adversely affected. The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial may also materially adversely affect our business, prospects, financial condition and results of operations.

In addition, our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended June 30, 2022 and 2021.

S-13

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. See “Description of the Securities that we are Offering” and “Plan of Distribution.”

Issuer	Esports Entertainment Group, Inc.

Securities Being Offered; Assumed Offering Price

We are offering on a best efforts basis: (a) 22,371,364 shares of common stock at a price per share of $0.447 (assuming a public offering price of our common stock as reported by the Nasdaq Capital Market on July 28, 2023, which was $0.447); and (b) warrants to purchase up to 22,371,364 shares of common stock, at an exercise price of $0.447 (assuming a public offering price of our common stock as reported by the Nasdaq Capital Market on July 28, 2023, which was $0.447) per share. Common warrants are exercisable upon issuance and expire five years from the date they first became exercisable. The common warrants will be issued in registered form under a warrant agency agreement between VStock Transfer LLC, as warrant agent, and us. This prospectus also includes the offering of the shares of common stock issuable upon exercise of the common warrants. For more information regarding the common warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus.

We are also offering to each purchaser that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase securities consisting of one pre-funded warrant (in lieu of one share of common stock) and one common warrant. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant will be exercisable for one share of common stock. The purchase price of each pre-funded warrant and common warrant will be equal to the price of each share of common stock and common warrant, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share. The pre-funded warrants will be immediately exercisable upon the date of issuance (subject to the beneficial ownership cap) and may be exercised at any time in perpetuity until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell (without regard to any limitation on exercise set forth therein), the number of shares of common stock we are offering will be decreased on a one-for-one basis. The common stock and pre-funded warrants, if any, can each be purchased in this offering only with the accompanying common warrant. This prospectus also includes the offering of the shares of common stock issuable upon exercise of the pre-funded warrants. For more information regarding the pre-funded warrants, you should carefully read the section titled “Description of Securities We Are Offering” in this prospectus.

Exchange Listing and Trading

Our common stock trades on Nasdaq under the symbol “GMBL.” On July 28, 2023, the last reported sale price of our common stock was $0.447 per share.

We currently have two classes of Common Stock Purchase Warrants that trade on Nasdaq under the symbols “GMBLW” and “GMBLZ.”

Our Common Stock Purchase Warrants that have an exercise price of $425.00 per share and expire in April 2025 trade under the symbol GMBLW. On July 28, 2023, the last reported sale price of our GMBLW warrants was $0.0349 per warrant.

Our Common Stock Purchase Warrants that have an exercise price of $100.00 per share and expire in March 2027 trade under the symbol GMBLZ. On July 28, 2023, the last reported sale price of our GMBLZ warrants was $0.0045 per warrant.

There is no established public trading market for the pre-funded warrants or common warrants in this offering, and we do not expect a market to develop. Without an active trading market, the liquidity of the pre-funded warrants and common warrants from this offering will be limited. In addition, we do not intend to list the pre-funded warrants or the common warrants from this offering on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

Number of Shares of Common Stock Outstanding Before the Offering	6,274,630 shares of common stock (1).

Number of Shares of Common Stock Outstanding After the Offering	28,645,994 shares of common stock (assuming we sell only shares of common stock and no pre-funded warrants, and none of the common warrants issued in this offering are exercised).

Use of Proceeds

We estimate that the net proceeds from the issuance and sale of shares of common stock and common warrants in this offering will be approximately $8,870,000, after deducting the estimated offering expenses payable by us and assuming no exercise of any common warrants and no sales of pre-funded warrants, if the Holder’s Redemption Amounts (as defined below) are waived. The Holder of the Series C Preferred Stock and Series D Preferred Stock has the option to require the Company to use up to 50% of the gross proceeds to redeem the Series C Preferred Stock and 50% of the gross proceeds to redeem the Series D Preferred Stock (together the “Holder’s Redemption Amounts”), and, as a result would use up all remaining proceeds unless waived by the Holder. We will not proceed with this offering unless the Holder’s Redemption Amounts are fully or partially waived and we intend to use any remaining net proceeds of this offering for working capital and general corporate purposes to support ongoing business operations. If the Holder’s Redemption Amounts are not waived, the Company would be required to pay $430,000 out of cash on hand to the Holder as the net proceeds after estimated offering expenses would not cover the amounts that would be owed (based upon an assumed public offering price of $0.447 per share and common warrant, the last reported sale price of common stock on the Nasdaq Capital Market on July 28, 2023). Because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We will have broad discretion in the use of any remaining net proceeds upon payment of offering expenses and any of the Holder’s Redemption Amounts required to be paid to the Holder. See “Use of Proceeds” and “Capitalization.”

Reasonable Best Efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution.”

Risk Factors	In analyzing an investment in our common stock, you should carefully consider the information set forth under “Risk Factors” beginning on page S-14 of this prospectus, as well as the other information included in this prospectus.

(1)	Except as otherwise noted, all information in this prospectus reflects and assumes: (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The foregoing excludes the following:

●

The number of shares of common stock potentially issuable upon a conversion of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock at a conversion rate equal to, at the holder’s option, either (i) the Conversion Price; or (ii) the Alternate Conversion Price, subject to the Floor Price. The Conversion Price for Series C Preferred Stock and the Series D Preferred Stock is $2.50 and $3.00, respectively. The Alternate Conversion Price for the Series C Preferred Stock and the Series D Preferred Stock shall be calculated as 90% of the lowest VWAP (as defined in the series C and Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. The Floor Price for the Series C Preferred Stock and Series D Preferred Stock is $0.44 and $0.39. Issuances of shares of common stock upon conversion of the Series D Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market;

●	32,324 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $149.52 as of March 31, 2023;
●	835,950 shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock that are each convertible into one share of common stock at a conversion price of $17.50 per common share as of March 31, 2023;
●	562,006 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $180.73 as of March 31, 2023; and
●	14,695 shares reserved for future issuances under our equity compensation plan or other issuances to employees as of March 31, 2023.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest, you should read and carefully consider the following factors, as well as other information contained in this prospectus. The occurrence of any of the following risks could harm our business, financial condition or results of operations. In that case, the market price of our securities could decline, and you may lose all or part of your investment in our securities. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our financial statements and related notes, before making an investment decision. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to Owning our Common Stock

Because there is substantial doubt about our ability to continue as a going concern for a reasonable period of time, an investment in our common stock is highly speculative; holders of our common stock could suffer a total loss of their investment.

Without additional financing, our cash will be depleted in the near term. In addition to the risks related to the Series C Preferred Stock and Series D Preferred Stock, we have an accumulated deficit of $180,635,674 as of March 31, 2023 and have a history of recurring losses from operations and recurring negative cash flows from operations. We also considered our current liquidity as well as future market and economic conditions that may be deemed outside of our control as it relates to obtaining financing and generating future profits. We believe that our current level of cash and cash equivalents are not sufficient to fund our operations and obligations without additional financing. Our ability to raise financing is subject to several factors, including market and economic conditions, performance, and investor sentiment as it relates to us and the esports and iGaming industry. The combination of these conditions was determined to raise substantial doubt regarding our ability to continue as a going concern. Furthermore, we may seek alternative sources of equity or debt financing, delay capital expenditures or evaluate potential asset sales, and potentially could seek relief under the applicable bankruptcy or insolvency laws. In the event of a bankruptcy proceeding or insolvency, or restructuring of our capital structure, holders of our common stock could suffer a total loss of their investment.

S-14

If we fail to maintain compliance with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

On April 11, 2022, the Company received a deficiency notification letter from the Listing Qualifications Staff of Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous thirty consecutive business days (the “Bid Price Rule”).

On June 7, 2022, the Company received a further letter from Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35,000,000 required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2).

On October 11, 2022, we received a third letter from Nasdaq notifying us that our common stock will be delisted, and our common stock warrants traded under the symbols GMBLW and GMBLZ and our 10% Series A Cumulative Redeemable Convertible Preferred Stock traded under symbol GMBLP will no longer qualify for listing, and in that regard trading of our common stock, common stock warrants and 10% Series A Cumulative Redeemable Convertible Preferred Stock will be suspended. We requested an appeal with the Nasdaq Hearings Panel (the “Panel”) and the hearing was held on November 17, 2022.

On November 30, 2022, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on the Capital Market tier of Nasdaq, subject to the Company evidencing compliance with the Bid Price Rule, and the minimum of $2,500,000 stockholders’ equity requirement (the “Equity Rule”), as set forth in Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1), respectively, on or before February 7, 2023 (which, as described below, was subsequently extended on February 8, 2023) and March 31, 2023, respectively, and adhering to certain other conditions and requirements described below.

On December 6, 2022, the Company received a fourth letter from Nasdaq notifying the Company that it has not regained compliance with the MVLS Rule. This was addressed in the November 17, 2022, hearing before the Panel where the Company presented on its plan to comply with the MVLS Rule or alternative criteria and was granted continued listing subject to the criteria noted above.

On February 8, 2023, we received notice from the Panel updating its remaining conditions as follows:

1.	On February 20, 2023, the Company shall provide a written update to the Panel regarding the progress of its debt-to-equity conversion plan and its impact on the Company’s equity;
2.	On March 7, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and
3.	On March 31, 2023, the Company shall demonstrate compliance with the Equity Rule.

The Company provided an update on its progress to the Panel on February 20, 2023 and on March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Bid Price Rule.

On March 30, 2023, the Company submitted a written submission requesting an extension on the requirement to demonstrate compliance with the Equity Rule and on April 6, 2023, the Panel granted an extension through April 30, 2023.

On May 1, 2023, the Company announced it met the minimum Equity Rule.

On June 13, 2023, the Company received a notice from the Panel providing that the Company demonstrated compliance with the requirements for continued listing on The Nasdaq Capital Market, including the Equity Rule, as outlined in Listing Rule 5550(b)(1).

The Company remains subject to a “Panel Monitor,” as defined by Nasdaq Listing Rule 5815(d)(4)(A), through June 13, 2024. In the event the Company fails to satisfy a continued listing requirement during the Panel Monitor, the Company will not be provided with the opportunity to present a compliance plan to the Staff and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3), which process might otherwise be available under the Nasdaq Listing Rules, but would instead have an opportunity to request a new hearing with the Panel. The Company’s securities may be at that time delisted from Nasdaq.

Any failure to maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

S-15

If our common stock is delisted from Nasdaq and is traded over-the-counter, your ability to trade and the market price of our shares of common stock may be restricted and negatively impacted.

In addition to the foregoing, if our common stock is delisted from Nasdaq and is traded on the over-the-counter market, the application of the “penny stock” rules could adversely affect the market price of our common stock and increase the transaction costs to sell those shares. The SEC has adopted regulations which generally define a “penny stock” as any equity security not listed on a national securities exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions. If our common stock is delisted from Nasdaq and is traded on the over-the-counter market at a price of less than $5.00 per share, our common stock would be considered a penny stock. Unless otherwise exempted, the SEC’s penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stock and the risks in the penny stock market, the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. Further, prior to a transaction in a penny stock, the penny stock rules require the broker-dealer to provide a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s agreement to the transaction. If applicable in the future, the penny stock rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock is no longer a penny stock.

We implemented the Reverse Stock Split on February 22, 2023; the liquidity of our common stock may be adversely effected.

We effected the Reverse Stock Split of our outstanding common stock. The liquidity of the shares of our common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares of our common stock that are outstanding following the Reverse Stock Split, particularly if the market price of our common stock does not increase from its recent decline as a result of the Reverse Stock Split. Following the Reverse Stock Split, the resulting market price of our common stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

If we implement a second reverse stock split, the liquidity of our common stock may be adversely effected.

If required to maintain compliance with Nasdaq listing rules, we will plan to effect a second reverse stock split of our outstanding common stock, with our Board having the discretion as to the exact ratio of any reverse stock split. Under Nevada law, our board of directors may take action to effect a reverse split of our common stock and a corresponding decrease to our authorized capital stock, without stockholder approval pursuant to Nevada Revised Statutes 78.207 if required to comply with the Bid Price Rule and if deemed to be in the interests of the Company. However, there can be no assurance that the market price per share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. The liquidity of the shares of our common stock may be affected adversely by any reverse stock split given the reduced number of shares of our common stock that will be outstanding following the reverse stock split, particularly if the market price of our common stock does not increase as a result of the reverse stock split. Following any reverse stock split, the resulting market price of our common stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

The Series C Convertible Preferred Stock and Series D Convertible Preferred Stock will continue to subordinate the rights of the holders of shares of our common stock and their terms have obligated us, and may continue to obligate us, to increase the value of such preferred stock due to forces that may be within, or outside of, our control.

The Series C Preferred Stock and the Series D Preferred Stock give the Holder many of the certain rights including the ability to convert at will the Series C Preferred Stock and the Series D Preferred Stock to shares of our common stock at a discount to the closing market price of our common stock, which results in dilution to the holders of shares of our common stock, and the right to payment of cash and/or shares as dividends accrued on the Series C Preferred Stock and Series D Preferred Stock, and an increase in the respective Stated Values (and accordingly, the Conversion Amounts), based on a premium, in the event of a Triggering Event (as described in the Series C Certificate of Designations and Series D Certificate of Designations). Dividends accrued or paid on the Series C Preferred Stock and Series D Preferred Stock are expected to significantly reduce or eliminate any cash that we might otherwise have available for the payment of dividends on shares of common stock in the future. In the event a Bankruptcy Triggering Event (as defined in the Series C Certificate of Designations and Series D Certificate of Designations) occurs, the Company will be required to redeem, in cash, the Series C Preferred Stock and Series D Preferred Stock at a redemption price based on a required premium, as described in the Series C Certificate of Designations and Series D Certificate of Designations.

In addition, under Section 4(e)(iii) of the Series C Certificate of Designations and Series D Certificate of Designations, in the event that the Alternate Conversion Price (as defined above and herein) falls below the Floor Price (as defined above and herein) at the time of a conversion using the Alternate Conversion Price, the accrued and unpaid dividends on the outstanding shares of preferred stock shall automatically increase, pro rata, by the applicable Alternate Conversion Floor Amount (as defined in the Series C Certificate of Designations and Series D Certificate of Designations) or, at the Company’s option, the Company shall deliver the applicable Alternate Conversion Floor Amount to the holder on the applicable date of conversion. As of the date hereof, we have been obligated and are obligated, to increase such dividends by, or deliver, at the Company’s option, $74,819 to the holder of the Series C Preferred Stock. No amounts are due under the Series D Preferred Stock.

We have provided a summary of the material terms of the Series C Preferred Stock and the Series D Preferred Stock under the heading, “Description of Capital Stock – Preferred Stock” in this prospectus.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could affect our stock price and cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. The result of these charges may thus be to negatively affect the price of our common stock causing stockholders to suffer a reduction in the value of their shares and could impact our compliance with equity requirement under the Nasdaq listing rules.

The trading price of our common stock has been, and will likely continue to be, volatile and as a result you could lose all or part of your investment due to dips in the market price cause by market fluctuations.

The trading price of our common stock has been, and will likely continue to be, volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our common stock may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	success of competitors;
●	lack of adjacent competitors;
●	our results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning us or the industries in which we operate in general;
●	our ability to market new and enhanced products and services on a timely basis;
●	commencement of, or involvement in, litigation involving us;
●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our common stock by our directors, executive officers or significant stockholder or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general, and Nasdaq in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

S-16

The exercise of our outstanding options and warrants will result in significant dilution to our stockholders.

As of March 31, 2023, we had outstanding options to purchase up to 32,324 shares of our common stock including an award of 25,000 time-based stock options with our CEO, for options to purchase a total of 32,324 shares of common stock. In addition, as of March 31, 2023, we had outstanding warrants to purchase up to approximately 562,006 shares of our common stock outstanding as of March 31, 2023. The exercise of a significant portion of our outstanding options and warrants may result in significant dilution to our stockholders.

The coverage of business or our common stock by securities or industry analysts or the absence thereof could adversely affect the price of our securities and trading volume.

The trading market for our common stock is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts, or the content and opinions included in their reports. Analysts who publish information about our securities may have had relatively little experience with our company given our history, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may also experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. Additionally, we implemented the Reverse Stock Split, without a corresponding reduction in the total number of authorized shares of common stock. The potential issuance of such additional shares of common or preferred stock or convertible debt, including upon conversions of the Series C Preferred Stock and/or Series D Preferred Stock, may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for restructurings, capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Sales of a substantial number of shares of our common stock in the public market could occur at any time, either by us or our stockholders. Actual sales of our common stock, or the perception in the market that we or holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Our outstanding shares of common stock may be freely sold in the public market at any time to the extent permitted by the Securities Act or to the extent such shares have already been registered under the Securities Act and are held by non-affiliates.

S-17

We may issue additional preferred stock in the future with terms that could dilute the voting power or reduce the value of our common stock.

Our Amended and Restated Articles of Incorporation authorizes us to issue, without stockholder approval, one or more series of preferred stock having such designation, powers, privileges, preferences, including preferences over our common stock with respect to dividends and distributions, terms of redemption and relative participation, optional, or other rights, if any, of the shares of each such series of preferred stock and any qualifications, limitations or restrictions thereof, as our Board may determine. In addition to the Series C Preferred Stock and Series D Preferred Stock that were issued to the Holder, the terms of one or more other series of preferred stock that we may issue in the future could dilute the voting power or reduce the value of our common stock. For example, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of our common stock.

Our Amended and Restated Articles of Incorporation allows for our Board to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock and warrants.

Our authorized capital includes preferred stock issuable in one or more series. Our Board has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with restructurings, possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of our company.

On November 10, 2021, we designated 1,725,000 shares of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock, with a par value of $0.001 per share and liquidation value of $11.00. On November 11, 2021, we announced that we priced an underwritten public offering of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock in the first series issuance of preferred stock, of which 835,950 shares were issued at $10 per share on November 16, 2021.

In addition, under the terms of the underwriting agreement for the public offering of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, the Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares. On December 10, 2021, there was a partial exercise to purchase 35,950 shares.

Each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock is convertible into one share of common stock at a conversion price of $17.50 per common share. Subject to earlier conversion or redemption, the 10% Series A Cumulative Redeemable Convertible Preferred Stock matures five years from issuance, or November 15, 2026, at which point we must redeem the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock in cash.

Dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock accrue daily and are cumulative from the date of issuance. The dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are payable monthly in arrears on the last day of each calendar month, when, as and if declared by our Board, at the rate of 10.0% per annum. In the event the dividends are not paid in cash, the dividends shall continue to accrue at a dividend rate of 10.0%.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is also redeemable, at the option of the Board, in whole or in part, at any time on or after January 1, 2023.

The holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock will not have any voting rights, except whenever dividends on any share of any series of preferred stock (“Applicable Preferred Stock”) have not been paid in an aggregate amount equal to four monthly dividends on the shares, the holders of the Applicable Preferred Stock will have the exclusive and special right, voting separately as a class and without regard to series, to elect at an annual meeting of stockholders or special meeting held in place of it one member of the Board, until all arrearages in dividends and dividends in full for the current monthly period have been paid.

Further, on December 20, 2022, we entered into a Subscription and Investment Representation Agreement with a member of management, the Interim CFO of the Company, who is an accredited investor (the “Purchaser”), pursuant to which we agreed to issue and sell 100 shares of Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), to the Purchaser for $10 per share in cash. The sale closed on December 21, 2022.

S-18

On December 21, 2022, we filed a Certificate of Designation with the Secretary of State of Nevada, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the shares of Preferred Stock. The Certificate of Designation provided that 100 shares of Series B Preferred Stock had 25 million votes each and was to vote together with the outstanding shares of our common stock as a single class exclusively with respect to any proposal to effect a reverse stock split of our common stock. The Series B Preferred Stock was voted, without action by the holder, on the reverse stock split proposal at our 2022 annual meeting of stockholders in the same proportion as shares of common stock were voted. The Series B Preferred Stock otherwise had no voting rights except as otherwise required by the Nevada Revised Statutes.

The Series B Preferred Stock was not convertible into, or exchangeable for, shares of any other class or series of stock or other securities. The Series B Preferred Stock had no rights with respect to any distribution of our assets, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up, whether voluntarily or involuntarily. The holder of the Series B Preferred Stock was not entitled to receive dividends of any kind.

Pursuant to the terms of the Series B Preferred Stock, the outstanding shares of Series B Preferred Stock were redeemed in whole following the effectiveness of stockholder approval of the reverse stock split proposal. On February 10, 2023, the holder of the Series B Preferred Stock received consideration of $10 per share in cash, or $1,000 in the aggregate.

Additionally, on April 28, 2023 and May 22, 2023, we filed a Certificate of Designations with the Secretary of State of Nevada, effective as of the time of filing, for the Series C Preferred Stock and the Series D Preferred Stock, respectively. These designated the rights, preferences, privileges and restrictions of the shares of Series C Preferred Stock and the Series D Preferred Stock.

The exchange of the Senior Convertible Note into the Series C Preferred Stock extinguished the Senior Convertible Note and the related debt liability outstanding of $15,230,024 into 15,230 shares of Series C Preferred Stock, $0.001 par value per share, for a price of $1,000 per share.

The Series D Preferred Stock direct offering to the holder of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for total gross proceeds to the Company of approximately $4,260,000.

The Series C Certificate of Designations and Series D Certificate of Designations are substantially the same and contemplate that both the Series C Preferred Stock and the Series D Preferred Stock will be convertible into common stock (the “Conversion Shares”) at the option of the holder at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Preferred Stock or Series D Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean $2.50 and $3.00, for the Series C Preferred Stock and for the Series D Preferred Stock, respectively, subject to adjustment as provided in the Series C Certificate of Designations and Series D Certificate of Designations. “Alternate Conversion Price” shall mean with respect to any Alternate Conversion that price which shall be, at the holder’s option, either (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the common stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock during such Alternate Conversion Measuring Period. “Floor Price” shall mean $0.44 and $0.39, for the Series C Preferred Stock and for the Series D Preferred Stock, respectively.

The Company shall not be allowed to effect the conversion of any of the Series C Preferred Stock or Series D Preferred Stock held by the holder, and such holder shall not have the right to convert any of the Series C Preferred Stock or Series D Preferred Stock held by such holder of pursuant to the terms and conditions of the Series C Certificate of Designations and the Series D Certificate of Designations to the extent that after giving effect to such conversion, such holder together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Issuances of shares of common stock upon conversion of the Series D Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock would require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market. Under the terms of the Securities Purchase Agreement for the Series D Preferred Stock offering, the Company is obligated to use its reasonable best efforts to obtain such stockholder approval by August 15, 2023, which will not be achievable.

Dividends on the Series C Preferred Stock and Series D Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of each issuance and be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption thereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event, as defined in the Series C Certificate of Designations and Series D Certificate of Designations).

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Series C and Series D Purchase Rights”), then each holder of the Series C Preferred Stock and Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Series C and Series D Purchase Rights, the aggregate Series C and Series D Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series C Preferred Stock and Series D Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series C and Series D Purchase Rights, subject to certain limitations on beneficial ownership.

The Note to Exchange Agreement and the Securities Purchase Agreement contain certain covenants and restrictions that the Company shall not file certain registration statements or issue or sell securities for a period of time after the closing, as more fully described in the Note to Exchange Agreement and Securities Purchase Agreement. These agreements contains customary representations and warranties and certain indemnification rights and obligations of the parties.

S-19

Risks Related to this Offering

This is a best efforts offering where no minimum amount of securities is required to be sold, and we do not expect to raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations, as described in “Use of Proceeds”. Additionally, we do not expect to raise the amount of capital we believe is required for our operations, and will need to raise additional funds, which may not be available on terms acceptable to us or at all, and we will continue to consider the other strategic alternatives under review in order to maximize stockholder value.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

After deducting the Placement Agent fees and estimated offering expenses payable by us, our management will have broad discretion in the application of the net proceeds from this offering. We may utilize the net proceeds of this offering in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

As of March 31, 2023, our net tangible book value (deficit) was approximately $(24,547,425), or approximately $(7.52) per share. Since the effective price per share of our common stock being offered in this offering is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $0.447 per share (assuming a public offering price based on the last sale price of our common stock of $0.447 as reported by the Nasdaq Capital Market on July 28, 2023) of common stock being sold in this offering, and our net tangible book value per share as of March 31, 2023, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.59 per share with respect to the net tangible book value of the common stock. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

You may experience future dilution as a result of future equity offerings and other issuances of our common stock or other securities. In addition, this offering and future equity offerings and other issuances of our common stock or other securities may adversely affect the price of our common stock.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock (such as warrants, convertible debt or preferred stock) at prices that may not be the same as the price per share in this offering. We may not be able to sell shares of common stock or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares of common stock or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering. In addition, we are issuing warrants to purchase shares of common stock as part of this offering. The sale of shares of common stock and warrants in this offering and any future sales of a substantial number of shares of our common stock and warrants in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock and warrants or the availability of those shares of common stock and warrants for sale will have on the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering and upon exercise of warrants may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act.

There is no public market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

The common warrants and pre-funded warrants in this offering are speculative in nature.

The common warrants and pre-funded warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price, as the case may be. In addition, following this offering, the market value of the common warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their imputed offering price. The common warrants and pre-funded warrants will not be listed or quoted for trading on any market or exchange.

Holders of the common warrants and pre-funded warrants will not have rights of holders of our common stock until such warrants are exercised.

Until holders of common warrants and pre-funded warrants acquire shares of our common stock upon exercise of the common warrants or pre-funded warrants, holders of common warrants and pre-funded warrants will have no rights with respect to the shares of our common stock underlying such securities. Upon exercise of the common warrants or pre-funded warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise.

S-20

Risks Related to Our Business

Competition within the global interactive entertainment and gaming industries is intense and our existing and potential users may be attracted to competing forms of entertainment such as television, movies and sporting events, as well as other entertainment and gaming options on the Internet. If our offerings do not continue to be popular, our business could be harmed.

There is intense competition amongst gaming solution providers. There are a number of established, well financed companies producing both land-based and online gaming and interactive entertainment products and systems that compete with our products. As some of our competitors have financial resources that are greater than ours, they may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies or otherwise develop more commercially successful products than us, which could impact our ability to win new marketing contracts and renew our existing ones. Furthermore, new competitors may enter our key market areas. If we are unable to obtain significant market presence or if we lose market share to our competitors, our results of operations and future prospects would be materially adversely affected. There are many companies with already established relationships with third parties, including gaming operators that are able to introduce directly competitive products and have the potential and resources to quickly develop competitive technologies. Our success depends on our ability to develop new products and enhance existing products at prices and on terms that are attractive to our customers.

There has also been consolidation among our competitors in the esports and gaming industry. Such consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive pricing models, gain a larger market share of customers, expand product offerings and broaden their geographic scope of operations.

The industries in which we operate are characterized by intense competition. We compete against other providers of retail or online sports betting and online or brick-and-mortar casinos, as well as against providers of online and mobile entertainment and leisure products more generally. Other companies that provide these products and services are often well-established and financed, and other companies may introduce competitive products or services. Our competitors may spend more money and time on developing and testing products and services, undertake more extensive or far-reaching marketing campaigns, adopt more aggressive pricing, bonusing or promotions or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance. New competitors, whether licensed or not, may enter the sports betting or gaming industries. If we are unable to maintain or improve our market share, or if our offerings do not continue to be popular, our business, financial condition, results of operations and prospects could be adversely affected. Competitive pressures may also adversely affect our margins. We operate in the global gaming and entertainment industry with our online casino and online sports betting and other gaming offerings. Our customers face a vast array of entertainment choices. Other forms of entertainment, such as television, movies and digital streaming and on-demand services (which continue to gain popularity), social media, sporting events and in-person casinos, are more well-established, and our customers may view them as offering greater variety, affordability, interactivity and enjoyment. We compete with these and other forms of entertainment for our customers’ discretionary time and income. If we are unable to sustain sufficient interest in our online and retail product and service offerings in comparison to other forms of entertainment, including new forms of entertainment, our business, financial condition, results of operations and prospects could be adversely affected. Our ability to grow our revenue in the future will depend, in large part, upon our ability to attract new customers to our offerings and retain and engage existing customers, as well as continued user adoption of online casino and online sports betting more generally. Growth in the online casino, sports betting and gaming industries and the level of demand for and market acceptance of our offerings will be subject to a high degree of uncertainty. We cannot provide assurance that customer adoption of our offerings will continue at their current levels or increase, as necessary, in the future, or that we will achieve growth consistent with the industry.

Since we have a limited operating history and limited history of revenue producing operations, it is difficult for potential investors to evaluate our business.

While we were incorporated under the laws of Nevada in July 2008, we did not begin to commence revenue generating operations until July 2020 with the acquisition of Argyll (which closed down its licensed remote gambling operation during December 2022 and is being wound down with Argyll Entertainment being declared bankrupt by the Swiss Court on March 27, 2023). Since that acquisition, we also acquired several businesses including FLIP, Lucky Dino, GGC, Helix (of which the Helix game center assets were sold on June 10, 2022), Bethard (which was sold on February 24, 2023) and EGL (which was sold on June 30, 2023). Prior to these acquisitions, our operations focused primarily on the design, development and testing of our wagering systems. We continue to be subject to all the risks and uncertainties inherent in a new business and sale of new products and services. As a result, we still must establish many corporate functions necessary to operate our business, including finalizing our administrative structure, continuing our product development, assessing and expanding our marketing activities, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies that are in a development stage. You should carefully consider the risks and uncertainties that a company, such as ours, with a limited operating history will face. In particular, you should consider that we cannot provide assurance that we will be able to:

●	continue to operate as a going concern
●	remain listed on Nasdaq;
●	successfully implement or execute our current business plan;
●	maintain our management team;
●	raise sufficient funds in the capital markets to effectuate our business plan;
●	attract, enter into or maintain contracts with, and retain customers; or
●	compete effectively in the extremely competitive environment in which we operate.

If we cannot successfully accomplish the foregoing objectives, our business may not succeed.

S-21

We have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or remain a going concern.

We have only recently commenced revenue producing operations during the fiscal year ended June 30, 2021 through the previously mentioned acquisitions. If we are unable to increase revenues in future periods, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2022 and 2021. As of June 30, 2022, and 2021, our accumulated deficit was $149,140,426 and $46,908,336, respectively, and as of March 31, 2023 our accumulated deficit was $180,635,674. These factors, among others, raised substantial doubt about our ability to continue as a going concern.

Our quarterly results can fluctuate and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our betting operations are subject to the seasonal variations dictated by the sporting calendar, which may have an effect on its financial performance. Customer engagement in our online casino and sports betting offerings may vary due to numerous factors, including customers satisfaction with our platform, the number and timing of sporting events, the length of professional sports seasons, our offerings and those of our competitors, our marketing efforts, climate and weather conditions, public sentiment or an economic downturn. As customer engagement varies, so may our quarterly financial performance. Traditional sports have an off-season that can cause a corresponding, temporary decrease in their respective revenues. Our ability to generate revenues is also affected by the scheduling of major events that do not occur annually.

Cancellation or curtailment of significant sporting events, for example due to adverse weather, traffic or transport disruption or civil disturbances or the outbreak of infectious diseases, or the failure of certain sporting teams to qualify for sporting events, may adversely impact our business, financial condition and results of operations for the relevant period.

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing offerings and features, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

●	the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into our business;

●	increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

●	entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

●	diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

●	the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

●	the ability to retain or hire qualified personnel required for expanded operations.

S-22

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of common stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our common stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

Risks that impact our affiliate marketing program may negatively impact us.

Because we generate website traffic through our affiliate marketing program, if participants in our affiliate marketing program see a slowdown in business or website traffic it may lead to fewer visitors on our website, which could have an adverse effect on our business.

Because a number of our directors and a substantial portion of our assets are located in jurisdictions other than the United States and Canada, you may have no effective recourse against the directors not located in the United States and Canada for misconduct and may not be able to enforce a judgment and/or civil liabilities against these directors.

Three of our directors and a substantial portion of our assets are or may be located in jurisdictions outside the U.S. As a result, a person may not be able to affect service of process within the U.S. on our directors and officers. A person also may not be able to recover against them on judgments of U.S. courts or to obtain original judgments against them in foreign courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

Our business is particularly vulnerable to additional or increased taxes and fees.

We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws or in the administration of laws affecting the gaming industry. Many states and municipalities, including ones in which we operate, are currently experiencing budgetary pressures that may make it more likely they would seek to impose additional taxes and fees on our operations. It is not possible to determine the likelihood or extent of any such future changes in tax laws or fees, or changes in the administration of such laws; however, if enacted, such changes could have a material adverse impact on our business.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, including within the United States, and legalization may not occur in as many states or countries as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of U.S. states have legalized, or are currently considering legalizing, real money gaming. Our business, financial condition, results of operations and prospects are significantly dependent upon continued and increasing legalization of real money gaming. If a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting or iGaming websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting and iGaming could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a retail operator for online gaming access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for participants like us. States also impose substantial tax rates on online sports betting and iGaming revenue, in addition to the federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate sports betting or iGaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

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Furthermore, in the online real money gaming industry, a significant “first mover” advantage exists. Our ability to compete effectively in respect of a particular style of online real money gaming in the United States may be premised on introducing a style of gaming before our competitors. Failing to do so could materially impair our ability to grow in the online real money gaming space. We may fail to accurately predict when online real money gaming will be legalized in significant jurisdictions. The legislative process in each state and at the Federal level is unique and capable of rapid, often unpredictable change. If we fail to accurately forecast when and how, if at all, online real money gaming will be legalized in additional state jurisdictions, such failure could impair our readiness to introduce online real money gaming offerings in such jurisdictions which could have a material adverse impact on our business.

Our business is subject to online security risk, including security breaches, denial of service or ransomware attacks, and loss or misuse of our stored information as a result of such a breach, including customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many states have passed laws requiring notification to customers when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with, such as vendors, may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We are also subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry. Many companies, including ours, have been the targets of such attacks. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If we experience unauthorized disclosure of the source code we currently license we could potentially lose future trade secret protection for that source code. This could make it easier for third parties to compete with our products by copying functionality which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase security risks.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor; however, such measures cannot provide absolute security.

Risks related to our reliance on third party technology, platforms and software (“third-party software”), and any failures, errors, defects or disruptions in such third-party software could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects.

We rely on third party software that is critical to the performance of our platform and offerings and to user satisfaction. Lucky Dino has various third-party casino game suppliers.

If there is any interruption to the third-party software provided by these suppliers or their products or services are not as scalable as anticipated or at all, or if there are problems in upgrading such products or services, our business could be adversely affected, and we may be unable to find adequate replacement services on a timely basis or at all and/or at a reasonable price. Additionally, third-party software may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when end users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to place their bets and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Moreover, end users are discriminating about the nature of the products offered and if our suppliers do not provide new and improved products on a regular basis, we may lose market share.

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There is a risk that if contracts with such third parties are terminated or not renewed, or not renewed on favorable terms, or if they do not get the level of support (in terms of updates and technical assistance) they require as we grow, our financial condition and performance going forward may be materially impacted. There may be circumstances in which we wish to terminate our arrangements with such suppliers due to poor performance or other reasons, but we are unable to do so. Any such circumstance may have a material adverse effect on our reputation, business, financial condition and results of operations.

We are dependent upon such software suppliers defending any challenges to their intellectual property. Any litigation that arises as a result of such change could materially impact us and, even if legal actions were successfully defended, such actions could disrupt our business in the interim, divert management’s time and result in significant cost and expense for us. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

As a condition of an ongoing license, permit or other authorization required for their business, a key supplier may determine that a condition of the ongoing use its products and services, or the continuation of the license, is that we should block customers from certain territories, which may cause business disruption and loss should we either need to switch suppliers on short notice or discontinue business in certain territories, either permanently (while such suppliers are necessary) or pending the expiry of contract notice periods and/or the sourcing of alternative suppliers.

We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on will perform adequately or will function as designed and within the requirements of our business and the law. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our offerings and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation service provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materialize, we may be subject to disciplinary action, fines and lawsuits, and our business, financial condition and results of operations could be adversely affected.

We rely on third-party payment processors to process deposits and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our users. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to our users, any of which could make our technology less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. Any introduction of legislation or regulations restricting financial transactions with online gambling operators or prohibiting the use of credit cards and other banking instruments for online gambling transactions, or any other increase in the stringency of regulation of financial transactions, whether in general or in relation to the online gambling industry in particular, may restrict our ability to accept payment from our customers or facilitate withdrawals by them. Certain governments may seek to impede the online gambling industry by introducing legislation or through enforcement measures designed to prevent customers or financial institutions based in their jurisdictions from transferring money to online gambling operations. They may seek to impose embargoes on currency use, wherever transactions are taking place. This may result in the providers of payment systems for a particular market deciding to cease providing their services for such market. This in turn would lead to an increased risk of payments due to us being misappropriated, frozen or diverted by banks and credit card companies. We may in the future offer new payment options to users that may be subject to additional regulations and risks. There may be a limited availability of alternative systems, in particular in light of recent consolidation in the financial services industry. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

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For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our products with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing technology or product offerings, substantial engineering and marketing resources and management attention may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our offerings, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.

We are required to comply with applicable anti-money laundering and countering the financing of terrorism legislation a breach of which could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive deposits and other payments from customers in the normal course of their business. The receipt of monies from customers imposes anti-money laundering and other obligations and potential liabilities on us. Compliance with all such laws and regulations creates complex regulatory obligations which involves a risk of large financial penalties (in not being fully compliant) and additional potential burdens (in being fully compliant). While we have processes in place regarding customer profiling and the identification of customers’ source of funds, such processes may fail or prove to be inadequate whether in respect of the source of customers’ funds or otherwise. Any such failure or inadequacy could have a material adverse effect on our financial position and impact upon our licensing obligations.

Handling, or any form of facilitating the use of criminal property, is a crime in all jurisdictions in which we take material custom (and going forward will take material custom). In instances where no local licensing regime is in place and there is doubt in connection with the legality of the remote supply of gambling services, there is a risk that the authorities will claim that money movements in connection with gambling amounts to money laundering, irrespective of whether the intention is actually to launder money (i.e., to disguise or conceal its provenance). This gives rise to a risk that when monies are held in (or moved into) certain territories, authorities may wish to freeze their onward payment, seek to trace money movements into different jurisdictions and recover the relevant sums. This would give rise to conflicts of law issues (not all the definitions of what comprises criminal property are identical in all jurisdictions) and what may not amount to money laundering in one jurisdiction may satisfy the definition in that other territory. There is a risk that should any such claim be brought and be successful, significant funds may have to be repatriated to the jurisdiction bringing a claim, which would have a significant impact on our profitability.

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We rely on other third-party data and live-streaming providers for real-time and accurate data and/or live streams for sporting events, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.

We rely on third-party sports data and live streaming providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events and the live streaming of such events, such as horse racing. We rely on this data to determine when and how bets are settled. We have experienced, and may continue to experience, errors in this data and/or streaming feed which may result in us incorrectly settling bets. If we cannot adequately resolve the issue with our end users, our end users may have a negative experience with our offerings, our brand or reputation may be negatively affected and our users may be less inclined to continue or resume utilizing our products or recommend our platform to other potential users. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.

Furthermore, if any of our data and/or live streaming partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

We may be subject to the payment of contributions or fees to sporting bodies or rights holders for the use of their data.

Gambling operators can be liable to make contributions to sporting bodies whether under regulations or agreement, as a way of ensuring certain revenues generated from betting on sports are used to benefit those sports or related interests. We may also be required to pay royalties or other types of levies to the organizers of sporting events, or the rights holders in respect of such, to offer betting markets on such events. Any requirement to pay additional levies, fees or royalties could have a material adverse effect on our business. In all such cases, the level of any such levy, fee or royalty will be outside of our control and would have a negative effect on our business and financial results. We cannot predict with any certainty what future payments may be required for the success of their business and what other additional resources will need to be made available to address the conditions which impose fees, royalties or other levies, as well as sports integrity issues.

The success, including win or hold rates, of existing or future online betting and casino gaming products depends on a variety of factors and is not completely controlled by us.

The sports betting and casino gaming industries are characterized by an element of chance. Accordingly, our brands employ theoretical win rates to estimate what a certain type of sports bet or game, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our games and sports betting we offer to our users. We use the hold percentage as an indicator of a casino game’s or sports bet’s performance against its expected outcome. Although each game or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game involved) be affected by the spread of limits and factors that are beyond our control, such as an end user’s skill, experience and behavior, the mix of games played, the financial resources of users, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online casino games and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our casino game’s or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations, and cash flows.

Participation in the sports betting industry exposes us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of its sports risk management processes.

Our fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the Company over a large number of events and therefore, over the long term, gross win percentage is expected to remain fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.

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Our profitability depends upon many factors for which no assurance can be given.

Profitability depends upon many factors, including the ability to develop and maintain valuable products and services, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We may not be able to achieve or sustain profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and our stock, and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations. A decline in the value of our stock could also cause you to lose all or part of your investment.

Future cash flow fluctuations may affect our ability to fund our working capital requirements or achieve our business objectives in a timely manner.

Our working capital requirements and cash flows are expected to be subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales and collection of receivables, customer payment terms and supplier terms and conditions. We expect that a greater than expected slow-down in capital spending by our customers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect, and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

Our business may be materially and adversely affected by increased levels of debt.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business operations. Other effects of a high level of debt include the following:

●	we may have difficulty borrowing money in the future or accessing sources of funding;
●	we may need to use a large portion of our cash flows from operating activities to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our operations and other business activities;
●	a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; putting us at risk of violating debt covenants; and
●	if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

Our online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industry, which includes social, casual and mobile gaming and interactive entertainment, is relatively new and continues to evolve. Whether these industries grow and whether our online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming activities), taxation of gaming activities, data privacy laws and regulation and other factors that we are unable to predict and which are beyond our control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, and it is possible that competitors will be more successful than we are at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation, we may become subject to additional compliance-related costs. Consequently, we cannot provide assurance that its online and interactive offerings will grow at the rates expected or be successful in the long term.

Several companies have launched online social casino offerings, and new competitors are likely to continue to emerge, some of which may be operated by social gaming companies with a larger base of existing users, or by casino operators with more experience in operating a casino. If our products do not obtain popularity or maintain popularity or fail to grow in a manner that meets management’s expectations, our results of operations and financial condition could be harmed.

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We operate in a very competitive business environment and if we do not adapt our approach and our products to meet this competitive environment, our business, results of operations or financial condition could be adversely impacted.

There is intense competition in the gaming management and gaming products industry which is characterized by dynamic customer demand and rapid technological advances. Today, there are many systems providers in the U.S. and abroad offering casinos and gaming operators “total solution” casino management and table games management systems. As a result, we must continually adapt our approach and our products to meet this demand and match technological advances and if we cannot do so, our business results of operations or financial condition may be adversely impacted. Conversely, the development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have an adverse impact on our business, results of operations or financial condition. If we are unable to remain dynamic in the face of changes in the market, it could have a material adverse effect on our business, results of operations or financial condition.

Our growth will depend on our ability to attract and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings, retain existing users of our offerings and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including sponsorships, affiliate networks, social media platforms, such as Facebook, Instagram, Twitter and Twitch, paid and organic search, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our website. If links to our website are not displayed prominently in online search results, if fewer users click through to our website, if our other digital marketing campaigns are not effective, or if the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of esports. Growth in the esports industry and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our platforms to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Users may stop using our product offerings at any time, including if the quality of the user experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.

Failure to attract, retain and motivate key employees may adversely affect our ability to compete and the loss of the services of key personnel could have a material adverse effect on the business.

We depend on the services of a few key executive officers. We recently hired a new CEO and promoted a new interim CFO, due to departures of our previous CEO and CFO (who also held the position of COO), and the loss of any key persons could have a material adverse effect on our business, results of operations and financial condition. Our success is also highly dependent on our continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and we cannot provide assurance that we will be able to attract or retain highly qualified technical, marketing and management personnel in the future Stock options may comprise a significant component of key employee compensation, and if the market price of our common stock price declines, it may be difficult to retain such individuals. Similarly, changes in our share price may hinder our ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. Our inability to attract and retain the necessary technical, marketing and management personnel may adversely affect our future growth and profitability. Our retention and recruiting may require significant increases in compensation expenses, which would adversely affect our results of operation.

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Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Although we are not required to provide an attestation report on the internal controls over financial reporting by our independent registered public accounting firm, we are required to comply with applicable requirements of the Sarbanes-Oxley Act as well as other rules and regulations that include, but are not limited to, the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting as it relates to our operations inclusive of recent business combinations. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

Failure to remediate our material weaknesses or maintain adequate financial, information technology and management processes and controls could lead to errors in our financial reporting and decision making, which could adversely affect our business.

We have identified material weaknesses in our internal control that includes the inability to: (i) complete an effective assessment of our internal controls over financial reporting, (ii) maintain sufficient period-end financial reporting controls related to segregation of duties, reviews of completed or non-recurring transactions, and procedures for preparing the financial statements and disclosures and (iii) maintain sufficient information technology controls and perform testing of information technology controls for operating effectiveness. If we do not remediate our material weaknesses and complete our implementation of internal controls, we may not detect errors timely, produce reliable financial reports, and prevent financial fraud. A lack of internal control could also result in regulatory scrutiny and a loss of confidence by stakeholders, which in turn could harm our business and adversely affect the market price of our common stock. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC, FINRA or other regulatory authorities, as well as increase the risk of liability arising from litigation based on securities law. If we are unable to upgrade our systems, implement additional financial and management controls, reporting systems, IT systems and procedures, and hire additional accounting, finance, compliance and audit staff in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act and the Sarbanes-Oxley Act could be impaired.

Our business is vulnerable to changing economic conditions and to other factors that adversely affect the industries in which we operate.

The demand for entertainment and leisure activities tends to be highly sensitive to changes in consumers’ disposable income, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdown, sustained high levels of unemployment, and increasing fuel or transportation costs, may reduce customers’ disposable income or result in fewer individuals visiting casinos, whether land-based or online, or otherwise engaging in entertainment and leisure activities, including gambling. As a result, we cannot ensure that demand for our products or services will remain constant. Continued or renewed adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in many financial markets, increasing interest rates, increasing energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, could lead to a further reduction in discretionary spending on leisure activities, such as gambling. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could reduce our online games, reducing our cash flows and revenues. If we experience a significant unexpected decrease in demand for our products, we could incur losses.

Changes in ownership of competitors or consolidations within the gaming industry may negatively impact pricing and lead to downward pricing pressures which could reduce revenue.

A decline in demand for our products in the gaming industry could adversely affect our business. Demand for our products is driven primarily by the replacement of existing services as well as the expansion of existing online gaming, and the expansion of new channels of distribution, such as mobile gaming. Additionally, consolidation within the online gambling market could result in us facing competition from larger combined entities, which may benefit from greater resources and economies of scale. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect our business as these operators might cause a further slowdown in the replacement cycle for our products.

S-30

Litigation costs and the outcome of litigation could have a material adverse effect on our business.

From time to time, we may be subject to litigation claims through the ordinary course of our business operations regarding, among other things, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations. Aside from the lawsuit and other matters referenced herein under the heading “Legal Proceedings”, we are not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against us. However, given the nature of our business, we are, and may from time to time in the future be, party to various, and at times numerous, legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against us for amounts in excess of management’s expectations, our results of operations and financial condition could be materially adversely affected.

While we work to integrate the iGaming businesses and operations together and leverage with the esports business and operations, management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful integration of acquisitions operations, sports betting, gaming and esports technology and personnel places an additional burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the acquisitions on our systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel for some time after the acquisitions.

Furthermore, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customers and other relationships. The difficulties of combining the operations of the companies include, among others, difficulties in integrating operations and systems; conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures; assimilating employees, including possible culture conflicts and different opinions on technical decisions and product roadmaps; managing the expanded operations of a larger and more complex company, including coordinating a geographically dispersed organization; and keeping existing customers and obtaining new customers. Many of these factors will be outside our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations.

Our business may be materially and adversely affected by the combined company’s business following acquisitions. If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. According to the Board issued Accounting Standards Update No. 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill, and Accounting Standards Update No. 2014-18, Business Combinations (Topic 805): Accounting for Identifiable Intangible Assets in a Business Combination, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and intangible assets deemed to have indefinite lives no longer be amortized but instead be tested for impairment at three different points in time. We must also perform annual tests for impairment. However, upon meeting certain criteria, we may not require a quantitative annual test. We may also be required to perform an interim impairment test, which is required if certain “triggering events” occur, such as adverse changes in the business climate or market which might negatively impact the value of a reporting unit. Finally, other intangible assets will continue to be amortized over their useful lives. Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down these assets. Any write-down would have a negative effect on the consolidated financial statements and could impact our compliance with equity requirement under the Nasdaq listing rules.

S-31

Risks Related to International Operations

The risks related to international operations, in particular in countries outside of the United States and Canada, could negatively affect our results.

A material portion of our operations are conducted in foreign jurisdictions including Malta. It is expected that we will derive a significant majority of our revenue from transactions denominated in currencies other than the United States dollar, and we expect that receivables with respect to foreign revenues will continue to account for a majority of our total accounts and receivables outstanding. As such, our operations may be adversely affected by changes in applicable foreign government policies and legislation or social instability and other factors which are not within our control, including, but not limited to, recessions in foreign economies, expropriation, nationalization and limitation or restriction on repatriation of funds, assets or earnings, longer receivables collection periods and greater difficulty in collecting accounts receivable, changes in consumer tastes and trends, renegotiation or nullification of existing contracts or licenses, changes in gaming policies, regulatory requirements or the personnel administering them, currency fluctuations and devaluations, exchange controls, economic sanctions and royalty and tax increases, risk of terrorist activities, revolution, border disputes, implementation of tariffs and other trade barriers and protectionist practices, taxation policies, including royalty and tax increases and retroactive tax claims, volatility of financial markets and fluctuations in foreign exchange rates, difficulties in the protection of intellectual property particularly in countries with fewer intellectual property protections, the effects that evolving regulations regarding data privacy may have on our online operations, adverse changes in the creditworthiness of parties with whom we have significant receivables or forward currency exchange contracts, labor disputes and other risks arising out of foreign governmental sovereignty over the areas in which our operations are conducted. Our operations may also be adversely affected by social, political and economic instability and by laws and policies of such foreign jurisdictions affecting foreign trade, taxation and investment. If our operations are disrupted and/or the economic integrity of our contracts is threatened for unexpected reasons beyond our control, our business may be harmed.

Our international activities may require protracted negotiations with host governments, national companies and third parties. Foreign government regulations may favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. In the event of a dispute arising in connection with our operations in a foreign jurisdiction where we conduct our business, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of the courts of United States or Canada or enforcing American and Canadian judgments in such other jurisdictions. We may also be hindered or prevented from enforcing our rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. Accordingly, our activities in foreign jurisdictions could be substantially affected by factors beyond our control, any of which could have a material adverse effect on us. We believe that management’s experience to date in commercializing our products and solutions in Europe and the Caribbean may be of assistance in helping to reduce these risks. Some countries in which we may operate may be considered politically and economically unstable.

Doing business in the industries in which we operate often requires compliance with numerous and extensive procedures and formalities. These procedures and formalities may result in unexpected or lengthy delays in commencing important business activities. In some cases, failure to follow such formalities or obtain relevant evidence may call into question the validity of the entity or the actions taken. Our management is unable to predict the effect of additional corporate and regulatory formalities which may be adopted in the future including whether any such laws or regulations would materially increase our cost of doing business or affect its operations in any area.

We may in the future enter into agreements and conduct activities outside of the jurisdictions where we currently carry on business, which may present challenges and risks that we have not faced in the past, any of which could adversely affect the results of operations and/or financial condition.

We are subject to foreign exchange and currency risks that could adversely affect our operations, and our ability to mitigate our foreign exchange risk through hedging transactions may be limited.

We expect that we will derive a significant majority of our revenues in currencies other than the United States dollar; however, a substantial portion of our operating expenses are incurred in United States dollars. Fluctuations in the exchange rate between the U.S. dollar, the Euro and other currencies may have a material adverse effect on our business, financial condition and operating results. Our consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than United States dollars and from the translation of foreign-currency-denominated balance sheet accounts into United States dollar-denominated balance sheet accounts. We are exposed to currency exchange rate fluctuations because portions of its revenue and expenses are denominated in currencies other than the United States dollar, particularly the Euro. In particular, uncertainty regarding economic conditions in Europe and the debt crisis affecting certain countries in the European Union pose risk to the stability of the Euro. Exchange rate fluctuations could adversely affect our operating results and cash flows and the value of its assets outside of United States. If a foreign currency is devalued in a jurisdiction in which we are paid in such currency, then our customers may be required to pay higher amounts for our products, which they may be unable or unwilling to pay.

S-32

While we may enter into forward currency swaps and other derivative instruments intended to mitigate the foreign currency exchange risk, there can be no assurance we will do so or that any instruments that we enter into will successfully mitigate such risk. If we enter into foreign currency forward or other hedging contracts, we would be subject to the risk that a counterparty to one or more of these contracts defaults on its performance under the contracts. During an economic downturn, a counterparty’s financial condition may deteriorate rapidly and with little notice, and we may be unable to take action to protect its exposure. In the event of a counterparty default, we could lose the benefit of its hedging contract, which may harm its business and financial condition. In the event that one or more of our counterparties becomes insolvent or files for bankruptcy, our ability to eventually recover any benefit lost as a result of that counterparty’s default may be limited by the liquidity of the counterparty. We expect that we will not be able to hedge all of our exposure to any particular foreign currency, and we may not hedge our exposure at all with respect to certain foreign currencies. Changes in exchange rates and our limited ability or inability to successfully hedge exchange rate risk could have an adverse impact on our liquidity and results of operations.

Global privacy concerns could result in regulatory changes and impose additional costs and liabilities on us, limit our use of information, and adversely affect our business.

Personal privacy has become a significant issue in Canada, the United States, Europe, and many other countries in which we currently operate and may operate in the future. Many federal, state, and foreign legislatures and government agencies have imposed or are considering imposing restrictions and requirements about the collection, use, and disclosure of personal information obtained from individuals. Changes to laws or regulations affecting privacy could impose additional costs and liability on us and could limit its use of such information to add value for customers. If we were required to change our business activities or revise or eliminate services, or to implement burdensome compliance measures, our business and results of operations could be harmed. In addition, we may be subject to fines, penalties, and potential litigation if we fail to comply with applicable privacy regulations, any of which could adversely affect our business, liquidity and results of operation.

Our results of operations could be affected by natural events in the locations in which we operate or where our customers or suppliers operate.

We, our customers, and our suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of our facilities or the locations of our customers or suppliers due to a natural disaster could have a material adverse effect on revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities, it could impair our ability to adequately supply our customers, cause a significant disruption to our operations, cause us to incur significant costs to relocate or re-establish these functions and negatively impact our operating results. While we intend to seek insurance against certain business interruption risks, such insurance may not adequately compensate us for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of our customers or suppliers may adversely affect its business, results of operations or financial condition.

Risks Related to Regulation

The gaming industry is heavily regulated and failure by us to comply with applicable requirements could be disruptive to our business and could adversely affect our operations.

The gaming industry is subject to extensive scrutiny and regulation at all levels of government, both domestic and foreign, including but not limited to, federal, state, provincial, local, and in some instances, tribal authorities. While the regulatory requirements vary by jurisdiction, most require:

●	licenses and/or permits;

●	findings of suitability;

●	documentation of qualifications, including evidence of financial stability; and

●	other required approvals for companies who operate in online gaming or manufacture or distribute gaming equipment and services, including but not limited to approvals for new products.

Compliance with the various regulations applicable to internet gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of internet gaming operations and our license may be revoked, suspended or limited for non-compliance and regulators have the power to impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.

S-33

Any license, permit, approval or finding of suitability may be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for a license in another jurisdiction. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process which could adversely affect its operations. The finding of suitability process may be expensive and time-consuming. Our delay or failure to obtain licenses and approvals in any jurisdiction may prevent us from distributing our solutions and generating revenues. A gaming regulatory body may refuse to issue or renew a registration, license or other approval if we, or one of our directors, officers, employees or associates: (i) is considered to be a detriment to the integrity or lawful conduct or management of gaming, (ii) no longer meets a registration, license or other approval requirement, (iii) has breached or is in breach of a condition of registration, licensure, other approval or an operational agreement with a regulatory authority, (iv) has made a material misrepresentation, omission or misstatement in an application for registration, license or other approval or in reply to an enquiry by a person conducting an audit, investigation or inspection for a gaming regulatory authority, (v) has been refused a similar registration, license or other approval in another jurisdiction, (vi) has held a similar registration, or license or other approval in that province, state or another jurisdiction which has been suspended, revoked or cancelled, or (vii) has been convicted of an offense, inside or outside of the United States that calls into question our honesty or integrity or the honesty or integrity of one of our directors, officers, employees or associates.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our license may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Additionally, our services must be approved in some jurisdictions in which they are offered, which approval cannot be assured or guaranteed. Obtaining these approvals is a time-consuming process that can be extremely costly. Even where a jurisdiction regulates online gaming, it may not be commercially desirable to secure a license in such a jurisdiction due to tax or other operational considerations.

A provider of gaming solutions may pursue corporate regulatory approval with regulators of a particular jurisdiction while it pursues technical regulatory approval for its gaming solutions by that same jurisdiction. It is possible that after incurring significant expenses and dedicating substantial time and effort towards such regulatory approvals, we may not obtain either of them. If we fail to obtain the necessary certification, registration, license, approval or finding of suitability in a given jurisdiction, we would likely be prohibited from distributing our services in that particular jurisdiction altogether. If we fail to seek, does not receive, or receive a revocation of a license in a particular jurisdiction for our games, hardware or software, then we cannot sell, service or place on a participation or leased basis or license our products in that jurisdiction and our issued licenses in other jurisdictions may be impacted. Furthermore, some jurisdictions require license holders to obtain government approval before engaging in some transactions, such as business combinations, reorganizations, stock offerings and repurchases. We may not be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Delays in regulatory approvals or failure to obtain such approvals may also serve as a barrier to entry to the market for our solutions. If we are unable to overcome the barriers to entry, it will materially affect our results of operations and future prospects. To the extent new gaming jurisdictions are established or expanded, we cannot guarantee we will be successful in penetrating such new jurisdictions or expanding our business in line with the growth of existing jurisdictions. As we enter into new markets, we may encounter legal and regulatory challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new market opportunity. If we are unable to effectively develop and operate within these new markets, then our business, operating results and financial condition could be impaired. Our failure to obtain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business.

To expand into new jurisdictions, we may need to be licensed, obtain approvals of our products and/or seek licensure of our officers, directors, major stockholders, key employees or business partners. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing markets or into new jurisdictions can negatively affect our opportunities for growth or delay our ability to recognize revenue from the sale or installation of products in any such jurisdictions.

Directly related to the above risk, we have responded to periodic requests for information from the UKGC in relation to information required to maintain its UK license following the change of corporate control. There have been no adverse judgments imposed by the UKGC against us. In recent months, we reduced our spending on marketing and were focused on retaining existing customers and reactivating past customers. On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Company’s Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company recognized a gain on disposal of Argyll Entertainment of $3,288,060. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022.

S-34

We are subject to various laws relating to trade, export controls, and foreign corrupt practices, the violation of which could adversely affect our operations, reputation, business, prospects, operating results and financial condition.

We are subject to risks associated with doing business outside of the United States, including exposure to complex foreign and U.S. regulations such as the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties. It may be difficult to oversee the conduct of any contractors, third-party partners, representatives or agents who are not our employees, potentially exposing us to greater risk from their actions. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face legal proceedings and actions which could result in civil penalties, administration actions and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse impact on our business. Changes in trade sanctions laws may restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities.

Violations of these laws and regulations could result in significant fines, criminal sanctions against us, our officers or our employees, requirements to obtain export licenses, disgorgement of profits, cessation of business activities in sanctioned countries, prohibitions on the conduct of our business and our inability to market and sell our products in one or more countries. Additionally, any such violations could materially damage our reputation, brand, international expansion efforts, ability to attract and retain employees and our business, prospects, operating results and financial condition.

We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by any of our properties could have a material adverse impact on our business.

We are subject to regulation affecting internet gaming which varies from one jurisdiction to another and future legislative and court proceedings pertaining to internet gaming may have a material impact on our operations and financial results.

Online gambling is not unequivocally legal in all jurisdictions. We are licensed to supply gambling services from jurisdictions in which we operate but not in every jurisdiction where the customer is located. Some countries have introduced regulations attempting to restrict or prohibit internet gaming, while others have taken the position that internet gaming should be regulated and have adopted or are in the process of considering legislation to enable that regulation.

While the UK and other European countries and territories such as Malta, Alderney and Gibraltar have currently adopted a regime which permits its licensees to accept wagers from any jurisdiction, other countries, including the United States, have, or are in the process of implementing, regimes which permit only the targeting of the domestic market provided a local license is obtained and local taxes accounted for. Other European countries and territories continue to defend a licensing regime that protects monopoly providers and have combined this with an attempt to outlaw all other suppliers. By contrast, a number of countries have not passed legislation in relation to online gambling but may introduce it in the future. Some jurisdictions have not updated legislation focused on land-based gambling which may be interpreted in an unfavorable way to online gambling. Different jurisdictions have different views to determining where gambling takes place and which jurisdiction’s law applies and these views may change from time to time.

We currently block, through IP address filtering, direct access to wagering on our international websites from the United States and other jurisdictions that we are precluded from supplying our services to pursuant to our gaming license. Individuals are required to enter their age upon gaining access to our platform and any misrepresentation of such users age will result in the forfeiting of his or her deposit and any withdrawals from such users account requires proof of government issued identification. In addition, our payment service providers use their own identity and ISP verification software. Despite all such measures, it is conceivable that a user, underage or otherwise, could devise a way to evade our blocking measures and access our international websites from the United States or any other foreign jurisdiction in which we do not currently permit users to use our services.

Future legislative and court decisions may have a material impact on our operations and financial results. Therefore, there is a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities incumbent monopoly providers, or private individuals, could be initiated against us, internet service providers, credit card processors, advertisers and others involved in the internet gaming industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon our or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition as well as impact upon our reputation.

S-35

There can be no assurance that legally enforceable prohibiting legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to legislate or regulate various aspects of the internet or the online gaming industry (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determining that a jurisdiction should be blocked, or because a local license may be costly for us or our licensees to obtain and/or such licenses may contain other commercially undesirable conditions. In any case, such regulations may negatively impact our business and financial results.

We may not be able to capitalize on the expansion of online or other forms of interactive gaming or other trends and changes in the gaming industry, due to laws and regulations governing these industries in different Jurisdictions.

We participate in the new and evolving interactive gaming industry through our online, social and mobile products. We intend to take advantage of the liberalization of online and mobile gaming, within Canada, the U.S. and internationally; however, expansion of online and mobile gaming involves significant risks and uncertainties, including legal, business and financial risks. The success of online and mobile gaming and our interactive products and services may be affected by future developments in social networks, including Facebook, mobile platforms, regulatory developments, data privacy laws and other factors that we are unable to predict and are beyond our control. Consequently, our future operating results relating to our online gaming products and services are difficult to predict, and we cannot provide assurance that our products and services will grow at expected rates or be successful in the long term.

Additionally, our ability to successfully pursue our interactive gaming strategy depends on the laws and regulations relating to wagering through interactive channels. Internationally, laws relating to online gaming are evolving, particularly in Europe. To varying degrees, a number of European governments have taken steps to change the regulation of online wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. We cannot predict the timing, scope or terms of any such state, federal or foreign laws and regulations, or the extent to which any such laws and regulations will facilitate or hinder its interactive strategy.

Our ability to operate in our proposed online jurisdictions or expand in new online jurisdictions could be adversely affected by new or changing laws or regulations, new interpretations of existing laws or regulations, and difficulties or delays in obtaining or maintaining required licenses or product approvals.

Changes in existing gaming laws or regulations, new interpretations of existing gaming laws or regulations or changes in the manner in which existing laws and regulations are enforced, all with respect to online gaming activities, may hinder or prevent us from continuing to operate in those jurisdictions where we currently carry on business, which would harm our operating results and financial condition. Furthermore, gaming regulatory bodies may from time to time amend the various disclosures and reporting requirements. If we fail to comply with any existing or future disclosure or reporting requirements, the regulators may take action against us which could ultimately include fines, the conditioning, suspension or revocation of approvals, registrations, permits or licenses and other disciplinary action. It cannot be assured that we will be able to adequately adjust to such potential changes. Additionally, evolving laws and regulations regarding data privacy, cyber security and anti-money laundering could adversely impact opportunities for growth in our online business, and could result in additional compliance-related costs.

Public opinion can also exert a significant influence over the regulation of the gaming industry. A negative shift in the public’s perception of gaming could affect future legislation in different jurisdictions. Among other things, such a shift could cause jurisdictions to abandon proposals to legalize gaming, thereby limiting the number of new jurisdictions into which we could expand. Negative public perception could also lead to new restrictions on or to the prohibition of gaming in jurisdictions in which we currently operate.

Recent regulatory changes in the Netherlands and Finland have had a material impact on our financial results and may have additional negative consequences on our business and operations in the future.

In addition, as a result of regulatory developments in Finland, we received communications requesting clarification on our marketing and gaming practices related to its Finnish EEG iGaming operations, from the Finnish regulator. The net revenues for our Lucky Dino business have declined from approximately $6.5 million for the three months ended March 31, 2022 to approximately $2.5 million for the three months ended March 31, 2023. Net revenues for our Lucky Dino business represented approximately 59% of our consolidated net revenues for the three months ended March 31, 2023.

There can be no assurance that operations and revenues from our Finnish and other iGaming operations will recover and not be further negatively impacted in the future.

S-36

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for our products and services.

In addition to regulations pertaining to the gaming industry in general and specifically to online gaming, we may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. Additionally, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for our products and services, increase our cost of doing business or could otherwise have a material adverse effect on our business, revenues, operating results and financial condition.

Our stockholders and business partners are subject to extensive governmental regulation and if a stockholder is found unsuitable by a gaming authority, that stockholder would not be able to beneficially own our Common Shares directly or indirectly.

In many jurisdictions, gaming laws can require any of our stockholders and business partners to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly ownership of any voting security or the beneficial or record ownership of any non-voting security or any debt security of any public corporation which is registered with the relevant gaming authority beyond the time prescribed by the relevant gaming authority. A violation of the foregoing may constitute a criminal offence. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licenses in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licenses in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Thus, any purchaser of the common stock offered through this prospectus may find themselves subject to investigation and potentially required to disgorge their shares due to regulatory action in one of the jurisdictions we operate.

Current environmental laws and regulations, or those enacted in the future, could result in additional liabilities and costs. Compliance with these laws could increase our costs and impact the availability of components required to manufacture its products. Violation of these laws may subject us to significant fines, penalties or disposal costs, which could negatively impact its results of operations, financial position or cash flows.

Legislative and regulatory changes could negatively affect our business and the business of our customers.

Legislative and regulatory changes may affect demand for or place limitations on the placement of our products. Such changes could affect us in a variety of ways. Legislation or regulation may introduce limitations on our products or opportunities for the use of our products and could foster competitive products or solutions at our or our customers’ expense. Our business will likely also suffer if our products become obsolete due to changes in laws or the regulatory framework.

Legislative or regulatory changes negatively impacting the gaming industry as a whole or our customers in particular could also decrease the demand for our products. Opposition to gaming could result in restrictions or even prohibitions of gaming operations in any jurisdiction or could result in increased taxes on gaming revenues. Tax matters, including changes in state, federal or other tax legislation or assessments by tax authorities could have a negative impact on our business. A reduction in growth of the gaming industry or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could reduce demand for our products. Changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction may have a material adverse effect on our existing and proposed foreign and domestic operations. Any such adverse change in the legislative or regulatory environment could have a material adverse effect on our business, results of operations or financial condition.

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In the context of our European Union (the “EU”)-facing operations, we may be subject to specific compliance obligations under the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and associated laws and regulations in different EU Member States in which we operate as well as in portions of our business outside the EU which may negatively affect our operations and financial results.

Every international business that has a presence in the EU as well as multiple data protection jurisdictions is subject to an impact on its operations placed by its obligation to comply with the requirements of the GDPR and associated EU legislation with respect to the offering of products or services to, or the monitoring of, individuals in the EU. We may also be subject to the local privacy and data protection laws of the EU Member States in which we offer products or services. Failure to comply with these EU data protection and privacy laws, can carry penalties and potential criminal sanctions, as well as the risk of litigation. In addition, Directive 2002/58/EC (as amended by Directive 2009/136/EC) (together, the “e-Privacy Directive”) governs, among other things, the use of cookies and the sending of electronic direct marketing within the EU and, as such, will apply to our marketing activities within the EU. Following Brexit, the UK has adopted its own data protection and direct marketing laws (the “UK data protection laws”) which are currently based on the corresponding EU legislation. Our UK-facing operations may therefore be subject to specific compliance obligations under the UK data protection laws.

In our efforts to comply with these requirements, we rely on positions and interpretations of the law that have yet to be fully tested before the relevant courts and regulators. While the UK data protection laws are currently similar to the corresponding EU laws, it is possible that those laws will diverge in the future. To the extent that those laws do diverge, then that may increase the costs of maintaining regulatory compliance. There is also a risk that it may become more difficult to make cross-border transfers of personal data, as a result of diverging data protection regimes in the territories where our customers are located and the territories where our operations are based. If a regulator or court of competent jurisdiction determined that one or more of our compliance efforts does not satisfy the applicable requirements of the GDPR or the e-Privacy Directive, or the UK data protection laws, or if any party brought a claim in this regard, there could be potential governmental or regulatory investigations, enforcement actions, regulatory fines, compliance orders, litigation or public statements against us by consumer advocacy groups or others, and that could cause customers to lose trust in us and damage our reputation. Likewise, a change in guidance could be costly and have an adverse effect on our business.

Risks Related to Intellectual Property and Technology

Our intellectual property may be insufficient to properly safeguard our technology and brands.

We may apply for patent protection in the United States, Canada, Europe and other countries relating to certain existing and proposed processes, designs and methods and other product innovations. Patent applications can, however, take many years to issue and we can provide no assurance that any of these patents will be issued at all. If we are denied any or all of these patents, we may not be able to successfully prevent our competitors from imitating our solutions or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for our solutions. Even if pending patents are issued to us, our intellectual property rights may not be sufficiently comprehensive to prevent our competitors from developing similar competitive products and technologies. Our success may also depend on our ability to obtain trademark protection for the names or symbols under which we market our products and to obtain copyright protection and patent protection of our proprietary technologies, intellectual property and other game innovations and if the granted patents are challenged, protection may be lost. We may not be able to build and maintain goodwill in our trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright or issued patent will provide competitive advantages for us or that our intellectual property will not be successfully challenged or circumvented by competitors.

Computer source codes for technology licenses may also receive protection under international copyright laws. As such, we, or the party which we license the source code from, may need to initiate legal proceedings following such use to obtain orders to prevent further use of the source code.

We will also rely on trade secrets, ideas and proprietary know-how. Although we generally require our employees and independent contractors to enter into confidentiality and intellectual property assignment agreements, it cannot be assured that the obligations therein will be maintained and honored. If these agreements are breached, it is unlikely that the remedies available to us will be sufficient to compensate it for the damages suffered. In spite of confidentiality agreements and other methods of protecting trade secrets, our proprietary information could become known to or independently developed by competitors.

If we fail to adequately protect our intellectual property and confidential information, our business may be harmed, and our liquidity and results of operations may be materially adversely impacted.

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If we are subject to claims of intellectual property infringement or invalidity our business operations and/or financial results may be negatively impacted either by the cost of litigation or any adverse result.

Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect infringement or misappropriation of our proprietary rights. Although we intend to aggressively pursue anyone who is reasonably believed to be infringing upon our intellectual property rights and who poses a significant commercial risk to the business, to protect and enforce our intellectual property rights, initiating and maintaining suits against such third parties will require substantial financial resources. We may not have the financial resources to bring such suits, and, if we do bring such suits, we may not prevail. Regardless of our success in any such actions, the expenses and management distraction involved may have a material adverse effect on our financial position.

A significant portion of our revenues may be generated from products using certain intellectual property rights, and our operating results would be negatively impacted if we were unsuccessful in licensing certain of those rights and/or protecting those rights from infringement, including losses of proprietary information from breaches of our cyber security efforts.

Further, our competitors have been granted patents protecting various gaming products and solutions features, including systems, methods and designs. If our products and solutions employ these processes, or other subject matter that is claimed under our competitors’ patents, or if other companies obtain patents claiming subject matter that we use, those companies may bring infringement actions against us. The question of whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which might later result in issued patents that our products and solutions may infringe. There can be no assurance that our products, including those with currently pending patent applications, will not be determined to have infringed upon an existing third-party patent. If any of our products and solutions infringes a valid patent, we may be required to discontinue offering certain products or systems, pay damages, purchase a license to use the intellectual property in question from its owner, or redesign the product in question to avoid infringement. A license may not be available or may require us to pay substantial royalties, which could in turn force us to attempt to redesign the infringing product or to develop alternative technologies at a considerable expense. Additionally, we may not be successful in any attempt to redesign the infringing product or to develop alternative technologies, which could force us to withdraw our product or services from the market.

We may also infringe other intellectual property rights belonging to third parties, such as trademarks, copyrights and confidential information. As with patent litigation, the infringement of trademarks, copyrights and confidential information involve complex legal and factual issues and our products, branding or associated marketing materials may be found to have infringed existing third-party rights. When any third-party infringement occurs, we may be required to stop using the infringing intellectual property rights, pay damages and, if we wish to keep using the third-party intellectual property, purchase a license or otherwise redesign the product, branding or associated marketing materials to avoid further infringement. Such a license may not be available or may require us to pay substantial royalties.

It is also possible that the validity of any of our intellectual property rights might be challenged either in a standalone legal proceeding or as part of infringement claims in the future.

There can be no assurance that our intellectual property rights will withstand an invalidity claim and, if declared invalid, the protection afforded to the product, branding or marketing material will be lost.

Moreover, the future interpretation of intellectual property law regarding the validity of intellectual property by governmental agencies or courts in the United States, Canada, Europe or other jurisdictions in which we have rights could negatively affect the validity or enforceability of our current or future intellectual property. This could have multiple negative impacts including, without limitation, the marketability of, or anticipated revenue from, certain of our products. Additionally, due to the differences in foreign patent, trademark, copyright and other laws concerning proprietary rights, our intellectual property may not receive the same degree of protection in foreign countries as it would in the United States, Canada, or Europe. Our failure to possess, obtain or maintain adequate protection of its intellectual property rights for any reason in these jurisdictions could have a material adverse effect on its business, results of operations and financial condition.

Furthermore, infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate, and we may not have the financial and human resources to defend ourselves against any infringement suits that may be brought against us. Litigation can also distract management from day-to-day operations of the business.

In addition, our business is dependent in part on the intellectual property of third-parties. For example, we license intellectual property from third parties for use in our gaming products. Our future success may depend upon our ability to obtain licenses to use new and existing intellectual property and our ability to retain or expand existing licenses for certain products. If we are unable to obtain new licenses or renew or expand existing licenses, we may be required to discontinue or limit our use of such products that use the licensed marks and our financial condition, operating results or prospects may be harmed.

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If we fail to enforce and maintain our intellectual property rights, our business and financial results could be adversely affected.

The success of our business depends on our continued ability to use our existing tradenames in order to increase our brand awareness. Esports Entertainment Malta owns EU registered trademarks for our Lucky Dino brands. The unauthorized use or other misappropriation of any of the foregoing trademarks or tradenames could diminish the value of our business or financial results which would have a material adverse effect on our financial condition and results of operation.

Compromises of our technology systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.

We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our online gaming products. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data is governed by federal, state and provincial laws and regulations as well as the applicable laws and regulations in other countries in which it operates. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

We intend to assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We intend to utilize commercially available software and technologies to monitor, assess and secure our network. However, the systems currently intended for transmissions and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we intend to take steps designed to safeguard our customers’ confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third-party breach of our system’s security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, our employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our customers’ information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from our customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have a material adverse effect on our business, revenues, financial conditions and operations.

Service interruptions of internet service providers could impair our ability to carry on our business.

Most of our customers will rely on internet service providers to allow our customers and servers to communicate with each other. If internet service providers experience service interruptions, communications over the internet may be interrupted and impair our ability to carry on business. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. In order to prepare for system problems, we intend to continuously seek to strengthen and enhance our planned facilities and the capability of our system infrastructure and support. Nevertheless, any system failure as a result of reliance on third parties, including network, software or hardware failure, which causes a delay or interruption in our online services and products and e-commerce services, could have a material adverse effect on our business, revenues, operating results and financial condition.

Disruption of our network systems or their inability to meet the growing demand can negatively affect our business and financial results.

The growth of internet usage has caused frequent interruptions and delays in processing and transmitting data over the internet. There can be no assurance that the internet infrastructure or our own network systems will be able to meet the demand placed on it by the continued growth of the internet, the overall online gaming and interactive entertainment industry and our customers.

The internet’s viability as a medium for products and services offered by us could be affected if the necessary infrastructure is not sufficient, or if other technologies and technological devices eclipse the internet as a viable channel.

End-users of our products and services will depend on internet service providers and our system infrastructure (or those of our licensed partners) for access to our or our licensees’ products and services. Many of these services have experienced service outages in the past and could experience service outages, delays and other difficulties due to system failures, stability or interruption.

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Systems, network or telecommunications failures or cyber-attacks may disrupt our business and have an adverse effect on our results of operations.

Any disruption in our network or telecommunications services could affect our ability to operate our games and online offerings, which would result in reduced revenues and customer down time. Our network and databases of business or customer information, including intellectual property, trade secrets, and other proprietary business information and those of third parties we utilize, will be susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, hackers, network penetration, data privacy or security breaches, denial of service attacks and similar events, including inadvertent dissemination of information due to increased use of social media. Despite implementation of network security measures and data protection safeguards by us, including a disaster recovery strategy for back office systems, our servers and computer resources will be vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Disruptions from unauthorized access to or tampering with our computer systems, or those of third parties we utilize, in any such event could result in a wide range of negative outcomes, including devaluation of our intellectual property goodwill and/or brand appeal, increased expenditures on data security, and costly litigation, and can have a material adverse effect on our business, revenues, reputation, operating results and financial condition.

Malfunctions of third-party communications infrastructure, hardware and software expose us to a variety of risks that we cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our offerings would be deployed. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment. We depend on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand our levels of service in the future, our operations could be adversely impacted. Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

Miscellaneous Risks of This Investment

Efforts to remediate our material weaknesses and comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.

Under current SEC rules, we have been required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and related rules and regulations of the SEC. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process may result in a diversion of management’s time and attention and may involve significant expenditures. We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act. The rules governing the standards that must be met for our evaluation management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot remediate our material weaknesses or favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

Anti-takeover provisions in our charter documents and Nevada law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock and common warrants.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our Amended and Restated Articles of Incorporation and/or Amended and Restated Bylaws:

●	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;
●	provide that vacancies on our Board of Directors, including newly created directorships, may be filled by a majority vote of directors then in office;
●	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders; do not provide stockholders with the ability to cumulate their votes; and
●	provide that our Board of Directors or a majority of our stockholders may amend our bylaws.

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We are a smaller reporting company and a non-accelerated filer and the reduced disclosure requirements available to us may make our common stock less attractive to investors.

The SEC established the smaller reporting company, or SRC, category of companies in 2008, and expanded it in 2018, in an effort to provide general regulatory relief for smaller companies. SRCs may choose to comply with scaled financial and non-financial disclosure requirements in their annual and quarterly reports and registration statements relative to non-SRCs. In addition, companies that are not “accelerated filers” can take advantage of additional regulatory relief. Whether a company is an accelerated filer or a SRC is determined on an annual basis. For so long as we qualify as a non-accelerated filer and/or a SRC, we will be permitted to and we intend to rely on some or all of the accommodations available to such companies. These accommodations include:

●	not being required to provide an auditor’s attestation of management’s assessment of internal control over financial reporting required by Section 404(b) of the Sarbanes-Oxley Act;
●	reduced financial disclosure obligations, including that SRCs need only provide two years of financial statements rather than three years; a maximum of two years of acquiree financial statements are required rather than three years; fewer circumstances under which pro forma financial statements are required; and less stringent age of financial statements requirements;
●	reduced non-financial disclosure obligations, including regarding the description of their business, management’s discussion and analysis of financial condition and results of operations, market risk, executive compensation, transactions with related persons, and corporate governance; and
●	later deadlines for the filing of annual and quarterly reports compared to accelerated filers.

We will continue to qualify as a SRC and non-accelerated filer for so long as (a) our public float is less than $75 million as of the last day of our most recently completed second fiscal quarter or (b) our public float is $75 million or more but less than $700 million and we reported annual revenues of less than $100 million for our most recently completed fiscal year.

We may choose to take advantage of some, but not all, of the available accommodations. We cannot predict whether investors will find our common stock less attractive if we rely on these accommodations. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Public health epidemics or outbreaks, such as COVID-19, could materially and adversely impact our business.

The novel coronavirus (“COVID-19”) emerged in December 2019 and has since adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. The ongoing impacts of the COVID-19 pandemic has introduced material uncertainty and risk with respect to us and our performance, especially as it relates to in-person attendance at events and game centers.

We have previously indicated that a significant or prolonged decrease in consumer spending on entertainment or leisure activities may have an adverse effect on demand for our product offerings, including in-person access to game centers and tournaments, reducing cash flows and revenues, and thereby materially harming our business, financial condition and results of operations.

The ultimate impact of the COVID-19 pandemic on other areas of the business will depend on future developments, which are uncertain and may result in an extended period of continued business disruption and reduced operations. A materially disruptive resurgence of COVID-19 cases or the emergence of additional variants or strains of COVID-19 could cause other widespread or more severe impacts depending on where infection rates are highest. Any resulting financial impact cannot be reasonably estimated at this time but may have a material adverse impact on our business, financial condition and results of operations. We will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

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USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of shares of common stock and common warrants in this offering will be approximately $8,870,000, after deducting the estimated offering expenses payable by us and assuming no exercise of any common warrants and no sale of pre-funded warrants, if the Holder’s Redemption Amounts are waived. The Holder of the Series C Preferred Stock and Series D Preferred Stock has the option to require the Company to use up to 50% of the gross proceeds to redeem the Series C Preferred Stock and 50% of the gross proceeds to redeem the Series D Preferred Stock, and, as a result would use up all remaining proceeds unless waived by the Holder. We will not proceed with this offering unless the Holder’s Redemption Amounts are fully or partially waived and we intend to use any remaining net proceeds of this offering for working capital and general corporate purposes to support ongoing business operations. If the Holder’s Redemption Amounts are not waived, the Company would be required to pay $430,000 out of cash on hand to the Holder as the net proceeds after estimated offering expenses would not cover the amounts that would be owed (based upon an assumed public offering price of $0.447 per share, the last reported sale price of common stock on the Nasdaq Capital Market on July 28, 2023). Because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We will have broad discretion in the use of any remaining net proceeds upon payment of offering expenses and any of the Holder’s Redemption Amounts required to be paid to the Holder.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2023. All references to shares of our common stock, refer to the number of shares of common stock after giving effect to the Reverse Stock Split:

●	On an actual basis;
●	On a pro forma basis to give effect to:

(i)	The exchange of the remaining outstanding balance of $15,230,024 of the Senior Convertible Note into the Series C Preferred Stock pursuant to the Note to Exchange Agreement entered into April 19, 2023. The exchange extinguished the Senior Convertible Note and the related debt liability outstanding, and also eliminated the related derivative liability that had a fair value of $1,963,933 as of March 31, 2023;
(ii)	The issuance of Series D Preferred Stock pursuant to the Securities Purchase Agreement entered into with the Holder on April 30, 2023. The Securities Purchase Agreement was closed on May 22, 2023, and resulted in the issuance (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share with an estimated fair value at issuance of $2,818,154, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for total net proceeds to the Company of $3,959,000 after deducting placement fees and expenses;
(iii)	The cash redemption of $679,976 of the $15,910,000 outstanding under the Senior Convertible Note following the Exchanges and the impact of the Amendment and Exchanges prior to the conversion of the remaining amount of the Senior Convertible Note into Series C Preferred Stock. On April 19, 2023, the Company paid $750,000 to the Holder to redeem the $679,976 and to settle a portion of the amounts due to the Holder related redemption premium of $51,450 and accrued interest of $168,574. The remaining $150,000 was paid to the Holder on May 1, 2023, resulting in a total of $900,000 paid to the Holder of which $34,911 was paid from Cash and $865,089 was paid from Restricted cash.
(iv)	The exchange of $2,003,984 in Series C Preferred Stock for 2,900,936 shares of our common stock during the period from May 8, 2023 through July 31, 2023 at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the ten (10) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion; and
(v)	This issuance of 111,391 of shares of common stock on June 30, 2023 to settle payables of $131,330.

●	On a pro forma, as adjusted basis to give effect to:

	(i)	The sale of 22,371,364 shares of common stock and 22,371,364 common warrants in this offering at the public offering price of $0.447 per share (assuming a public offering price based on the last sale price of our common stock of $0.447 as reported by the Nasdaq Capital Market on July 28, 2023), after Placement Agent fees and other estimated offering expenses payable by us; but giving no effect to the exercise of any common warrants and assuming no sale of pre-funded warrants;
	(ii)	The remittance of $9,300,000, of the gross proceeds from the sale of common stock and warrants in this offering to the Holder of Series C Preferred Stock and Series D Preferred Stock that shall be used to redeem either security at the Holder’s discretion pursuant to the terms of the Series C Certificate of Designations and Series D Certificate of Designations, unless fully or partially waived; and
	(iii)	The payment of $1,130,000 in offering expenses.

●	On a pro forma, as adjusted and Holder’s Redemption Amounts Waived basis to give effect to:

	(i)	The retention of the $9,300,000, of the gross proceeds from the sale of common stock and warrants in this offering as a result of the Holder’s waiver of its right to the Holder’s Redemption Amounts for this offering.

This capitalization table should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes, and other financial information included in this prospectus.

	As of March 31, 2023
	Actual (Unaudited)	Pro Forma, (Unaudited)	Pro Forma, As Adjusted (Unaudited)	Pro Forma, As Adjusted and Holder’s Redemption Amounts Waived (Unaudited)
Assets:
Cash	$1,875,758	$5,799,847	$5,369,847	$14,669,847
Restricted cash	$972,986	$107,897	$107,897	$107,897
Liabilities:
Derivative liability (1)	$1,963,933	$-	$-	$-
Warrant liability (2)	$1,043,789	$1,043,789	$1,043,789	$1,043,789
Debt:
Senior convertible note	$15,910,000	$-	$-	$-
Notes payable and other long-term debt	25,723	25,723	25,723	$25,723
Total Debt	$15,935,723	$25,723	$25,723	$25,723
Mezzanine equity:
10% Series A cumulative redeemable convertible preferred stock, $0.001 par value, 1,725,000 authorized, 835,950 shares issued and outstanding, aggregate liquidation preference $9,195,450 at March 31, 2023 actual; pro forma; and pro forma, as adjusted; and pro forma, as adjusted and Holder’s Redemption Amounts waived, respectively	$8,007,162	$8,007,162	$8,007,162	$8,007,162
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized	$-	$-	$-	$-
Series C Convertible Preferred Stock, $0.001 par value, 20,000 authorized, 13,245, 8,546 and 13,245 shares issued and outstanding at March 31, 2023 pro forma; pro forma, as adjusted; and pro forma, as adjusted and Holder’s Redemptions Amounts waived, respectively (3)	-	13,226,040	8,226,040	13,226,040
Series D Convertible Preferred Stock, $0.001 par value, 10,000 authorized, 4300, 0 and 4,300 shares issued and outstanding at March 31, 2023 pro forma; pro forma, as adjusted; and pro forma, as adjusted and Holder’s Redemption Amounts waived , respectively(3)		1,140,846	-	1,140,846
Common stock $0.001 par value; 500,000,000 shares authorized, 3,262,303 shares issued and outstanding as of March 31, 2023 actual, 6,274,630 shares outstanding as of March 31, 2023 pro forma and 28,645,994 shares issued and outstanding as of March 31, 2023 pro forma as adjusted; and pro forma, as adjusted and Holder’s Redemption Amounts waived	3,262	6,275	28,646	28,646
Additional paid-in capital	171,821,858	176,772,424	182,460,899	185,620,053
Accumulated deficit	(180,635,674)	(178,891,765)	(178,891,765)	(178,891,765)
Accumulated other comprehensive loss	(4,792,746)	(4,792,746)	(4,792,746)	(4,792,746)
Total stockholders’ equity (deficit)	$(13,603,300)	$7,461,074	$7,031,074	$16,331,074
Total capitalization	$10,339,585	$15,493,959	$15,063,959	$24,363,959

(1)	The Company has recorded a derivative liability at March 31, 2023 for the alternate conversion feature embedded within the Senior Convertible Note of $1,963,933. The amount of the derivative liability, representing estimated amounts that may have been due to the Holder of the Senior Convertible Note under the provisions of the agreement was determined using a Monte Carlo valuation model. The inputs to the valuation model considered the share price of the Company, its market capitalization as well as the Company’s estimates of credit and non-performance risk. The conversion of the Senior Convertible Note to the Series C Preferred Stock extinguished the Senior Convertible Note and related debt outstanding of $15,230,024 and further eliminated the related derivative liability that had a fair value of $1,963,933 as of March 31, 2023 ($1,862,000,000 approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note).
(2)	The warrant liability at March 31, 2023 includes the fair value of 336,000 warrants that had been issued by us in the offering of common stock and warrants on September 19, 2022, the fair value of 172,500 warrants that had been issued by us in the offering of common stock and warrants on March 2, 2022, as well as the fair value of 40,000 warrants issued to the Holder of our Senior Convertible Note on May 28, 2021. At March 31, 2023, the warrants issued in connection with the offering on September 19, 2022 had an estimated fair value of $702,239, the warrants issued in connection with the offering on March 2, 2022 had an estimated fair value of $341,550, and the 40,000 warrants issued to the Holder of the Senior Convertible Note, consisting of 20,000 Series A Warrants and 20,000 Series B Warrants, were estimated to no longer have value. The Company has determined that the pre-funded warrants and warrants issued in connection with this offering will be equity classified.
(3)	The aggregate liquidation preference for the Series C Preferred Stock and Series D Preferred Stock is defined in the Certificates of Designations as – Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, but pari passu with any Parity Stock then outstanding, an amount per Preferred Share equal to the greater of (A) 125% of the Conversion Amount of such Preferred Share on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Preferred Share into common stock (at the Alternate Conversion Price then in effect) immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective Certificate of Designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock.

Except as otherwise noted, all information in this prospectus reflects and assumes: (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The foregoing table excludes the number of shares of common stock potentially issuable upon a conversion of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock at a conversion rate equal to, at the holder’s option, either (i) the Conversion Price; or (ii) the Alternate Conversion Price, subject to the Floor Price. The Conversion Price for Series C Preferred Stock and the Series D Preferred Stock is $2.50 and $3.00, respectively. The Alternate Conversion Price for the Series C Preferred Stock and the Series D Preferred Stock is calculated as mean 90% of the lowest VWAP (as defined in the Series C and Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. The Floor Price for the Series C Preferred Stock and Series D Preferred Stock is $0.44 and $0.39. The foregoing table also excludes the number of shares of common stock issuable upon exercise of the Common Warrants issued in the Series D Preferred Stock offering and excludes any shares of common stock that would be issuable upon exercise and conversion of the preferred warrants issued in the Series D Preferred Stock offering. Issuances of shares of common stock upon conversion of the Series D Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market.

In addition, the table excludes the following as of March 31, 2023:

●	32,324 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $149.52 as of March 31, 2023;
●	835,950 shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock that are each convertible into one share of common stock at a conversion price of $17.50 per common share as of March 31, 2023;
●	562,006 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $180.73 as of March 31, 2023; and
●	14,695 shares reserved for future issuances under our equity compensation plan or other issuances to employees as of March 31, 2023.

S-43

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On February 24, 2023, the Company, pursuant to a Purchase Agreement dated February 14, 2023 with the Gameday Group PLC, a Malta company, completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand, that is licensed in Malta and Sweden. The purchase consideration was determined by the Company to be $8,090,965, comprised of cash received on the Closing Date of €1,650,000 ($1,739,882 using exchange rates in effect on the Closing Date), holdback consideration, of €150,000 ($158,171 using exchange rates in effect on the Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1,176,242 ($1,240,317 using exchange rates at the Closing Date).

The Sale of the Bethard Business was determined to be a disposition of a significant business of the Company. As a result, the Company prepared the below unaudited pro forma condensed consolidated financial statements included herein in accordance with Article 11 of Regulation S-X and based on historical financial information of the Company. The accompanying unaudited pro forma condensed consolidated statement of operations for the nine month period ended March 31, 2023 and the year ended June 30, 2022 gives effect to the Sale of the Bethard Business as if it had occurred on July 1, 2021, the beginning of the earliest period presented. Transaction accounting adjustments for the Sale of the Bethard Business are not reflected in the accompanying unaudited pro forma condensed consolidated balance sheet as the transaction closed on February 24, 2023 and was included in the unaudited consolidated balance sheet of the Company at March 31, 2023.

The accompanying unaudited pro forma condensed consolidated financial information includes pro forma adjustments that are directly attributable to the Sale of the Bethard Business and are factually supportable. Pro forma adjustments are presented for informational purposes only and are described in the accompanying notes based on information and assumptions currently available at the time of the filing. The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with:

(i)	the historical unaudited condensed consolidated financial statements of the Company for the three and nine months ended March 31, 2023 included in this prospectus;

(ii)	the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus;

(iii)	the disclosure that the Company had entered into a share purchase agreement with Gameday Group PLC dated February 14, 2023, and also an Amendment and Waiver Agreement, dated February 16, 2023, regarding its Senior Convertible Note, to complete the Sale of the Bethard Business, which is included in this prospectus and also in the Current Report on Form 8-K filed with the SEC on February 17, 2023; and

(iv)	the disclosure regarding the Holder of the Senior Convertible Note’s effectuation of debt for equity exchanges, which is included in this prospectus and also in the Current Report on Form 8-K filed with the SEC on February 6, 2023 and the Current Report on Form 8-K filed with the SEC on May 22, 2023.

(v)	the exchange of the $15,230,024 in aggregate principal amount remaining under the Senior Convertible Note into the new Series C Preferred Stock which is included in the Current Report on Form 8-K filed with the SEC on April 20, 2023.

(vi)	The issuance of Series D Preferred Stock pursuant to the Securities Purchase Agreement entered into with the Holder on April 30, 2023, and that further closed on May 22, 2023, resulting in the issuance of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share with an estimated fair value at issuance of $2,818,154, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for total net proceeds to the Company of $3,959,000 after deducting placement fees and expenses, which is included in the Form 8-K filed with the SEC on May 1, 2023 and the Current Report on Form 8-K filed with the SEC on May 26, 2023.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the Sale of the Bethard Business been completed as of the date and for the periods presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

All references to share and per share amounts of our common stock give effect to the Reverse Stock Split.

S-44

Esports Entertainment Group, Inc.

Consolidated Balance Sheet

March 31, 2023

(Unaudited)

	Historical	Transaction Accounting Adjustments	Other Transaction Accounting Adjustments	Notes	Pro Forma
ASSETS
Current assets
Cash	$1,875,758	$-	$3,924,089	(e)(f)	$5,799,847
Restricted cash	972,986	-	(865,089)	(e)	107,897
Accounts receivable, net	469,183	-	-		469,183
Receivables reserved for users	776,565	-	-		776,565
Other receivables	384,688	-	-		384,688
Prepaid expenses and other current assets	969,175	-	-		969,175
Total current assets	5,448,355	-	3,059,000		8,507,355

Equipment, net	30,075	-	-		30,075
Operating lease right-of-use asset	106,386	-	-		106,386
Intangible assets, net	14,370,426	-	-		14,370,426
Goodwill	4,474,475	-	-		4,474,475
Other non-current assets	4,844	-	-		4,844
TOTAL ASSETS	$24,434,561	$-	$3,059,000		$27,493,561

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,895,070	$-	$(131,441)	(l)	$8,763,629
Liabilities to customers	798,952	-	-		798,952
Deferred revenue	1,275,971	-	-		1,275,971
Senior convertible note	15,910,000	-	(15,910,000)	(g)	-
Derivative liability	1,963,933	-	(1,963,933)	(g)	-
Current portion of notes payable and other long-term debt	25,723	-	-		25,723
Operating lease liability – current	99,188	-	-		99,188
Total current liabilities	28,968,837	-	(18,005,374)		10,963,463

Warrant liability	1,043,789	-	-		1,043,789
Operating lease liability - non-current	18,073	-	-		18,073
Total liabilities	30,030,699	-	(18,005,374)		12,025,325

Commitments and contingencies
Mezzanine equity:
10% Series A cumulative redeemable convertible preferred stock, $0.001 par value, 1,725,000 authorized, 835,950 shares issued and outstanding, aggregate liquidation preference $9,195,450	8,007,162	-	-		8,007,162
Series B redeemable preferred stock, $0.001 par value, 1,000 authorized, 1,000 shares issued and outstanding	-	-	-		-
Stockholders’ equity					-
Preferred stock $0.001 par value; 10,000,000 shares authorized	-	-	-		-
Series C Convertible Preferred Stock, $0.001 par value; 20,000 authorized, 13,245 shares issued and outstanding at March 31, 2023, pro forma	-	-	13,226,040	(g)(h)	13,226,040
Series D Convertible Preferred Stock, $0.001 par value, 4,300 shares issued and outstanding at March 31, 2023, pro forma	-	-	1,140,846	(i)	1,140,846
Common stock $0.001 par value; 500,000,000 shares authorized, 3,262,303 shares issued and outstanding as of March 31, 2023, historical, and common stock $0.001 par value; 500,000,000 shares authorized, 6,274,630 shares issued and outstanding March 31, 2023 Pro forma	3,262	-	3,013	(h)(l)	6,275
Additional paid-in capital	171,821,858	-	4,950,566	(h)(i)(l)	176,772,424
Accumulated deficit	(180,635,674)	-	1,743,909	(e)(g)	(178,891,765)
Accumulated other comprehensive loss	(4,792,746)	-	-		(4,792,746)
Total stockholders’ equity	(13,603,300)	-	21,064,374		7,461,074
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,434,561	$-	$3,059,000		$27,493,561

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

S-45

Esports Entertainment Group, Inc.

Consolidated Statement of Operations

For The Nine Months Ended March 31, 2023

(Unaudited)

	Historical	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma

Net revenue	$20,190,663	$(5,298,715)	(a)	$-		$14,891,948

Operating costs and expenses:
Cost of revenue	7,414,814	(2,537,481)	(a)	-		4,877,333
Sales and marketing	5,217,584	(1,660,397)	(a)	-		3,557,187
General and administrative	24,399,888	(3,837,959)	(a)	-		20,561,929
Loss (gain) on disposal of businesses, net	4,198,362	(8,601,414)	(b)			(4,403,052)
Asset impairment charges	16,135,000	-		-		16,135,000
Total operating expenses	57,365,648	(16,637,251)		-		40,728,397

Operating income (loss)	(37,174,985)	11,338,536		-		(25,836,449)

Other income (expense):
Interest expense	(2,490,696)	-		2,486,997	(j)	(3,699)
Gain on termination of lease	799,901	-		-		799,901
Loss on extinguishment of Senior Convertible Note	(3,616,372)	-		3,616,372	(j)	-
Change in fair value of derivative liability on Senior Convertible Note	7,435,687	-		(7,435,687)	(j)	-
Change in fair value of warrant liability	6,435,229	-		(122,730)	(j)	6,312,499
(Loss) gain on contingent consideration	(2,864,551)	2,864,551	(c)	-		-
Other non-operating income (loss)	(19,085)	-		-		(19,085)
Total other income (expense), net	5,680,113	2,864,551		(1,455,048)		7,089,616

Loss before income taxes	(31,494,872)	14,203,087		(1,455,048)		(18,746,833)

Income tax benefit (expense)	(376)	-		-		(376)

Net loss	$(31,495,248)	$14,203,087		$(1,455,048)		$(18,747,209)
Dividend on 10% Series A cumulative redeemable convertible preferred stock	(601,884)	-		-		(601,884)
Accretion of 10% Series A cumulative redeemable convertible preferred stock to redemption value	(225,782)	-		-		(225,782)
Dividend on Series C Convertible Preferred Stock	-	-		(1,083,139)	(k)	(1,083,139)
Dividend on Series D Convertible Preferred Stock	-	-		(275,236)	(k)	(275,236)

Net loss attributable to common stockholders	$(32,322,914)	$14,203,087		$(2,813,423)		$(20,933,250)

Net loss per common share:
Basic and diluted loss per common share	$(27.72)					$(5.01)
Weighted average number of common shares outstanding, basic and diluted (1)	1,166,201					4,178,528

(1)	The weighted average number of common shares outstanding, basic and diluted were adjusted for the issuance of common stock of 2,900,936 from conversions of Series C Preferred Stock and 111,391 from the settlement of payables as if they occurred on July 1, 2021.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

S-46

Esports Entertainment Group, Inc.

Consolidated Statement of Operations

For The Year Ended June 30, 2022

(Unaudited)

	Historical	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma

Net revenue	$58,351,650	$(16,580,702)	(a)	$-		$41,770,948

Operating costs and expenses:
Cost of revenue	24,164,661	(6,460,964)	(a)	-		17,703,697
Sales and marketing	25,728,220	(5,362,056)	(a)	-		20,366,164
General and administrative	51,321,978	(7,175,538)	(a)	-		44,146,440
Loss (gain) on disposal of businesses, net	-	8,601,414	(b)	-		8,601,414
Asset impairment charges	46,498,689	-		-		46,498,689
Total operating expenses	147,713,548	(10,397,144)		-		137,316,404

Operating loss	(89,361,898)	(6,183,558)		-		(95,545,456)

Other income (expense):
Interest expense	(6,423,039)	-		6,406,679	(j)	(16,360)
Loss on conversion of Senior Convertible Notes	(5,999,662)	-		5,999,662	(j)	-
Loss on extinguishment of senior convertible note	(28,478,804)	-		28,478,804	(j)	-
Change in fair value of derivative liability on Senior Convertible Note	(10,882,241)	-		10,882,241	(j)	-
Change in fair value of warrant liability	31,468,270	-		(23,377,270)	(j)	8,091,000
Change in fair value of contingent consideration	2,355,308	(2,355,308)	(c)	-		-
Other non-operating income (loss)	(584,466)	-		-		(584,466)
Total other income (expense), net	(18,544,634)	(2,355,308)		28,390,116		7,490,174

Loss before income taxes	(107,906,532)	(8,538,866)		28,390,116		(88,055,282)

Income tax benefit (expense)	5,674,442	(5,671,861)	(d)	-		2,581

Net loss	$(102,232,090)	$(14,210,727)		$28,390,116		$(88,052,701)
Dividend on 10% Series A cumulative redeemable convertible preferred stock	(501,570)					(501,570)
Accretion of 10% Series A cumulative redeemable convertible preferred stock to redemption value	(182,046)			-		(182,046)
Dividend on Series C Convertible Preferred Stock	-	-		(1,449,544)	(k)	(1,449,544)
Dividend on Series D Convertible Preferred Stock	-	-		(377,993)	(k)	(377,993)

Net loss attributable to common stockholders	$(102,915,706)			$(1,827,537)		$(90,563,854)

Net loss per common share:
Basic and diluted loss per common share	$(356.27)					$(27.43)
Weighted average number of common shares outstanding, basic and diluted (1)	288,870					3,301,197

(1)	The weighted average number of common shares outstanding, basic and diluted were adjusted for the issuance of common stock of 2,900,936 from conversions of Series C Preferred Stock and 111,391 from the settlement of payables as if they occurred on July 1, 2021.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

S-47

Esports Entertainment Group, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Description of the Transaction

On February 24, 2023, (“Closing Date”), the Company, pursuant to a stock purchase agreement (“Purchase Agreement”) dated February 14, 2023 with and Gameday Group PLC, a Malta company (“Purchaser”), completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand (the “Bethard Business”), that is licensed in Malta and Sweden (and together the sale of Prozone Limited with the Bethard Business herein referred to as the “Sale of the Bethard Business).” The purchase consideration was determined by the Company to be $8,090,965 comprised of cash received on the Closing date of €1,650,000 ($1,739,882 using exchange rates in effect on the Closing Date), holdback consideration, of €150,000 ($158,171 using exchange rates in effect on the Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1,238,552 ($1,306,021 using exchange rates at the Closing Date).

2. Transaction Accounting Adjustments

(a)	Represents the removal of historical revenues and expenses directly attributed to the Sale of the Bethard Business.

(b)	Represents the loss on the Sale of the Bethard Business.

(c)	Represents a release of the Company’s obligation to pay the remaining Contingent consideration – current and Contingent consideration – non-current, liabilities which originated from the acquisition of the Bethard Business. The effects of the change in fair value of contingent consideration related to the Bethard Business, being an expense of $2,864,551 for the nine months ended March 31, 2023 and a benefit of $2,355,308 for the year ended June 30, 2022, were removed from the unaudited condensed consolidated statements of operations for each respective period.

(d)	Represents a reversal of an income tax benefit that was previously recorded based on the tax attributes of the Bethard Business. The Company had previously recorded a reduction in the valuation allowance in the amount of $5,671,861 during the year ended June 30, 2022 based on the deferred tax liabilities of the Bethard Business, and their impact on the Company’s estimate of realizability of its deferred tax assets.

3. Other Transaction Accounting Adjustments

Since March 31, 2023, the Company has entered into transactions that were not directly attributable to the Sale of the Bethard Business but were determined to be material for investors and users of the pro forma condensed combined financial statements. In accordance with Article 11 of Regulation S-X, these transactions are included as other transaction accounting adjustments, and are described below.

(e)	Prior to the conversion of the Senior Convertible Note into Series C Preferred Stock, the Company redeemed $679,976 of the $15,910,000 outstanding under the Senior Convertible Note following the Exchanges and the impact of the Amendment and Exchanges. On April 19, 2023, the Company paid $750,000 to the Holder to redeem the $679,976 and to settle a portion of the amounts due to the Holder related redemption premium of $51,450 and accrued interest of $168,574. The remaining $150,000 was paid to the Holder on May 1, 2023, resulting in a total of $900,000 paid to the Holder of which $34,911 was paid from Cash and $865,089 was paid from Restricted cash.

(f)	The Company entered into a Securities Purchase Agreement on April 30, 2023 and subsequently closed the offering of the Series D Preferred Stock May 22, 2023, resulting in the issuance of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share with an estimated fair value at issuance of $2,818,154, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for total net proceeds to the Company of $3,959,000 after deducting placement fees and expenses.

(g)	The outstanding balance of the Senior Convertible Note of $15,230,024 was exchanged for Series C Preferred Stock pursuant to the Note to Exchange Agreement entered into April 19, 2023. The exchange extinguished the Senior Convertible Note and the related debt liability outstanding and eliminated the related derivative liability that had a fair value of $1,963,933 ($1,862,000,000 approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note).

(h)	During the period from May 8, 2023 through July 31, 2023, the Holder exchanged $2,003,984 in Series C Preferred Stock for 2,900,936 shares of our common stock (par value $0.001) at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the ten (10) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion.

(i)	Represents the cash consideration and recognition of the Series D Preferred Stock on the May 22, 2023 closing of a new Series D Preferred Stock after deducting placement fees and expenses of $3,959,000, as further reduced by the fair value the Common Warrants issued with the Series D Preferred Stock that were determined to have a preliminarily fair value of $2,818,154 using Black Scholes valuation method. This resulted in a preliminary estimate of fair value recorded for the Series D Preferred Stock on May 22, 2023 of $1,440,846. The preliminary estimate of fair value of the Common Warrants of $2,818,154 also resulted in an increase additional paid-in capital in the unaudited pro forma balance sheet.

(j)	Represents the removal of historical amounts recorded in the unaudited condensed consolidated statements of operations related to the Senior Convertible Note, which was extinguished pursuant to the Securities Purchase Agreement dated April 19, 2023.

(k)	The recognition of the 8% dividend on the Series C Preferred Stock and Series D Preferred Stock with a 0.5% rate increase every 135 days from the issuance, for the nine and twelve month periods.

(l)	This issuance of 111,391 of shares of common stock on June 30, 2023 to settle payables of $131,330.

DILUTION

A purchaser of our shares of our common stock in this offering will be diluted immediately to the extent of the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock upon closing of this offering. The dilution calculated herein is assuming that the Holder’s Redemption Amounts have not been waived. Our historical net tangible book value as of March 31, 2023, was a deficit of $(24,547,425), or approximately $(7.52) per share of outstanding common stock, based on 3,262,303 shares of common stock outstanding as of March 31, 2023. Net tangible book value per share of our common stock is determined at any date by subtracting total liabilities from the amount of total assets, excluding goodwill, intangible assets and right of use assets, and dividing this amount by the number of shares of common stock deemed to be outstanding as of that date.

Pro forma net tangible book value per share gives effect to net tangible book value of our common stock at March 31, 2023 as well as (i) the exchange of the Senior Convertible Note into Series C Preferred Stock in the amount of $15,230,024, (ii) the issuance of Series D Preferred Stock for net proceeds of $3,959,000, as determined from the gross proceeds at closing of $4,300,000 less placement agent fees of $301,000 and $40,000 of other fees, (iii) redemption of the Senior Convertible Note in the amount of $679,976 prior to the exchange of the Senior Convertible Note into Series C Preferred Stock, (iv) elimination of a derivative liability in connection with the exchange of the Senior Convertible Note into Series C Preferred Stock, (v) conversions of the Series C Preferred Stock into common stock resulting in the issuance of 2,900,936 shares of common stock subsequent to March 31, 2023, and (iv) the issuance of 111,391 shares of common stock on June 30, 2023 to settle payables. After giving effect to these transactions, our pro forma net tangible book value as of March 31, 2023 would have been a deficit of $(3,483,051), or $(0.55) per share.

After giving effect to the sale of shares of our common stock at the offering price of $0.447 per share (assuming a public offering price based on the last sale price of our common stock of $0.447 as reported by the Nasdaq Capital Market on July 28, 2023) to this offering, our as adjusted net tangible book value as of March 31, 2023 would have been a deficit of approximately $(3,913,051) or approximately $(0.14) per share based on 28,645,994 shares of our as adjusted common stock outstanding as of March 31, 2023. This amount represents an immediate increase in net tangible book value of $7.39 per share of our common stock to our existing stockholders and an immediate dilution of $0.59 per share of our common stock to new investors purchasing securities in this offering, as illustrated in the following table:

The following table illustrates this dilution:

Public offering price per share			$0.447
Net tangible book value per share as of March 31, 2023		$(7.52)
Pro forma increase attributable to pro forma adjustments		$6.97
Pro forma negative net tangible book value per share as of March 31, 2023		$(0.55)
Increase in net tangible book value per share in this offering		$0.41
As adjusted net tangible book value per share, after this offering	$		(0.14)
Dilution per share to new investors in this offering	$		$0.59

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Each $0.10 increase or decrease in the assumed public offering price of $0.447 per share, which was the last reported sale price of our common stock on Nasdaq on July 28, 2023, would increase or decrease the as-adjusted net tangible book value per share by $0.03 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering and assuming no sale of pre-funded warrants.

We may also increase or decrease the number of shares we are offering. A 1,000,000 share increase or decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the as adjusted net tangible book value per share by approximately $0.01, based on an assuming the public offering price of $0.447 per share, which was the last reported sale price of our common stock on Nasdaq on July 28, 2023, remains the same and after deducting estimated placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued in this offering and assuming no sale of pre-funded warrants.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

Except as otherwise noted, all information in this prospectus reflects and assumes: (i) no sale of pre-funded warrants in this offering, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis and (ii) no exercise of the common warrants issued in this offering. The foregoing table excludes the number of shares of common stock potentially issuable upon a conversion of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock at a conversion rate equal to, at the holder’s option, either (i) the Conversion Price; or (ii) the Alternate Conversion Price, subject to the Floor Price. The Conversion Price for Series C Preferred Stock and the Series D Preferred Stock is $2.50 and $3.00, respectively. The Alternate Conversion Price for the Series C Preferred Stock and the Series D Preferred Stock is calculated as mean 90% of the lowest VWAP (as defined in the Series C and Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. The Floor Price for the Series C Preferred Stock and Series D Preferred Stock is $0.44 and $0.39, respectively. The foregoing table also excludes the number of shares of common stock issuable upon exercise of the Common Warrants issued in the Series D Preferred Stock offering and excludes any shares of common stock that would be issuable upon exercise and conversion of the preferred warrants issued in the Series D Preferred Stock offering. Issuances of shares of common stock upon conversion of the Series D Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market.

In addition, the table excludes the following as of March 31, 2023:

●	32,324 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $149.52 as of March 31, 2023;
●	835,950 shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock that are each convertible into one share of common stock at a conversion price of $17.50 per common share as of March 31, 2023;
●	562,006 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $180.73 as of March 31, 2023; and
●	14,695 shares reserved for future issuances under our equity compensation plan or other issuances to employees as of March 31, 2023.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

Subject to the limitations, assumptions and qualifications described herein, the following is a summary of certain U.S. federal income tax considerations of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering (the “Shares”), the purchase, ownership, exercise, and disposition of pre-funded warrants to purchase shares of our common stock issued pursuant to this offering (the “Pre-Funded Warrants”), the purchase, exercise, disposition and lapse of warrants to purchase shares of our common stock issued pursuant to this offering (the “Warrants”), and the purchase, ownership and disposition of shares of our common stock issuable upon exercise of the Warrants and Pre-Funded Warrants (the “Warrant Shares”). The Shares, the Warrants, the Pre-Funded Warrants and the Warrant Shares are collectively referred to herein as the “Offered Securities.” All prospective holders of the Offered Securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Offered Securities.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect and available as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of the Offered Securities.

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This discussion addresses only Offered Securities that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. It does not address holders that are subject to special rules, such as:

●	banks, insurance companies or other financial institutions;

●	tax-exempt organizations or governmental organizations;

●	brokers or dealers in securities;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons who hold any of the Offered Securities as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

●	persons deemed to sell any of the Offered Securities under the constructive sale provisions of the Code;

●	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as subchapter S corporations (or investors in such entities or arrangements);

●	regulated investment companies or real estate investment trusts;

●	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies;

●	certain U.S. expatriates and former citizens or former long-term residents of the United States; or

●	holders that acquire the Offered Securities through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

If a holder is a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of a partner or beneficial owner or such partnership will generally depend on the status of such partner or beneficial owner and the entity’s activities. Partnerships, partners and beneficial owners in partnerships or other pass-through entities that own the Offered Securities should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to the acquisition, ownership and disposition of the Offered Securities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Offered Securities, that, for U.S. federal income tax purposes, is:

●	an individual that is a citizen or resident of the United States;

●	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	a trust that: (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

●	an estate that is subject to U.S. federal income tax on its income regardless of its source.

As used herein, the term “Non-U.S. Holder” means a beneficial owner, other than an entity treated as a partnership for U.S. federal income tax purposes, of the Offered Securities that is not a U.S. Holder.

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PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE OFFERED SECURITIES.

Allocation of purchase price

In determining the tax basis of each Share, Pre-Funded Warrant and Warrant purchased together in this offering, holders should allocate their purchase price between the Share, Pre-Funded Warrant and Warrant on the basis of their relative fair market values at the time of issuance. We do not intend to advise holders of the Offered Securities with respect to this determination. A holder’s allocation of the purchase price between the Shares, Pre-Funded Warrants and Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder’s allocation. All holders are advised to consult their tax and financial advisors with respect to the relative fair market values of the Shares, Pre-Funded Warrants and Warrants for U.S. federal income tax purposes.

General Treatment of Warrants and Pre-Funded Warrants

Although the law in this area is not completely settled, the Warrants and Pre-Funded Warrants generally are expected to be treated as shares of our common stock for U.S. federal income tax purposes and a holder of Warrants or Pre-Funded Warrants generally should be taxed in the same manner as a holder of Shares as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Warrant and Pre-Funded Warrant and, upon exercise, the holding period of a Warrant and Pre-Funded Warrant should carry over to the common shares received. Similarly, the tax basis of a Warrant and Pre-Funded Warrant should carry over to the common share received upon exercise, increased by the exercise price (if applicable). All holders are advised to consult their tax advisors with respect to the consequences of the acquisition, ownership and disposition of the Warrants and Pre-Funded Warrants, as well as the exercise of, certain adjustments to, and any payments in respect of the Warrants and Pre-Funded Warrants (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Tax considerations applicable to U.S. Holders

Distributions on Shares and Warrant Shares

We do not anticipate declaring or paying any cash dividends to holders of our common stock. If we make distributions of cash or other property on the Shares or Warrant Shares (other than certain distributions of stock), such distributions will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations. Dividends received by certain non-corporate U.S. Holders, including individuals, are generally taxed at the lower applicable capital gains rate provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a U.S. Holder’s adjusted tax basis in its Shares, Pre-Funded Warrants, or Warrant Shares, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or other taxable disposition of the Shares, Warrants, Pre-Funded Warrants, and Warrant Shares.”

Sale or other taxable disposition of the Shares, Warrants, Pre-Funded Warrants, and Warrant Shares

Upon the sale, exchange or other taxable disposition of the Shares, Warrants, Pre-Funded Warrants, or Warrant Shares, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in the Shares, Warrants, Pre-Funded Warrants, or Warrant Shares. This capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in such Shares, Warrants, Pre-Funded Warrants, or Warrant Shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

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Sale or other disposition or exercise of Pre-Funded Warrants and Warrants

Upon the sale, exchange or other disposition of a Pre-Funded Warrant or Warrant, other than by exercise, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition and the U.S. Holder’s tax basis in the Pre-Funded Warrant or Warrant. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such Pre-Funded Warrant or Warrant is more than one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to certain limitations.

In general, subject to the discussion below with respect to the cashless exercise of Pre-Funded Warrants or Warrants, a U.S. Holder will not be required to recognize income, gain or loss upon exercise of a Pre-Funded Warrant or Warrant for its exercise price (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s tax basis in Warrant Shares received upon exercise of Pre-Funded Warrants or Warrants will be equal to the sum of: (i) the U.S. Holder’s tax basis in the Pre-Funded Warrants or Warrants exchanged therefor and (ii) the exercise price of such Pre-Funded Warrants or Warrants. A U.S. Holder’s holding period in the Warrant Shares received upon exercise will commence on the day after such U.S. Holder exercises the Pre-Funded Warrants or Warrants.

In certain circumstances, the Pre-Funded Warrants or Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a Pre-Funded Warrant or Warrants on a cashless basis is unclear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. Holders are urged to consult their tax advisors as to the consequences of an exercise of a Pre-Funded Warrant or Warrant on a cashless basis, including with respect to their holding period and tax basis in the Warrant Shares.

Lapse of Pre-Funded Warrants and Warrants

If a Pre-Funded Warrantor Warrant expires without being exercised, a U.S. Holder will recognize a capital loss in an amount equal to such U.S. Holder’s tax basis in the Pre-Funded Warrant or Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. Holder’s holding period in such Pre-Funded Warrant or Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

Certain adjustments to and distributions on Pre-Funded Warrants and Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants and Warrants, or an adjustment to the exercise price of Pre-Funded Warrants or Warrants (or in certain circumstances, a failure to make adjustments), may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants or Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our assets or earnings and profits as determined under U.S. federal income tax principles, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate the Pre-Funded Warrant holders or Warrant holders for a distribution of cash or other property to our shareholders). Such distributions will constitute dividends to the extent deemed paid out of our current or accumulated earnings and profits, as discussed above under “Distributions on Shares and Warrant Shares.” U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to the number of Warrant Shares that will be issued on the exercise of the Pre-Funded Warrants and Warrants or the exercise price of the Pre-Funded Warrants or Warrants.

Backup withholding and information reporting

In general, backup withholding and information reporting requirements may apply to payments on the Offered Securities and to the receipt of proceeds on the sale, exchange or other taxable disposition of the Offered Securities. Backup withholding (currently at a rate of 24%) may apply if a U.S. Holder fails to furnish its taxpayer identification number, a U.S. Holder fails to certify under penalties of perjury that such taxpayer identification number is correct and that such U.S. Holder is not subject to backup withholding (generally on a properly completed and duly executed IRS Form W-9), the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends, or such U.S. Holder otherwise fails to comply with the applicable requirements of the backup withholding rules.

Certain U.S. Holders generally are not subject to backup withholding and information reporting requirements, provided that their exemptions from backup withholding and information reporting are properly established. Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors regarding the application of backup withholding, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

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Tax considerations applicable to Non-U.S. Holders

Distributions on Shares, Warrants, Pre-Funded Warrants, and Warrant Shares

As mentioned above, we do not anticipate declaring or paying any cash dividends to holders of our common stock. However, distributions of cash or other property (other than certain distributions of stock) on the Shares, Warrants, Pre-Funded Warrants, or Warrant Shares will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be subject to the treatment as described below under “— Gain on sale or other taxable disposition of the Offered Securities”.

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, the Non-U.S. Holder will be required to provide us or our paying agent with a properly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, certifying under penalties of perjury that the Non-U.S. Holder is not a United States person and is eligible for the benefits under the applicable tax treaty. These forms may need to be periodically updated. If a Non-U.S. Holder holds the Offered Securities through a financial institution or other intermediary, the Non-U.S. Holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty who fails to timely provide an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as a U.S. Holder. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or appropriate successor form) in order to claim an exemption from withholding. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates generally applicable to a United States person. Dividends received by a corporate Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

The taxation of a distribution received with respect to the Warrants or Pre-Funded Warrants is unclear. It is possible such a distribution would be treated as a distribution as described in this section, although other treatments may also be possible. You should consult your own tax advisors regarding the proper treatment of any payments in respect of the Warrants and Pre-Funded Warrants.

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Pre-Funded Warrant or Warrant and the related receipt of Warrant Shares.

Lapse of Warrants

If a Non-U.S. holder allows a Pre-Funded Warrant or Warrant to expire unexercised, such Non-U.S. holder will recognize a capital loss for U.S. federal income tax purposes in an amount equal to such holder’s tax basis in the Pre-Funded Warrant or Warrant. See “—Tax considerations applicable to U.S. Holders”—Lapse of Pre-Funded Warrants and Warrants” above.

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Gain on sale or other taxable disposition of the Offered Securities

Subject to the discussions below under “— Information reporting and backup withholding” and “— FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, exchange or other taxable disposition of the Offered Securities unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	We are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or have been a United States real property holding corporation during the specified testing period, as long as our common stock is regularly traded on an established securities market (such as the Nasdaq Capital Market) at any time during the calendar year in which the disposition occurs, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of Shares, Warrants, Pre-Funded Warrants or Warrant Shares if the Non-U.S. Holder does not own or has not owned (actually or constructively) more than 5% of our common stock at any time during the shorter of the two periods mentioned above. Special rules may apply to the determination of the 5% threshold in the case of a Non-U.S. Holder of Warrants. Non-U.S. Holders are urged to consult their tax advisors regarding the effect of holding Warrants on the calculation of such 5% threshold. Non-U.S. Holders should consult their tax advisors regarding the application of this regularly traded exception.

If a Non-U.S. Holder recognizes gain on a sale, exchange or other disposition of the Offered Securities that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be subject to U.S. federal income tax at the regular U.S. federal income tax rates generally applicable to a United States person. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the acquisition, ownership and disposition of the Offered Securities, including the possible imposition of the branch profits tax.

Certain adjustments to and distributions on Pre-Funded Warrants and Warrants

As discussed above under “— Tax considerations applicable to U.S. Holders — Certain adjustments to and distributions on Pre-Funded Warrants and Warrants,” certain adjustments to the number of Warrant Shares on the exercise of the Pre-Funded Warrants and Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants or Warrants (or certain failures to make adjustments), may be deemed to be the payment of a distribution with respect to the Pre-Funded Warrants or Warrants. Such a deemed distribution could be treated as a dividend to a Non-U.S. Holder to the extent of our earnings and profits, notwithstanding the fact that such Holder will not receive a cash payment. In the event of such a deemed dividend, we may be required to withhold tax from subsequent distributions of cash or property to Non-U.S. Holders. Non-U.S. Holders should consult their tax advisors regarding the proper treatment of any such adjustments to the Pre-Funded Warrants and Warrants.

In addition, as discussed above under “— Tax considerations applicable to U.S. Holders — Certain adjustments to and distributions on Pre-Funded Warrants and Warrants,” the taxation of a distribution received with respect to a Pre-Funded Warrant and Warrant is unclear. It is possible such a distribution would be treated as a distribution (or constructive distribution), although other treatments are possible. Non-U.S. Holders should consult their tax advisors regarding the U.S. withholding tax and other U.S. tax consequences of distributions received with respect to Pre-Funded Warrants and Warrants.

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Information reporting and backup withholding

Information returns will be filed with the IRS in connection with payments of dividends on the Offered Securities. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Unless a Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of the Offered Securities to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

A Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) on payments on the Offered Securities or on the proceeds from a sale, exchange or other disposition of the Offered Securities unless the Non-U.S. Holder complies with certification procedures to establish that the Non-U.S. Holder is not a United States person or otherwise establishes an exemption. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty (including properly certifying non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 (or appropriate successor form)) generally will satisfy the certification requirements necessary to avoid backup withholding as well. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that a holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. Non-U.S. Holders are urged to consult their tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on the Offered Securities, as well as payments of gross proceeds of dispositions of the Offered Securities, to a “foreign financial institution” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied or an exemption applies. However, the IRS has issued proposed Treasury regulations that eliminate FATCA withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, any applicable withholding agent may (but is not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or the proposed Treasury regulations are withdrawn. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Holders should consult their tax advisors regarding the effects of FATCA on their investments in the Offered Securities.

We will not pay any additional amounts to Holders with respect to any amounts withheld, including pursuant to FATCA.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE OFFERED SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement (the “Placement Agency Agreement”), dated as of [●], 2023, Maxim Group LLC is acting as Placement Agent in this offering, to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we might not sell the entire amount of securities being offered, or any at all. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

The Placement Agency Agreement provides that the placement agent’s obligations are subject to the conditions contained in the Placement Agency Agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about         , 2023. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7% of the aggregate gross proceeds to us from the sale of the securities in the offering. We have also agreed to reimburse the Placement Agent for accountable legal expenses incurred by it in connection with this transaction in the amount of $100,000. We estimate that the total expenses of the offering payable by us, excluding the total Placement Agent fees, will be approximately $430,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Share and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total
Public offering price
Placement Agent fees
Proceeds to us, before expenses

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Determination of Offering Price

The actual public offering price of the securities, and the exercise price of the common warrants that we are offering, will be determined by negotiations between us, the Placement Agent and the investors in the offering based on the trading price of our common stock prior to the offering, among other things, and may be at a discount to the current market price of our common stock. Among the factors considered in determining such public offering price will be our historical performance and capital structure, prevailing market conditions, and overall assessment of our business.

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Lock-Up Agreements and Trading Restrictions

We, our executive officers and directors have agreed to a 15-day “lock-up” from the closing date of this offering of shares of common stock that they beneficially own. This means that, for a period of fifteen (15) days following such closing date, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the Placement Agent.

The Placement Agent has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Placement Agent may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Right of First Refusal

We have also agreed to grant to the Placement Agent, for a period of nine (9) months following the closing of this offering, a right of first refusal to act as sole managing underwriter and sole book runner for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder, or other person or entity in connection with such offering during such nine (9) month period of the Company, or any successor to or any subsidiary of the Company.

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Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent: (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on Nasdaq Capital Market under the symbol “GMBL.”

We currently have two classes of Common Stock Purchase Warrants that trade on the Nasdaq Capital Market under the symbols “GMBLW” and “GMBLZ.”

We do not intend to list the common warrants or pre-funded warrants from this offering on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent.

Other Relationships

The Placement Agent and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In the course of its businesses, the Placement Agent and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the Placement Agent and its affiliates may at any time hold long or short positions in such securities or loans.

Except for services provided in connection with this offering, and except as set forth in this section, the Placement Agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the Placement Agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

On September 15, 2022, we entered into an underwriting agreement with Maxim Group LLC and Joseph Gunnar & Co. LLC as the underwriters, relating to a firm commitment public offering of (a) 300,000 shares of our common stock and (b) warrants to purchase up to 300,000 shares of common stock. The Company paid the underwriters an aggregate of $526,710 in discounts and commissions in connection with the offering, which closed on September 19, 2022. In connection with such offering, we agreed to pay to Maxim Group LLC and Joseph Gunnar & Co. LLC, subject to certain exceptions, a tail fee equal to the cash compensation in such offering, if any investor who was contacted by such representatives in connection with such offering, provides us with capital in any public or private offering or other financing or capital raising transaction during the twelve (12)-month period following the termination or expiration of the underwriting agreement relating to such offering.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, pre-funded warrants and common warrants, or the possession, circulation or distribution of this prospectus or any other material relating to us or our securities in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our securities may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Non-U.S. Investors

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
●	by the Placement Agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the Placement Agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression” Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The Placement Agent has represented, warranted and agreed that:

a.	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and
b.	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or
●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are “permitted clients”, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Placement Agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

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DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of blank check preferred stock. As of July 31, 2023, there were 6,274,630 shares of our common stock issued and outstanding. As of July 31, 2023, there were 835,950 shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock, 13,546 shares of Series C Preferred Stock and 4,300 shares of Series D Preferred Stock outstanding.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. The holders of thirty-three and 34/100 percent (33.34%) of the issued and outstanding voting shares at any meeting shall constitute a quorum for the transaction of business at a meeting of the corporation. If there is less than a quorum, the meeting may be adjourned to another time, or place required by law. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Amended and Restated Articles of Incorporation. Our Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our Board from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our Board, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. Payment of future dividends on our common stock, if any, will be at the discretion of our Board and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our Board may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Preferred Stock

Our Board is authorized by our Amended and Restated Articles of Incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board is authorized, within any limitations prescribed by law and our Amended and Restated Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;
2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;
3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board determines;
5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
8.	Any other relative rights, preferences and limitations of that series.

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The Board has designated four classes of Preferred Shares, 10% Series A Cumulative Redeemable Convertible Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. Pursuant to the terms of the Series B Preferred Stock, the outstanding shares of Series B Preferred Stock were redeemed in whole following the effectiveness of stockholder approval of the reverse stock split proposal. The following summary of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is supplemented herein by the detailed description of rights and limitations of such class provided in Exhibit 3.3, 3.5 and 3.6, respectively.

10% Series A Cumulative Redeemable Convertible Preferred Stock:

On November 10, 2021, the Company designated 1,725,000 shares of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock (“10% Series A Cumulative Redeemable Convertible Preferred Stock”), with a par value of $0.001 per share and liquidation value of $11.00. On November 11, 2021, the Company announced that it priced an underwritten public offering of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock in the first series issuance of preferred stock, of which 800,000 shares were issued at $10 a share on November 16, 2021.

In addition, under the terms of the underwriting agreement for the public offering of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, the Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares. On December 10, 2021, there was a partial exercise to purchase 35,950 shares.

Conversion

Each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock is convertible into one share of the Company’s common stock at a conversion price of $17.50 per common share. Subject to earlier conversion or redemption, the 10% Series A Cumulative Redeemable Convertible Preferred Stock matures five years from issuance, or November 15, 2026, at which point the Company must redeem the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock in cash.

Dividends

Dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock accrue daily and are cumulative from the date of issuance. The dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are payable monthly in arrears on the last day of each calendar month, when, as and if declared by the Company’s Board, at the rate of 10.0% per annum. In the event the dividends are not paid in cash, the dividends shall continue to accrue at a dividend rate of 10.0%.

Redemption and Liquidation

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is also redeemable, at the option of the Board, in whole or in part, at any time on or after January 1, 2023. The 10% Series A Cumulative Redeemable Convertible Preferred Stock includes a change of control put option which allows the holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock to require the Company to repurchase such holders’ shares in cash in an amount equal to the initial purchase price plus accrued dividends. The 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable upon certain deemed liquidation events, such as a change in control. Because a deemed liquidation event could constitute a redemption event outside of the Company’s control, all shares of preferred stock have been presented outside of permanent equity in mezzanine equity on the unaudited condensed consolidated balance sheets.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is not mandatorily redeemable, but rather is only contingently redeemable, and given that the redemption events are not certain to occur, the shares have not been accounted for as a liability. As the 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable on events outside of the control of the Company, all shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

Voting Rights

The holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock will not have any voting rights, except whenever dividends on any share of any series of preferred stock (“Applicable Preferred Stock”) have not been paid in an aggregate amount equal to four monthly dividends on the shares, the holders of the Applicable Preferred Stock will have the exclusive and special right, voting separately as a class and without regard to series, to elect at an annual meeting of stockholders or special meeting held in place of it one member of the Board, until all arrearages in dividends and dividends in full for the current monthly period have been paid.

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Series C Convertible Preferred Stock:

The following are the principal terms of the Series C Preferred Stock, which are contained in the Series C Certificate of Designations that was filed with the Secretary of State of the State of Nevada on April 28, 2023, which amended our Amended and Restated Certificate of Incorporation. The following description is a summary of the material terms of the Series C Preferred Stock and the Series C Certificate of Designations. It does not purport to be complete and is qualified in all respects by the terms of the Series C Certificate of Designations, the form of which is attached to this prospectus as Exhibit 3.5. We urge you to read the Series C Certificate of Designations in full because it, and not this description, defines the rights of the holder of Series C Preferred Stock and the relative rights of the holders of our common stock.

On April 19, 2023, the Company’s Board of Directors approved the designation of 20,000 shares of preferred stock as Series C Preferred Stock, with a par value of $0.001 per share.

Ranking

The Series C Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks equal to the 10% Series A Cumulative Redeemable Convertible Preferred Stock and senior to all common stock of the Company unless the Required Holder consents to the creation of other capital stock of the Company that is senior or equal in rank to the Series C Preferred Stock.

Adjustments

In the event that the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or is deemed to have granted, issued or sold, any shares of common stock, but excluding certain excluded issuances as described in the Series C Certificate of Designation, for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price, subject to certain exceptions described in the Series C Certificate of Designations.

If the Company effects any stock split, stock dividend, recapitalization or otherwise or any combination, reverse stock split or otherwise then in each such case the calculations with respect to the Conversion Price and similar terms shall be adjusted accordingly, all as more fully described in the Series C Certificate of Designations. If there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price (as defined below) is less than the Conversion Price then in effect (after giving effect to the automatic adjustment above), then on the sixteenth (16th) trading day immediately following such Stock Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) trading day (after giving effect to the automatic adjustment above) shall be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event Date, 80% of the quotient determined by dividing (x) the sum of the VWAP (as defined in the Series C Certificate of Designation) of the common stock for each of the three (3) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Stock Combination Event Date, divided by (y) three (3).

Purchase Rights

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Purchase Rights”), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder of Series C Preferred Stock could have acquired if such holder of Series C Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of all the Series C Preferred Stock held by such holder of Series C Preferred Stock immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights; subject to certain limitations on beneficial ownership.

Conversion

The Series C Preferred Stock is convertible into common stock (the “Conversion Shares”) at the option of the holder at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean $2.50. “Alternate Conversion Price” shall mean 90% of the lowest VWAP (as defined in the Series C Certificate of Designations) of the 10 trading days ending and including the date of conversion. “Floor Price” shall mean $0.44.

Liquidation

In the event of a liquidation, the holders of Series C Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of common stock or other junior stock, but pari passu with any parity stock then outstanding, such as the Series A Preferred Stock, an amount per preferred share equal to the greater of (A) 125% of the Conversion Amount of such preferred share on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such preferred share into common stock (at the Alternate Conversion Price then in effect) immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective Certificate of Designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of preferred shares and all holders of shares of parity stock.

In addition, the Company will provide the holders of Series C Preferred Stock with notice of certain triggering events (each a “Triggering Event”) or if a holder of Series C Preferred Stock may become aware of a Triggering Event as a result of which the holder of Series C Preferred Stock may choose to convert the Series C Preferred Stock they hold into Conversion Shares at the Series C Alternate Conversion Price for the Triggering Event Conversion Right Period.

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Each of the following is a “Triggering Event” and each of the events in clauses (x), (xi), and (xii), is a “Bankruptcy Triggering Event”:

(i) the suspension from trading or the failure of the common stock to be trading or listed (as applicable) on an Eligible Market for a period of three (3) consecutive Trading Days;

(ii) the Company’s failure (A) to cure a Conversion Failure by delivery of the required number of shares of common stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of Series C Preferred Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of common stock that is requested in accordance with the provisions of the Series C Certificate of Designations, other than pursuant to Section 4(d). of the Series C Certificate of Designations;

(iii) the Board fails to declare any Dividend to be paid on the applicable Dividend Date in accordance with Section 3 of the Certificate of Designations;

(iv) the Company’s failure to pay to any holder of Series C Preferred Stock any Dividend on any Dividend Date (whether or not declared by the Board) or any other amount when and as due under the Certificate of Designations (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), the Note to Preferred Stock Exchange Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, whether or not permitted pursuant to the NRS), except, in the case of a failure to pay Dividends and Late Charges when and as due, in each such case only if such failure remains uncured for a period of at least two (2) Trading Days

(v) other than as specifically set forth in another clause of Section 5(a) of the Series C Certificate of Designations, the Company or any Subsidiary breaches any representation or warranty or any covenant or other term or condition of the Note to Preferred Exchange Agreement, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of two (2) consecutive Trading Days;

(vi) the Company fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (y) the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) and any such failure remains uncured for a period of two (2) consecutive Trading Days;

(vii) except to the extent the Company is in compliance with Section 11(b). of the Series C Certificate of Designation, at any time following the fifth (5th) consecutive day that a holder of Series C Preferred Stock’s Authorized Share Allocation (as defined in Section 11(a). of the Series C Certificate of Designations) is less than the number of shares of common stock that such holder of Series C Preferred Stock would be entitled to receive upon a conversion, in full, of all of the shares then held by such holder of Series C Preferred Stock (without regard to any limitations on conversion set forth in the Series C Certificate of Designation);

(viii) the Company fails to remove any restrictive legend on any certificate or any shares of common stock issued to the applicable holder of Series C Preferred Stock upon conversion or exercise (as the case may be) of any Securities held by such holder of Series C Preferred Stock as and when required by such Securities, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(ix) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of indebtedness for borrowed money of the Company or any of its Subsidiaries, excluding any indebtedness for borrowed money in which no cash payment is required at such time pursuant to a forbearance agreement in full force and effect or any applicable grace period under the terms of such indebtedness for borrowed money;

(x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party (other than Argyll Entertainment and Argyll Productions), shall not be dismissed within thirty (30) days of their initiation;

(xi) the commencement by the Company or any Subsidiary (other than Argyll Entertainment and Argyll Productions) of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(xii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xiii) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides each holder of Series C Preferred Stock a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each holder of Series C Preferred Stock) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment; or

(xiv) a knowingly false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions (as defined in the Preferred Warrants) are satisfied, (B) there has been no Equity Conditions Failure (as defined in the Preferred Warrants), or (C) as to whether any Triggering Event has occurred.

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Company Optional Redemption

Subject to certain conditions related to material non-public information, triggering events and other criteria included in the Series C Certificate of Designations, the Company shall have the right to redeem all, but not less than all, of the Series C Preferred Shares then outstanding on the Series C Company Optional Redemption Date (as defined in Section 7(a) of the Series C Certificate of Designations) (a “Series C Company Optional Redemption”). The Series C Preferred Shares subject to redemption pursuant to Section 7(a) shall be redeemed by the Company in cash at a price equal to the greater of (i) the Conversion Amount of the Series C Preferred Shares being redeemed as of the Company Series C Optional Redemption Date and (ii) the product of (1) the Conversion Rate of an Alternate Conversion of the Series C Preferred Shares being redeemed as of the Series C Company Optional Redemption Date multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding the Company Optional Redemption Notice Date and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made under Section 7(a) of the Series C Certificate of Designations.

Mandatory Redemption on Bankruptcy Triggering Event

Upon any Bankruptcy Triggering Event, the Company shall immediately redeem, in cash, each share of Series C Preferred Stock then outstanding at a redemption price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 115% and (ii) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th trading day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment with respect to the Conversion Amount in effect immediately following the date of initial public announcement (or public filing of bankruptcy documents, as applicable) of such Bankruptcy Triggering Event multiplied by (Y) the product of (1) 115% multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire redemption payment required to be made.

Dividends

Dividends on the Series C Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and shall be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event).

Beneficial Ownership Limitation

The Series C Preferred Stock cannot be converted into common stock if the holder of Series C Preferred Stock and its affiliates would beneficially own more than 9.99% of the outstanding common stock. However, any holder of Series C Preferred Stock may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing notice.

Voting Rights

The holders of the Series C Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders of Series C Preferred Stock for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock except as provided in the Series C Certificate of Designations or as otherwise required by applicable law). To the extent that under applicable law, the vote of the holder of the Series C Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Required Holders of the shares of the Series C Preferred Stock, voting together in the aggregate and not in separate series unless required under applicable law, represented at a duly held meeting at which a quorum is presented or by written consent of the Required Holders (except as otherwise may be required under the applicable law), voting together in the aggregate and not in separate series unless required under the applicable law, shall constitute the approval of such action by both the class or the series, as applicable. Holders of the Series C Preferred Stock shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the applicable law.

Without first obtaining the affirmative vote of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws, or file any Certificate of Amendment or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series C Preferred Stock hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series A Convertible Preferred Stock; (c) create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock; (d) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board)); (e) pay dividends or make any other distribution on any shares of any Junior Stock; (f) issue any preferred stock other than as contemplated hereby or pursuant to the Underwriting Agreement or the Preferred Warrants; or (g) whether or not prohibited by the terms of the Series C Preferred Stock, circumvent a right of the Series C Preferred Stock under the Certificate of Amendment.

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Covenants

The Company is subject to the following covenants under the terms of the Series C Preferred Stock:

(i) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (other than Series A Preferred Stock or as required by the Series C Certificate of Designations).

(ii) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Holder, (a) issue any other shares of preferred stock (other than as contemplated by the Note to Preferred Exchange Agreement, the Series C Certificate of Designations, the Series D Certificate of Designations and the Securities Purchase Agreement), (b) issue any other securities that would cause a breach or default under the Series C Certificate of Designations or (c) issue any other securities at (or with) a new issuance price less than the conversion price then in effect.

(iii) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of Series C Certificate of Designations; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the holders by the Series C Certificate of Designations, but will suffer and permit the execution of every such power as though no such law has been enacted.

(iv) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its subsidiaries). The Company and its subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(v) PCAOB Registered Auditor. At all times any Series C Preferred Shares remain outstanding, the Company shall have engaged an independent auditor to audit its financial statements that is registered with (and in compliance with the rules and regulations of) the Public Company Accounting Oversight Board.

(vi) Independent Investigation. At the request of any Holder either (x) at any time when a Triggering Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Triggering Event or (z) at any time such Holder reasonably believes a Triggering Event may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by such Holder to investigate as to whether any breach of the Series C Certificate of Designations has occurred.

Other Terms

The terms of the Series C Preferred Stock prohibit the Company from subsequent financings at a price below the Conversion Price set at the Preferred Exchange Transaction, unless approved by the holder of Series C Preferred Stock.

The Holder has the option to require the Company to use 50% of the proceeds from any subsequent financing to redeem the Series C Preferred Stock at the greater of (a) the Conversion Amount of such Subsequent Placement Optional Redemption Share being redeemed as of the Subsequent Placement Optional Redemption Date and (b) solely if any Equity Conditions Failure (as defined in the Series C Certificate of Designations) then exists, the product of (1) the Conversion Rate of an Alternate Conversion of such share being redeemed multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such the date of notice of the redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made.

The holder of Series C Preferred Stock may convert the Series C Preferred Stock into any subsequent financing thereby receiving securities issued in such subsequent financing in exchange for cancellation of all or part of the Series C Preferred Stock.

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Series D Preferred Stock:

The following are the principal terms of the Series D Preferred Stock, which are contained in the Series D Certificate of Designations that was filed with the Secretary of State of the State of Nevada on May 22, 2023, which amended our Amended and Restated Certificate of Incorporation. The following description is a summary of the material terms of the Series D Preferred Stock and the Series D Certificate of Designations. It does not purport to be complete and is qualified in all respects by the terms of the Series D Certificate of Designations, the form of which is attached to this prospectus as Exhibit 3.6. We urge you to read the Series D Certificate of Designations in full because it, and not this description, defines the rights of the holder of Series D Preferred Stock and the relative rights of the holders of our common stock.

On April 30, 2023, the Company entered into and on May 22, 2023 subsequently closed a Securities Purchase Agreement with the Holder. The Securities Purchase Agreement contemplated a direct offering to the Investor of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share (the “Preferred Warrants”), for a total gross proceeds to the Company of $4.3 million before deducting underwriting discounts and commissions.

The Company shall not be allowed to effect the conversion of any of the Series D Preferred Stock held by the holder of Series D Preferred Stock, and such holder of Series D Preferred Stock shall not have the right to convert any of the Series D Preferred Stock held by such holder of Series D Preferred Stock pursuant to the terms and conditions of the Series D Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series D Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

The following are the principal terms of the Series D Preferred Stock, which are contained in the Series D Certificate of Designations.

Ranking

The Series D Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks equal to the 10% Series A Cumulative Redeemable Convertible Preferred Stock and the Series C Preferred Stock and is senior to all common stock of the Company unless the Investor consents to the creation of other capital stock of the Company that is senior or equal in rank to the Series D Preferred Stock.

Adjustments

In the event that the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or is deemed to have granted, issued or sold, any shares of common stock, but excluding certain excluded issuances as described in the Series D Certificate of Designation, for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price, subject to certain exceptions described in the Series D Certificate of Designations.

If the Company effects any stock split, stock dividend, recapitalization or otherwise or any combination, reverse stock split or otherwise then in each such case the calculations with respect to the Conversion Price and similar terms shall be adjusted accordingly, all as more fully described in the Series D Certificate of Designations. If there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the common stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price (as defined below) is less than the Conversion Price then in effect (after giving effect to the automatic adjustment above), then on the sixteenth (16th) trading day immediately following such Stock Combination Event Date, the Conversion Price then in effect on such sixteenth (16th) trading day (after giving effect to the automatic adjustment above) shall be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event Date, 80% of the quotient determined by dividing (x) the sum of the VWAP (as defined in the Series D Certificate of Designation) of the common stock for each of the three (3) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Stock Combination Event Date, divided by (y) three (3).

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Purchase Rights

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Purchase Rights”), then each holder of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder of Series D Preferred Stock could have acquired if such holder of Series D Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of all the Series D Preferred Stock held by such holder of Series D Preferred Stock immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights; subject to certain limitations on beneficial ownership.

Conversion

The Series D Certificate of Designations contemplates that the Series D Preferred Stock is convertible into common stock (the “Conversion Shares”) at the option of the holder of Series D Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series D Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series D Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series D Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series D Certificate of Designations. “Conversion Price” shall mean $3.00. “Alternate Conversion Price” shall mean 90% of the lowest VWAP (as defined in the Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. “Floor Price” shall mean $0.39.

Liquidation

In the event of a liquidation, the holders of Series D Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of common stock or other junior stock, but pari passu with any parity stock then outstanding, such as the Series A Preferred Stock, an amount per preferred share equal to the greater of (A) 125% of the Conversion Amount of such preferred share on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such preferred share into common stock (at the Alternate Conversion Price then in effect) immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of parity stock, then each Holder and each holder of parity stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of parity stock as a liquidation preference, in accordance with their respective Certificate of Designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of preferred shares and all holders of shares of parity stock.

In addition, the Company will provide the holders of Series D Preferred Stock with notice of certain triggering events (each a “Triggering Event”) or if a holder of Series D Preferred Stock may become aware of a Triggering Event as a result of which the holder of Series D Preferred Stock may choose to convert the Series D Preferred Stock they hold into Conversion Shares at the Series D Alternate Conversion Price for the Triggering Event Conversion Right Period.

Each of the following is a “Triggering Event” and each of the events in clauses (x), (xi), and (xii), is a “Bankruptcy Triggering Event”:

(i) the suspension from trading or the failure of the common stock to be trading or listed (as applicable) on an Eligible Market for a period of three (3) consecutive Trading Days;

(ii) the Company’s failure (A) to cure a Conversion Failure by delivery of the required number of shares of common stock within five (5) Trading Days after the applicable Conversion Date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of Series D Preferred Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any preferred shares into shares of common stock that is requested in accordance with the provisions of the Series D Certificate of Designations, other than pursuant to Section 4(d). of the Series D Certificate of Designations;

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(iii) the Board fails to declare any Dividend to be paid on the applicable Dividend Date in accordance with Section 3 of the Certificate of Designations;

(iv) the Company’s failure to pay to any holder of Series D Preferred Stock any Dividend on any Dividend Date (whether or not declared by the Board) or any other amount when and as due under the Certificate of Designations (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), the Securities Purchase Agreement or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby (in each case, whether or not permitted pursuant to the NRS), except, in the case of a failure to pay Dividends and Late Charges when and as due, in each such case only if such failure remains uncured for a period of at least two (2) Trading Days

(v) other than as specifically set forth in another clause of Section 5(a) of the Series D Certificate of Designations, the Company or any Subsidiary breaches any representation or warranty or any covenant or other term or condition of the Securities Purchase Agreement, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of two (2) consecutive Trading Days;

(vi) the Company fails for any reason to satisfy the requirements of Rule 144(c)(1), including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c) or (y) the Company has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) and any such failure remains uncured for a period of two (2) consecutive Trading Days;

(vii) except to the extent the Company is in compliance with Section 11(b) of the Series D Certificate of Designation, at any time following the fifth (5th) consecutive day that a holder of Series D Preferred Stock’s Authorized Share Allocation (as defined in Section 11(a) of the Series D Certificate of Designations) is less than the number of shares of common stock that such holder of Series D Preferred Stock would be entitled to receive upon a conversion, in full, of all of the shares then held by such holder of Series D Preferred Stock (without regard to any limitations on conversion set forth in the Series D Certificate of Designation);

(viii) the Company fails to remove any restrictive legend on any certificate or any shares of common stock issued to the applicable holder of Series D Preferred Stock upon conversion or exercise (as the case may be) of any Securities held by such holder of Series D Preferred Stock as and when required by such Securities, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five (5) days;

(ix) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of indebtedness for borrowed money of the Company or any of its Subsidiaries, excluding any indebtedness for borrowed money in which no cash payment is required at such time pursuant to a forbearance agreement in full force and effect or any applicable grace period under the terms of such indebtedness for borrowed money;

(x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party (other than Argyll Entertainment), shall not be dismissed within thirty (30) days of their initiation;

(xi) the commencement by the Company or any Subsidiary (other than Argyll Entertainment) of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

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(xii) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;

(xiii) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides each holder of Series D Preferred Stock a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to each holder of Series D Preferred Stock) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within forty-five (45) days of the issuance of such judgment; or

(xiv) a knowingly false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the Equity Conditions (as defined in the Preferred Warrants) are satisfied, (B) there has been no Equity Conditions Failure (as defined in the Preferred Warrants), or (C) as to whether any Triggering Event has occurred.

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Company Optional Redemption

Subject to certain conditions related to material non-public information, triggering events and other criteria included in the Series D Certificate of Designations, the Company shall have the right to redeem all, but not less than all, of the Series D Preferred Shares then outstanding on the Series D Company Optional Redemption Date (as defined in Section 7(a) of the Series D Certificate of Designations) (a “Series D Company Optional Redemption”). The Series D Preferred Shares subject to redemption pursuant to Section 7(a) shall be redeemed by the Company in cash at a price equal to the greater of (i) the Conversion Amount of the Series D Preferred Shares being redeemed as of the Company Series D Optional Redemption Date and (ii) the product of (1) the Conversion Rate of an Alternate Conversion of the Series D Preferred Shares being redeemed as of the Series D Company Optional Redemption Date multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding the Company Optional Redemption Notice Date and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made under Section 7(a) of the Series D Certificate of Designations.

Mandatory Redemption on Bankruptcy Triggering Event

Upon any Bankruptcy Triggering Event, the Company shall immediately redeem, in cash, each share of Series D Preferred Stock then outstanding at a redemption price equal to the greater of (i) the product of (A) the Conversion Amount to be redeemed multiplied by (B) 115% and (ii) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th trading day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment with respect to the Conversion Amount in effect immediately following the date of initial public announcement (or public filing of bankruptcy documents, as applicable) of such Bankruptcy Triggering Event multiplied by (Y) the product of (1) 115% multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire redemption payment required to be made.

Dividends

Dividends on the Series D Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and shall be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event).

Beneficial Ownership Limitation

The Series D Preferred Stock cannot be converted into common stock if the holder of Series D Preferred Stock and its affiliates would beneficially own more than 9.99% of the outstanding common stock. However, any holder of Series D Preferred Stock may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing notice.

Voting Rights

The holders of the Series D Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders of Series D Preferred Stock for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock except as provided in the Series D Certificate of Designations or as otherwise required by applicable law). To the extent that under applicable law, the vote of the holder of the Series D Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Investor of the shares of the Series D Preferred Stock, voting together in the aggregate and not in separate series unless required under applicable law, represented at a duly held meeting at which a quorum is presented or by written consent of the Investor (except as otherwise may be required under the applicable law), voting together in the aggregate and not in separate series unless required under the applicable law, shall constitute the approval of such action by both the class or the series, as applicable. Holders of the Series D Preferred Stock shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Bylaws and the applicable law.

Without first obtaining the affirmative vote of the Investor, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or Bylaws, or file any Certificate of Amendment or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit of the Series D Preferred Stock hereunder, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series A Convertible Preferred Stock; (c) create or authorize (by reclassification or otherwise) any new class or series of Senior Preferred Stock or Parity Stock; (d) purchase, repurchase or redeem any shares of Junior Stock (other than pursuant to the terms of the Company’s equity incentive plans and options and other equity awards granted under such plans (that have in good faith been approved by the Board)); (e) pay dividends or make any other distribution on any shares of any Junior Stock; (f) issue any preferred stock other than as contemplated hereby or pursuant to the Underwriting Agreement or the Preferred Warrants; or (g) whether or not prohibited by the terms of the Series D Preferred Stock, circumvent a right of the Series D Preferred Stock under the Certificate of Amendment.

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Covenants

The Company is subject to the following covenants under the terms of the Series D Preferred Stock:

(i) Restriction on Redemption and Cash Dividends. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (other than Series A Preferred Stock or as required by the Series D Certificate of Designations).

(ii) Restricted Issuances. The Company shall not, directly or indirectly, without the prior written consent of the Holder, (a) issue any other shares of preferred stock (other than as contemplated by the Note to Preferred Exchange Agreement, the Series C Certificate of Designations, the Series D Certificate of Designations and the Securities Purchase Agreement), (b) issue any other securities that would cause a breach or default under the Series D Certificate of Designations or (c) issue any other securities at (or with) a new issuance price less than the conversion price then in effect.

(iii) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of Series D Certificate of Designations; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the holders by the Series D Certificate of Designations, but will suffer and permit the execution of every such power as though no such law has been enacted.

(iv) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its subsidiaries). The Company and its subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(v) PCAOB Registered Auditor. At all times any Series D Preferred Shares remain outstanding, the Company shall have engaged an independent auditor to audit its financial statements that is registered with (and in compliance with the rules and regulations of) the Public Company Accounting Oversight Board.

(vi) Independent Investigation. At the request of any Holder either (x) at any time when a Triggering Event has occurred and is continuing, (y) upon the occurrence of an event that with the passage of time or giving of notice would constitute a Triggering Event or (z) at any time such Holder reasonably believes a Triggering Event may have occurred or be continuing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by such Holder to investigate as to whether any breach of the Series D Certificate of Designations has occurred.

Other Terms

The terms of the Series D Preferred Stock prohibit the Company from subsequent financings at a price below the Conversion Price, unless approved by the holder of Series D Preferred Stock.

The Holder has the option to require the Company to use 50% of the proceeds from any subsequent financing to redeem the Series D Preferred Stock at the greater of (a) the Conversion Amount of such Subsequent Placement Optional Redemption Share being redeemed as of the Subsequent Placement Optional Redemption Date and (b) solely if any Equity Conditions Failure (as defined in the Series D Certificate of Designations) then exists, the product of (1) the Conversion Rate of an Alternate Conversion of such share being redeemed multiplied by (2) the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such the date of notice of the redemption and ending on the trading day immediately prior to the date the Company makes the entire payment required to be made.

The holder of Series D Preferred Stock may convert the Series D Preferred Stock into any subsequent financing thereby receiving securities issued in such subsequent financing in exchange for cancellation of all or part of the Series D Preferred Stock.

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Provisions in Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws That Would Delay, Defer or Prevent a Change in Control

Our Amended and Restated Articles of Incorporation authorize our Board to issue a class of preferred stock commonly known as a “blank check” preferred stock. Specifically, the preferred stock may be issued from time to time by the Board as shares of one (1) or more classes or series. Our Board, subject to the provisions of our Amended and Restated Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our stockholders. One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full, extended, or limited voting rights or be entitled to vote far in excess of the number of shares of preferred otherwise issued (as in the class of Class B Preferred. The preferred might also be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium, affect the quorum or approval of measures put to stockholders, or may otherwise adversely affect the market price of the common stock.

Common Stock Warrants

As of March 31, 2023, we had 562,006 Common Stock Warrants issued and outstanding entitling the holders to purchase 562,006 shares of our common stock at prices ranging from $25.00 to $1,750.00.

	Outstanding as of March 31, 2023	Exercise Price	Expiration	Material Terms
September 19, 2022 Common Stock Warrants	336,000	$25.00	September 19, 2027	Redeemable for cash in the event of a fundamental transaction
March 2, 2022 Common Stock Warrants	172,500	$100.00	March 2, 2027	Redeemable for cash in the event of a fundamental transaction
June 2, 2021 Series A Warrants	20,000	$1,750.00	June 2, 2025	Redeemable for cash in the event of a fundamental transaction
June 2, 2021 Series B Warrants	20,000	$1,750.00	June 2, 2023	Redeemable for cash in the event of a fundamental transaction
Unit A Warrants	11,368	$425.00	April 14, 2025	-
Unit A Conversion Warrants	406	$425.00	April 14, 2025	-
Placement Agent Warrants	1,732	$531.00	April 14, 2025	-

(1)	Subsequent to March 31, 2023, on May 22, 2023, as part of the transaction to issue the Series D Preferred Stock, the Company issued 1,433,333 warrants to purchase common stock with an exercise price of $1.96. In the same transaction the Company issued 4,300 warrants to purchase additional shares of Series D Preferred Stock at an exercise price of $1,000 per share. The Common Warrants and Series D Preferred Stock Warrants expire in five years. The Common Warrants have a cashless exercise provision. The exercise of the Common Warrants are subject to a beneficial ownership limitation for the Holder of 4.99%, which may be increased to 9.99% provided that the increase will not be effective until the 61st day after delivery of a notice to the Company. If and when the Series D Preferred Stock Warrants are exercised, pursuant to the terms of the Common Warrants, the number of shares of common stock that will be issuable under the Common Warrants will increase by an amount equal to the aggregate value of the shares of Series D Preferred Stock issued (including any dividends or other amounts thereon) divided by the Alternate Conversion Price (as defined in the Series D Certificate of Designations). The Common Warrants and Series D Preferred Stock Warrants contain customary anti-dilution protection for the Holder and anti-dilution protection in the event of certain dilutive issuances. In addition, the Common Warrants provide the Holder with certain purchase rights in subsequent issuances or sales of securities by the Company.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

Warrants

We are offering common warrants to purchase up to 22,371,364 shares of our common stock. The following summary of certain terms and provisions of the common warrants and pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants and pre-funded warrants, the forms of which are filed as exhibits to this registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant and the form of pre-funded warrant for a complete description of the terms and conditions of the common warrants and pre-funded warrants, respectively.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001 per share. Each common warrant offered hereby will have an initial exercise price of $0.447 per share (assuming a public offering price equal to the last sale price of our common stock as reported by the Nasdaq Capital Market on July 28, 2023, which was $0.447). The pre-funded warrants and the common warrants will be exercisable immediately upon issuance if exercised by paying the aggregate exercise price for the shares of common stock being exercised. The common warrants will expire on the fifth anniversary of the original issuance date and the pre-funded warrants will expire on the date such warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants and pre-funded warrants will be issued separately. A common warrant to purchase one (1) share of our common stock will be issued for every one (1) share of common stock or pre-funded warrant, as applicable, purchased in this offering.

Exercisability

The pre-funded warrants and the common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the common warrants or pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99% at the election of the holder) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants or pre-funded warrants to up to 9.99% of the outstanding common stock. If a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the common warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the common warrant. In lieu of making the cash payment otherwise contemplated to be made to us upon an exercise in payment of the aggregate exercise price, the holder of the pre-funded warrants may elect to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. No fractional shares of common stock will be issued in connection with the exercise of a common warrant or pre-funded warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Alternative Cashless Exercise

On or after the earlier of the (i) five (5) day anniversary of the date of the securities purchase agreement and (ii) the date on which the aggregate composite trading volume of the common stock as reported by Bloomberg LP beginning on the date of the securities purchase agreement exceeds 15,000,000 shares, a holder of common warrants may also provide notice and elect an “alternative cashless exercise” pursuant to which they would receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise and (y) 0.75.

Call Option

There is no call option in the pre-funded warrants or the common warrants.

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Fundamental Transaction

In the event of a fundamental transaction, as described in the common warrants and pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of 50% or more of our outstanding common stock, or any person or group becoming the beneficial owner of 50% or more of the voting power represented by our outstanding common stock, the holders of the common warrants and pre-funded warrants will be entitled to receive upon exercise of the common warrants and pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants or pre-funded warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders of common warrants will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase the common warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the common warrant) of the remaining unexercised portion of the common warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board of Directors, the holder of common warrants will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the common warrant, that is being offered and paid to the holders of common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, including federal and state securities law, a common warrant or pre-funded warrant may be transferred at the option of the holder upon surrender of the common warrant or pre-funded warrant, as applicable, together with the appropriate instruments of transfer.

Exchange Listing

We do not intend to apply for the listing of the common warrants or pre-funded warrants offered in this offering on any stock exchange. Without an active trading market, the liquidity of the common warrants and the pre-funded warrants will be limited.

Warrant Agent

The common warrants and pre-funded warrants are expected to be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The common warrants and pre-funded warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Stockholder

Except as otherwise provided in the common warrants or the pre-funded warrants or by virtue of such holder’s ownership of our shares of common stock, the holder of a common warrant or pre-funded warrant does not have the rights or privileges of a holder of our shares of common stock, including any voting rights, until the holder exercises the warrant.

Governing Law

The pre-funded warrants, the common warrants and Warrant Agreement are governed by New York law.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

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DESCRIPTION OF BUSINESS

Overview

Esports is a corporation formed in the state of Nevada on July 22, 2008. Esports is a skill-based, competitive, and organized form of video gaming by professional players, playing individually or as teams. Esports typically takes the form of organized, multiplayer video games that include genres such as real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv and youtube.com. The Company is developing a wagering platform where players and fans alike may engage in peer-to-peer skill-based betting, and gamers can bet on their ability to beat other gamers in a betting exchange environment and fans and spectators have the ability to bet on their favorite gamers to win real cash and prizes.

EEG is an esports-focused iGaming and entertainment company with a global footprint. EEG’s strategy is to build and acquire betting and related platforms and lever them into the rapidly growing esports vertical. We operate the business in two verticals, EEG iGaming and EEG Games.

Securities Purchase Agreement and Series D Preferred Stock

On April 30, 2023, the Company entered into and on May 22, 2023 subsequently closed a Securities Purchase Agreement with the Holder. The Securities Purchase Agreement contemplates a direct offering to the Investor of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for a total gross proceeds to the Company of $4.3 million before deducting underwriting discounts and commissions.

Reverse Stock Split and New Convertible Perpetual Preferred Stock

On January 26, 2023, the Company’s shareholders approved and granted the Board discretionary authority to select the ratio for the Reverse Stock Split ranging from one-for-twenty (1-for-20) to one-for-one-hundred (1-for-100). Prior to effecting the Reverse Stock Split, the Board selected the Reverse Stock Split ratio of one-for-one-hundred (1-for-100). On February 22, 2023, the Company completed the Reverse Stock Split. The Board approved the Reverse Stock Split with the objective of regaining compliance with Nasdaq’s $1.00 minimum bid price requirement. As a result of the Reverse Stock Split, every 100 shares of common stock issued and outstanding as of the effective date were automatically combined into one share of common stock. The Reverse Stock Split did not change the terms of the common stock. Outstanding warrants, equity-based awards and other outstanding equity rights were proportionately adjusted by dividing the shares of common stock underlying the securities by 100 and multiplying the exercise/conversion price, as the case may be, by 100. The Reverse Stock Split also applied to common stock issuable upon the conversion of the Company’s Senior Convertible Note, dated February 22, 2022, with the Conversion Price, as defined in the Senior Convertible Note, being subject to adjustment under the terms of the Senior Convertible Note and the Amendment (as defined below). The Company’s 10% outstanding Series A Cumulative Redeemable Convertible Preferred Stock was not affected by the Reverse Stock Split.

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Sale of Bethard Business and Amendment and Waiver to Senior Convertible Note

On February 24, 2023, the Company, pursuant to a stock purchase agreement dated February 14, 2023 with Gameday Group PLC, a Malta company (“Purchaser”), completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand, that is licensed in Malta and Sweden. The purchase consideration was determined by the Company to be $8.1 million comprised of cash received on the Bethard Closing Date of €1.65 million ($1.74 million using exchange rates in effect on the Bethard Closing Date), holdback consideration, of €0.15 million ($0.16 million using exchange rates in effect on the Bethard Closing Date) and the Company’s settlement of its contingent consideration liability of €5.87 million ($6.19 million using exchange rates in effect on the Bethard Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1.24 million ($1.31 million using exchange rates at the Bethard Closing Date). The Company recognized a loss on disposal of the Bethard Business of $8.60 million.

On February 16, 2023, the Company entered into the Amendment with the holder of the Senior Convertible Note (the “Holder”) as a condition to the closing of the sale of the Bethard Business. The Amendment required the Company to deposit 50% of the proceeds from the Sale of the Bethard Business in a bank account in favor of the Holder. The Amendment required the Company to deposit 50% of the proceeds of any permitted future sale of assets or any subsequent debt or equity offer or sale and 100% of the proceeds of any additional indebtedness incurred in the future, into such bank account in favor of the Holder, or, at the option of the Holder, redeem amounts under the Senior Convertible Note using such proceeds. 50% of the proceeds received from the Sale of the Bethard Business, or €0.83 million ($0.87 million using exchange rates in effect on the Closing Date) was deposited into a bank account in favor of the Holder.

The Amendment also modified the Senior Convertible Note to increase the principal balance by $2.95 million, for fees of $0.45 million and converted accrued liabilities of $2.5 million. The Amendment further provided for a voluntary reduction in the Conversion Price (as defined in the Senior Convertible Note) when, among other things, the Company issues or is deemed to issue common stock in a future registered offering at a price below the Conversion Price then in effect, to the lower issuance price in such offering, subject to certain exceptions. The Amendment also provided rights to the Holder to participate in future Securities Transactions for a period of two years from the later of the date of the Amendment and the date that no payment amounts due to the Holder remain outstanding.

Senior Convertible Note and Debt for Common Equity Conversions

On February 22, 2022, the Company exchanged the “Old Senior Convertible Note with a remaining principal of $29.15 million, with the Senior Convertible Note in the aggregate principal of $35.0 million. On September 19, 2022 as part of the Company’s September 2022 Offering of shares of common stock and warrants to purchase common stock, the Company remitted to the Holder an amount of $2.78 million from the proceeds therefrom, reducing the Senior Convertible Note principal balance to $32.22 million as recorded in the unaudited condensed consolidated balance sheet as of December 31, 2022. As part of the registered direct offering of 70,650 shares of common stock and pre-funded warrants to purchase 178,500 shares of common stock that we completed with the Holder on December 22, 2022, the Company paid the Holder an amount equal to $1.07 million for interest due and interest prepaid through February 28, 2023. The Company had not maintained its compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note up until the conversion on April 28, 2023 into Series C Preferred Stock discussed below.

On January 27, 2023, the Company received the written consent of the Holder to lower the conversion price of the Senior Convertible Note to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of the common stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price is lowered for purposes of a conversion (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events during such measuring period) until further written notice to the holder from the Company.

From January 27, 2023 through March 31, 2023 (there were no additional Exchanges through April 28, 2023, the date of the Senior Convertible Note was converted into Series C Preferred Stock), we and the Holder of our Senior Convertible Note effected debt for equity exchanges under the Senior Convertible Note. Pursuant to the debt for equity exchanges, the Holder exchanged $19.26 million in aggregate principal amount of the Senior Convertible Note for an aggregate of 2,242,143 shares of our common stock, at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion, in accordance with Section 7(g) of the Senior Convertible Note and recorded a loss on extinguishment of the senior convertible note of $3.6 million.

Following the Exchanges and the impact of the Amendment, our indebtedness pursuant to the Senior Convertible Note was reduced by $16.31 million, and $15.91 million in aggregate principal amount of the Senior Convertible Note remained outstanding prior to the redemption of an additional $0.68 million discussed below.

Agreement to Exchange Senior Convertible Note to New Series C Convertible Preferred Stock

On April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement to convert the $15.23 million in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Preferred Stock as part of the Company’s approved plan of compliance with the Nasdaq Listing Rules.

Prior to the conversion into the new Series C Preferred Stock, the Company redeemed $0.68 million of the $15.91 million previously outstanding on the Senior Convertible Note following the Exchanges and the impact of the Amendment and Exchanges, using funds from the Sale of the Bethard Business deposited in a bank account in favor of the Holder. On April 19, 2023, using these funds, the Company paid $0.75 million to the Holder to redeem the $0.68 million and settle the related redemption premium of $0.05 million and accrued interest of $0.17 million, with the additional $0.15 million paid on May 1, 2023.

The terms and provisions of the Series C Preferred Stock were set forth in a Series C Certificate of Designation, filed and effective with the Secretary of State of the State of Nevada in connection with the closing on April 28, 2023.

The exchange of the Senior Convertible Note into the Series C Preferred Stock extinguished the Senior Convertible Note and the related debt liability outstanding of $15.23 million and eliminated the related derivative liability that had a fair value of $1.96 million ($1,862 million approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note), as of March 31, 2023.

The Series C Certificate of Designations contemplates that the Series C Preferred Stock will be convertible into common stock at the option of the holder of Series C Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Preferred Stock by (y), at the holder’s option, either (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean $2.50, subject to adjustment as provided in the Series C Certificate of Designations. “Alternate Conversion Price” shall mean with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the common stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the common stock during such Alternate Conversion Measuring Period. “Floor Price” shall mean $0.44.

The Company shall not be allowed to effect the conversion of any of the Series C Preferred Stock held by the holder of Series C Preferred Stock, and such holder of Series C Preferred Stock shall not have the right to convert any of the Series C Preferred Stock held by such holder of Series C Preferred Stock pursuant to the terms and conditions of the Series C Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series C Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Dividends on the Series C Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and shall be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event, as defined in the Series C Certificate of Designations).

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Other Sales and Restructurings in the iGaming business

We have initiated a process to evaluate the strategic options for the iGaming business, including exploring the sale of iGaming assets due to increasing regulatory burdens and competition. Our new Chief Executive Officer was tasked with assessing the value of the iGaming assets and determining next steps. The Company has taken the following actions:

Sale of Spanish iGaming Operations

On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license. The Company received approximately $1.2 million in proceeds and $1.0 million in cash from the return of a deposit held with the Spanish regulator. Sixty-five percent (65%) of the proceeds and cash received were remitted to the Holder as required. The Company recognized a gain on disposal of the Spanish iGaming operations of $1.11 million.

Closure of Argyll and vie.gg

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3.29 million.

On October 28, 2022, the Company determined that it would close down its vie.gg New Jersey operations and exit its transactional waiver from the New Jersey Division of Gaming Enforcement. The closure of our New Jersey operations is not expected to have a material adverse effect on our results of operations.

Exit of EGL business

On June 30, 2023, the Company sold its EGL business, a provider of online tournaments (through the EGL tournament platform) to a member of the EGL management team for $0.25 million. The exit of EGL is not expected to have a material adverse effect on our results of operations.

Leadership changes

Appointment of Alex Igelman as Chief Executive Officer

On December 22, 2022, the Board appointed Alex Igelman as Chief Executive Officer, effective January 3, 2023.

Appointment of Michael Villani as Interim Chief Financial Officer

Effective January 6, 2023, the Company announced the appointment of Michael Villani as the Interim Chief Financial Officer, in addition to his current role as the Financial Controller. Mr. Villani serves as the Company’s Principal Financial Officer.

Departure of John Brackens as Chief Technology Officer/Chief Information Officer

On May 14, 2023, John Brackens, the Chief Technology Officer/Chief Information Officer, departed from the Company.

Appointment of Damian Mathews as Chief Operating Officer

Effective May 29, 2023, the Board appointed Damian Mathews, a current member of the Board, to serve as the Company’s Chief Operating Officer.

Appointment of Robert Soper to the Board of Directors

Effective June 6, 2023, the Board appointed Mr. Robert Soper as a member of the Board.

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Compliance with Nasdaq Listing Requirements

On April 11, 2022, the Company received a deficiency notification letter from the Listing Qualifications Staff of Nasdaq indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous thirty consecutive business days (the “Bid Price Rule”).

On June 7, 2022, the Company received a further letter from Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities was below the minimum of $35.0 million required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”).

On October 11, 2022, the Company received a third letter from Nasdaq notifying the Company that the Company’s common stock will be delisted, and the Company’s common stock warrants traded under the symbols GMBLW and GMBLZ and the Company’s 10% Series A Cumulative Redeemable Convertible Preferred Stock traded under symbol GMBLP will no longer qualify for listing, and in that regard trading of the Company’s common stock, common stock warrants and 10% Series A Cumulative Redeemable Convertible Preferred Stock will be suspended. The Company requested an appeal with the Panel and the hearing was held on November 17, 2022.

On November 30, 2022, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on the Capital Market tier of Nasdaq, subject to the Company evidencing compliance with the Bid Price Rule, and the minimum of $2.5 million stockholders’ equity requirement (the “ Equity Rule”), as set forth in Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1), respectively, on or before February 7, 2023 (which, as described below, was subsequently extended on February 8, 2023) and March 31, 2023, respectively, and adhering to certain other conditions and requirements described below.

On December 6, 2022, the Company received a fourth letter from Nasdaq notifying the Company that it has not regained compliance with the MVLS Rule. This was addressed in the November 17, 2022, hearing before the Panel where the Company presented on its plan to comply with the MVLS Rule or alternative criteria and was granted continued listing subject to the criteria noted above.

On February 8, 2023, we received notice from the Panel updating its remaining conditions as follows:

1.	On February 20, 2023, the Company shall provide a written update to the Panel regarding the progress of its debt-to-equity conversion plan and its impact on the Company’s equity;
2.	On March 7, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and
3.	On March 31, 2023, the Company shall demonstrate compliance with the Equity Rule.

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The Company provided an update on its progress to the Panel on February 20, 2023 and on March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Bid Price Rule.

On March 30, 2023, the Company submitted a written submission requesting an extension on the requirement to demonstrate compliance with the Equity Rule and on April 6, 2023, the Panel granted an extension through April 30, 2023.

On May 1, 2023, the Company announced it met the minimum Equity Rule.

On June 13, 2023, the Company received a notice from the Panel providing that the Company demonstrated compliance with the requirements for continued listing on The Nasdaq Capital Market, including the Equity Rule, as outlined in Listing Rule 5550(b)(1).

The Company remains subject to a “Panel Monitor,” as defined by Nasdaq Listing Rule 5815(d)(4)(A), through June 13, 2024. In the event the Company fails to satisfy a continued listing requirement during the Panel Monitor, the Company will not be provided with the opportunity to present a compliance plan to the Staff and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to that deficiency, nor will the Company be afforded an applicable cure or compliance period pursuant to Rule 5810(c)(3), which process might otherwise be available under the Nasdaq Listing Rules, but would instead have an opportunity to request a new hearing with the Panel. The Company’s securities may be at that time delisted from Nasdaq.

Any failure to maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

Regulatory Developments

We operate in both emerging and well-established competitive markets. We expect that our future growth will come from online gaming and sports betting via expansions of gaming in existing jurisdictions; entrance into new jurisdictions, and improvements and expansions of our existing properties and strategic acquisitions of gaming properties, expanded software sales to more screens in game centers including in universities, entertainment centers and casinos, as well as increased esports adoption and events, particularly in North America. We continue to adjust operations and cost structures to reflect the changing economic conditions. We also continue to focus on revenue and cost synergies from our acquisitions, and offering our customers additional gaming experiences through our affiliates. The gaming industry is characterized by an increasingly high degree of competition among a large number of participants, including game centers; riverboat casinos; dockside casinos; land-based casinos; video lottery; iGaming; online and retail sports betting; sports media companies; gaming at taverns; gaming at truck stop establishments; sweepstakes and poker machines not located in casinos; the potential for increased fantasy sports; significant growth of Native American gaming tribes, historic racing or state-sponsored i-lottery products in or adjacent to states we operate in; and other forms of gaming.

United Kingdom

Since the acquisition of the Argyll UK EEG iGaming business on July 31, 2020, the Company has responded to periodic requests for information from the UKGC in relation to information required to maintain its UK license following the change of corporate control. There have been no adverse judgments imposed by the UKGC against the Company. In recent months, the Company reduced its spending on marketing and was focused on retaining existing customers and reactivating past customers. On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3.29 million.

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Netherlands

A new licensing regime was implemented in the Netherlands for online gaming operators, with applications being accepted from April 1, 2021. EEG did not apply for a license after assessing the criteria for applying. The first licenses took effect on October 1, 2021. In a surprise to the market, the Dutch Minister for Legal Protection issued guidance warning that even those operators that were not targeting the Dutch market but were passively accepting Dutch customers would be punished, with authorities given the power to issue increased fines. Prior to this guidance, operators had understood that passive acceptance of bets was permissible. The vast majority of unlicensed operators (including EEG’s brands) promptly withdrew from the Dutch market completely on October 1, 2021, closing all active Dutch customer accounts. The sudden and earlier than anticipated withdrawal from the Dutch market had a negative impact on the unlicensed operators in the region. The sole period in which the Company had revenues from its EEG iGaming operations in the Netherlands was in the fiscal quarter ended September 30, 2021.

Finland

On January 1, 2022, amendments to the Finnish Lotteries Act came into effect, further restricting marketing opportunities and enhancing the enforcement powers of the Finnish regulator. Prior to these amendments coming into effect, in the fiscal quarter ended December 31, 2021, the Company had received communications from the Finnish regulator requesting clarification on its marketing and gaming practices related to its Finnish EEG iGaming operations. The Company responded to the initial communication in the third quarter of fiscal year 2022 and received a second request for further clarification. On November 28, 2022, the Company provided its response, further addressing its business and marketing operations in Finland.

Further powers allowing the Finnish regulator to require blocking by payment service providers of overseas operators who are targeting their marketing activities towards Finnish customers are also due to come into effect in 2023. Operations in Finland run under the MGA license on the Lucky Dino in-house built iDefix casino-platform.

On January 5, 2023, the Company received a communication that the Finnish regulator was satisfied with the Company’s response and no adverse judgments were imposed by the Finnish regulator against the Company.

EEG iGaming:

EEG iGaming includes the esports betting platform with full casino and other functionality and services for iGaming customers. iDefix, proprietary technology acquired in connection with the acquisition of Lucky Dino, is an MGA licensed iGaming platform with payments, payment automation manager, bonusing, loyalty, compliance and casino integrations that services all Lucky Dino sites.

EEG’s goal is to be a leader in the large and rapidly growing sector of esports real-money wagering, offering fans the ability to wager on approved esports events in a licensed and secure environment. Starting in February 2021, under the terms of our MGA license, we are now able to accept wagers from residents of over 180 jurisdictions including countries within the European Union, New Zealand and Latin America, on our platform.

Alongside the esports focused platform, EEG owns and operates Lucky Dino, which is licensed by the MGA to offer five online casinos under its seven different brands on its in-house built iDefix casino-platform.

We currently hold one Tier-1 gambling licenses in Malta. Our Lucky Dino operations provide a foothold in mature markets in Europe into which we believe we can cross-sell our esports offerings.

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EEG Games:

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of LAN center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, (2) online tournaments (through our EGL tournament platform), and (3) the creation of esports content for distribution to the betting industry. Currently, we operate our esports EEG Games business in the United States and Europe.

We believe that as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts who gamble on events, which we believe will increase the demand for our platform and services.

Competitive Advantages/Operational Strengths

The online gambling and wagering industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports wagering and video game tournament segments. In both of these segments, there currently exist several major competitors. Most of EEG’s current competitors, including bet365, William Hill, Betway, Penn Entertainment, Inc. (NASDAQ:PENN), Pinnacle Sports, PointsBet Holdings Limited (OTC:PBTHF), DraftKings Inc. (NASDAQ:DKNG), Rush Street Interactive, Inc. (NYSE:RSI), Kindred Group plc, Flutter Entertainment plc, Betsson AB, Super Group (SGHC) Limited (NYSE:SGHC), 888 Holdings plc, and Entain Plc, have far greater resources than us.

However, we believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience:

EEG’s Board includes senior managers with extensive experience in online gambling, esports, information technology, compliance, regulation, accounting and finance.

EEG’s officers and management, including our recently hired CEO, include individuals with extensive experience in the regulation of online gambling, esports, information technology, marketing, business development, payment processing, compliance, regulation, accounting, finance, and customer service.

Unique Positioning within online gaming:

EEG was one of the first online gaming companies with an esports-first focus and a line of esports businesses; leading the effort to broaden legislation for betting on esports competitions. We are uniquely focused on connecting to customers across a broad set of retail and digital businesses to achieve greater revenue, scale, and profitability, as well as shaping esports infrastructure to facilitate omni-channel betting.

Technology Assets:

●	EEG has acquired businesses with state-of-the-art business-to-business/business-to-consumer technologies across esports competition infrastructure, for in-person and internet-based competitions, for tournaments, esports wagering and skill-based betting.
●	GGC Proprietary Platform: GGC’s ggLeap cloud-based management software solution enables Gaming Centers to run games through the stat integrated client, reward gamers for playing the games they love, and allow gamers to run their own local tournaments. GGC is currently used by over 800 LAN centers and connects with over 2 million gamers monthly. GGC has a presence on six continents, primarily in North America and Europe.
●	Lucky Dino’s online casino platform – iDefix, a modern online casino platform licensed in Malta, upon which the Lucky Dino’s online casino brands operate. iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis. The technology is built on a scalable event-driven micro-services-based architecture offering advanced automation features including anti-money laundering compliance and know your customer (“KYC”) handling, responsible gambling management and monitoring, fraud and bonus abuse detection, as well as gamification, customer relationship management and bonus management.

Growth Strategy

In the future, we intend to:

●	Expand our esports services into North America including the 45 states where skill-based gambling is legal and the numerous other states where esports gambling is permitted but has yet to be launched in a meaningful way, enhance our product offering, as well as create relationships with players that will migrate into our real-money wagering platform.

●	Expand our esports wagering platform and services into more jurisdictions, utilizing the MGA gaming license, which provides opportunity for access into over 180 countries.

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Future Products and Services:

Online Esports Tournament Play

EEG intends to offer players from around the world, including the United States (unless prohibited in a state or international jurisdiction) the ability to enter and participate in online video game tournaments and win cash prizes, via our enhanced EGL tournament platform. Online esports tournament play consists of two or more people playing against each other in a game from their personal phones or computers, where such players do not necessarily have to be playing in real time. These events could be held over the course of a day, a week or even a month and the winner will be the one with the top score or the fastest time at the conclusion of the event. Cash-based tournaments involving games of skill are not considered gambling in most U.S. states because the generally accepted definition of gambling involves three specific things: (1) the award of a prize, (2) paid-in consideration (meaning entrants pay to compete), and (3) an outcome determined on the basis of chance. As a result, games of skill are not generally subject to the same laws and regulations as our esports event wagering service. We expect participants in our tournaments being able to enter and play against each other with prize money distributed to the last remaining competitors. We anticipate creating tournament content for sale and distribution to the betting industry while also sometimes collecting a tournament entry fee for our tournaments, as well as a percentage of total winnings that are paid to users (typically 10% of the entry fees) and thus none of their money will be at risk or otherwise dependent on the outcome. We intend to offer users a wide selection of video games of skill to be played online for real money in groups, both large and small, or major tournaments. We believe using the tournament platform to penetrate the U.S. market will allow us to grow our brand within the esports community and create valuable content for sale to the betting and gambling industry.

International Market Expansion

EEG received a gaming service license for online betting from the MGA in April 2020, and in February 2021, established a brick-and-mortar office and commenced online gaming operations in Malta. In order to effectively penetrate international markets, we translated our website into several additional languages and offer customer service and technical support in the local language of key markets.

EEG’s Online Wagering Platform

According to Zion Market Research’s, the online gambling market represents one of the fastest growing segments of the gambling industry. Zion Market Research estimated the size of the global online gambling market in 2021 was in excess of $61.5 billion and is projected to reach $114.4 billion by 2028.

iDefix, the Company’s modern online casino platform that the Lucky Dino online casino brands operate on is licensed platform in Malta. iDefix provides a full technical solution for casino operations, with various management tools as well as in-depth business intelligence reporting and analysis.

Marketing and Sales Initiatives

The Company has several sponsorship marketing agreements in place for its website.

EEG is looking to expand into new geographic territories by obtaining licenses or by working with B2C operators under a new platform licensing arrangement to operate in those territories. The need for hands-on implementation in these territories and support will require investment in additional marketing activities, offices, and other overhead.

We will also accelerate our expansion if we find complementary businesses that we are able to acquire in other markets. Marketing efforts to expand into new territories have included esports team and tournament sponsorship, affiliate marketing, social media advertising, content creation, and attendance at esports and gaming events in addition to personal contact with other industry leaders.

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We plan to increase our marketing efforts and awareness of our brands through our existing suite of websites, as well as future offerings by:

●	Educating sports betting consumers and gamers to bet on esports;

●	Sponsoring professional esports teams and tournaments that have a global reach;

●	Working with sports and gaming celebrities and social media influencers who have an interest in video games and esports to generate new customers and increasing our efforts in attracting esports players and other celebrities who have an interest in video games and esports;

●	Using a multichannel approach focused on acquiring and retaining customers including leveraging the reach of GG Circuit and the approximate 25,000 screens they have access to; and

●	Utilizing multiple social media platforms to promote our wagering business including, but not limited to, Facebook Twitter, Instagram, Snapchat, TikTok, YouTube, Twitch, Discord, WhatsApp, QQ, WeChat, email and SMS messages and using online advertisements, paid search optimization, and various social media campaigns to increase our online presence and drive traffic to our website.

Further, we intend to continue to invest in optimizing the Company’s website in an effort to become the premier solution and service provider for the esports gaming and gambling industry.

Regulations Affecting our Business

The offering and operation of online real-money gambling platforms and related software and solutions is subject to extensive regulation and approval by various national, federal, state, provincial, tribal and foreign agencies (collectively, “gaming authorities”). Gambling laws are usually based on public policy declaration designed to protect the integrity of the gaming industry and its consumers, as well as to enhance economic development and tourism and to increase tax revenue. To accomplish these goals, gambling laws require EEG to obtain licenses or findings of suitability from gaming authorities for EEG, including each of our subsidiaries engaged in these activities, and certain of our directors, officers, employees and in some instances, significant stockholders (typically beneficial owners of more than 5% of a company’s outstanding equity unless waived as a passive institutional investor). The criteria used by gambling authorities to make determinations as to qualification and suitability of an applicant varies among jurisdictions, but generally require the submission of detailed personal and financial information followed by a thorough and sometimes lengthy investigation. Gaming authorities have broad discretion in determining whether an applicant qualifies for licensing or should be found suitable. Gambling authorities generally look, at a minimum, to the following criteria when determining to grant a license or finding of suitability, including: (i) the financial stability, integrity and responsibility of the applicant, (ii) the quality, security and regulatory compliance of the applicant’s online real-money platform and gaming equipment and related software, as applicable and (iii) the history and associations of the applicant. Gambling authorities may, subject to certain administrative proceeding requirements (i) deny an application, or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval and (ii) fine any person licensed, registered or found suitable or approved. Notwithstanding the foregoing, some jurisdictions explicitly prohibit gaming in all or certain forms, and we will not market our gambling services in these jurisdictions. If any director, officer or employee of EEG fails to qualify for a license or is found unsuitable (including due to the failure to submit the required documentation) by a gaming authority, EEG may deem it necessary, or be required to, sever its relationship with such person, which may include terminating the employment of any such person. Gambling authorities have the right to investigate any individual or entity having a material relationship with EEG, to determine whether such individual or entity is suitable or should be licensed to do business as a business associate of ours. In addition, certain gambling authorities monitor the activities of the entities they regulate both in their respective jurisdiction and in other jurisdictions to ensure that these entities are in compliance with local standards on a worldwide basis.

On May 14, 2018, the Supreme Court of the United States struck down the Professional and Amateur Sports Protection Act, a 1992 law that barred state-authorized sports gambling with some exceptions and made Nevada the only state where a person could wager on the results of a single game. Since the Supreme Court’s decision, sports gambling has commenced in numerous states and many more states have enabling legislation pending. We plan to explore expansion of our esports online wagering platform into other U.S. States, at the appropriate time, and may seek additional licenses in the United States.

The Unlawful Internet Gambling Enforcement Act of 2006 (“UIEGA”) made it a federal offense, punishable by up to five years in prison, for a business to accept payments “in connection with the participation of another person in unlawful internet gambling.” In support of such new prohibitions, the UIGEA uses a variety of terms — some of which are ambiguous or undefined. Initially, the UIGEA broadly defines a “bet or wager” as the staking or risking by any person of something of value upon the outcome of a contest of others, a sporting event, or a game subject to chance, upon an agreement or understanding that the person or another person will receive something of value in the event of a certain outcome.

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Further, a “bet or wager” specifically includes a chance on a lottery or prize awarded predominantly by chance; a “scheme” as defined in Title 28, U.S.C. § 3702 relating to government-sponsored amateur or professional sports betting and, “any instructions or information pertaining to the establishment or movement of funds by the bettor or customer in, to, or from, an account with the business of betting or wagering.” While this final prohibition incorporates the term “business of betting or wagering,” that term is not specifically defined anywhere in the UIGEA. The only reference to that term comes in § 5362(2), which states the following: the term “business of betting or wagering” does not include the activities of a financial transaction provider, or any interactive computer service or telecommunications service.

Nonetheless, the law does contain specific prohibitions. In order to establish a violation of the UIGEA, it must be shown that:

1.	A “person” was engaged in the business of betting or wagering;

2.	That person knowingly accepted a financial instrument or proceeds thereof; and

3.	That instrument was accepted (by the person) in connection with the participation of another person in “unlawful Internet gambling.”

In the context of this statute “unlawful Internet gambling” is defined as follows:

To place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the state or tribal lands in which the bet or wager is initiated, received, or otherwise made.

Therefore, the UIGEA only applies to online gambling transactions that are already prohibited by other state, federal, or tribal laws and thus, in order for the financial transaction to be prohibited by § 5363 of the UIGEA, the bet or wager must be “initiated, received, or otherwise made” in a place where such activity (the bet of wager) violates preexisting state, federal, or tribal law.

Similarly, several other laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. As with UIEGA, these enforcement laws include the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. In 2018, the U.S. Department of Justice (the “DOJ”) reversed its previously issued opinion published in 2011, which stated that interstate transmissions of wire communications that do not relate to a “sporting event or contest” fall outside the purview of the Wire Act. The DOJ’s updated opinion concluded instead that the Wire Act was not limited to wagering on sporting events or contests, and that certain of its provisions apply to non-sports-related wagering activity. In June 2019, a federal district court in New Hampshire ruled that the DOJ’s new interpretation of the Wire Act was erroneous and vacated the DOJ’s new opinion. On January 20, 2021, the First Circuit reaffirmed the district court’s decision. The DOJ did not appeal to the Supreme Court. However, while a positive result, arguably the case is binding precedent only within the First Circuit, and only applies to the specific parties in the lawsuit. Accordingly, the Wire Act could still impact our ability to engage in online internet gaming in the future. See ‘Recent Developments’ above for a discussion of specific regulation items in relevant jurisdictions.

Intellectual Property

Within the EU, Esports Entertainment Malta owns several trademarks for its Lucky Dino MGA-licensed casino brands.

GGC, LLC also owns the ggCircuit trademark.

Esports Entertainment Group owns the trademarks for its VIE brand and has applied for the trademark for its EGL brand, which is currently pending approval by the intellectual property office.

The Company owns the underlying IP rights for the iDefix and Phoenix platforms.

As of March 31, 2023, the Company has 107 employees, 99 of which are full time employees and eight of which are part time employees.

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Corporate Information

Our principal executive office address is Block 6, Triq Paceville, St. Julians, Malta, STJ 3109. Our telephone number is +356 2713-1276. Our website is www.esportsentertainmentgroup.com. The information contained in our website is not a part of this prospectus.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.

LEGAL PROCEEDINGS

On January 6, 2023, our former chairman and chief executive officer, Grant Johnson, filed a lawsuit in the United States District Court for the Southern District of New York against the Company. The claim alleges breach by the Company of Mr. Johnson’s employment agreement when it terminated him for “Cause” as defined in the agreement on December 3, 2022. Mr. Johnson seeks in excess of $1,000,000 as well as 2,000 shares of the Company’s common stock, plus attorney’s fees. On February 28, 2023, Mr. Johnson filed an amended complaint to amend his original claim and to add an alleged defamation claim. On March 14, 2023, the Company filed its Pre-Motion Letter requesting that the claim be dismissed and on March 15, 2023 Mr. Johnson filed a letter to the Court requesting that the claim not be dismissed. On May 4, 2023, a pretrial conference took place and the Company decided not to move forward with the motion to dismiss and is preparing documents for the discovery phase and a response to the Plaintiff’s statement of claim as well as a counterclaim.

The Company believes the claims are without merit and intends to defend against the claims vigorously. The case is captioned Grant Johnson v. Esports Entertainment Group, Inc. 1:22-cv-10861 (SDNY).

The Company at times may be involved in litigation relating to claims arising from its operations in the normal course of business. The Company is currently not involved in any litigation that it believes could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted for trading on Nasdaq under the symbol “GMBL”.

Approximate Number of Equity Security Holders

As of March 31, 2023, there were 126 holders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future and for a substantial period of time, if ever. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our obligations under our Senior Convertible Note, contractual dividends on our outstanding preferred stock, financial condition, operating results, and current and anticipated cash needs. Investors should not purchase our common stock with the expectation of receiving cash dividends.

There are no restrictions in our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business; or

2.	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

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MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) is intended to provide an understanding of our financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. This discussion should be read in conjunction with the audited and unaudited Financial Statements and related notes provided herewith.

Cautionary Statement Regarding Forward-Looking Statements

Our MD&A contains forward-looking statements that discuss, among other things, future expectations and projections regarding future developments, operations and financial condition. All forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If any underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances after the date this Registration Statement on Form S-1 is filed.

This section of this report includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Esports is a skill-based, competitive, and organized form of video gaming by professional players, playing individually or as teams. Esports typically takes the form of organized, multiplayer video games that include genres such as real-time strategy, fighting, first-person shooter and multiplayer online battle arena games. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv and youtube.com. The Company is developing a wagering platform where players and fans alike may engage in peer-to-peer skill-based betting, gamers can bet on their ability to beat other gamers in a betting exchange environment and fans and spectators have the ability to bet on their favorite gamers to win real cash and prizes.

Esports Entertainment Group, Inc. (the “Company” or “EEG”) is an esports-focused iGaming and entertainment company with a global footprint. EEG’s strategy is to build and acquire betting and related platforms, and lever them into the rapidly growing esports vertical. We operate the business in two verticals, EEG iGaming and EEG Games.

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities.

Basis of Presentation

We operate two complementary business segments: Our EEG iGaming business and our EEG Games business.

EEG iGaming

EEG iGaming includes the esports betting platform with full casino and other functionality and services for iGaming customers. iDefix, proprietary technology acquired in connection with the acquisition of Lucky Dino, is an MGA licensed iGaming platform with payments, payment automation manager, bonusing, loyalty, compliance and casino integrations that services all Lucky Dino.

EEG’s goal is to be a leader in the large and rapidly growing sector of esports real-money wagering, offering fans the ability to wager on approved esports events in a licensed and secure environment. From February 2021, under the terms of our MGA license, we are now able to accept wagers from residents of over 180 jurisdictions including countries within the EU, Canada, New Zealand and South Africa, on our platform.

Alongside the esports focused platform, EEG owns and operates five online casino brands of Lucky Dino Gaming Limited and Hiidenkivi Estonia OU, its wholly-owned subsidiary (collectively referred to as “Lucky Dino”), licensed by the MGA on its in-house built iDefix casino-platform. We currently hold one Tier-1 gambling licenses in Malta. Our Lucky Dino business provides a foothold in mature markets in Europe into which we believe we can cross-sell our esports offerings.

EEG Games

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of LAN center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, (2) online tournaments (through our Esports Gaming League tournament platform), and (3) the creation of esports content for distribution to the betting industry. Currently, we operate our esports EEG Games business in the United States and Europe.

We believe that as the size of the market and the number of esports enthusiasts continues to grow, so will the number of esports enthusiasts who gamble on events, which would likely increase the demand for our platform.

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Key Performance Indicators

In the esports and gaming industry, revenue is driven by discretionary consumer spending. We have no way of determining why customers spend more or less money; therefore, we are unable to quantify a dollar amount for each factor that impacts our customers’ spending behaviors. However, some insight into the factors that we believe are likely to account for such changes and which factors may have a greater impact than others, include decreases in discretionary consumer spending have historically been brought about by weakened general economic conditions, such as lackluster recoveries from recessions, high unemployment levels, higher income taxes, low levels of consumer confidence, weakness in the housing market and high fuel or other transportation costs. Such insights are based solely on our judgment and professional experience, and no assurance can be given as to the accuracy of our judgments. The vast majority of our revenues is EEG iGaming revenue, which is highly dependent upon the number and volume and spending levels of customers.

Reportable Segments

At March 31, 2023, the Company has two reportable segments: EEG iGaming and EEG Games, consistent with June 30, 2022. Prior periods presented have been recast to reflect any change in reportable segments from the corresponding period.

Financial Highlights

The following tables set forth a summary of our financial results for the periods indicated and are derived from our unaudited condensed consolidated financial statements for the nine months ended March 31, 2023 and 2022, and year ended June 30, 2022 and 2021, respectively:

	Nine Months Ended March 31,
	2023	2022

Net revenue	$20,190,663	$46,638,925
Total operating costs and expenses (excluding Loss on disposal of businesses, net and Asset impairment charges)	$37,032,286	$79,267,237
Loss on disposal of businesses, net	$4,198,362	$-
Asset impairment charges	$16,135,000	$38,629,310
Total other income (expense), net	$5,680,113	$(32,702,313)
Income tax expense (benefit)	$(376)	$5,503,430
Net loss	$31,495,248	$98,456,505
Net loss attributable to common stockholders	$32,322,914	$98,865,656

	Year Ended June 30,
	2022	2021

Net revenue	$58,351,650	$16,783,914
Total operating expenses excluding asset impairment charges	$101,214,859	$42,510,352
Asset impairment charges	$46,498,689	$-
Total other income (expense), net	$(18,544,634)	$(4,457,832)
Income tax benefit	$5,674,442	$3,811,536
Net loss	$102,232,090	$26,372,734
Net loss attributable to common stockholders	$102,915,706	$26,372,734

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Non-GAAP Information

This report includes Adjusted EBITDA, which is a non-U.S. GAAP (“U.S. GAAP” is defined as accounting principles generally accepted in the United States of America) financial performance measure that we use to supplement our results presented in accordance with U.S. GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses this non-U.S. GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that it provides useful information about operating results, enhances the overall understanding of past financial performance and future prospects, and allows for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted EBITDA, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. We define Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense, net; income taxes; depreciation and amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other non-operating income (loss), net, and certain other non-recurring, non-cash or non-core items, as described in the reconciliation below, if not covered above.

Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring items (for example, in the case of transaction-related costs), non-cash expenditures (for example, in the case of depreciation and amortization, stock-based compensation, asset impairment charges, change in fair value of derivative liability and change in fair value of warrant liability), or are not related to our underlying business performance (for example, in the case of interest income and expense and litigation settlement and related costs).

Segment Revenues and Adjusted EBITDA

The table below presents our Segment Revenues and Adjusted EBITDA reconciled to our net loss, for the periods indicated:

	For the nine months ended March 31,
	2023	2022
Net Revenue:
EEG iGaming segment	$17,571,219	41,692,731
EEG Games segment	$2,619,444	4,946,194

Total	$20,190,663	46,638,925

Net loss:	$(31,495,248)	(98,456,505)

Adjusted for:
Interest expense	$2,490,696	$5,368,933
Asset impairment charges	$16,135,000	$38,629,310
Loss on disposal of businesses, net	$4,198,362	$-
Gain on termination of lease	$(799,901)	$-
Loss on conversion of senior convertible note	$-	$5,999,662
Loss on extinguishment of senior convertible note	$3,616,372	$28,478,804
Change in fair value of derivative liability	$(7,435,687)	$22,055,672
Change in fair value of warrant liability	$(6,435,229)	$(28,641,920)
Change in fair value of contingent consideration	$2,864,551	$(1,950,693)
Other non-operating (income) loss, net	$19,085	$1,391,855
Depreciation and amortization	$5,408,467	$9,555,184
Right of use asset amortization	$69,597	$471,007
Stock-based compensation	$1,127,070	$3,958,275
Cost of acquisition	$35,930	$269,013
Income tax benefit	$376	$(5,503,430)
Total Adjusted EBITDA	$(10,200,559)	$(18,374,833)

Adjusted EBITDA
EEG iGaming segment	$(2,566,714)	$(5,590,343)
EEG Games segment	$(1,810,305)	$(3,487,751)
Other(1)	$(5,823,540)	$(9,296,739)
Total Adjusted EBITDA	$(10,200,559)	$(18,374,833)

(1) Other comprises corporate and overhead costs.

(2) We have no intersegment revenues or costs and thus no eliminations were required.

(3) We define Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense; income taxes; depreciation and amortization including right of use asset amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other non-operating income (loss), net and certain other non-recurring, non-cash or non-core items (included in table above).

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Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this report. The financial data is at the consolidated and reporting segment levels and reported in U.S. Dollars ($).

Comparison on the nine months ended March 31, 2023 and 2022

Net Revenue

Net revenue totaled $20.2 million in the nine months ended March 31, 2023, a decrease of $26.4 million, or 57%, from the $46.6 million recorded in the nine months ended March 31, 2022. The decrease is primarily attributable to the sale of the Bethard Business on February 24, 2023 and the decrease in the iGaming operations of Lucky Dino, Bethard and Argyll that were impacted by regulatory changes in the Netherlands, Finland and the UK, and the worsening investment and market conditions. Argyll Entertainment was further declared bankrupt by the Swiss court on March 27, 2023, at which point the Company lost control of Argyll Entertainment and as a result, the entity was deconsolidated. The decrease in the iGaming segment revenue was $24.1 million falling from $41.7 million to $17.6 million. Revenue in the EEG Games segment also decreased $2.3 million from $4.9 million to $2.6 million due to the disposal of the Helix Holdings, LLC game center assets in Foxboro, MA and North Bergen, NJ that occurred in June 2022 and lower other revenues.

Cost of Revenue

Cost of revenue totaled $7.4 million in the nine months ended March 31, 2023, a decrease of $11.8 million, or 61%, from the $19.2 million recorded in the nine months ended March 31, 2022. The decrease is primarily attributable to the Sale of the Bethard Business on February 24, 2023 and the decrease in the iGaming operations of Lucky Dino, Bethard and Argyll in the EEG iGaming segment and includes corresponding EEG iGaming decreases in line with revenue. This includes decreases of $6.5 million for payment processing fees, platform costs, gaming duties and costs related to revenue sharing arrangements, $2.1 million for the game provider expenses and $1.1 million for lower other direct expenses related to the delivery of services. EEG Games also had a reduction in costs with $2.0 million lower platform costs, game provider costs and other direct expenses.

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Sales and Marketing

Sales and marketing expense totaled $5.2 million in the nine months ended March 31, 2023, a decrease of $16.1 million, or 76%, compared to the $21.3 million recorded for the nine months ended March 31, 2022. The decrease was primarily attributable to a $1.7 million reduction in marketing, $10.9 million lower affiliate costs and $0.2 million lower sponsorship costs related to the EEG iGaming segment and a $3.2 million reduction in corporate expense driven by $2.9 million less incurred for sponsorship agreements with professional sports clubs and our service partners, and $0.3 million less other sales and marketing costs.

General and Administrative

General and administrative expense totaled $24.4 million for the nine months ended March 31, 2023, a decrease of $14.3 million, or 37%, compared to the $38.7 million recorded for the nine months ended March 31, 2022. The decrease was primarily attributable to decreases of $3.5 million in payroll costs, $1.9 million depreciation and amortization, and $1.1 million decrease related to other general and administrative cost primarily including incremental costs for information technology related disbursements from the EEG iGaming segment, and further decreases of $0.6 million in payroll costs, $2.4 million depreciation and amortization, and $0.8 million related to other general and administrative costs from the EEG Games segment. Corporate general and administrative costs decreased $3.5 million with $0.1 million lower payroll costs, $2.3 million lower share based compensation expense and $1.2 million less other general and administrative cost primarily including lower professional fees and legal expenses.

Loss on disposal of businesses, net

During the nine months ended March 31, 2023, the Company recorded a loss on disposal of businesses, net of $4.2 million.

On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license, and received approximately $1,200,000 in proceeds and $1,000,000 in cash from the return of a deposit held with the Spanish regulator. The Company recognized a gain on disposal of the Spanish iGaming operations of $1,114,992.

On February 24, 2023, the Company sold its Bethard Business for purchase consideration determined by the Company to be $8,090,965 comprised of cash received on the Bethard Closing Date of €1,650,000 ($1,739,882 using exchange rates in effect on the Bethard Closing Date), holdback consideration of €150,000 ($158,171 using exchange rates in effect on the Bethard Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Bethard Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021 and other liabilities. The Company recognized a loss on disposal of the Bethard Business of $8,601,414 in Loss on disposal of businesses, net.

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On December 8, 2022, Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3,288,060.

There was no loss on disposal of businesses, net in the nine months ended March 31, 2022.

Asset Impairment Charges

During the nine months ended March 31, 2023, the Company initiated a process to evaluate the strategic options for the EEG iGaming business, including exploring a sale of EEG iGaming assets due to increasing regulatory burdens and competition. In December 2022, the Company closed down its licensed remote gambling operation in the UK market and on December 9, 2022, surrendered its UK license, as part of the winding down of the Argyll UK iGaming operations. The Company appointed a new Chief Executive Officer and a new interim Chief Financial Officer and on January 18, 2023, sold its EEG iGaming Spanish license. As part of these changes, the Company has been focused on reducing costs in its businesses as it has seen the EEG iGaming revenues decline significantly from levels seen in the previous year and previous quarters. This and uncertainties caused by inflation and world stability were determined to be a triggering event and the long-lived assets of the Company were quantitatively tested for impairment at December 31, 2022. For nine months ended March 31, 2023, the Company recognized total goodwill asset impairment charges of $16.1 million, with asset impairment charges to the goodwill of the iGaming reporting unit of $14.5 million, which is part of the EEG iGaming segment, and to the goodwill of the GGC reporting unit of $1.6 million, which is part of the EEG Games segment. Further downturns in economic, regulatory and operating conditions could result in additional goodwill impairment in future periods.

As of March 31, 2022 and for the nine months ended March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers is not expected to attain levels previously forecasted and that under the current liquidity and investment constraints it is less likely to reach the previously forecasted revenue and profits in EGL and GGC. For the nine months ended March 31, 2022, the Company recognized $38.6 million of asset impairment charges of long-lived assets, including $23.1 million of goodwill and $15.5 million of long-lived assets in the EGL, GGC and Helix reporting units.

Other Income (expense)

Other income (expense), net changed $38.4 million from a loss of $32.7 million for the nine months ended March 31, 2022 to income of $5.7 million for the nine months ended March 31, 2023. The other expense for the nine months ended March 31, 2023 resulted primarily from $2.5 million of interest expense related to the Senior Convertible Note, $3.6 million for the loss on extinguishment of the Senior Convertible Note related to the conversion of $19.3 million of the Senior Convertible note into 2,242,143 shares of our common stock and an increase of $2.9 million for the change in the fair value of the contingent consideration for Bethard, offset by other income primarily made up of $7.4 million for the change in the fair value of the derivative liability on Senior Convertible Note and $6.4 million from the reduction in fair value of the warrant liability. The driver of the change in fair value of the warrants was a decrease of $4.6 million for the September 2022 Warrants issued as part of the September 2022 Offering that decreased from the $5.3 million valued on issuance at September 19, 2022 to $0.7 million at March 31, 2023 and a decrease of $1.8 million for the March 2022 Warrants from $2.1 million at June 30, 2022 to $0.3 million at March 31, 2022. Other warrants also decreased $0.1 million for the nine months ended March 31, 2023.

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Income Tax benefit (expense)

The income tax benefit for the nine months ended March 31, 2022 was $5.5 million that results primarily from the release of valuation allowance of $5.5 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Bethard acquisition.

Comparison of Year ended June 30, 2022 and 2021

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. The financial data is at the consolidated level and reported in U.S. Dollar ($).

Revenue

Revenue totaled $58.4 million in the year ended June 30, 2022, an increase of $41.6 million, or 248%, from the $16.8 million recorded in the year ended June 30, 2021. The increase is primarily attributable to the iGaming operations of Lucky Dino and Argyll that were acquired during the fiscal year ended June 30, 2021 and Bethard that was acquired in July 2021 of fiscal year ended June 30, 2022, increasing the iGaming segment revenue by $36.9 million from $16.2 million to $53.1 million and GGC that was also acquired during the fiscal year ended June 30, 2021 and was the primary factor in the increase in EEG Games revenue of $4.7 million from $0.6 million to $5.3 million.

Cost of Revenue

Cost of revenue totaled $24.2 million in the year ended June 30, 2022, an increase of $16.3 million, or 206%, from the $7.9 million recorded in the year ended June 30, 2021. The increase is primarily attributable to the EEG iGaming segment of Lucky Dino, Argyll and Bethard acquisitions and includes $9.2 million for additional payment processing fees, platform costs, gaming duties and costs related to revenue sharing arrangements, $3.0 million additional for the game provider expenses and $1.3 million higher other direct expenses related to the delivery of services. EEG Games incurred $1.6 million higher platform costs, $1.1 million higher game provider costs and $0.1 million other direct expenses across the segment.

Sales and Marketing

Sales and marketing expense totaled $25.7 million in the year ended June 30, 2022, an increase of $15.7 million, or 157%, over the $10.0 million recorded for the year ended June 30, 2021. The increase was primarily attributable to $12.0 million higher marketing and $0.9 million higher affiliate costs related to EEG iGaming segment and $2.8 million in additional Corporate expense for sponsorship agreements with professional sports clubs and our service partners.

General and Administrative

General and administrative expense totaled $51.3 million for the year ended June 30, 2022, an increase of $26.7 million, or 109%, over the $24.6 million recorded for the year ended June 30, 2021. The increase was primarily attributable to increases of $8.7 million in payroll costs, $5.8 million depreciation and amortization, $2.5 million related to other general and administrative cost primarily including incremental costs for information technology related disbursements from the EEG iGaming segment, and $4.6 million in payroll costs, $2.9 million depreciation and amortization, and $1.5 million related to other general and administrative cost including professional fees from the EEG Games segment. Corporate general and administrative costs increased $0.7 million with $2.0 million in higher payroll costs, $1.1 million higher stock based compensation, and $0.8 million increase in other general and administrative cost including other, professional fees and legal fees, offset by $3.2 million less in acquisition related costs due to Bethard being the sole acquisition at the beginning of the year ended June 30, 2022 compared to the multiple acquisitions in the year ended June 30, 2021.

Impairment

During the third quarter, the Company concluded that goodwill impairment indicators existed based on the significant volatility in the Company’s stock price where the Company experienced a sustained reduction from the middle of the third quarter through March 31, 2022 and subsequently. As of March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers was not expected to attain levels previously forecasted and that under the current liquidity and investment constraints is the Company was less likely to reach the previously forecasted revenue and profits for EGL and GGC. These factors and the continuing impacts of the COVID-19 pandemic, uncertainties caused by inflation and world stability, resulted in the Company evaluating its goodwill and long-lived assets, including intangible assets, for impairment as of March 31, 2022. During the third quarter, the Company recognized $38.6 million of asset impairment charges, including $23.1 million of goodwill and $15.5 million of other long-lived assets in the EGL, GGC and Helix reporting units from the EEG Games segment. The Company tests its goodwill for impairment annually on April 1. There was no further impairment identified as of the annual testing date from that recognized as of March 31, 2022. In the three months ending June 30, 2022, while implementing cost saving initiatives, and with the continuing liquidity and investment restraints and further reduction in the Company’s already deflated stock price, the Company again concluded that as of June 30, 2022, goodwill impairment indicators existed, and the Company evaluated its goodwill and long-lived assets, including intangible assets, for further impairment. The Company identified that with the additional regulation and expected costs of continuing in the UK market that the iGaming Argyll (UK) goodwill and asset group intangible assets and equipment were impaired resulting in additional asset impairment charges of $7.9 million, including $3.9 million of goodwill and $4.0 million of other long-lived assets in the iGaming Argyll reporting unit from the EEG iGaming segment, for a total for the year ended June 30, 2022 of $46.5 million. There were no impairment charges for the year ended June 30, 2021.

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Other Income (expense)

Other income (expense), net changed $14.0 million from an expense of $4.5 million for the year ended June 30, 2021 to an expense of $18.5 million for the year ended June, 2022. The other expense for the year ended June 30, 2022 results primarily from the $10.9 million expense for derivative liabilities on senior convertible note, $28.5 million of loss on extinguishment primarily attributable to amortization of the debt discount, $6.0 million loss on the conversion of the Senior Convertible Note, driven by the conversion of a principal provided to the Senior Convertible Note holder as part of the October 13, 2021 waiver provided on the covenants related to the Senior Convertible Note and $6.4 million in interest expense. These expenses were offset by other income primarily made up of $2.4 million for the change in the fair value of the contingent consideration due as part of the Bethard transaction and $31.5 million from the reduction in fair value of the warrant liability. The Series A and Series B Warrants fair value decreased from $23.5 million as of June 30, 2021 to $0.1 million and the March 2022 Warrants and the April 2022 Overallotment Warrants decreased from initial fair value of $10.2 million to $2.1 million as of June 30, 2022, resulting in a total gain of $31.5 million. The other expense for the year ended June 30, 2021 primarily included a charge of $4.7 million related to the revaluation of the warrant liability recorded in connection with the acquisition of Argyll through issuance of common stock, a charge of $1.7 million related to the settlement of the contingent consideration liability for the FLIP and EGL acquisitions through the issuance of common stock, and interest expense of $0.7 million related primarily to the Senior Convertible Note. This was partially offset by a benefit of $3.2 million related to the revaluation of Series A and Series B warrants issued in connection with the Senior Convertible Note dated June 2, 2021.

Income Tax

The income tax benefit for the year ended June 30, 2022 and 2021 was $5.7 million and $3.8 million, respectively. The income tax benefit recorded for the year ended June 30, 2022 results primarily from the release of valuation allowance of $5.7 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Bethard acquisitions. The income tax benefit recorded for the year ended June 30, 2021 results primarily from the release of valuation allowance of $4.1 million that followed an assessment of the realizability of our deferred tax assets subsequent to the completion of the Argyll, EGL, GGC and Helix acquisitions. It is anticipated that our deferred tax assets will be realized through future reversal of deferred tax liabilities. The income tax benefit was offset by income tax expense related to one of our foreign subsidiaries as well as the estimated exposure for accrued interest and penalties that may be imposed related to tax filings.

Capital Resources and Liquidity

Liquidity and Going Concern

The Company must evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the unaudited condensed consolidated financial statements included in this prospectus are issued. The evaluation of going concern under the accounting guidance requires significant judgment.

The Company has determined that certain factors raise substantial doubt about its ability to continue as a going concern for a least one year from the date of issuance of these unaudited condensed consolidated financial statements included in this prospectus.

One such factor considered by the Company was its Senior Convertible Note, on which the Company had not maintained compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note and that had a March 31, 2023 outstanding balance of $15.9 million. The Senior Convertible Note outstanding was further reduced to $15.2 million on April 19, 2023, when the Company redeemed $0.68 million of the Senior Convertible Note using funds that were on deposit in favor of the Holder from the Sale of the Bethard Business. Subsequent to this, on April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement with the Holder to convert the remaining $15.2 million in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Preferred Stock and the Company closed and completed the exchange on April 28, 2023, extinguishing the Senior Convertible Note and eliminating the related derivative liability that had a fair value of $2.0 million as of March 31, 2023.

In addition to the above, the Company considered that it had an accumulated deficit of $180.6 million as of March 31, 2023 and that it has had a history of recurring losses from operations and recurring negative cash flows from operations as it has prepared to grow its esports business through acquisition and new venture opportunities. At March 31, 2023, the Company had total current assets of $5.4 million and total current liabilities of $29.0 million. Net cash used in operating activities for the nine months ended March 31, 2023 was $11.5 million which includes a net loss of $31.5 million. The Company also considered its current liquidity as well as future market and economic conditions that may be deemed outside the control of the Company as it relates to obtaining financing and generating future profits. As of March 31, 2023, the Company had $1.9 million of available cash on-hand and net current liabilities of $23.5 million. On May 22, 2023 the Company closed the issuance of a new Series D Preferred Stock, that includes the issuance of (i) 4,300 shares of Series D Preferred Stock for a price of $1,000 per share, (ii) Common Warrants to purchase 1,433,333 shares of our common stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for a total gross proceeds to the Company of $4.3 million before deducting underwriting discounts and commissions.

The amount of available cash on hand on July 31, 2023, one business day preceding this filing, was $1.0 million.

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The Company believes that its current level of cash and cash equivalents are not sufficient to fund its operations and obligations without additional financing. Although the Company has financing available, as further described below, the ability to raise financing using these sources is subject to several factors, including market and economic conditions, performance, and investor sentiment as it relates to the Company and the esports and iGaming industry. The combination of these conditions was determined to raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of at least one year from the date of issuance of this prospectus.

In determining whether the Company can overcome the presumption of substantial doubt about its ability to continue as a going concern, the Company may consider the effects of any mitigating plans for additional sources of financing. The Company identified additional financing sources it believes, depending on market conditions, may be available to fund its operations and drive future growth, which include (i) the potential expected proceeds from future offerings, where the amount of the offering has not yet been determined, and (ii) the ability to raise additional financing from other sources.

The Company’s sources and (uses) of cash for the nine months ended March 31, 2023 and 2022 are shown below:

	March 31, 2023	March 31, 2022
Cash used in operating activities	$(11,526,050)	$(14,100,783)
Cash provided by (used in) investing activities	$2,936,561	$(20,189,188)
Cash provided by financing activities	$5,601,492	$23,681,839

Net cash used in operating activities for the nine months ended March 31, 2023 was $11.5 million, which includes a net loss of $31.5 million, offset by net non-cash and balance sheet adjustments of $18.7 million.

There was $2.9 million net cash provided by investing activities for the nine months ended March 31, 2023, which includes $1.7 million proceeds from the sale of the Bethard Business and $1.2 million from the sale of the Spanish operations.

Net cash provided by financing activities for the nine months ended March 31, 2023 totaled $5.6 million, which related to $9.0 million net proceeds from the December 2022 Registered Direct Offering and the September 2022 Offering, offset by the repayments of part of the Senior Convertible Note principal of $2.8 million, repayments of notes payable and a finance lease for less than $0.1 million and the payments of the dividends on the 10% Series A cumulative redeemable convertible preferred stock of $0.6 million.

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The Company’s sources and (uses) of cash for the year ended June 30, 2022 and 2021 are shown below:

	2022	2021
Cash used in operating activities	$21,006,437	$18,883,006
Cash used in investing activities	$20,080,376	$56,133,256
Cash provided by financing activities	$23,488,285	$86,356,201

At June 30, 2022, we had total current assets of $10.0 million and total current liabilities of $65.8 million. Net cash used in operating activities for the year ended June 30, 2022 was $21.0 million, which includes a net loss of $102.2 million, offset by net non-cash adjustments of $72.4 million.

Net cash used in investing activities for the year ended June 30, 2022 totaled $20.1 million principally related to the Bethard acquisition.

Net cash provided by financing activities for the year ended June 30, 2022 totaled $23.5 million, which related to proceeds from the issuance of 150,000 units, each consisting of one share of common stock and one March 2022 Warrant, as part of the March 2022 Offering, the issuance of the shares of the 10% Series A cumulative redeemable convertible preferred stock and the issuance of common stock of 11,658 shares through the at-the-money, partially offset by the payment of the dividends on the 10% Series A cumulative redeemable convertible preferred stock, the contingent consideration of Bethard and repayments of notes payable and finance lease.

These above plans are likely to require the Company to place reliance on several factors, including favorable market conditions, to access additional capital in the future. These plans were therefore determined not to be sufficient to overcome the presumption of substantial doubt about the Company’s ability to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires our management to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are based on management’s historical and industry experience and on various other assumptions that are believed to be reasonable under the circumstances. On a regular basis, we evaluate these accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results may differ from our estimates, and such differences could be material.

A full discussion of our significant accounting policies is contained in Note 2 to our consolidated financial statements, for the fiscal year ended June 30, 2022.

We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our financial results. These estimates require our most difficult, subjective or complex judgments because they relate to matters that are inherently uncertain. We have reviewed these critical accounting policies and estimates and related disclosures with our Audit Committee.

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Revenue recognition

Revenue and Cost Recognition

The revenue of the Company is currently generated from online casino and sports betting (referred to herein as “EEG iGaming Revenue”), and esports revenue (referred to herein as “EEG Games Revenue”), consisting of the sales of subscriptions to access cloud-based software used by independent operators of game centers, from consulting and data analytic services provided to game operators (“EEG Games Esports and Other Revenue”), and from the provision of esports event and team management services (“EEG Games Esports Event Management and Team Service Revenue”). The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts with Customers (“ASC 606”) when control of a product or service is transferred to a customer. The amount of revenue is measured at the transaction price, or the amount of consideration that the Company expects to receive in exchange for transferring a promised good or service. The transaction price includes estimates of variable consideration to the extent that it is probable that a significant reversal of revenue recognized will not occur.

Revenue generating activities of the Company may be subject to value added tax (“VAT”) in certain jurisdictions in which the Company operates. Revenue is presented net of VAT in the consolidated statements of operations. VAT receivables and VAT payables are included in other receivables and accounts payable and accrued expenses, respectively on the consolidated balance sheets. Sales to customers do not have significant financing components or payment terms greater than 12 months.

EEG iGaming Revenue

EEG iGaming revenue is derived from the placement of bets by end-users, also referred to as customers, through online gaming sites. The transaction price in an iGaming contract, or Net Gaming Revenue (“NGR”), is the difference between gaming wins and losses, as further reduced by any nondiscretionary incentives awarded to the customer. Gaming transactions involve four performance obligations, namely the settlement of each individual bet, the honoring of discretionary incentives available to the customer through loyalty reward programs, the award of free spin and deposit match bonuses, and the winning of a casino jackpot. The total amount wagered by a customer is commonly referred to as the win or Gross Gaming Revenue (“GGR”). The GGR is allocated to each performance obligation using the relative standalone selling price determined for iGaming contracts.

Revenue recognition for individual wagers is recognized when the gaming occurs, as such gaming activities are settled immediately. The revenue allocated to incentives, such as loyalty points offered through a rewards program, is deferred and recognized as revenue when the loyalty points are redeemed. Revenue allocated to free spins and deposit matches, referred to as bonuses, are recognized at the time that they are wagered. Jackpots, other than the incremental progressive jackpots, are recognized at the time they are won by customers. The Company applies a practical expedient by accounting for its performance obligations on a portfolio basis as iGaming contracts have similar characteristics. The Company expects the application of the revenue recognition guidance to a portfolio of iGaming contracts will not materially differ from the application of the revenue recognition guidance on an individual contract basis.

The Company evaluates bets that its users place on websites owned by third party brands in order to determine whether it may recognize revenue on a gross basis, when acting as the principal provider of the wagering service, or on a net basis, when acting as an intermediary or agent. The principal in a wagering service involving a third party is generally the entity that controls the wagering service such that it has a right to the services being performed by the third party and can direct the third party in delivery of the service to its users. The Company records revenue on a gross basis as it has determined it is the principal in transactions involving third parties, such as revenue sharing arrangements, as it controls the wagering service being offered to the users such that it has a right to the service performed by third parties and can further direct third parties in providing services to users. The Company further records expenses related to its revenue sharing arrangements and other third-party iGaming expenses within costs of revenue in the consolidated statements of operations.

EEG Games Revenue

EEG Games Esports and Other Revenue

The Company derives revenue sales of subscriptions to access cloud-based software used by independent operators of game centers, as well as from consulting and data analytic services provided to game operators. The revenue derived from the sale of subscription services to cloud-based software used by game centers is recognized over the term of the contract, which generally can range from one month to one year in duration, beginning on the date the customer is provided access to the Company’s hosted software platform. The revenue from the operation of game centers by the Company was recognized when a customer purchased time to use the esports gaming equipment at each center. The revenue from time purchased by a customer and from the sale of concessions was recognized at the point of sale.

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The Company further provides consultation services related to the use of hardware and equipment for gaming operations together with implementation services that include sourcing, training, planning, and installation of technology. The Company considers services related to hardware and equipment, implementation, and any design of user interface for the customer as separate performance obligations. Revenue for hardware equipment and design of custom user interface is recognized at a point in time upon delivery and completion. Implementation services are recognized over time, as services are performed.

The Company also has contracts with software companies to provide talent data analytics and related esports services, which include analytic development, other related services to develop software and applications for tournaments, to provide data support, data gathering, gameplay analysis and reporting which includes talent analytics and related esports services, including analytic development, data analysis, survey design, interview services, player dossiers, and expert services. The Company recognizes revenue from its data analytic services over the life of the contract utilizing the output method, using a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contact. The Company elected to use the right to invoice practical expedient and recognize revenue based on the amounts invoiced. The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date.

The Company has partnership contracts with strategic customers within the esports industry. The partnership contracts are negotiated agreements, which contain both licensing arrangements of intellectual property and development services, including fixed and variable components. The variability of revenue is driven by development plans and results of sales as specified by the partnership contract, which are known as of an invoice date. Partnership contracts generally do not have terms that extend beyond one year. The Company considers licensing arrangements and development services as separate performance obligations. Licensing revenues are recorded over time. Revenue associated with development is recognized over time, as labor is incurred.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account the Company’s overall pricing objectives, considering market conditions and other factors, including the value of the deliverables in the contracts, customer demographics, geographic locations, and the number and types of users within the contracts.

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EEG Games Esports Event Management and Team Service Revenue

The Company derives revenue from esports event management and team services. Esports event management services support the creation, production and delivery of an esports event by providing event staffing, gaming consoles, and other technical goods and services for a customer event that is either hosted live in person or online. The revenue generated from esports event management services is currently generally earned on a fixed fee basis per event but future plans call for other revenue streams arising from the content generated by tournaments.

The esports team services offerings of the Company include recruitment and management services offered to sports clubs to facilitate their entrance into esports tournament competition. Team services provided to a customer may include player recruitment, administration of player contracts, processing of tournament admission, providing logistical arrangements, as well as providing ongoing support to the team during the event. Team services are earned on a fixed fee basis per tournament.

Esports event management and team services revenues are recognized over the term of the event or the relevant contractual term for services as this method best depicts the transfer of control to the customer. The Company recognizes revenue for event management services based on the number of days completed for the event relative to the total days of the event. Revenue from team management services is recognized from inception of the contract through the end of the tournament using the number of days completed relative to the total number of days in the contract term. Revenue collected in advance of the event management or team services is recorded as deferred revenue on the consolidated balance sheets. The Company may also enter into profit sharing arrangements which are determined based on the net revenue earned by the customer for an event in addition to a fixed fee. Revenue recognition for profit sharing arrangements is recognized at the time the revenue from the event is determined, which is generally at the conclusion of the event. An event or team services contact may further require the Company to distribute payments to event or tournament attendees resulting in the recognition of a processing fee by the Company. The Company does not recognize revenue from the processing of payments until the conclusion of the event or tournament.

The Company evaluates the service being provided under an esports event and team services contract to determine whether it should recognize revenue on a gross basis as the principal provider of the service, or on a net basis in a manner similar to that of an agent. The Company has determined that for esports event and team services contracts that allow for the assignment of individual tasks to a third-party contractor, the Company acts as the principal provider of the service being offered to the customer as it remains primarily responsible for fulfilling the contractual promise to the customer. In profit sharing arrangements, such as events that allow for the Company to share in the revenue earned by a customer for an event, the Company has determined it acts in the role of an agent to the customer as the event creator. The Company has also determined it acts as an agent when it collects a processing fee for performing the service of distributing prize money on behalf of its customers to event or tournament winners.

Contract Liabilities

Liabilities to customers include both player liabilities, consisting of a free spin bonus and a deposit match bonus, and the player reward liabilities. The free spin bonus provides the user the opportunity to a free play, or otherwise spin, on an iGaming casino slot machine without withdrawing a bet amount from the player’s account. The deposit match bonus matches a player’s deposit up to a certain specified percentage or amount. These bonuses represent consideration payable to a customer and therefore are treated as a reduction of the transaction price in determining NGR. The Company also offers non-discretionary loyalty rewards points to customers that can be redeemed for free play or cash. The Company allocates revenue from wagers to loyalty points rewards earned by users, thereby deferring a portion of revenue from users that participate in a loyalty reward program. The amount of revenue deferred related to loyalty points available to users is based on the estimated fair value of the loyalty point incentive available to the user.

The Company also records payments received in advance of performance under an esports gaming services contract or event management or team services contract as deferred revenue.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The Company records the assets acquired, liabilities assumed and acquisition-related contingent consideration at fair value on the date of acquisition. The difference between the purchase price, including any contingent consideration, and the fair value of net assets acquired is recorded as goodwill. The Company may adjust the preliminary purchase price and purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances that impact the determination of fair value at the acquisition date. Any change in fair value of acquisition-related contingent consideration resulting from events after the acquisition date is recognized in earnings. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

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Impairment of Goodwill and long-lived assets

Goodwill represents the excess of fair value of consideration paid for an acquired entity over the fair value of the assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but rather it is tested for impairment at the reporting unit level on an annual basis on April 1 of each fiscal year, or more often if events or changes in circumstances indicate that more likely than not the carrying amount of the asset may not be recoverable. A reporting unit represents an operating segment or a component of an operating segment. In accordance with ASC Topic 350 Intangibles – Goodwill and Other, our business is classified into four reporting units: iGaming Malta, Argyll UK, EGL, and GGC.

In testing goodwill for impairment, we have the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in our management, strategy and primary user base. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative goodwill impairment analysis by comparing the carrying amount to the fair value of the reporting unit. If it is determined that the fair value is less than its carrying amount, the excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss in accordance with Accounting Standards Update (“ASU”) No. 2017-04, Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The Company utilizes a discounted cash flow analysis, referred to as an income approach, and uses internal and market multiples, to assess reasonableness of assumptions, to determine the estimated fair value of our reporting units. For the income approach, significant judgments and assumptions including anticipated revenue growth rates, discount rates, gross margins, operating expenses, working capital needs and capital expenditures are inherent in the fair value estimates, which are based on our operating and capital forecasts. As a result, actual results may differ from the estimates utilized in our income approach. The use of alternate judgments and/or assumptions could result in a fair value that differs from our estimate and could result in the recognition of additional impairment charges in the financial statements. As a test for reasonableness, the Company also considers the combined fair values of our reporting units to a reasonable market capitalization of the Company. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test.

Equipment and other long-lived assets, including finite lived intangibles, are evaluated for impairment periodically or when events and circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, an estimate of future undiscounted cash flows are determined through estimated disposition date of the asset. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. An estimation of future cash flows requires significant judgment as the Company makes assumptions about future results and market conditions. Since the determination of future cash flows is an estimate of future performance, there may be impairments recognized in future periods in the event future cash flows do not meet expectations.

Derivative financial instruments

The Company evaluates its convertible notes, equity instruments and warrants, to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability in the balance sheet. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to a liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current to correspond with its host instrument. The Company records the fair value of the remaining embedded derivative at each balance sheet date and records the change in the fair value of the remaining embedded derivative as other income or expense in the consolidated statements of operations.

Off Balance Sheet Arrangements

None.

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 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

MANAGEMENT

The names of our executive officers and directors and their age, title, and biography as of March 31, 2023 are set forth below. Our officers and directors serve until their respective successors are elected and qualified.

Name	Age	Position(s)
Alex Igelman	57	Chief Executive Officer
Michael Villani	46	Interim Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)
Damian Mathews	51

Chief Operating Officer and Director,

Former Chief Financial Officer (Principal Financial Officer)

(Principal Accounting Officer) (resigned December 31, 2022) and

Former Chief Operating Officer (resigned December 31, 2022, reappointed May 29, 2023)

John Brackens	43	Former Chief Information Officer and Chief Technology Officer, and Former Director
Lydia Roy	50	Group General Counsel and Compliance, Corporate Secretary
Jennifer Pace	59	Chief People Officer
Alan Alden	61	Director
Jan Jones Blackhurst	74	Director and Chair of the Board of Directors
Chul Woong Lim	41	Director
Robert Soper	51	Director

The following noteworthy experience, qualifications, attributes and skills for each Board member, together with the biographical information for each person described below, led to our conclusion that the person should serve as a director in light of our business and structure:

Alex Igelman

Mr. Igelman has served as the Company’s Chief Executive Officer since January 2023. He has more than 30 years of experience in the gaming industry. He is a gaming lawyer and the co-founder of FairP2P and Esports Capital Corp., entities which have been leaders in their respective sectors. During his career, Mr. Igelman worked across the gambling and gaming industry in a variety of senior leadership positions. From 2016 to 2019, Mr. Igelman served as CEO & Executive Chairman of Millennial Esports Corporation, an esports platform provider and from 2019, was Founder & Managing Director of Esports Capital Corp. advisory and investment Company. Mr. Igelman provides extensive knowledge of esports and related businesses to the Company and is well connected within esports and gaming.

Jan Jones Blackhurst

Ms. Jones Blackhurst has served as a director of the Company since May 2022. Ms. Jones Blackhurst has served as a director of Caesars Entertainment, Inc. (Nasdaq: CZR) since October 2019. Ms. Jones Blackhurst served as Executive Vice President, Public Policy and Corporate Responsibility of Caesars from May 2017 through September 2019. Ms. Jones Blackhurst also served as Executive Vice President of Communications and Government Relations of Caesars from November 2011 until May 2017 and as Senior Vice President of Communications and Government Relations of Caesars from November 1999 to November 2011. Ms. Jones Blackhurst has over 20 years of experience in the gaming industry and has played a key role in innovating responsible gaming programs that are now used throughout the industry. Ms. Jones Blackhurst serves as the Chairwoman of the Public Education Foundation and as Chief Executive-In-Residence of the UNLV International Gaming Institute. Ms. Jones Blackhurst became Executive Director, UNLV Black Fire Leadership Initiative in January 2021. Since February 2021, Ms. Jones Blackhurst has served as a director of Gaming & Hospitality Acquisition Corp. Prior to joining Caesars, Ms. Jones Blackhurst served two terms as Mayor of Las Vegas, from 1991 until 1999. Ms. Blackhurst was selected to serve as a director because of her extensive experience in the gaming industry and proven leadership abilities.

Michael Villani

Mr. Villani has served as the Company’s Chief Financial Officer since January 2023. Mr. Villani joined the Company in February 2021 as its Financial Controller. Prior to joining the Company, Mr. Villani worked as a Director in the Deal Advisory practice of KPMG supporting clients with technical accounting, buy-side and sell-side transactions, initial public offerings (IPOs) and SEC reporting. Mr. Villani worked a total of 18 years at KPMG LLP, with 9 years in the Deal Advisory practice and 9 years in the audit practice. Mr. Villani was also previously employed as the Chief Financial Officer of a Geneva-based hedge fund and has held other senior accounting level roles at public companies. Mr. Villani is a CPA and is a graduate of Pace University, magna cum laude.

Damian Mathews

Mr. Mathews joined as a Director in June 2020 and was the chair of the Audit Committee until he took on other roles at the Company in 2022. Mr. Mathews was re-appointed as Chief Operating Offer, effective May 29, 2023. Mr. Mathews previously served as our Chief Financial Officer of the Company since April 2022 and added the role of Chief Operating Officer in June 2022 until his resignation from these positions on December 31, 2022. Mr. Mathews was reappointed as Chief Operating Officer on May 29, 2023. Mr. Mathews has been a member of the Board of Directors since June 2020 serving as Audit Committee Chair prior to his appointment as Chief Financial Officer. Mr. Mathews combines over 25 years of experience in senior finance positions within investment management, banking and accounting. Previously, he had been involved with Auckland Real Estate Co. as Group Chief Operating Officer and with the Qatar and Abu Dhabi Investment Company (a sovereign wealth fund owned investment company) as Chief Financial Officer from 2014 to 2020. From 2012 to 2014, he was a Director of his own consultancy business, NZ Pacific Investments, in New Zealand. From 2009 to 2012 he held senior management positions including General Manager Finance (New Zealand); Head of Finance and Operations Americas (United States); and Head of Change Management (Australia) at Commonwealth Bank of Australia Group. From 2007 to 2008, Damian was a Director in Product Control at ABN Amro Bank in London. From 2002 to 2006 he held various senior financial controller positions at Royal Bank of Scotland Group in London. From 1998 to 2002 he was an Assistant Vice President at Credit Suisse First Boston investment bank in London and the Bahamas. From 1994 to 1998, he was an Assistant Manager at KPMG accountants in London. He has a joint honors undergraduate degree in Economics and Politics from the University of Bristol in the United Kingdom and is a fellow of the Institute of Chartered Accountants in England and Wales. Mr. Matthews was selected to serve as a director in 2020 due to his extensive financial experience and he will provide valuable operational and strategic insights to the Board’s decision-making process from his term as Chief Financial Officer of the Company.

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John Brackens

Mr. Brackens had been the Chief Information Officer and Chief Technology Officer of the Company since 2019 until he departed from the Company on May 14, 2023. Mr. Brackens had been a member of the Board of Directors since September 2022. He resigned from the Board in October 2022. Mr. Brackens combined over 12 years of experience in information technology senior management following a four-year career leading customer experience teams. Previously, he had been involved in five organizations within the game industry holding positions including Chief Operating Officer, Treasurer, Foreign Director, and Network Operations Manager. From 2018 through January 2019, Mr. Brackens was the Operations Director for Carte Blanche Entertainment, Inc., an iGaming company. From 2016 to 2017, he was Chief Operating Officer for Sparkjumpers Pte Ltd., a company involved in video game development and eSports tournament events. From January 2014 to January 2016, he was Manager of Network Operations of Activision Blizzard – Demonware an entertainment company that focused on AAA game development. Mr. Brackens studied Electrical Engineering at Arizona State University. Mr. Brackens was selected to serve as a director because he provided valuable insights to the Board due to his former positions as Chief Information Officer and Chief Technology Officer.

Lydia Roy

Ms. Roy has been Group General Counsel and Compliance, Corporate Secretary for the Company since February 2022. Ms. Roy joined the Company in 2021 as Head of Legal, Esports. Prior to joining the Company, Ms. Roy served as senior counsel for Flutter Entertainment- The Stars Group Brand from 2017 to 2021, and several multinational corporations ranging from gaming, logistics and security. Ms. Roy received a bachelor’s degree in Political Science and Sociology from the University of Ottawa. She received a J.D. and L.L.L from the University of Ottawa Law School. Ms. Roy is a member of the Law Society of Ontario in Canada and a member of the Massachusetts Bar. She is licensed to practice in Ontario Canada, Massachusetts and Florida as Authorized House Counsel Florida Bar.

Jennifer Pace

Ms. Pace has been the Chief People Officer of the Company since September 2022. Previously, Ms. Pace was the Senior Vice President of Human Resources and Administration since September 2021. Ms. Pace combines over two and a half years of experience in iGaming/gaming senior management following a 22-year career in the financial services sector. Ms. Pace was the Vice President of Payments and People Operations of the Company from April 2020 to September 2021 and the Head of Payments of the Company from January to April 2020. She was also the company secretary for Western Union Business Solutions from February to December 2018 and for Western Union Malta Holdings Limited and Western Union Malta Ltd from December 2017 to December 2018. From November 2014 to December 2018, she was a director of Western Union Business Solutions, Western Union Malta Holdings Limited and Western Union Malta Ltd. From 2011 through 2018, Ms. Pace was the country manager for Western Union Business Solutions, a financial services and B2B payments company. From 2009 to 2011, she was country manager Malta/Cyprus & Lebanon for Travelex Financial Services Ltd, a company involved in financial services and B2B Payments. From 1992 to 2000, she was a business development manager and FX Trader of Thomas Cook Financial Services Ltd, a financial services Business to Business and Business to Customer company that focused on foreign exchange. Ms. Pace is also currently a director of Esports Entertainment (Malta) Ltd, Prozone Ltd, BHGES PLC., all iGaming licensed companies. Ms. Pace holds a level 3 CISI Finance and Financial Management Services qualification, Level 3 and an MQF Level 7 (MA equivalent) in Advanced Employment Law.

Alan Alden

Mr. Alden has served as a director of the Company since October 2020. Mr. Alden has been a specialist in advising remote gaming companies located in Malta since 2000, when he advised the first remote gaming companies as the Senior Manager of Enterprise Risk Services at Deloitte & Touche (Malta). In 2006, Mr. Alden established Kyte Consultants Ltd, a company that specialized in the remote gaming and payment card sectors, to assist companies located in Malta. In 2009, Mr. Alden became a founding director in Contact Advisory Services Ltd, a licensed Company Service Provider that offers a complete service to its customers, from company incorporation, to licensing for gaming and financial institutions. Since 2010, Mr. Alden has served as the General Secretary of the Malta Remote Gaming Council. Mr. Alden is a Certified Information Systems Security Professional and a Certified Information Systems Auditor. Mr. Alden was also the founding President of the ISACA Malta Chapter between 2005 and 2008. In 2015, Mr. Alden became a Part Time Lecturer on IT Auditing at the University of Malta. Mr. Alden was selected to serve as a director because of his extensive experience in the gaming industry.

Chul Woong Lim

Mr. Lim has served as a director of the Company since October 2020. Since June 2018 Mr. Lim has been Director of Global Business for Loud Communications based in Seoul, South Korea. Between 2014 and 2018 Mr. Lim was the Secretary General of the International e-Sports Federation (IeSF) based in Seoul, South Korea where he was responsible for relations with 47 national federations, international sports authorities, and global partners, in addition to organizing and operating the eSports World Championship and other international esports tournaments. During 2010, Mr. Lim was Deputy Manager of Sports Marketing with FIRSONS Inc., a Seoul, South Korea based sports events marketing firm. Mr. Lim was one of our Directors between January 30, 2015 and October 26, 2016. Mr. Lim received a B.S. in Physical Education from Seoul National University. Mr. Lim was selected to serve as a director because of his extensive experience in the gaming industry.

Robert Soper

Mr. Soper served as President and CEO of Mohegan Sun Pocono in Wilkes-Barre, PA from January 2005 to October 2012, and served as President and CEO of Mohegan Sun in Uncasville, Connecticut from October 2012 to April 2015. As President and CEO of these properties, Mr. Soper was responsible for overseeing the successful launch of the first casino in the Commonwealth of Pennsylvania as well as the launch of online gaming for the organization. In addition, Mr. Soper served as President and CEO of the Mohegan parent company, Mohegan Tribal Gaming Authority (MTGA) from April 2015 to April 2017, where he oversaw all business development efforts and day-to-day operations of MTGA. Mr. Soper graduated magna cum laude with a Bachelor of Business Administration in Economics from the University of Georgia, and graduated with a Juris Doctor from the University of Georgia Law with honors, also serving on the Editorial Board of the Georgia Law Review.

Ms. Jones Blackhurst and Messrs. Alden, Lim and Soper, are independent directors as that term is defined in Section 5605(a)(2) of the Nasdaq rules.

S-99

Family Relationships

There are no family relationships between any of our directors or executive officers.

Board Composition and Director Independence

Our common stock and warrants are listed on Nasdaq. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board. In addition, applicable Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq Listing Rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules.

In making the determination of whether a member of the Board is independent, our Board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions.” The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our Board affirmatively determined that Alan Alden, Jan Jones Blackhurst, and Chul Woong Lim are qualified as independent and do not have any material relationships with us that might interfere with the exercise of independent judgment.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by Nevada corporate law and our Amended and Restated Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our CEO (Principal Executive Officer or PEO) and our two most highly compensated executive officers other than the Principal Executive Officer during fiscal years 2022 and 2021 (collectively, the “Named Executive Officers”) who served in such capacities. We have included the former CEO, former Chief Financial Officer and the former Chief Operating Officer who departed from their positions. We included Damian Mathews, the current Chief Operating Officer and former Chief Financial Officer and Chief Operating Officer, and his compensation for the period of employment. We included John Brackens, the former Chief Information Officer and former Chief Technology Officer, as he was the next highly compensated after the resignations of the Chief Financial Officer and the Chief Operating Officer. The table does not include Alex Igelman, our CEO, who was appointed on December 22, 2022, Michael Villani, who was promoted to Interim CFO on January 6, 2023 in addition to his position as Controller or any updates to Damian Mathews who was reappointed as Chief Operating Officer effective May 29, 2023.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Other Annual Compensation	All Other Compensation	Total
Grant Johnson,	2022	$300,000	—	—	164,322	—	14,800	$479,122
Former Chief Executive Officer and President(2)	2021	$300,000	—	92,000	192,000	—	14,800	$598,800

Damian Mathews,	2022	$68,811	—	142,400	160,054	—	11,500	$382,765
Chief Operating Officer and Director, and Former Chief Financial Officer and Former Chief Operating Officer(3)	2021	$—	—	—	64,000	—	20,000	$84,000

John Brackens,	2022	$200,000	—	—	164,322	—	—	$364,322
Former Chief Information Officer and Former Chief Technology Officer (4)	2021	$207,400	—	52,794	128,000	—	—	$388,194

Stuart Tilly,	2022	$293,054	—	—	137,646	—	—	$430,700
Former Chief Legal Counsel and Former Chief Operating Officer (5)	2021	$320,013	—	23,000	32,000	—	—	$375,013

Daniel Marks,	2022	$162,000	—	—	—	—	—	$162,000
Former Chief Financial Officer (6)	2021	$216,000	—	23,000	48,000	—	—	$287,000

(1)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.

(2)	Annual salary of $300,000. During the year ended June 30, 2022, Mr. Johnson, the former Chief Executive Officer was issued 308 stock options at $534.00 fair value grant price. All other compensation includes $4,800 for office rent reimbursement and $10,000 for car allowance. During the year ended June 30, 2021, Mr. Johnson was issued 200 shares of common stock at $460.00 grant price and 600 stock options at $320.00 fair value grant price. Mr. Johnson was terminated for cause by the Board from his position as Chief Executive Officer on December 3, 2022. Mr. Johnson resigned from the Board on December 23, 2022.

(3)	Annual salary of $300,000. During the year ended June 30, 2022, Mr. Mathews was issued 2,000 shares of common stock at $71.00 grant price. As part of his role as non-executive director, Mr. Mathews received director fees of $11,500 and was issued 300 stock options at $534.00 fair value grant price during the year ended 2022 and received director fees of $20,000 and 200 stock options at $320.00 fair value grant price during the year ended 2021. Mr. Mathews resigned from his positions as CFO and COO of the Company on December 31, 2022. Mr. Mathews continues in his role as a Director of the Company and was reappointed COO on May 29, 2023.

(4)	Annual salary of approximately $200,000. During the year ended June 30, 2022, Mr. Brackens was issued 308 stock options at $534.00 fair value grant price. During the year ended June 30, 2021, Mr. Brackens was issued 3 shares, 75 shares and 24 shares of common stock at $425.00, $460.00 and $719.00 grant price, respectively. During the year ended June 30, 2021 Mr. Brackens was also issued 400 stock options at $320.00 fair value grant price. Mr. Brackens will be departing from the Company on May 14, 2023.

(5)	Annual salary of approximately $320,000. Mr. Stuart Tilly was appointed as the Company’s Chief Legal Counsel on June 15, 2020 and later promoted to Chief Operating Officer on January 28, 2022. Mr. Tilly resigned from his role as Chief Operating Officer on May 31, 2022 but remained as an advisor to the Company. Mr. Tilly was compensated through a legal consultancy agreement that requires payments of £18,000 ($21,920 translated using the exchange rate in effect at June 30, 2022) per month to his law firm, and he also received $500 per month through an employment agreement as Company Secretary and Legal Advisor. During the year ended June 30, 2022, Mr. Tilly was issued 258 stock options at $534.00 fair value grant price. During the year ended June 30, 2021, Mr. Tilly was issued 50 shares of common stock at $460.00 grant price, and 100 stock options at $320.00 fair value grant price. Mr. Tilly resigned from his positions as Chief Legal Counsel and Chief Operating Officer of the Company on May 31, 2022.

(6)	Annual salary of $216,000. Mr. Daniel Marks was appointed as the Company’s Chief Financial Officer on June 15, 2020 and resigned on March 31, 2022. All stock options granted and outstanding, including the 308 granted during the year ended June 30, 2022 were forfeited. During the year ended June 30, 2021 the Chief Financial Officer was issued 50 shares of common stock at $460.00 grant price, and 150 stock options at $320.00 fair value grant price. Mr. Marks resigned from his position as Chief Financial Officer of the Company on March 11, 2022.

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Employment Agreements

Alex Igelman

On December 22, 2022, in connection with Mr. Igelman’s appointment as CEO, Mr. Igelman and the Company entered into an employment agreement, which provides for a base salary of $300,000 and the grant of common stock and stock options. These stock awards are being granted as inducement equity awards outside the Company’s Esports Entertainment Group, Inc. 2020 Equity Incentive Plan in accordance with Nasdaq Listing Rule 563I)(4). Pursuant to the terms of the Agreement, subject to the commencement of his employment, the Company will grant Mr. Igelman an award of 25,000 shares of common stock and an award of 25,000 time-based stock options. Mr. Igelman’s shares of common stock may not be sold or transferred until the six-month anniversary of the date of grant. Mr. Igelman’s stock options will vest in equal quarterly installments over a one-year period subject to his continued employment with the Company on the applicable vesting dates. The stock awards are subject to the terms of an award agreement outlining the specific terms of the stock awards. Mr. Igelman may also participate in the executive stock option plan consistent with other executive officers. Mr. Igelman is eligible to earn an annual bonus of 50% of his base salary, subject to satisfaction of goals and objectives to be set each year by the Board.

The employment agreement is at-will and either the Company or Mr. Igelman may terminate the employment at any time for any reason or no reason with 90 days advanced written notice. Upon termination of Mr. Igelman’s employment because of disability, the Company shall pay or provide Mr. Igelman, subject to continued compliance with applicable restrictive covenants: (i) any unpaid base fee and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) any accrued benefits. Upon the termination of Mr. Igelman’s employment because of death, Mr. Igelman’s estate shall be entitled to any accrued benefits. Upon the termination of Mr. Igelman’s employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, subject to continued compliance with applicable restrictive covenants, the Company shall pay Mr. Igelman any accrued benefits.

There are no family relationships between Mr. Igelman and any of the Company’s other directors or executive officers, and other than disclosed above, Mr. Igelman is not a party to any transaction, or any proposed transaction, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Damian Mathews

Mr. Mathews resigned from his roles as Chief Executive Officer and Chief Operating Officer on December 31, 2022. Mr. Mathews was reappointed as Chief Operating Officer on May 29, 2023. Prior to his resignation, on April 2, 2022, the Company entered into a consultancy agreement and an employment agreement, to retain the services of Mr. Mathews to serve as the Company’s Chief Financial Officer, and in June 2022 the agreement was amended as he was appointed as Chief Operating Officer in addition to his role as Chief Financial Officer. Mr. Mathews salary was approximately $300,000 per annum. The Company remitted monthly payments to Mr. Mathews of NZD 36,995 ($23,524 translated using the exchange rate in effect at June 30, 2022) under the consultancy agreement and $500 per month under the employment agreement. In connection with this appointment the Company provided a one-time issuance of 2,000 shares of common stock to Mr. Mathews.

The employment agreement with Mr. Mathews was for one year and would have automatically extended for an additional one year term unless the Company or Mr. Mathews provided written notice within 60 days notice prior to the end of the current employment term. Mr. Mathews was eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board of Directors. Mr. Mathews was eligible to participate in the executive stock option plan consistent with other executive level officers. The employment agreement with Mr. Mathews could be terminated with or without cause. Upon termination of Mr. Mathews’ employment because of disability, the Company would have paid or provided Mr. Mathews (1) any unpaid base fee and any accrued vacation through the date of termination; (2) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) any accrued benefits. Upon the termination of Mr. Mathews’ employment because of death, Mr. Mathews’ estate would have been entitled to any accrued benefits. Upon the termination Mr. Mathews’ employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, the Company would have had to pay Mr. Mathews any accrued benefits.

In connection with Mr. Mathews’ reappointment as Chief Operating Officer, the Company and Deel, Inc. entered into that certain master services agreement (the “Master Services Agreement”) whereby Mr. Mathews was hired to serve as a consultant to the Company, effective May 29, 2023. The Master Services Agreement is for one year and may be terminated with or without cause, provided that, on such first anniversary of the effective date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Master Services Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of intent not to extend the term of the Master Services Agreement at least 90 days prior to the Renewal Date. Pursuant to the Master Services Agreement, Mr. Mathews will receive an annual base salary of $280,000. Mr. Mathews shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board and will be eligible to participate in all of the Company’s benefit programs.

John Brackens

On May 9, 2019, the Company entered into an employment agreement with Mr. John Brackens to serve as the Company’s Chief Information Officer and Chief Technology Officer with a salary of $120,000 per annum. On September 20, 2019, the Company entered in a new employment agreement with Mr. Brackens to update Mr. Brackens position with the Company as its Chief Technology Officer. Under this amended agreement, Mr. Brackens was to receive an initial base salary of $120,000 per annum with his salary increased to $144,000 per annum upon the Company’s completion of financing in excess of $5,000,000. On May 1, 2020, the Company further amended the employment agreement with Mr. Brackens to update Mr. Bracken’s salary to $144,000 per annum. On February 22, 2021, the employment agreement with Mr. Brackens was amended further to increase Mr. Bracken’s salary effective from March 1, 2021 to approximately $200,000 payable in U.S. dollars and Euro. Mr. Brackens departed the Company on May 14, 2023.

The employment agreement with Mr. Brackens was for one year and is automatically extended for an additional one year term unless the Company or Mr. Brackens provided written notice within 60 days’ notice prior to the end of the current employment term. Mr. Brackens was eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board of Directors. Mr. Brackens participated in the executive stock option plan consistent with other executive officers. The employment agreement with Mr. Brackens could have been terminated with or without cause. Upon termination Mr. Brackens’ employment because of disability, the Company would have had to pay or provide Mr. Brackens (i) any unpaid base fee and any accrued vacation through the date of termination; (ii) any unpaid annual bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) any accrued benefits. Upon the termination of Mr. Brackens’ employment because of death, Mr. Brackens’ estate would have been entitled to any accrued benefits. Upon the termination of Mr. Brackens’ employment by the Company for cause or by either party in connection with a failure to renew the employment agreement, the Company would have had to pay Mr. Brackens any accrued benefits.

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Grant Johnson

Mr. Johnson was terminated for cause by the Board on December 3, 2022. Prior to his termination, on June 1, 2017, the Company had entered into an employment agreement with Mr. Johnson to serve as our Chief Executive Officer, President, Principal Financial and Accounting Officer. The agreement provided for an annual salary of $150,000. On September 29, 2020, the Company entered into an amended and restated employment agreement with Mr. Johnson to serve as our Chief Executive Officer. The agreement included that the Company would employ Mr. Johnson for the period beginning retroactively on May 1, 2020 and ending on January 31, 2025. The term would have been automatically renewed for successive consecutive one (1) year periods thereafter unless either party sent written notice to the other party, not more than 270 days and not less than 180 days before the end of the then-existing term of employment, of such party’s desire to terminate the employment agreement at the end of the then-existing term, in which case the employment agreement would have terminated at the end of the then-existing term.

The employment agreement provided for (1) an annual base salary of $300,000, and (2) potential cash bonus up to 150% of the base salary determined by the relationship between our annual performance and an annual target performance set each year by mutual agreement between the Board.

Mr. Johnson participated in the executive stock option plan consistent with other executive level officers. In addition, Mr. Johnson’s agreement included that he could receive the following: (1) 1,000 shares of our common stock for each stock or asset acquisition consummated during the term of his employment that increases the gross revenues of the Company by $10,000,000 or more, as determined by our auditors and the Board, (2) 2,000 shares of our common stock if the Company reached positive cash flow EBIDTA, as determined by our auditors and the Board, (3) 2,000 shares of common stock if the market capitalization of the Company exceeded $500,000,000 for a period of 30 consecutive trading days, (4) 2000 shares of common stock if the market capitalization of the Company exceeded $1,000,000,000 for a period of 30 consecutive trading days, (5) 2,000 shares of common stock if the market capitalization of the Company exceeded $1,500,000,000 for a period of 30 consecutive trading days, and (6) an additional 1,000 shares of common stock for each additional $100,000,000 increase in market capitalization thereafter, provided that such increase was sustained for a period of 30 consecutive trading days. The above was subject to Board approval.

Mr. Johnson was entitled to receive various employee benefits generally made available to other executive level officers and senior managers of the Company. If the Company had to terminate Mr. Johnson’s employment without cause, Mr. Johnson would have been entitled to receive all compensation earned but unpaid through the date of termination and a severance payment equal to two (2) years’ worth of his then-existing base salary and previous years’ bonus.

Daniel Marks

Mr. Marks resigned from his executive roles on December 3, 2022. Prior to his resignation, on June 11, 2020, the Company entered into an engagement agreement with Mr. Marks. The engagement agreement was for a term of one year and was automatically extended for additional terms of successive one-year periods unless the Company or Mr. Marks gives at least 30 days written notice prior to the expiration of the term. Mr. Marks received a base salary of $18,000 per month. Mr. Marks was eligible to earn an annual employee stock option bonus in such amount, if any, as determined in the sole discretion of the Board. The engagement agreement could be terminated with or without cause. The Company could terminate Mr. Marks without cause at any time during the first ninety (90) days of the agreement. Upon termination of Mr. Marks because of disability, the Company would have paid or provided to Mr. Marks (1) any unpaid salary and any accrued vacation through the date of termination; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which he may have been entitled under the terms of any applicable employee benefit plan, program or arrangement. Mr. Marks was eligible to participate in all of the Company’s benefit programs.

Stuart Tilly

Mr. Tilly resigned from his executive roles on December 3, 2022. Prior to his resignation, on June 15, 2020, the Company had entered into an employment agreement and a consultancy agreement with Mr. Tilly, to serve as the Chief Legal Counsel (and subsequently Chief Operating Officer). The consultancy agreement with Mr. Tilly was through the legal consulting firm Rivington Law, whereby Mr. Tilly provided additional legal and other professional services to the Company. Mr. Tilly received $500 per month and £18,000 ($21,920 translated using the exchange rate in effect at June 30, 2022) per month, pursuant to the employment agreement and the consultancy agreement, respectively.

In his roles, Mr. Tilly was entitled to discretionary cash bonuses as determined from time to time by the Board or Compensation Committee as well as participation in any executive stock option plan consistent with other executive level officers. Either party could terminate the engagement agreement upon 60 days written notice.

The Company or Mr. Tilly could terminate the consultancy agreement upon six months written notice. Under the consultancy agreement, the Company could, at is sole discretion, terminate the agreement immediately by paying all amounts that otherwise would have been due and owing during the notice period for termination. On the date of termination, for any reason whatsoever, Mr. Tilly was only be entitled to any outstanding fees or consideration earned and owed though the date of such termination.

After resigning from his executive roles, Mr. Tilly was paid as an advisor to the Company with an annual fee of $60,000.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our current Named Executive Officers and directors as of June 30, 2022.

Name	Grant date	Shares issuable upon exercise of options	Option exercise price ($)	Option expiration date
Alan Alden, Director (1)	October 8, 2020	200	$482.00	January 7, 2026
	October 1, 2021	300	$671.00	October 1, 2026
Chul Wong Lim, Director (2)	October 8, 2020	200	$482.00	January 7, 2026
	October 1, 2021	300	$671.00	October 1, 2026
Grant Johnson, Former Chief Executive Officer (3)	October 8, 2020	600	$482.00	January 7, 2026
	October 1, 2021	308	$671.00	October 1, 2026
Damian Mathews, Chief Operating Officer, Director, Former Chief Financial Officer and Former Chief Operating Officer (4)	October 8, 2020	200	$482.00	January 7, 2026
	October 1, 2021	300	$671.00	October 1, 2026
John Brackens, Former Chief Information Officer and Chief Technology Officer (5)	October 8, 2020	400	$482.00	January 7, 2026
	October 1, 2021	308	$671.00	October 1, 2026

(1)	Mr. Alden was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and Chair of the Compensation Committee from October 1, 2020.

(2)	Mr. Lim was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and a member of the Compensation Committee from October 1, 2020.

(3)	Mr. Johnson was appointed as an Executive Director of Esports Entertainment Group, Inc. in 2013 and a member of the Compensation Committee from October 1, 2020. Mr. Johnson was terminated for cause by the Board from his position as Chief Executive Officer on December 3, 2022. Mr. Johnson resigned from the Board on December 23, 2022. Mr. Johnson’s 908 unexercised options expired on December 17, 2022.

(4)	Mr. Mathews was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and Chair of the Audit Committee from October 1, 2020. Mr. Mathews resigned from his role as Non-Executive Director on appointment as Chief Financial Officer on April 2, 2022 and as an Executive Director. Mr. Mathews also took on the role of Chief Operating Officer on June 1, 2022. Mr. Mathews resigned from his roles as Chief Financial Officer and Chief Operating Officer on December 31, 2022. Mr. Mathews continues in his role as a Director of the Company and was reappointed Chief Operating Officer on May 29, 2023.

(5)	Mr. Brackens was appointed Chief Information Officer and Chief Technology Officer from October 1, 2020. Mr. Brackens also took on the role of a member of the Board on September 1, 2022. Mr. Brackens resigned from the Board on October 31, 2022. Mr. Brackens will be departing from the Company on May 14, 2023.

Securities Authorized for Issuance Under Equity Compensation Plans

Stock Incentive Plans

On September 10, 2020, the Company’s Board adopted the 2020 Equity and Incentive Plan (the “2020 Plan”) that provides for the issuance of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights to officers, employees, directors, consultants, and other key persons. Under the 2020 Plan, the maximum number of shares of common stock authorized for issuance was 15,000 shares. Each year on January 1, for a period of up to nine years, the maximum number of shares authorized for issuance under the 2020 Plan is automatically increased by 2,340 shares. At June 30, 2022, there was a maximum of 19,679 shares of common stock authorized for issuance under the 2020 Plan. There were no additional equity awards eligible for issuance from the 2017 Stock Incentive Plan that had been adopted by the Company on August 1, 2017. The outstanding stock options granted under the 2017 Plan were transferred to the 2020 Plan. As of June 30, 2022, there were 8,574 shares of common stock available for future issuance under the 2020 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,105	$629.00	8,574
Equity compensation plans not approved by security holders	None	$-	-
Total	11,105	$629.00	8,574

Incentive Stock Options

All of our employees are eligible to be granted Incentive Stock Options pursuant to the 2020 Plan as may be determined by our Board which administers the 2020 Plan.

Options granted pursuant to the 2020 Plan terminate at such time as may be specified when the option is granted.

The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

In the discretion of the Board, options granted pursuant to the 2020 Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than 10% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to 2020 Plan be exercisable by its terms after the expiration of ten years from the date of grant.

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Non-Qualified Stock Options

Our employees, directors and officers, and consultants or advisors are eligible to be granted Non-Qualified Stock Options pursuant to 2020 Plan as may be determined by our Board which administers the 2020 Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

Options granted pursuant to 2020 Plan terminate at such time as may be specified when the option is granted.

In the discretion of the Board options granted pursuant to the Plan may include instalment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any option) is first exercisable. In no event shall an option be exercisable by its terms after the expiration of ten years from the date of grant.

Stock Bonuses

Our employees, directors and officers, and consultants or advisors are eligible to receive a grant of our shares, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock. The grant of the shares rests entirely with our Board which administers the 2020 Plan. It is also left to the Board to decide the type of vesting and transfer restrictions which will be placed on the shares.

Employee Pension, Profit Sharing or other Retirement Plan

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Compensation of Directors

The table below shows the compensation paid to our non-executive directors during the years ended June 30, 2022 and 2021.

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Total
Chul Woong Lim (3)	2022	$10,000	$—	$133,378	$143,378
	2021	$20,000	$—	$64,079	$84,079
Alan Alden (4)	2022	$20,000	$—	$133,378	$153,378
	2021	$20,000	$—	$64,079	$84,079
Warwick Bartlett (5)	2022	$8,548	$—	$106,703	$115,251
	2021	$20,000	$—	$64,079	$84,079
Damian Mathews (6)	2022	$11,500	$—	$133,378	$144,878
	2021	$20,000	$—	$64,079	$84,079
Mark Nielsen (7)	2022	$5,000	$—	$133,378	$138,378
	2021	$—	$—	$—	$—
Jan Jones Blackhurst (8)	2022	$15,000	$—	$—	$15,000
	2021	$—	$—	$—	$—
Kaitesi Munroe (9)	2022	$5,000	$—	$—	$5,000
	2021	$—	$—	$—	$—

(1)	The fair value of stock issued for services computed in accordance with ASC 718 on the date of grant.
(2)	The fair value of options granted computed in accordance with ASC 718 on the date of grant.
(3)	Mr. Lim was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and a member of the Compensation Committee as from October 1, 2020. Mr. Lim was appointed to the Audit Committee effective May 3, 2022. Mr. Lim had no stock awards and 500 option awards outstanding as of June 30, 2022.
(4)	Mr. Alden was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. as from October 1, 2020. Mr. Alden was appointed to the Nominating and Governance Committee and as Chair of the Audit Committee on June 1, 2022. Mr. Alden had no stock awards and 500 option awards outstanding as of June 30, 2022.
(5)	Mr. Bartlett was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and Chair of the Governance Committee as from October 1, 2020. Mr. Bartlett resigned from his position as a Non-Executive Director of the Company on March 4, 2022. Mr. Bartlett had no stock awards and no option awards outstanding as of June 30, 2022.
(6)	Mr. Mathews was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and Chair of the Audit Committee as from October 1, 2020. Mr. Mathews resigned from his role as Non-Executive Director on appointment as Chief Financial Officer on April 2, 2022 and as an Executive Director. Mr. Mathews also took on the role of Chief Operating Officer on June 1, 2022. Mr. Mathews resigned from his roles as Chief Financial Officer and Chief Operating Officer on December 31, 2022. Mr. Mathews was reappointed as Chief Operating Officer on May 29, 2023. Mr. Mathews also continues in his role as a Director of the Company. Mr. Mathews had no stock awards and 458 option awards outstanding as of June 30, 2022.
(7)	Mr. Nielsen was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. and the Audit Committee as from October 21, 2021. Mr. Nielsen resigned from his position as a Non-Executive Director of the Company on June 15, 2022. Mr. Nielsen had no stock awards and no option awards outstanding as of June 30, 2022.
(8)	Ms. Jones Blackhurst was appointed as a Non-Executive Director of Esports Entertainment Group, Inc. from May 3, 2022. Ms. Jones Blackhurst was appointed to the Audit committee effective May 3, 2022, as Chair of the Compensation Committee and as Chair of the Nominating and Governance committee effective May 25, 2022. Ms. Jones Blackhurst was appointed as Chair of the Board of Directors effective December 3, 2022. Ms. Jones Blackhurst had no stock awards and no option awards outstanding as of June 30, 2022.
(9)	Ms. Munroe was appointed as a Non-Executive Director of Esports Entertainment Group, Inc from May 17, 2022. Ms. Munroe was appointed to the Compensation Committee, Nominating and Governance Committee effective June 1, 2022. Ms. Munroe resigned from her position as a Non-Executive Director of the Company on October 17, 2022. Ms. Munroe had no stock awards and no option awards outstanding as of June 30, 2022.

S-105

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our voting shares beneficially owned as of June 30, 2023 and is based on 3,784,169 shares of common stock issued and outstanding, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 30, 2023. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of June 30, 2023, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise indicated, each of the stockholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the stockholders listed below is: Block 6, Triq Paceville, St. Julians, Malta, STJ 3109.

The following shows the stock ownership of our named executive officers, directors, and any persons known to us who owns more than 5% of our common stock as of June 30, 2023.

Name and Address of Beneficial Owner		Number	Percent
Alex Igelman 16 Calvin Chambers Road, Thornhill, Ontario, Canada, L4J 1E7	(1)	37,500	*
Michael Villani 84 Festival Court, White Plains, New York 10603	(2)	250	*
Damian Mathews 69 De Luen Avenue Tindalls Beach, Whangaparaoa Auckland 0930	(3)	2,581	*
John Brackens The Terraces, Triq is-Simar, Apt.7A, Xemxija St Paul’s Bay, Malta SPB9026	(4)	916	*
Alan Alden 202, Yucca, Swieqi Road Swieqi, SWQ 3454, Malta	(5)	548	*
Jan Jones Blackhurst 100 West Liberty Street, 12th Floor Reno, NV, 89501		-	*
Chul Woong Lim 204-804 Susaek Rd. 100 Seodaemun-gu Seoul, Korea	(6)	709	*
Robert Soper 3061 NW 125th Ave., Sunrise FL 33323		-	*
Former Named Executive Officers	(7)	35,546	*
All Named Executive Officers and Directors as a group		78,050	2.05%

*	less than 1%

(1)	Includes 12,500 options to purchase shares of common stock currently exercisable.

(2)	Includes 200 options to purchase shares of common stock currently exercisable.

(3)	Includes 500 options to purchase shares of common stock currently exercisable.

(4)	Includes 708 options to purchase shares of common stock currently exercisable.

(5)	Includes 500 options to purchase shares of common stock currently exercisable.

(6)	Includes 500 options to purchase shares of common stock currently exercisable.

(7)	Includes 34,034 shares of common stock for the former Chief Executive Officer. Also, includes 208 shares of common stock for the former Chief Information Officer and Chief Technology Officer, 756 shares of common stock for the former Chief Financial Officer and 756 shares of common stock for the former Chief Operating Officer, based on the most recently available information to the Company.

S-106

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Company’s policy with regard to related party transactions is for the Audit Committee of the Board of Directors is to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

There have been no other related party transactions required to be reported as of the date hereof other than as set forth below.

In connection with Mr. Mathews’ reappointment as Chief Operating Officer, the Company and Deel, Inc. entered into that certain master services agreement (the “Master Services Agreement”) whereby Mr. Mathews was hired to serve as a consultant to the Company, effective May 29, 2023. The Master Services Agreement is for one year and may be terminated with or without cause, provided that, on such first anniversary of the effective date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Master Services Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of intent not to extend the term of the Master Services Agreement at least 90 days prior to the Renewal Date. Pursuant to the Master Services Agreement, Mr. Mathews will receive an annual base salary of $280,000. Mr. Mathews shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board and will be eligible to participate in all of the Company’s benefit programs.

Nine months ended March 31, 2023 and 2022

The Company’s current Chief Executive Officer owns less than 5% of Oddin.gg, a vendor of the Company. For the three and nine months ended March 31, 2023, the Company incurred charges of $0 and $72,107, respectively, and for the three months and nine months ended March 31, 2022, the Company incurred charges of $22,073 and $52,791, respectively, related to the vendor. The Company owed $47,754 and $3,359 to the vendor as of March 31, 2023 and June 30, 2022, respectively.

The Company reimbursed the former Chief Executive Officer for office rent and related expenses. The Company incurred charges owed to the former Chief Executive Officer for office expense reimbursement of $0 and $1,200 for the three months and nine months ended March 31, 2023, respectively, and $1,200 and $3,600 for the three months and nine months ended March 31, 2022, respectively. As of March 31, 2023 and 2022, there were no amounts payable to the former Chief Executive Officer. The former Chief Executive Officer was terminated for cause by the Board from his position as Chief Executive Officer on December 3, 2022. The former Chief Executive Officer resigned from the Board on December 23, 2022.

The Company retained the services of its former Chief Financial Officer and Chief Operating Officer through a consultancy agreement dated April 2, 2022 and an employment agreement dated April 2, 2022. The Company remitted monthly payments to its former Chief Financial Officer and Chief Operating Officer of NZD 36,995 ($23,169 translated using the exchange rate in effect at March 31, 2023) under the consultancy agreement and $500 per month under the employment agreement. The former Chief Financial Officer and Chief Operating Officer resigned from his roles on December 31, 2022. He will continue on in his role as a Director of the Company. As of March 31, 2023 and 2022, related to these expenses there were no amounts payable to the former Chief Financial Officer and Chief Operating Officer.

On May 4, 2017, the Company entered into a services agreement and a referral agreement with Contact Advisory Services Ltd., an entity that is partly owned by a member of the Board of Directors. The Company incurred general and administrative expenses of $4,255 and $1,857 for the three months ended March 31, 2023 and 2022, respectively, in accordance with these agreements. The Company incurred general and administrative expenses of $10,776 and $22,139 for nine months ended March 31, 2023 and 2022, respectively, in accordance with these agreements As of March 31, 2023 and 2022, there were $11,549 and $0 payable to Contact Advisory Services Ltd, respectively.

The Company had retained services from a former member of its Board who remained as an advisor to the Company with an annual fee of $60,000. The member was previously retained through a consultancy agreement dated August 1, 2020 and an employment agreement dated June 15, 2020. The consultancy agreement required payments of £18,000 ($22,225 translated using the exchange rate in effect at March 31, 2023) per month to the firm that is controlled by this member of the Board. The individual also received payroll of $500 per month through the employment agreement as Chief Operating Officer. The member resigned from the Board and from his role as Chief Operating Officer on May 31, 2022 and the consultancy agreement and the employment agreement were terminated.

During the year ended June 30, 2021, the Company engaged in transactions with Tilt, LLC a game center operator controlled by the head of GGC. For the three months ended March 31, 2022 the Company had net sales to Tilt, LLC in the amount of $22,977 for game center equipment, and amounts paid to Tilt, LLC of $11,200 for equipment leased, $4,478 for services and $2,631 for cryptocurrency mining. For the nine months ended March 31, 2022 the Company had net sales to Tilt, LLC in the amount of $222,599 for game center equipment, and amounts paid to Tilt, LLC of $33,600 for equipment leased, $16,589 for services and $19,214 for cryptocurrency mining. The individual was no longer employed by the Company during the nine months ended March 31, 2023.

Fiscal Years Ended June 30, 2022 and 2021

The Company’s recently appointed CEO owns less than 5% of Oddin.gg, a vendor of the Company, that was owed $63,010 and $9,480 by the Company as of June 30, 2022 and 2021, respectively.

The Company reimbursed the former CEO for office rent and related expenses. The Company incurred charges for the former CEO for office expense reimbursement of $4,800 the years ended June 30, 2022 and 2021. As of June 30, 2022 and 2021, there were no amounts payable to the former CEO.

On May 4, 2017, the Company entered into a services agreement and a referral agreement with Contact Advisory Services Ltd., an entity that is partly owned by a member of the Board. The Company incurred general and administrative expenses of $26,148 and $96,020 for years ended June 30, 2022 and 2021, respectively, in accordance with these agreements. As of June 30, 2022 and 2021, there were no amounts payable to Contact Advisory Services Ltd.

The Company had retained services from a former member of its Board who remained as an advisor to the Company with an annual fee of $60,000. The member was previously retained through a consultancy agreement dated August 1, 2020 and an employment agreement dated June 15, 2020. The consultancy agreement required payments of £18,000 ($21,920 translated using the exchange rate in effect at June 30, 2022) per month to the firm that is controlled by this former member of the Board. The individual also received payroll of $500 per month through an employment agreement in the capacity as COO. The member resigned from the Board and from their role as COO on May 31, 2022 and the consultancy agreement and the employment agreement were terminated.

The Company retained the services of its former CFO and COO through a consultancy agreement dated April 2, 2022 and an employment agreement dated April 2, 2022. The Company remitted monthly payments to its former CFO and COO of NZD 36,995 ($23,524 translated using the exchange rate in effect at June 30, 2022) under the consultancy agreement and $500 per month under the employment agreement. In connection with this appointment the Company provided a one-time issuance of 2,000 shares of common stock to the former CFO and COO.

The Company had transactions with Tilt, LLC a game center operator controlled by the former head of GGC, a subsidiary of the Company. This included net sales to the game center of $222,559 for game center equipment, and amounts paid to Tilt. LLC of $33,600 for equipment leased, $16,589 for services, $20,128 for cryptocurrency mining and $140,000 for purchases of computer inventory during the year ended June 30, 2022.

S-107

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock and preferred stock is VStock Transfer, LLC, Woodmere, New York. Our Transfer Agent and Registrar’s telephone number is (212) 828-8436.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Holland & Knight LLP, Miami, Florida, and Westward Law LLC, Las Vegas, Nevada. Certain legal matters in connection with this offering have been passed upon for the Placement Agent by Pryor Cashman LLP, New York, New York.

EXPERTS

Our consolidated financial statements for the year ended June 30, 2022 included in this prospectus and in the registration statement have been so incorporated in reliance on the report of Marcum LLP, independent registered public accounting firm, with regard to the consolidated financial statements of the Company as of June 30, 2022, and for the year then ended, which report includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern and an emphasis of matter paragraph related to the adjustments for the reverse stock split, given on the authority of said firm as experts in auditing and accounting.

Our consolidated financial statements for the year ended June 30, 2021 included in this prospectus and in the registration statement have been so incorporated in reliance on the report of Friedman LLP, independent registered public accounting firm, with regard to the consolidated financial statements of the Company as of June 30, 2021, and for the year then ended, which report includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

The Securities and Exchange Commission maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. Our registration statement and the referenced exhibits can also be found on this site. We also maintain a website at www.esportsentertainmentgroup.com.

While we are generally not required to deliver an annual report to our security holders, we currently intend to voluntarily do so when otherwise due, and will attach audited financial statements with such report.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until               , 2023, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

S-108

ESPORTS ENTERTAINMENT GROUP, INC.

INDEX TO THE FINANCIAL STATEMENTS

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm (PCAOB ID 688)	F-2

Report of Independent Registered Public Accounting Firm (PCAOB ID 711)	F-6

Consolidated Balance Sheets as of June 30, 2022 and 2021	F-7

Consolidated Statements of Operations for the years ended June 30, 2022 and 2021	F-8

Consolidated Statements of Comprehensive Loss for the years ended June 30, 2022 and 2021	F-9

Consolidated Statements of Changes in 10% Series A Cumulative Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the years ended June 30, 2022 and 2021	F-10

Consolidated Statements of Cash Flows for the years ended June 30, 2022 and 2021	F-11

Notes to Consolidated Financial Statements	F-13

Condensed Consolidated Balance Sheets as of March 31, 2023 and June 30, 2022	F-64

Condensed Consolidated Statements of Operations for the Three and Nine Months Ended March 31, 2023 and 2022	F-65

Condensed Consolidated Statements of Comprehensive Loss for the Three and Nine Months Ended March 31, 2023 and 2022	F-66

Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit) For the Three and Nine Months Ended March 31, 2023 and 2022	F-67

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2023 and 2022	F-68

Notes to Unaudited Condensed Consolidated Financial Statements	F-70

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Esports Entertainment Group, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2022, the related consolidated statements of operations, comprehensive loss, changes in 10% series A cumulative redeemable convertible preferred stock and stockholders’ equity (deficit) and cash flows for the year ended June 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2022, and the results of its operations and its cash flows for the year ended June 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company’s significant accumulated deficit as of June 30, 2022, and recurring losses from operations and negative cash flows from operating activities, as well as the Company’s noncompliance with debt covenants of its senior convertible note at the balance sheet date, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Emphasis of Matter - Adjustments for Reverse Stock Split

The consolidated financial statements of the Company as of June 30, 2021 were audited by another auditor. As described in Note 2, the Company adjusted all shares and per share data in the periods presented for the February 2023 reverse stock split (the “Reverse Stock Split”). We audited the adjustments to retrospectively apply the effects of the Reverse Stock Split in the June 30, 2021 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the June 30, 2021 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the June 30, 2021 consolidated financial statements taken as a whole.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair value measurement of contingent consideration and intangible assets acquired related to the acquisition of the business-to-consumer operations of Bethard Group Limited (hereafter “Bethard”)

Description of the Matter

As described in Notes 2 and 3 to the consolidated financial statements, on July 13, 2021, the Company completed the acquisition of the business-to-consumer operations of Bethard for total consideration of approximately $26.8 million, which included $6.7 million in contingent consideration, and resulted in approximately $18.1 million of intangible assets being recorded. The Company accounts for business combinations using the acquisition method, which requires recognition of assets acquired and liabilities assumed at their respective fair values at the date of acquisition. The contingent consideration is estimated using an income approach, which is based on a contractual amount owed based on projected revenues. The fair values of intangible assets acquired are typically estimated using an income approach, which is based on the present value of future discounted cash flows or cost based methods based on estimated costs to construct an asset. Management applied significant judgment in estimating the fair value of the contingent consideration and intangible assets acquired, which involved the use of significant estimates and assumptions with respect to the rate of future revenue growth, profitability of the acquired business and the discount rate, among other factors.

The principal considerations for our determination that performing procedures relating to the fair value measurement of the contingent consideration and intangible assets acquired related to the acquisition of Bethard is a critical audit matter are (i) the significant judgment by management, including the use of specialists, when estimating the fair values of intangible assets acquired; (ii) a high degree of auditor judgment and subjectivity in performing procedures relating to the fair value measurement of intangible assets acquired; (iii) the significant audit effort in evaluating the reasonableness of the significant assumptions relating to the rate of future revenue growth and profitability of the acquired business and the discount rate; and (iv) the audit effort involved the use of professionals with specialized skill and knowledge.

How We Addressed the Matter in Our Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included identifying and evaluating the design of controls relating to the acquisition accounting, including controls over management’s valuation of the intangible assets acquired and contingent consideration, and controls over the development of the valuation models, as well as the significant assumptions related to the rate of future revenue growth and profitability of the acquired business and the discount rate, and the costs to create an asset. These procedures also included, among others, (i) reading the purchase agreement; and (ii) testing management’s process for estimating the fair values of the intangible assets acquired and contingent consideration. Testing management’s process included evaluating the appropriateness of the valuation method, testing the completeness and accuracy of data provided by management, and evaluating the reasonableness of significant assumptions related to the rate of future revenue growth, profitability of the acquired business and the discount rate, and the estimated costs to construct the asset. Evaluating the reasonableness of the rate of future revenue growth and the profitability of the acquired business involved considering the historical performance of the acquired businesses and market comparable information, as well as economic and industry forecasts. The reasonableness of the discount rate was evaluated by considering the cost of capital of comparable businesses and other industry factors. Professionals with specialized skill and knowledge were used to assist in the evaluation of the appropriateness of the discounted cash flow models and the reasonableness of the discount rate.

F-3

Impairment assessments of goodwill and long-lived assets

Description of the Matter

As described in Notes 2 and 7 to the consolidated financial statements, the Company reviews goodwill on an annual basis for impairment, or when events and circumstances indicate that the asset might be impaired. Additionally, the Company reviews long-lived assets, such as property and equipment, intangible assets subject to amortization, and right-of-use assets on operating leases for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company’s evaluation of goodwill for impairment involves the comparison of the fair value of each reporting unit to its carrying value, and impairment is recognized in the amount by which the carrying value exceeds the fair value. Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If these assets are determined to be impaired, the amount of impairment recognized is the amount by which the carrying amount of the assets exceeds their fair value. Fair value amounts are estimated by management using discounted cash flow models. Management’s cash flow models included significant judgements and assumptions relating to future cash flows, growth rates and discount rates. The Company’s consolidated goodwill and long-lived assets balances were approximately $22.3 million and $30.6 million respectively at June 30, 2022. Based on the results of the impairment assessment, management recorded impairment of the Company’s goodwill and long-lived assets of approximately $46.5 million for the year ended June 30, 2022.

The principal considerations for our determination that performing procedures relating to the impairment assessments of goodwill and long-lived assets is a critical audit matter are (i) the significant judgement required by management when developing the fair values of the reporting units; and (ii) a high degree of auditor judgement, subjectivity and effort in performing procedures to evaluate management’s significant assumptions, including future cash flows, growth rates and discount rates.

How We Addressed the Matter in Our Audit

Addressing the matter involved performing procedures and evaluating audit evidence, in connection with forming our overall opinion on the consolidated financial statements. These procedures included evaluating the design effectiveness of controls relating to management’s goodwill and long-lived asset impairment assessments, including controls over the determination of the fair values of the reporting units or assets, and future undiscounted cash flows used to determine if long-lived assets are recoverable. These procedures also included, among others, (i) testing management’s process for developing the fair value estimates of the reporting units or assets; (ii) evaluating the appropriateness of the underlying discounted and undiscounted cash flow models; (iii) testing the completeness and accuracy of underlying data used in the models; and (iv) evaluating the reasonableness of the significant assumptions used by management, including the future cash flows, growth rates and discount rates. Evaluating management’s significant assumptions related to future cash flows, growth rates and the discount rates involved, with the assistance of valuation specialists employed by us, evaluating whether the assumptions used by management were reasonable considering (i) the historical performance of the reporting units; (ii) the consistency with external market data and industry forecasts; and (iii) sensitivities over significant inputs and assumptions.

Fair value of derivative and warrant liabilities

Description of the Matter

As described in Notes 2, 12 and 18 to the consolidated financial statements, the Company issued a convertible note with detachable warrants that required management to assess whether the detachable warrants should be accounted for as a liability and whether the conversion feature of the convertible debt required bifurcation and separate valuation as a derivative liability. These instruments were determined to be liabilities and are classified as Level 3 as they contain one or more inputs to valuation which are unobservable and significant to their fair value measurement. The Company utilized valuation specialists to develop the valuation models and unobservable inputs to estimate fair value of these instruments. As of June 30, 2022, the fair values of the warrant and derivative liabilities were approximately $0.1 million and $9.4 million respectively.

F-4

The principal considerations for our determination that performing procedures relating to these instruments is a critical audit matter are (i) the significant judgment and estimation by management in determining the inputs to estimate fair value, which in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and in evaluating audit evidence obtained related to the fair value of these consolidated financial instruments, and (ii) the audit effort involved the use of professionals with specialized skill and knowledge.

How We Addressed the Matter in Our Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included evaluating the design of controls relating to the Company’s determination of the fair value. These procedures also included, among others, the involvement of professionals with specialized skill and knowledge to assist in developing an independent estimate of fair value of these financial instruments and comparing management’s estimate to the independently developed estimate of fair value. Developing the independent estimate involved testing the completeness and accuracy of data provided by management, developing independent inputs and, as appropriate, evaluating and utilizing management’s aforementioned unobservable inputs.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020 (such date takes into account the acquisition of certain assets of Friedman LLP by Marcum LLP effective September 1, 2022.)

Marlton, New Jersey

April 21, 2023

F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Esports Entertainment Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Esports Entertainment Group, Inc. (the “Company”) as of June 30, 2021, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended June 30, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the year ended June 30, 2021, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review or apply any procedures to the adjustments to retrospectively apply the change in accounting related to the reverse stock split as described in Note 2, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant accumulated deficit as of June 30, 2021, and recurring losses from operations and negative cash flows from operating activities, as well as the uncertainty related to the Company’s ability to comply with the financial covenants of its senior convertible note, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor from 2020 to 2022.

Marlton, New Jersey

October 13, 2021

F-6

Esports Entertainment Group, Inc.

Consolidated Balance Sheets

	June 30, 2022	June 30, 2021

ASSETS

Current assets
Cash	$2,517,146	$19,917,196
Restricted cash	2,292,662	3,443,172
Accounts receivable, net	304,959	136,681
Receivables reserved for users	2,941,882	2,290,105
Other receivables	372,283	658,745
Prepaid expenses and other current assets	1,543,053	3,264,344
Total current assets	9,971,985	29,710,243

Equipment, net	43,925	726,942
Operating lease right-of-use asset	164,288	1,272,920
Intangible assets, net	30,346,489	45,772,555
Goodwill	22,275,313	40,937,370
Other non-current assets	2,062,176	1,315,009

TOTAL ASSETS	$64,864,176	$119,735,039

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$12,344,052	$8,458,689
Liabilities to customers	4,671,287	3,057,942
Deferred revenue	575,097	22,110
Senior convertible note	35,000,000	-
Derivative liability	9,399,620	-
Current portion of notes payable and other long-term debt	139,538	223,217
Operating lease liability – current	364,269	414,215
Contingent consideration	3,328,361	-
Total current liabilities	65,822,224	12,176,173

Senior convertible note, net of unamortized discount	-	6,302,504
Notes payable and other long-term debt	-	221,300
Warrant liability	2,192,730	23,500,000
Deferred income taxes	-	1,870,861
Operating lease liability – non-current	669,286	878,809

Total liabilities	68,684,240	44,949,647

Commitments and contingencies (Note 13)	-

Mezzanine equity:
10% Series A cumulative redeemable convertible preferred stock, $0.001 par value, 1,725,000 authorized, 835,950 shares issued and outstanding, aggregate liquidation preference $9,195,450 at June 30, 2022	7,781,380	-

Stockholders’ equity (deficit)
Preferred stock $0.001 par value; 10,000,000 shares authorized	-	-
Common stock $0.001 par value; 500,000,000 shares authorized, 409,229 and 218,961 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively	409	219
Additional paid-in capital	144,914,687	122,362,679
Accumulated deficit	(149,140,426)	(46,908,336)
Accumulated other comprehensive loss	(7,376,114)	(669,170)
Total stockholders’ equity (deficit)	(11,601,444)	74,785,392

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$64,864,176	$119,735,039

The accompanying notes are an integral part of these consolidated financial statements.

F-7

Esports Entertainment Group, Inc.

Consolidated Statements of Operations

	Year Ended June 30,
	2022	2021

Net revenue	$58,351,650	$16,783,914

Operating costs and expenses:
Cost of revenue	24,164,661	7,861,317
Sales and marketing	25,728,220	10,038,524
General and administrative	51,321,978	24,610,511
Asset impairment charges	46,498,689	-
Total operating expenses	147,713,548	42,510,352

Operating loss	89,361,898	25,726,438

Other income (expense):
Interest expense	(6,423,039)	(698,973)
Loss on conversion of senior convertible note	(5,999,662)	-
Loss on extinguishment of senior convertible note	(28,478,804)	-
Change in fair value of derivative liability on senior convertible note	(10,882,241)	-
Change in fair value of warrant liability	31,468,270	(1,549,924)
Change in fair value of contingent consideration	2,355,308	(1,748,607)
Other non-operating income (loss), net	(584,466)	(460,328)
Total other income (expense), net	(18,544,634)	(4,457,832)

Loss before income taxes	107,906,532	30,184,270

Income tax benefit (expense)	5,674,442	3,811,536

Net loss	$102,232,090	$26,372,734

Dividend on 10% Series A cumulative redeemable convertible preferred stock	(501,570)	-
Accretion of 10% Series A cumulative redeemable convertible preferred stock to redemption value	(182,046)	-

Net loss attributable to common stockholders	$102,915,706	$26,372,734

Net loss per common share	$(356.27)	$(167.73)
Weighted average number of common shares outstanding, basic and diluted	288,869	157,236

The accompanying notes are an integral part of these consolidated financial statements.

F-8

Esports Entertainment Group, Inc.

Consolidated Statements of Comprehensive Loss

	Year Ended June 30,
	2022	2021

Net loss	$102,232,090	$26,372,734

Other comprehensive loss:
Foreign currency translation loss	6,706,944	669,170

Total comprehensive loss	$108,939,034	$27,041,904

The accompanying notes are an integral part of these consolidated financial statements.

F-9

Esports Entertainment Group, Inc.

Consolidated Statements of Changes in 10% Series A Cumulative Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

For the Years Ended June 30, 2022 and 2021

	10% Series A Cumulative Redeemable						Accumulated	Total
	Convertible Preferred Stock		Common Stock*		Additional paid-in	Accumulated	other comprehensive	Stockholders’ Equity
	Shares	Amount	Shares	Amount	capital	Deficit	loss	(Deficit)

Balance as at July 1, 2020	-	$-	112,332	$112	$31,929,612	$(20,535,602)	$-	$11,394,122
Stock issued for Argyll acquisition	-	-	6,500	7	3,802,493	-	-	3,802,500
Stock issued for FLIP acquisition	-	-	1,876	2	2,217,619	-	-	2,217,621
Stock issued for EGL acquisition	-	-	3,556	4	2,791,479	-	-	2,791,483
Stock issued for ggCircuit acquisition	-	-	8,302	8	9,273,203	-	-	9,273,211
Stock issued for Helix acquisition	-	-	5,283	5	5,901,128	-	-	5,901,133
Common stock issued in equity financing, net of issuance costs	-	-	20,000	20	27,339,980	-	-	27,340,000
Stock options and warrant exercises	-	-	55,085	55	34,064,805	-	-	34,064,860
Common stock issued for services	-	-	6,027	6	4,024,740	-	-	4,024,746
Stock based compensation	-	-	-	-	1,017,620	-	-	1,017,620
Foreign exchange translation	-	-	-	-	-	-	(669,170)	(669,170)
Net loss	-	-	-	-	-	(26,372,734)	-	(26,372,734)
Balance as at June 30, 2021	-	$-	218,961	$219	$122,362,679	$(46,908,336)	$(669,170)	$74,785,392

Proceeds from issuance of 10% Series A cumulative redeemable convertible preferred stock	835,950	7,599,334	-	-	-	-	-	-
Accretion of redemption value and issuance costs	-	182,046	-	-	(182,046)	-	-	(182,046)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-	-	-	(501,570)	-	-	(501,570)
Common stock and warrants issued in equity financing, net of issuance costs	-	-	150,000	150	3,464,775	-	-	3,464,925
Conversion of senior convertible note	-	-	25,145	25	10,652,623	-	-	10,652,648
Issuance of common stock under the ATM, net of issuance costs	-	-	11,658	12	3,885,097	-	-	3,885,109
Common stock issued upon the exercise of stock options	-	-	140	-	67,479	-	-	67,479
Common stock issued for services	-	-	3,325	3	748,146	-	-	748,149
Stock based compensation	-	-	-	-	4,417,504	-	-	4,417,504
Foreign exchange translation	-	-	-	-	-	-	(6,706,944)	(6,706,944)
Net loss	-	-	-	-	-	(102,232,090)	-	(102,232,090)
Balance as at June 30, 2022	835,950	$7,781,380	409,229	$409	$144,914,687	$(149,140,426)	$(7,376,114)	$(11,601,444)

*	Retrospectively restated for effect of stock split.

The accompanying notes are an integral part of these consolidated financial statements.

F-10

Esports Entertainment Group, Inc.

Consolidated Statements of Cash Flows

	For the Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(102,232,090)	$(26,372,734)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	12,026,581	3,416,252
Asset impairment charges	46,498,689	-
Right-of-use asset amortization	506,742	162,545
Stock-based compensation	5,165,653	4,129,726
Deferred income taxes	(5,671,861)	(4,136,258)
Loss on conversion of senior convertible note	5,999,662	-
Loss on extinguishment of senior convertible note	28,478,804	-
Amortization of debt discount and premium	3,389,055	467,504
Change in fair value of warrant liability	(31,468,270)	1,549,924
Change in fair value of contingent consideration	(2,355,308)	1,748,607
Change in the fair value of derivative liability	10,882,241	-
Gain on sale of business	(1,069,262)	-
Other non-cash charges, net	-	2,460
Changes in operating assets and liabilities:
Accounts receivable	(133,968)	76,040
Receivables reserved for users	(624,803)	(2,260,031)
Other receivables	193,224	10,477
Prepaid expenses and other current assets	1,530,812	(2,246,119)
Other non-current assets	161,645	(220,329)
Accounts payable and accrued expenses	5,029,309	4,312,871
Liabilities to customers	1,920,260	672,403
Deferred revenue	552,987	(83,339)
Operating lease liability	213,461	(108,363)
Other, net	-	(4,642)
Net cash used in operating activities	(21,006,437)	(18,883,006)

Cash flows from investing activities:
Cash consideration paid for Bethard acquisition, net of cash acquired	(20,067,871)	-
Cash consideration paid for Lucky Dino, net of cash acquired	-	(28,930,540)
Cash consideration paid for ggCircuit	-	(14,993,977)
Cash consideration paid for Helix	-	(9,964,691)
Cash consideration paid for Argyll, net of cash acquired	-	(728,926)
Cash consideration paid for EGL, net of cash acquired	-	(622,503)
Cash consideration paid for FLIP	-	(100,000)
Proceeds from sale of assets	159,872	-
Purchase of intangible assets	(34,648)	(730,234)
Purchases of equipment	(137,729)	(62,385)
Net cash used in investing activities	(20,080,376)	(56,133,256)
Cash flows from financing activities:
Proceeds from equity financing, net of issuance costs	13,625,925	27,340,000
Proceeds from issuance of 10% Series A cumulative redeemable convertible preferred stock, net of issuance costs	7,599,334	-
Payment of dividends on 10% Series A cumulative redeemable convertible preferred stock	(501,570)	-
Issuance of common stock under the ATM, net of issuance costs	3,885,109	-
Payment of Bethard contingent consideration	(1,016,331)	-
Proceeds from exercise of stock options and warrants, net of issuance costs	67,479	26,584,860
Proceeds from issuance of Senior Convertible Note	-	35,000,000
Payment of debt issuance costs	-	(2,485,000)
Repayment of notes payable and finance leases	(171,661)	(83,659)
Net cash provided by financing activities	23,488,285	86,356,201
Effect of exchange rate on changes in cash and restricted cash	(952,032)	(332,879)
Net increase (decrease) in cash and restricted cash	(18,550,560)	11,007,061
Cash and restricted cash, beginning of year	23,360,368	12,353,307
Cash and restricted cash, end of year	$4,809,808	$23,360,368

F-11

A reconciliation of cash and restricted cash to the consolidated balance sheets follows:

	June 30, 2022	June 30, 2021
Cash	$2,517,146	$19,917,196
Restricted cash	2,292,662	3,443,172
Cash and restricted cash	$4,809,808	$23,360,368

June 30, 2020
Cash	$12,353,307
Restricted cash	-
Cash and restricted cash	$12,353,307

SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
	June 30, 2022	June 30, 2021
Interest	$2,434,291	$226,517
Income taxes	$(2,581)	$23,433

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Fair value of contingent consideration payable in cash and common stock for Bethard acquisition	$6,700,000	-
Conversion of senior convertible notes to common stock	$10,652,648	-
Accretion of 10% Series A cumulative redeemable convertible preferred stock	$182,046	-
Right-of-use asset obtained in exchange for operating lease obligation	$1,112,960	-
Finance lease asset obtained in exchange for financing lease obligation	$96,018	-
Fair value of warrants issued as debt discount on senior convertible note	$-	$26,680,000
Common stock issued for ggCircuit	$-	$9,273,211
Common stock issued for Helix	$-	$5,901,133
Common stock issued for Argyll	$-	$3,802,500
Fair value of warrants issued for Argyll acquisition	$-	$2,750,076
Settlement of Argyll acquisition warrant liability for common stock	$-	$7,480,000
Common stock issued for EGL at closing	$-	$2,193,833
Settlement of EGL contingent holdback consideration in common stock	$-	$597,650
Common stock issued for FLIP acquisition at closing	$-	$411,817
Settlement of FLIP contingent consideration in common stock	$-	$500,000
Right-of-use assets and liabilities acquired through operating leases	$-	$1,408,942
Equipment acquired through finance lease	$-	$117,979
Share settlement of liabilities to be settled in stock account	$-	$927,855

The accompanying notes are an integral part of these consolidated financial statements.

F-12

Esports Entertainment Group, Inc.

Notes to the Consolidated Financial Statements

June 30, 2022

Note 1 – Nature of Operations

Esports Entertainment Group, Inc. (the “Company” or “EEG”) was formed in the State of Nevada on July 22, 2008 under the name Virtual Closet, Inc., before changing its name to DK Sinopharma, Inc. on June 6, 2010 and then to, VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc.

The Company is a diversified operator of iGaming, traditional sports betting and esports businesses with a global footprint. The Company’s strategy is to build and acquire iGaming and traditional sports betting platforms and use them to grow the esports business whereby customers have access to online tournaments and player-versus-player wagering. On July 31, 2020, the Company commenced revenue generating operations with the acquisition of LHE Enterprises Limited, holding company for Argyll Entertainment (“Argyll”), an online sportsbook and casino operator. On January 21, 2021, the Company completed its acquisition of Phoenix Games Network Limited, the holding company for the Esports Gaming League (“EGL”), and provider of event management and team services, including live and online events and tournaments. On March 1, 2021, the Company completed the acquisition of the operating assets and specified liabilities that comprise the online gaming operations of Lucky Dino Gaming Limited, a company registered in Malta, and Hiidenkivi Estonia OU, its wholly owned subsidiary registered in Estonia (collectively referred to as “Lucky Dino”).

On June 1, 2021, the Company acquired ggCircuit, LLC (“GGC”) and Helix Holdings, LLC (“Helix”). GGC is a business-to-business software company that provides cloud-based management for gaming centers, a tournament platform and integrated wallet and point-of-sale solutions. Helix operated esports centers that provided esports programming and gaming infrastructure. The Helix game center assets in Foxboro, MA and North Bergen, NJ, herein referred to as the “Helix Game Centers” were sold on June 10, 2022. EEG Labs, the analytics platform, and the yet to be released proprietary player-versus-player wagering platform Betground (previously referred to as LanDuel) from the Helix acquisition were retained. On July 13, 2021, the Company completed its acquisition of the online casino and sports book business operating under the brand of Bethard (referred to herein as “Bethard”). The acquisition of Bethard is discussed further in Note 3, Business Combinations.

On January 18, 2023, the Company closed the transaction and sold its Spanish iGaming operations, including its Spanish iGaming license. This disposal is discussed further in Note 21, Subsequent Events.

On February 24, 2023, the Company completed the divestiture of Prozone Limited, containing the Bethard online casino and sportsbook business back to Gameday Group Plc. This disposal is discussed further in Note 21, Subsequent Events.

Note 2 – Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Effective February 22, 2023 the Company completed a one-for-one-hundred (1-for-100) reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of the Company’s common stock in the consolidated financial statements and related notes refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented (Note 21).

Reportable Segments

The Company operates two complementary business segments:

EEG iGaming

EEG iGaming includes the Company’s iGaming casino and sportsbook product offerings. Currently, the Company operates the business to consumer segment primarily in Europe.

EEG Games

EEG Games delivers esports entertainment experiences to gamers through a combination of 1) the Company’s proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of local area network (“LAN”) center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, 2) online tournaments (through the Company’s EGL tournament platform), and 3) player-vs-player wagering (through our yet to be released Betground our proprietary wagering product). Currently, we operate our esports EEG Games business in the United States and Europe.

These segments consider the organizational structure of the Company and the nature of financial information available and reviewed by the chief operating decision maker to assess performance and make decisions about resource allocations.

F-13

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation and accounting for equity awards related to warrants and stock-based compensation, determination of fair value for derivative instruments, the valuation and recoverability of goodwill and intangible assets, the accounting for business combinations, including estimating contingent consideration and allocating purchase price, estimating fair value of intangible assets, as well as the estimates related to accruals and contingencies.

Liquidity and Going Concern

The accompanying consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company has determined that certain factors raise substantial doubt about its ability to continue as a going concern for a least one year from the date of issuance of these consolidated financial statements.

One such factor considered by the Company is its compliance with certain debt covenants under the terms of the Senior Convertible Note, issued by the Company on February 22, 2022 in the principal amount of $35,000,000 with an outstanding carrying value as of June 30, 2022. The Company has not maintained compliance with certain debt covenants and is currently in default under the terms of the Senior Convertible Note. The Company repaid principal of $2,778,427 during the six months ended December 31, 2022, using proceeds from the September 2022 equity financing (“September 2022 Offering”, see Note 21), reducing the outstanding carrying value to $32,221,573 as of the December 31, 2022. On January 27, 2023, the Company received the written consent of the holder of the Senior Convertible Note (the “Holder”) to lower the conversion price of the Senior Convertible Note to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of the Common Stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price is lowered for purposes of a conversion (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events during such measuring period) until further written notice to the holder from the Company (see Note 21). Subsequent to December 31, 2022 and through April 20, 2023, one business day preceding this filing, the Company has converted $19,261,583 of the Senior Convertible Note through the issuance of 2,242,143 shares of common stock. After including the impact of the conversions reducing the debt by $19,261,583 and the Amendment and Waiver Agreement (“Amendment” see Note 21) increasing the debt by $2,950,010, for fees of $450,010 and converted accrued liabilities of $2,500,000, the Company had reduced its outstanding debt on the Senior Convertible Note to $15,910,000 as of February 21, 2023. On April 19, 2023, prior to entering the Note to Preferred Stock Exchange Agreement (see Note 21), the Company redeemed $679,976 of the Senior Convertible Note using funds that were on deposit in favor of the Holder from the Sale of the Bethard Business, further reducing the outstanding debt on the Senior Convertible Note to $15,230,024. Later, on April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement (see Note 21), with the Holder to convert the $15,230,024 in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Convertible Preferred Stock concurrently with the closing of the potential offering that is part of the Company’s approved plan of compliance with the Listing Rules of the Nasdaq Stock Market (the “Nasdaq Listing Rules”). The expected conversion of the Senior Convertible Note into the Series C Convertible Preferred Stock will extinguish the Senior Convertible Note and eliminate the related derivative liability, that had a fair value of $9,399,620 ($180,000,000 approximate cash liability calculated under the terms of the Senior Convertible Note), as of June 30, 2022.

Further, on March 3, 2023, the Company’s Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. Argyll Entertainment had net liabilities of approximately $1,640,000 as of December 31, 2022.

In addition to above, the Company considered that it had an accumulated deficit of $149,140,426 as of June 30, 2022 and that it has had a history of recurring losses from operations and recurring negative cash flows from operations as it has prepared to grow its esports business through acquisition and new venture opportunities. At June 30, 2022, the Company had total current assets of $9,971,985 and total current liabilities of $65,822,224. Net cash used in operating activities for the year ended June 30, 2022 was $21,006,437, which includes a net loss of $102,232,090.

F-14

The Company also considered its current liquidity as well as future market and economic conditions that may be deemed outside the control of the Company as it relates to obtaining financing and generating future profits. As of June 30, 2022, the Company had $2,517,146 of available cash on-hand and net current liabilities of $55,850,239. In addition to the Senior Convertible Note conversions that have reduced the debt outstanding, on December 21, 2022, the Company closed an offering (the “Registered Direct Offering”) in which it sold: (a) 70,650 shares of Common Stock to the Holder and (b) pre-funded warrants to purchase up to 178,500 at a price of $9.37 per warrant, directly to the Holder, with all but $0.10 per warrant prepaid to the Company at the closing. The gross proceeds to us from the sale of the shares of Common Stock and pre-funded warrants before deducting underwriting discounts and commissions and offering expenses payable by the Company was $2,316,686. The Company remitted approximately $1,073,343 to the Holder to be applied to accrued interest and future interest payments under the Senior Convertible Note. The net proceeds received by the Company, after deducting underwriting discounts and commissions and offering expenses payable by the Company and amounts remitted to the Holder was $1,073,343. On September 19, 2022 the Company closed the September 2022 Offering in which it sold: (a) 300,000 shares of Common Stock and (b) warrants to purchase up to 300,000 shares of Common Stock, at an exercise price of $25.00 per share (the “September 2022 Offering Warrants”), at an aggregate price of $25.00 per share and accompanying September 2022 Offering Warrant. The gross proceeds to us from the sale of the shares of Common Stock and Warrants before deducting underwriting discounts and commissions and offering expenses payable by the Company was $7,500,000. On the issuance date, the Company also granted an overallotment option to the underwriters of the offering for 36,000 overallotment warrants (“September 2022 Overallotment Warrants”), at a purchase price of $1.00 per warrant, with an exercise price of $25.00 per warrant (the September 2022 Offering Warrants and September 2022 Overallotment Warrants are collectively referred to as the “September 2022 Warrants”). Total proceeds from the September 2022 Overallotment Warrants were $36,000. The Company remitted to the Holder an amount of $2,265,927 equal to fifty percent (50%) of all net proceeds above $2,000,000 following the payment of 7% in offering fees including underwriting discounts and commissions. In addition, as part of the September 2022 Offering, the Holder purchased $0.5 million of securities (20,500 shares of Common Stock and 20,500 September 2022 Warrants) and the Company paid the Holder an additional $512,500. The proceeds remitted to the Holder of the Senior Convertible Note reduced the principal balance of the Senior Convertible Note on a dollar-for-dollar basis. The net proceeds received by the Company, after deducting underwriting discounts and commissions and offering expenses payable by the Company and amounts remitted to the Holder was $4,075,991. On March 2, 2022, the Company closed an offering (the “March 2022 Offering”) in which it sold 150,000 units at $100.00 consisting of one share of Common Stock and one warrant for a total of 150,000 warrants with an exercise price of $100.00 (the “March 2022 Offering Warrants”). There was also an overallotment option exercised to purchase warrants to purchase an additional 22,500 shares of common stock (the “April 2022 Overallotment Warrants”) with an exercise price of $100.00 issued to the underwriters of the offering on April 1, 2022 (the March 2022 Offering Warrants and the April 2022 Overallotment Warrants are collectively referred to as the “March 2022 Warrants”). The March 2022 Offering provided net cash proceeds of $13,605,000.

The amount of available cash on hand on April 20, 2023, one business day preceding this filing, was $1,097,586.

The Company believes that its current level of cash and cash equivalents are not sufficient to fund its operations and obligations without additional financing. Although the Company has financing available, as further described below, the ability to raise financing using these sources is subject to several factors, including market and economic conditions, performance, and investor sentiment as it relates to the Company and the esports and iGaming industry. The combination of these conditions was determined to raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of at least one year from the date of issuance of these unaudited condensed consolidated financial statements.

In determining whether the Company can overcome the presumption of substantial doubt about its ability to continue as a going concern, the Company may consider the effects of any mitigating plans for additional sources of financing. The Company identified additional financing sources it believes, depending on market conditions, may be available to fund its operations and drive future growth, which include (i) the potential expected proceeds from the offering that is part of the Company’s approved plan of compliance with the Nasdaq Listing Rules, where the amount of the offering has not yet been determined, (ii) the potential proceeds from the exercise of the 336,000 September 2022 Warrants, exercisable at $25.00, outstanding at December 31, 2022, (iii) the potential proceeds from the exercise of the 172,500 March 2022 Warrants, exercisable at $100.00, outstanding at December 31, 2022, (iv) the ability to sell shares of common stock of the Company through various forms of offerings, (v) the ability to raise additional financing from other sources, and (vi) the completion of the conversion of the $15,230,024 remaining Senior Convertible Note into the Series C Convertible Preferred Stock.

These above plans are likely to require the Company to place reliance on several factors, including favorable market conditions, to access additional capital in the future. These plans were therefore determined not to be sufficient to overcome the presumption of substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

F-15

COVID-19

The novel coronavirus (“COVID-19”) emerged in December 2019 and has since adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. The ongoing impacts of the COVID-19 pandemic has introduced material uncertainty and risk with respect to the Company and its performance, especially as it relates to in-person attendance at events and game centers.

The Company has previously indicated that a significant or prolonged decrease in consumer spending on entertainment or leisure activities may have an adverse effect on demand for the Company’s product offerings, including in-person access to game centers and tournaments, reducing cash flows and revenues, and thereby materially harming the Company’s business, financial condition and results of operations. During the year ended June 30, 2022, the Company determined that in-person attendance at its Helix and customer game centers was not expected to attain levels previously forecasted for such period. Additionally, projections for the Argyll business included continued losses into fiscal 2023 due to high levels of competition in the UK market and high regulatory burdens placed on the iGaming businesses in the UK market. Further, the levels of investment by the Company that are necessary to achieve the previous revenue projections impacted a number of the Company’s businesses. As such, the Company recognized an impairment of long-lived assets held by its Argyll, GGC, EGL, and Helix businesses and impairment of goodwill held by its Argyll, EGL, GGC and Helix businesses. On June 10, 2022, the Company disposed of the assets and related liabilities of two Helix Game Centers located in New Jersey and Massachusetts. See Notes 6, 7 and 11 for discussion of the asset impairment charges.

The ultimate impact of the COVID-19 pandemic on other areas of the business will depend on future developments, which are uncertain and may result in an extended period of continued business disruption and reduced operations. A materially disruptive resurgence of COVID-19 cases or the emergence of additional variants or strains of COVID-19 could cause other widespread or more severe impacts depending on where infection rates are highest. Any resulting financial impact cannot be reasonably estimated at this time but may have a material adverse impact on the Company’s business, financial condition and results of operations. The Company will continue to monitor developments relating to disruptions and uncertainties caused by COVID-19.

Compliance with Nasdaq Listing Requirements

On April 11, 2022, the Company received a deficiency notification letter from the Listing Qualifications Staff of Nasdaq (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous thirty consecutive business days (the “Bid Price Rule”).

On June 7, 2022, the Company received a further letter from Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35,000,000 required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”).

On October 11, 2022, the Company received a third letter from Nasdaq notifying the Company that the Company’s common stock will be delisted, and the Company’s Common Stock warrants traded under the symbols GMBLW and GMBLZ and the Company’s 10% Series A cumulative redeemable convertible preferred stock traded under symbol GMBLP will no longer qualify for listing, and in that regard trading of the Company’s common stock, Common Stock warrants and 10% Series A cumulative redeemable convertible preferred stock will be suspended. The Company requested an appeal with the Panel (the “Panel”) and the hearing was held on November 17, 2022.

On November 30, 2022, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on the Capital Market tier of Nasdaq, subject to the Company evidencing compliance with the Bid Price Rule, and the minimum of $2,500,000 stockholders’ equity requirement (the “Equity Rule”), as set forth in Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1), respectively, on or before February 7, 2023 (which, as described below, was subsequently extended on February 8, 2023) and March 31, 2023, respectively, and adhering to certain other conditions and requirements described below.

On December 6, 2022, the Company received a fourth letter from Nasdaq notifying the Company that it has not regained compliance with the MVLS Rule. This was addressed in the November 17, 2022, hearing before the Panel where the Company presented on its plan to comply with the MVLS Rule or alternative criteria and was granted continued listing subject to the criteria noted above.

On February 8, 2023 the Company received notice from the Panel updating its remaining conditions as follows:

1.	On February 20, 2023, the Company shall provide a written update to the Panel regarding the progress of its debt-to-equity conversion plan and its impact on the Company’s equity;
2.	On March 7, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and
3.	On March 31, 2023, the Company shall demonstrate compliance with the Equity Rule.

The Company provided an update on its progress to the Panel on February 20, 2023 and is working toward meeting the remaining milestones. Additionally, the Panel reserved the right to reconsider the terms of this exception. As a result, any failure to regain and maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

On March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Bid Price Rule.

On March 30, 2023, the Company submitted a written submission requesting an extension on the requirement to demonstrate compliance with the Equity Rule and on April 6, 2023, the Panel granted an extension through April 30, 2023.

In addition, as noted above, the Company and the Holder have exchanged a material amount of debt for equity under the Senior Convertible Note as of the date hereof (see Note 21), which has contributed positively to its stockholders’ equity and increased its MVLS. Furthermore, the transactions contemplated by the Note to Preferred Stock Exchange Agreement (see Note 21) are expected to enable the Company to regain compliance with the Nasdaq Listing Rules by satisfying compliance with the Equity Rule.

The Company has met certain conditions and is in the process of taking definitive steps to comply with all applicable remaining conditions and criteria for continued listing on Nasdaq. There can be no assurances, however, that the Company will be able to do so. The Company must satisfy the time frame granted by the Panel or Nasdaq will provide written notification that its securities will be delisted.

Cash and Cash Equivalents

Cash includes cash on hand. Cash equivalents consist of highly liquid financial instruments purchased with an original maturity of three months or less. As of June 30, 2022 and June 30, 2021, the Company did not have any financial instruments classified as cash equivalents. At times, cash deposits inclusive of restricted cash may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. Accounts are insured by the FDIC up to $250,000 per financial institution. There have been no losses recognized on cash balances held at these financial institutions.

F-16

Restricted Cash

Restricted cash includes cash reserves maintained for compliance with gaming regulations that require adequate liquidity to satisfy the Company’s liabilities to customers.

Accounts Receivable

Accounts receivable is comprised of the amounts billed to customers principally for esports events and team management services. Accounts receivable is recorded net of an allowance for credit losses. The Company performs ongoing credit evaluations for its customers and determines the amount of the allowance for credit losses upon considering such factors as historical losses, known disputes or collectability issues, the age of a receivable balance as well as current economic conditions. Bad debt expense is recorded to maintain the allowance for credit losses at an appropriate level and changes in the allowance for credit losses are included in general and administrative expense in the consolidated statements of operations. At June 30, 2022 and 2021, the allowance for credit losses was not material to the consolidated financial statements of the Company.

Receivables Reserved for Users

User deposit receivables are stated at the amount the Company expects to collect from a payment processor. A user initiates a deposit with a payment processor, and the payment processor remits the deposit to the Company. The amount due from the payment processor is recorded as a receivable reserved for users on the consolidated balance sheets. An allowance for doubtful accounts may be established if it is determined that the Company is unable to collect a receivable from a payment processor. An increase to the allowance for doubtful accounts is recognized as a loss within general and administrative expenses in the consolidated statements of operations. The allowance for doubtful accounts is not material to the consolidated financial statements.

Equipment

Equipment is stated at cost less accumulated depreciation. The Company capitalizes the direct cost of equipment as well as expenditures related to improvements and betterments that add to the productive capacity or useful life of the equipment. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset, or for leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The estimated useful life of equipment by asset class follows:

Computer Equipment	Up to 5 years
Furniture and fixtures	Up to 7 years
Leasehold improvements	Shorter of the remaining lease term or estimated life of the improvement

The estimated useful life and residual value of equipment are reviewed and adjusted, if appropriate, at the end of each reporting period. The costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized as a gain or loss on sale or disposition of assets in the consolidated statements of operations.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The Company records the assets acquired, liabilities assumed and acquisition-related contingent consideration at fair value on the date of acquisition. The difference between the purchase price, including any contingent consideration, and the fair value of net assets acquired is recorded as goodwill. The Company may adjust the preliminary purchase price and purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances that impact the determination of fair value at the acquisition date. Any change in fair value of acquisition-related contingent consideration resulting from events after the acquisition date is recognized in earnings. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

F-17

Goodwill

Goodwill represents the excess of fair value of consideration paid for an acquired entity over the fair value of the assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but rather it is tested for impairment at the reporting unit level on an annual basis on April 1 for each fiscal year, or more often if events or changes in circumstances indicate that more likely than not the carrying amount of the asset may not be recoverable. A reporting unit represents an operating segment or a component of an operating segment. In accordance with ASC Topic 350 Intangibles – Goodwill and Other, as of June 30, 2022 the Company’s business is classified into four reporting units: iGaming Malta (including Bethard and Lucky Dino), iGaming Argyll UK, EGL, and GGC. The Helix business was sold as of June 10, 2022 and was previously its own reporting unit.

In testing goodwill for impairment, the Company has the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in the Company’s management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company then performs a quantitative goodwill impairment analysis by comparing the carrying amount to the fair value of the reporting unit. If it is determined that the fair value is less than its carrying amount, the excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss in accordance with Accounting Standards Update (“ASU”) No. 2017-04, Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The Company utilizes a discounted cash flow analysis, referred to as an income approach, and uses internal and market multiples, to assess reasonableness of assumptions, to determine the estimated fair value of the reporting units. For the income approach, significant judgments and assumptions including anticipated revenue growth rates, discount rates, gross margins, operating expenses, working capital needs and capital expenditures are inherent in the fair value estimates, which are based on the Company’s operating and capital forecasts. As a result, actual results may differ from the estimates utilized in the income approach. The use of alternate judgments and/or assumptions could result in a fair value that differs from the Company’s estimate and could result in the recognition of additional impairment charges in the financial statements. As a test for reasonableness, the Company also considers the combined fair values of the Company’s reporting units to a reasonable market capitalization of the Company. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test.

During the quarter ended March 31, 2022, the Company’s share price had a significant decline and the Company’s ability to invest in its businesses was impacted. This was determined to be a triggering event and the long-lived assets of the Company were quantitatively tested for impairment. As of March 31, 2022, the Company recognized goodwill asset impairment charges of $23,119,755 to the goodwill of the GGC, EGL and Helix reporting units, which are all part of the EEG Games segment. There was no further impairment identified as of the annual testing date from that recognized as of March 31, 2022. During the last three months of the fiscal year, the Company’s share price further declined and the macro environment was unstable, and the Company determined that a separate triggering event had occurred as of June 30, 2022. The Company performed an additional quantitative analysis and recorded a further goodwill asset impairment charge of $3,852,876 to the goodwill of the iGaming Argyll (UK) reporting unit, which is part of the EEG iGaming segment, for a total of $26,972,631 for the year ended June 30, 2022 (see Note 7 for additional information regarding the goodwill impairment, and the effects on the Company’s business, financial condition, and results of operations). There were no goodwill impairment charges recorded during the year ended June 30, 2021. Further downturns in economic, regulatory and operating conditions and the continuing impact of COVID-19 could result in additional goodwill impairment in future periods.

Intangible assets

Intangible assets with determinable lives consist of player relationships, developed technology and software, tradenames and gaming licenses. Intangible assets with determinable lives are amortized on a straight-line basis over their estimated useful lives of 5 years for player relationships and developed technology and software, 10 years for tradenames and 2 years for gaming licenses. The Company also capitalizes internal-use software costs such as external consulting fees, payroll and payroll-related costs and stock-based compensation for employees in the Company’s development and information technology groups who are directly associated with, and who devote time to, the Company’s internal-use software projects. Capitalization begins when the planning stage is complete and the Company commits resources to the software project and continues during the application development stage. Capitalization ceases when the software has been tested and is ready for its intended use. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are expensed as incurred. The Company also holds indefinite-lived intangible assets in the form of digital assets as discussed above in Digital Assets.

Impairment of Long-Lived Assets

Equipment and other long-lived assets, including finite lived intangibles, are evaluated for impairment periodically or when events and circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, an estimate of future undiscounted cash flows are determined through estimated disposition date of the asset. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. An estimation of future cash flows requires significant judgment as the Company makes assumptions about future results and market conditions. Since the determination of future cash flows is an estimate of future performance, there may be impairments recognized in future periods in the event future cash flows do not meet expectations.

During the year ended June 30, 2022, the Company recognized a total impairment charge of $19,526,058 on its long-lived assets. This included $3,972,022 for the impairment of the Argyll tradename, developed technology, gaming license and customer relationships from the EEG iGaming segment, and $13,484,122 for the impairment of the EGL tradename, developed technology and software, GGC and Helix tradenames and developed technology from the EEG Games segment (see Note 7), $653,107 for the total equipment, net impairment, including $44,481 for the Argyll computer equipment and furniture and equipment from the EEG iGaming segment, and $608,626 for EGL computer equipment, Helix Game Centers computer equipment, leasehold improvements and furniture and equipment from the EEG Games segment (see Note 6), and $1,416,807 for the impairment of operating lease right-of-use assets for the Helix building rentals from the EEG Games segment (see Note 11). This was recognized in asset impairment charges in the consolidated statements of operations. There were no impairment charges on long-lived assets identified for the year ended June 30, 2021.

Liabilities to Customers

The Company records liabilities to customers, also referred to as player liabilities, for the amounts that may be withdrawn by a player at a given time. The player liabilities include player deposits, bonuses or incentive awards and user winnings less withdrawals, tax withholdings and player losses. The Company maintains a restricted cash balance and player deposits held by third parties, recorded as receivables reserved for users on the consolidated balance sheets, at levels equal to or exceeding its liabilities to customers.

F-18

Jackpot Provision

The jackpot provision liability is an estimate of the amount due to players for progressive jackpot winnings. The jackpot liability is accrued monthly based on an estimate of the jackpot amount available for winning. The jackpot increases with each bet on a jackpot eligible iGaming casino machine and a portion of each losing bet is allocated towards the funding of the jackpot amount. Jackpots are programmed to be paid out randomly across certain casino brands. When a player wins a jackpot, the amount of the jackpot is reset to a defined amount that varies across eligible iGaming casino machines. Participating iGaming casino machines of the Company pool into the same jackpot and therefore the winning of a jackpot affects other players on the network of participating iGaming casino machines.

Leases

The Company leases for office space and game center space through operating lease agreements that were a result of its acquisitions of Argyll, Lucky Dino and Helix. The Company also leased other property and equipment, acquired through Helix, that was subsequently sold as part of the Helix sale transaction where the purchaser assumed the lease liabilities. The Company measures an operating lease right-of-use (“ROU”) asset and liability, as well as a finance lease asset and liability, based on the present value of the future minimum lease payments over the lease term at the commencement date. Minimum lease payments include the fixed lease and non-lease components of the agreement, as well as any variable rent payments that depend on an index, initially measured using the index at the lease commencement date.

The minimum payments under operating leases are recognized on a straight-line basis over the lease term in the consolidated statements of operations. Operating lease expenses related to variable lease payments are recognized as operating expenses in a manner consistent with the nature of the underlying lease and as the events, activities, or circumstances in the lease agreement occur. Leases with a term of less than 12 months (“short-term leases”) are not recognized on the consolidated balance sheets. The rent expense for short-term leases is recognized on a straight-line basis over the lease term and included in general and administrative expense on the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between U.S. GAAP treatment and tax treatment of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Derivative Instruments

The Company evaluates its convertible notes, equity instruments and warrants, to determine if those contracts or embedded components of those contracts qualify as derivatives (Note 12). The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability (Note 18) in the consolidated balance sheets. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense (Note 18).

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

F-19

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to a liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current to correspond with its host instrument. The Company records the fair value of the remaining embedded derivative at each balance sheet date and records the change in the fair value of the remaining embedded derivative as other income or expense in the consolidated statements of operations.

Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Certain assets and liabilities are required to be recorded at fair value on a recurring basis. The Company adjusts contingent consideration resulting from a business combination, derivative financial instruments and warrant liabilities to fair value on a recurring basis. Certain long-lived assets may be periodically required to be measured at fair value on a nonrecurring basis, including long-lived assets that are impaired. The fair value for other assets and liabilities such as cash, restricted cash, accounts receivable, receivables reserved for users, other receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, and liabilities to customers have been determined to approximate carrying amounts due to the short maturities of these instruments. The fair value of the Senior Convertible Note and lease liabilities approximate their carrying value based on current interest and discount rates.

Earnings Per Share

Basic income (loss) per share is calculated using the two-class method. Under the two-class method, basic income (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. Diluted income (loss) per share is computed similar to basic income (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Diluted income (loss) per share includes the effect of potential common shares, such as the Company’s preferred stock, notes, warrants and stock options, to the extent the effect is dilutive. As the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

The following securities were excluded from weighted average diluted common shares outstanding for the year ended June 30, 2022 and 2021 because their inclusion would have been antidilutive:

	2022	2021
Common stock options	$11,105	$4,747
Common stock warrants	226,006	53,506
Common stock issuable upon conversion of senior convertible note	160,315	21,200
10% Series A cumulative redeemable convertible preferred stock	835,950	—
Total	$1,233,376	$79,453

F-20

Comprehensive Loss

Comprehensive loss consists of the net loss for the year and foreign currency translation adjustments related to the effect of foreign exchange on the value of assets and liabilities. The net translation loss for the year is included in the consolidated statements of comprehensive loss.

Foreign Currency

The functional currencies of the Company include the U.S. dollar, British Pound and Euro. The reporting currency of the Company is the U.S. dollar. Assets and liabilities of the Company’s foreign operations with functional currencies other than the U.S. dollar are translated at the exchange rate in effect at the balance sheet date, while revenues and expenses are translated at average rates prevailing during the periods. Translation adjustments are reported in accumulated other comprehensive loss, a separate component of stockholders’ equity. Transaction gains and losses arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency. The Company recorded a foreign exchange transaction loss for the years ended June 30, 2022 and 2021 of $149,573 and $440,452, respectively. Transaction gains and losses are reported within other non-operating income (loss), net, on the consolidated statements of operations.

Stock-based Compensation

The Company periodically issues stock-based compensation to employees, directors, contractors and consultants for services rendered. Stock-based compensation granted to employees and non-employee directors includes grants of restricted stock and employee stock options that are measured and recognized based on their fair values determined on the grant date. The award of restricted stock and stock options, which are generally time vested, are measured at the grant date fair value and charged to earnings on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the Common Stock on the grant date, and the estimated volatility of the Common Stock over the term of the equity award. The fair value of restricted stock is determined by the closing market price of the Company’s Common Stock on the date of grant. The compensation cost for service-based stock options granted to consultants is measured at the grant date, based on the fair value of the award, and is expensed on a straight-line basis over the requisite service period (the vesting period of the award).

Sales and Marketing

Sales and marketing expenses are comprised primarily of advertising costs that include online search advertising and placement, including advertising with affiliates for the online betting and casino operations, as well as other promotional expenses paid to third parties, including expenses related to sponsorship agreements. Sales and marketing expense for the years ended June 30, 2022 and 2021 was $25,728,220 and $10,038,524, respectively.

Revenue and Cost Recognition

The revenue of the Company is currently generated from online casino and sports betting (referred to herein as “EEG iGaming revenue”), and esports revenue (referred to herein as “EEG Games Revenue”), consisting of the sales of subscriptions to access cloud-based software used by independent operators of game centers, from consulting and data analytic services provided to game operators (“EEG Games Esports and Other Revenue”), and from the provision of esports event and team management services (“EEG Games Esports Event Management and Team Service Revenue”). The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts with Customers (“ASC 606”) when control of a product or service is transferred to a customer. The amount of revenue is measured at the transaction price, or the amount of consideration that the Company expects to receive in exchange for transferring a promised good or service. The transaction price includes estimates of variable consideration to the extent that it is probable that a significant reversal of revenue recognized will not occur.

Revenue generating activities of the Company may be subject to value added tax (“VAT”) in certain jurisdictions in which the Company operates. Revenue is presented net of VAT in the consolidated statements of operations. VAT receivables and VAT payables are included in other receivables and accounts payable and accrued expenses, respectively on the consolidated balance sheets. Sales to customers do not have significant financing components or payment terms greater than 12 months.

F-21

EEG iGaming Revenue

EEG iGaming revenue is derived from the placement of bets by end-users, also referred to as customers, through online gaming sites. The transaction price in an iGaming contract, or Net Gaming Revenue (“NGR”), is the difference between gaming wins and losses, as further reduced by any nondiscretionary incentives awarded to the customer. Gaming transactions involve four performance obligations, namely the settlement of each individual bet, the honoring of discretionary incentives available to the customer through loyalty reward programs, the award of free spin and deposit match bonuses, and the winning of a casino jackpot. The total amount wagered by a customer is commonly referred to as the win or Gross Gaming Revenue (“GGR”). The GGR is allocated to each performance obligation using the relative standalone selling price (“SSP”) determined for iGaming contracts.

Revenue recognition for individual wagers is recognized when the gaming occurs, as such gaming activities are settled immediately. The revenue allocated to incentives, such as loyalty points offered through a rewards program, is deferred and recognized as revenue when the loyalty points are redeemed. Revenue allocated to free spins and deposit matches, referred to as bonuses, are recognized at the time that they are wagered. Jackpots, other than the incremental progressive jackpots, are recognized at the time they are won by customers. The Company applies a practical expedient by accounting for its performance obligations on a portfolio basis as iGaming contracts have similar characteristics. The Company expects the application of the revenue recognition guidance to a portfolio of iGaming contracts will not materially differ from the application of the revenue recognition guidance on an individual contract basis.

The Company evaluates bets that its users place on websites owned by third party brands in order to determine whether it may recognize revenue on a gross basis, when acting as the principal provider of the wagering service, or on a net basis, when acting as an intermediary or agent. The principal in a wagering service involving a third party is generally the entity that controls the wagering service such that it has a right to the services being performed by the third party and can direct the third party in delivery of the service to its users. The Company records revenue on a gross basis as it has determined it is the principal in transactions involving third parties, such as revenue sharing arrangements, as it controls the wagering service being offered to the users such that it has a right to the service performed by third parties and can further direct third parties in providing services to users. The Company further records expenses related to its revenue sharing arrangements and other third-party iGaming expenses within costs of revenue in the consolidated statements of operations.

EEG Games Revenue

EEG Games Esports and Other Revenue

The Company derives revenue from sales of subscriptions to access cloud-based software used by independent operators of game centers, as well as from consulting and data analytic services provided to game operators. The revenue derived from the sale of subscription services to cloud-based software used by game centers is recognized over the term of the contract, which generally can range from one month to one year in duration, beginning on the date the customer is provided access to the Company’s hosted software platform. The revenue from the operation of game centers by the Company is recognized when a customer purchased time to use the esports gaming equipment at each center. The revenue from time purchased by a customer and from the sale of concessions is recognized at the point of sale.

The Company further provides consultation services related to the use of hardware and equipment for gaming operations together with implementation services that include sourcing, training, planning, and installation of technology. The Company considers services related to hardware and equipment, implementation, and any design of user interface for the customer as separate performance obligations. Revenue for hardware equipment and design of custom user interface is recognized at a point in time upon delivery and completion. Implementation services are recognized over time, as services are performed.

The Company also has contracts with software companies to provide talent data analytics and related esports services, which include analytic development, other related services to develop software and applications for tournaments, and to provide data support, data gathering, gameplay analysis and reporting which includes talent analytics and related esports services, including analytic development, data analysis, survey design, interview services, player dossiers, and expert services. The Company recognizes revenue from its data analytic services over the life of the contract utilizing the output method, using a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contact. The Company elected to use the right to invoice practical expedient and recognize revenue based on the amounts invoiced. The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date.

F-22

The Company has partnership contracts with strategic customers within the esports industry. The partnership contracts are negotiated agreements, which contain both licensing arrangements of intellectual property and development services, including fixed and variable components. The variability of revenue is driven by development plans and results of sales as specified by the partnership contract, which are known as of an invoice date. Partnership contracts generally do not have terms that extend beyond one year. The Company considers licensing arrangements and development services as separate performance obligations. Licensing revenues are recorded over time. Revenue associated with development is recognized over time, as labor is incurred.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account the Company’s overall pricing objectives, considering market conditions and other factors, including the value of the deliverables in the contracts, customer demographics, geographic locations, and the number and types of users within the contracts.

EEG Games Esports Event Management and Team Service Revenue

The Company derives revenue from esports event management and team services. Esports event management services support the creation, production and delivery of an esports event by providing event staffing, gaming consoles, and other technical goods and services for a customer event that is either hosted live in person or online. The revenue generated from esports event management services is generally earned on a fixed fee basis per event.

The esports team services offerings of the Company include recruitment and management services offered to sports clubs to facilitate their entrance into esports tournament competition. Team services provided to a customer may include player recruitment, administration of player contracts, processing of tournament admission, providing logistical arrangements, as well as providing ongoing support to the team during the event. Team services are earned on a fixed fee basis per tournament.

Esports event management and team services revenues are recognized over the term of the event or the relevant contractual term for services as this method best depicts the transfer of control to the customer. The Company recognizes revenue for event management services based on the number of days completed for the event relative to the total days of the event. Revenue from team management services is recognized from inception of the contract through the end of the tournament using the number of days completed relative to the total number of days in the contract term. Revenue collected in advance of the event management or team services is recorded as deferred revenue on the consolidated balance sheets. The Company may also enter into profit sharing arrangements which are determined based on the net revenue earned by the customer for an event in addition to a fixed fee. Revenue recognition for profit sharing arrangements is recognized at the time the revenue from the event is determined, which is generally at the conclusion of the event. An event or team services contact may further require the Company to distribute payments to event or tournament attendees resulting in the recognition of a processing fee by the Company. The Company does not recognize revenue from the processing of payments until the conclusion of the event or tournament.

The Company evaluates the service being provided under an esports event and team services contract to determine whether it should recognize revenue on a gross basis as the principal provider of the service, or on a net basis in a manner similar to that of an agent. The Company has determined that for esports event and team services contracts that allow for the assignment of individual tasks to a third-party contractor, the Company acts as the principal provider of the service being offered to the customer as it remains primarily responsible for fulfilling the contractual promise to the customer. In profit sharing arrangements, such as events that allow for the Company to share in the revenue earned by a customer for an event, the Company has determined it acts in the role of an agent to the customer as the event creator. The Company has also determined it acts as an agent when it collects a processing fee for performing the service of distributing prize money on behalf of its customers to event or tournament winners.

F-23

Contract Liabilities

Liabilities to customers include both player liabilities, consisting of a free spin bonus and a deposit match bonus, and the player reward liabilities. The free spin bonus provides the user the opportunity to a free play, or otherwise spin, on an iGaming casino slot machine without withdrawing a bet amount from the player’s account. The deposit match bonus matches a player’s deposit up to a certain specified percentage or amount. These bonuses represent consideration payable to a customer and therefore are treated as a reduction of the transaction price in determining NGR. The Company also offers non-discretionary loyalty rewards points to customers that can be redeemed for free play or cash. The Company allocates revenue from wagers to loyalty points rewards earned by users, thereby deferring a portion of revenue from users that participate in a loyalty reward program. The amount of revenue deferred related to loyalty points available to users is based on the estimated fair value of the loyalty point incentive available to the user.

The Company also records payments received in advance of performance under an esports gaming services contract or event management or team services contract as deferred revenue.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this standard as of July 1, 2021. The adoption of this guidance did not have a material impact on the accompanying consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other: Simplifying the Test for Goodwill Impairment (ASC 350). The standard eliminates the requirement to measure the implied fair value of goodwill by assigning the fair value of a reporting unit to all assets and liabilities within that unit (the Step 2 test) from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit. The guidance is effective for the fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company adopted this standard during the year ended June 30, 2022. See Note 7 for additional information regarding the results of the impairment tests performed on its goodwill and intangible assets.

Recently Issued Accounting Standards

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with Accounting Standards Codification Topic 606. The guidance is effective for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements and it does not expect the guidance to have a material effect on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The standard clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. The guidance is effective for the fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

In June 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This standard eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. For public business entities, it is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years using the fully retrospective or modified retrospective method. The Company is currently evaluating the potential impact of this standard on its consolidated financial statements.

F-24

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that the Company adopts as of the specified effective date. The Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

Note 3 – Business Acquisitions

Bethard Acquisition

On July 13, 2021, the Company completed the acquisition of the business-to-consumer operations of Bethard Group Limited (“Bethard”), which provides sportsbook, casino, live casino and fantasy sport betting services with gaming licenses to customers in Sweden, Spain, Malta and Ireland (the “Bethard Business”), from Gameday Group Plc, a limited liability company incorporated in Malta (the “Seller”). The acquisition of Bethard expanded the iGaming operations of the Company in Europe and provides the Company with increased opportunity to cross-sell its esports offerings to a larger customer base. The acquisition of Bethard resulted in the Company acquiring the outstanding share capital of Prozone Limited, a public liability company registered in Malta, that had previously received the assets of Bethard in a pre-closing restructuring by the Seller. The initial payment of purchase consideration for Bethard included cash paid at closing of €13,000,000 (equivalent to $15,346,019 using exchange rates in effect at the acquisition date), including €1,000,000 (equivalent to $1,180,463 using exchange rates in effect at the acquisition date) paid for a regulatory deposit with the Spanish Gaming Authority. The cash purchase consideration of Bethard also included a second payment (“Second Payment”) of €4,000,000 (approximately $4,721,852 using exchange rates in effect at the acquisition date) that was paid by the Company on November 16, 2021 (the “Second Payment Due Date”), using the proceeds raised from the issuance of the 10% Series A Cumulative Redeemable Convertible Preferred Stock (see Note 15 for discussion of the 10% Series A Cumulative Redeemable Convertible Preferred Stock). The total purchase consideration of Bethard also requires the Company to pay additional contingent cash consideration during the 24-month period following the acquisition date equal to 15% of net gaming revenue until the date of the Second Payment, with the percentage then decreasing to 12% of net gaming revenue for the remaining term ending July 2023. The total purchase consideration also provides for a payment of up €7,600,000 (equivalent to $8,971,519 using exchange rates in effect at the acquisition date) of contingent share consideration should a specific ambassador agreement be successfully assigned to the Bethard Business acquired by the Company following the acquisition date.

The purchase consideration, including the fair value of the contingent cash consideration, is as follows:

Cash paid at closing	$15,346,019
Second Payment	4,721,852
Total cash consideration paid for Bethard	20,067,871
Contingent cash consideration	6,700,000
Total purchase price consideration	$26,767,871

The contingent cash consideration assumes a cash payment equal to 15% of net gaming revenue for the Bethard Business through the Additional Payment Due Date as set forth through the Second Payment Due Date estimated to be approximately four months at acquisition, then reverting to 12% thereafter for the remainder of a two-year period following the acquisition date. The estimated contingent cash consideration of $6,700,000 is calculated using the applicable percentages applied to projected net gaming revenue of the Bethard Business at the date of acquisition. Based on updated revenue projections as of June 30, 2022, the Company determined the fair value of the remaining contingent consideration payable to be $3,328,361, net of the amount paid to the Seller through June 30, 2022 of $1,016,331. The decrease in the contingent consideration liability resulted in the recognition of a benefit of $2,355,308, included as change in fair value of contingent consideration in the consolidated statement of operations for the year ended June 30, 2022. Subsequent to year end, during October 2022, the Company entered into an amendment to the Bethard SPA that impacted the contingent consideration as discussed further in Note 13.

The purchase consideration excludes contingent share consideration payable to the Seller as there is no indication such contingent share contingent consideration will become payable from a successful assignment of the specified ambassador agreement. The Seller of the Bethard Business had up to 6 months to assign the ambassador agreement to receive the contingent share consideration. After the 6 months, the contingent share consideration is reduced by €422,222 (equivalent to $498,417 using exchange rates in effect at the acquisition date) for each month the contract is not assigned to the Company through the 24-month anniversary. As of October 12, 2022, one business day preceding this filing, the ambassador agreement had not been assigned to the Company.

F-25

The purchase price and purchase price allocation of the assets acquired and liabilities assumed is as follows:

Receivables reserved for users	$3,109,782
Intangible assets	18,100,000
Goodwill	11,292,685
Other non-current assets	1,180,463
Accrued liabilities	(5,634)
Player liability	(3,108,425)
Deferred income taxes	(3,801,000)
Total	$26,767,871

The acquired intangible assets, useful lives and fair value at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$3,500,000
Player interface	5	1,200,000
Gaming licenses	2	700,000
Player relationships	5	12,700,000
Total		$18,100,000

Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not being recognized as separate identifiable intangible assets apart from goodwill. Intangible assets not recognized apart from goodwill consist primarily of benefits from securing buyer-specific synergies that increase revenue and profits and are not otherwise available to a marketplace participant, as well as acquiring a talented workforce and cost savings opportunities. The goodwill of Bethard is not deductible for tax purposes. Transaction related expenses incurred for the acquisition of the Bethard Business total $1,005,594, including $255,481 incurred for the year ended June 30, 2022 and $750,113 for the year ended June 30, 2021. Transaction related expenses are recorded in general and administrative expenses in the consolidated statements of operations.

On January 18, 2023, the Company closed the transaction and sold its Spanish iGaming operations, including its Spanish iGaming license. This disposal is discussed further in Note 21, Subsequent Events.

On February 24, 2023, the Company completed the divestiture of Prozone Limited, containing the Bethard online casino and sportsbook business back to Gameday Group Plc. This disposal is discussed further in Note 21, Subsequent Events.

Acquisition of GGC

On June 1, 2021, the Company completed its acquisition of the issued and outstanding membership units of GGC. The total consideration paid at closing was $24,273,211, with $14,100,000 paid in cash at closing and $900,000 paid through application of loans receivable from GGC, inclusive of operating advances, toward the purchase consideration (net cash paid by the Company inclusive of cash advanced as loans receivable was $14,993,977 after adjustment for cash acquired of $6,023). The Company also issued 8,302 shares common stock at closing using a value per share $1,325.00 pursuant to the GGC Purchase Agreement. The fair value of the share consideration paid at closing was determined to be $9,273,211 using the closing share price of the Company on the date of acquisition.

The loans receivable applied toward the purchase consideration had originated during the negotiation to purchase GGC, whereby the Company had advanced an aggregate of $600,000 to GGC during 2020 in the form of loans (“GGC Loans”). Upon execution of the purchase agreement to acquire GGC, the Company paid GGC an additional $600,000 to be used for operating expenses pending the closing of the GGC acquisition (“GGC Operating Expense Payments”). The Company had recorded these advances totaling $1,200,000 as loans receivable at March 31, 2021 pending the closing of the acquisition. The Company was to receive full credit toward the purchase consideration for the GGC Loans and GGC Operating Expense Payments if the acquisition of GGC were to close by April 30, 2021. If acquisition of GGC were to close after April 30, 2021, but on or prior to May 14, 2021, the Company was to receive full credit toward the purchase price for the GGC Loans, and a credit toward the purchase price equal to 60% of the GGC Operating Expense Payments. If the acquisition closed after May 14, 2021, the Company was to receive full credit toward the purchase price for the GGC Loans, and a credit toward the purchase price equal to 50% of the GGC Operating Expense Payments. The acquisition did not close by May 14, 2021, and therefore the Company had forgiven 50% of the GGC Operating Expense Payments or $300,000 and applied the remaining balance of the total loans receivable, or $900,000 toward the purchase price of GGC.

A summary of the purchase consideration follows:

Cash paid at closing	$14,100,000
Loans receivable applied toward purchase consideration	900,000
Share consideration issued at closing	9,273,211
Total purchase price consideration	$24,273,211

The allocation of assets acquired and liabilities assumed follows:

Cash	$6,023
Accounts receivable	102,701
Prepaid expenses and other current assets	97,083
Equipment	7,704
Intangible assets	16,300,000
Goodwill	11,445,832
Accounts payable and accrued expenses	(263,132)
Deferred tax liability	(3,423,000)
Total	$24,273,211

F-26

The acquired intangible assets, useful life and fair value determined at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$2,600,000
Developed technology	5	13,300,000
Customer relationships	5	400,000
Total		$16,300,000

The results of operations of GGC are included in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. The goodwill recorded in the GGC acquisition is not deductible for tax purposes. Transaction related expenses were $801,317 for the year ended June 30, 2021 and are included in general and administrative expenses in the consolidated statements of operations. The transaction expenses incurred for the GGC acquisition include a charge of $300,000 related to the forgiveness of the GGC Operating Expense Payments discussed above, and an additional $100,000 of operating expense advances to fund the GGC operations prior to closing that were not eligible to be applied toward the purchase consideration.

Acquisition of Helix

On June 1, 2021, the Company completed its acquisition of the issued and outstanding membership units of Helix. The total consideration paid at closing was $17,000,000, with $9,400,000 paid in cash and $600,000 paid through application of loans receivable from Helix, inclusive of operating advances, toward the purchase consideration (net cash paid by the Company inclusive of cash advances as loans receivable was $9,964,691 after adjustment for cash acquired of $35,309). The Company also issued 5,283 shares of common stock at closing using a value per share of $1,325.00 pursuant to the Helix Purchase Agreement. The fair value of the share consideration paid at closing to be $5,901,133 using the closing share price of the Company on the date of acquisition.

The loans receivable applied toward the purchase consideration had originated during the negotiation to purchase Helix, whereby the Company had advanced an aggregate of $400,000 to Helix during 2020 and 2021 in the form of loans (“Helix Loans”). Upon execution of the purchase agreement to acquire Helix, the Company paid Helix an additional $400,000 to be used for operating expenses pending the closing of the Helix acquisition (“Helix Operating Expense Payments”). The Company had recorded these advances totaling $800,000 as loans receivable at March 31, 2021 pending the closing of the acquisition. The Company was to receive full credit toward the purchase consideration for the Helix Loans and Helix Operating Expense Payments if the acquisition of Helix were to close by April 30, 2021. If acquisition of Helix were to close after April 30, 2021, but on or prior to May 14, 2021, the Company was to receive full credit toward the purchase price for the Helix Loans, and a credit toward the purchase price equal to 60% of the Helix Operating Expense Payments. If the acquisition closed after May 14, 2021, the Company was to receive full credit toward the purchase price for the Helix Loans, and a credit toward the purchase price equal to 50% of the Helix Operating Expense Payments. The acquisition did not close by May 14, 2021, and therefore the Company had forgiven 50% of the Helix Operating Expense Payments or $200,000 and applied the remaining balance of the total loans receivable, or $600,000 toward the purchase price of Helix.

A summary of the purchase consideration follows:

Cash paid at closing	$9,400,000
Loans receivable applied toward purchase consideration	600,000
Share consideration issued at closing	5,901,133
Total purchase price consideration	$15,901,133

The allocation of assets acquired and liabilities assumed follows:

Cash	$35,309
Accounts receivable	3,054
Prepaid expenses and other current assets	76,933
Equipment	643,537
Operating lease right-of-use asset	803,503
Intangible assets	3,600,000
Goodwill	12,393,591
Other non-current assets	31,015
Deferred revenue	(9,036)
Deferred income taxes	(756,000)
Operating lease liability	(803,503)
Long-term debt	(117,270)
Total	$15,901,133

F-27

The acquired intangible assets, useful lives fair value determined at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$800,000
Developed technology	5	2,800,000
Total		$3,600,000

The results of operations of Helix are in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. The goodwill recorded in the Helix acquisition is not deductible for tax purposes. Transaction related expenses were $604,603 for the year ended June 30, 2021 are included in general and administrative expenses in the consolidated statements of operations. The transaction expenses incurred for the Helix acquisition include a charge of $200,000 related to the forgiveness of Helix Operating Expense Payments discussed above, and an additional $100,000 of operating expense advances to fund the Helix operations prior to closing that were not eligible to be applied toward the purchase consideration.

Acquisition of Lucky Dino

On March 1, 2021, the Company completed the acquisition of the operating assets and specified liabilities that comprise the online gaming casino operations of Lucky Dino for cash paid at closing €25,000,000 ($30,133,725 using exchange rates in effect at the acquisition date), or with net cash paid being €24,001,795 ($28,930,540 using exchange rates in effect at the acquisition date) after adjustment for cash acquired of €998,205 ($1,203,185 using exchange rates in effect at the acquisition date). The acquisition of Lucky Dino was funded with available cash on hand.

The allocation assets acquired and liabilities assumed follows:

Restricted cash	$1,203,185
Other receivables	131,111
Equipment	13,765
Operating lease right-of-use asset	371,898
Intangible assets	19,100,000
Goodwill	10,541,217
Other non-current assets	37,840
Accounts payable and accrued expenses	(319,149)
Liabilities to customers	(574,244)
Operating lease liability	(371,898)
Total	$30,133,725

The acquired intangible assets, useful lives and fair value determined at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$2,100,000
Gaming licenses	2	800,000
Developed technology	5	5,500,000
Player relationships	5	10,700,000
Total		$19,100,000

The results of operations of Lucky Dino are included in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. The goodwill recorded in the Lucky Dino acquisition is deductible for tax purposes. Transaction related expenses were $1,280,766 for the year ended June 30, 2021 and are included in general and administrative expenses in the consolidated statements of operations.

F-28

Acquisition of EGL

On January 21, 2021, the Company acquired all the issued and outstanding share capital of EGL for total purchase consideration of $2,975,219. The total purchase consideration included $481,386 of cash paid at closing, (net cash paid at closing being $477,350 after adjustment for cash acquired of $4,036), and the issuance of 2,925 shares of common stock with a fair value of $2,193,833 as determined using the closing share price on the date of acquisition. The purchase consideration also included an estimate of $300,000 for contingent consideration (“Holdback Consideration”) payable by the Company in cash and share consideration based on the progress of EGL towards the achievement of certain revenue targets based on the ability of EGL to achieve certain revenue targets by May 16, 2021. The Holdback Consideration was settled by the Company for $145,153 paid in cash, (increasing the total cash paid for EGL to $622,503), and through issuance of 631 shares of common stock with a fair value of $597,650, as determined using the closing price on the date of settlement. The incremental consideration paid in excess of the amount estimated at Holdback Consideration of $442,803 was recorded to change in fair value of contingent consideration within the statement of operations for the year ended June 30, 2021.

The terms of the EGL purchase agreement may further require the Company to pay an additional $2,750,000 (equivalent to approximately £2,000,000 of purchase price using exchange rates at the acquisition date) in contingent earnout consideration (“Earnout Consideration”) if EGL is to achieve an earnings benchmark on the 18-month anniversary of the closing date. On the date of acquisition, the Company determined that the likelihood of a payout of the Earnout Consideration was remote and therefore did not assign a value to the Earnout Consideration on the date of acquisition. This considers the Earnout Consideration benchmark increases during the earnout period for amounts invested by the Company in the operations of EGL. The Earnout Consideration benchmark used to determine the minimum threshold for payment of additional purchase consideration payable by the Company also increases should there be an increase in the value of the share consideration that was issued by the Company on the date of acquisition.

A summary of the purchase consideration follows:

Cash paid at closing	$481,386
Share consideration issued at closing	2,193,833
Holdback Consideration	300,000
Total purchase price consideration	$2,975,219

The allocation of assets acquired and liabilities assumed follows:

Cash	$4,036
Accounts receivable	141,031
Other receivables	32,923
Equipment	11,274
Intangible assets	1,371,789
Goodwill	1,978,668
Other non-current assets	5,382
Accounts payable and accrued expenses	(118,157)
Deferred revenue	(95,062)
Notes payable	(68,589)
Deferred income taxes	(288,076)
Total	$2,975,219

The acquired intangible assets, useful lives and fair value at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$411,537
Developed technology	5	823,073
Customer relationships	5	137,179
Total		$1,371,789

F-29

The following table summarizes the change in fair value of the Holdback Consideration that was settled by the Company through the payment of cash and issuance of common stock:

Fair value of contingent share consideration at January 21, 2021	$300,000
Change in fair value contingent consideration	442,803
Payment of Holdback Consideration in cash	(145,153)
Stock issued of Holdback Contingent in shares	(597,650)

Fair value of contingent share consideration at June 30, 2021	$—

The results of operations of EGL are included in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. The goodwill recorded in the EGL acquisition is not deductible for tax purposes. Transaction related expenses were immaterial for the year ended June 30, 2021.

Acquisition of Argyll

On July 31, 2020, the Company acquired Argyll, an online casino and sportsbook operator for total purchase consideration $7,802,576. The purchase consideration includes $1,250,000 in cash comprised of a cash deposit of $500,000 that had been paid during the year ended June 30, 2020, as well as cash paid at closing of $750,000 (net cash paid being $728,926 in fiscal 2021 after adjustment for cash acquired of $21,074). The purchase consideration also includes the issuance of 6,500 shares of common stock with a fair value of $3,802,500 and the issuance of warrants to purchase up to 10,000 shares of common stock of the Company at an exercise price of $800.00 per share during a term of three years.

A summary of the purchase consideration follows:

Cash paid	$1,250,000
Share consideration issued at closing	3,802,500
Fair value of warrants issued at closing	2,750,076
Total purchase price consideration	$7,802,576

The allocation of assets acquired and liabilities assumed follows:

Cash	$21,074
Receivables reserved for users	27,777
Other receivables	605,898
Prepaid expenses and other current assets	413,441
Equipment	70,712
Operating lease right-of-use asset	373,016
Intangible assets	7,333,536
Goodwill	4,143,224
Other non-current assets	1,130,034
Accounts payable and accrued expenses	(2,471,244)
Liabilities to customers	(1,737,106)
Notes payable	(327,390)
Operating lease liability	(240,353)
Deferred income taxes	(1,540,043)
Total	$7,802,576

The acquired intangible assets, useful lives and a fair value at the acquisition date follows:

	Useful Life (years)	Fair Value
Tradename	10	$1,440,516
Gaming licenses	2	916,692
Player interface	5	2,226,252
Player relationships	5	2,750,076
Total		$7,333,536

F-30

The results of operations of Argyll are included in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. During the year ended June 30, 2021, the Company recorded a measurement period adjustment to reduce the preliminary purchase consideration by $2,738,095 as the Company updated the fair value of the warrants issued using a Monte Carlo simulation. The Company also recorded a measurement period adjusted to update the preliminary purchase price allocation based on final allocation of fair value to identifiable intangible assets. The goodwill is not deductible for tax purposes. Transaction related expenses were immaterial for the year ended June 30, 2021.

On March 3, 2023, the Company’s Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. Argyll Entertainment had net liabilities of approximately $1,640,000 as of December 31, 2022. The Company fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the year ended June 30, 2022. This is discussed further in Note 21, Subsequent Events.

Acquisition of Flip

On September 3, 2020 the Company acquired the software development operations of Flip Sports Limited (“FLIP”) for cash of $100,000, share consideration of $411,817 resulting from the issuance 938 shares of common stock by the Company at the share price on the date of acquisition, and contingent share consideration payable based on the retention of certain key FLIP employees and having an estimated fair value of $500,000 on the date of acquisition. The contingent share consideration was settled on March 3, 2021 through the issuance of 938 shares of common stock have a market value on the date of settlement of $1,805,804, resulting in the recognition of $1,305,804 as the change in fair value of contingent consideration in the consolidated statement of operations for the year ended June 30, 2021.

A summary of the purchase consideration follows:

Cash	$100,000
Share consideration issued at closing	411,817
Contingent share consideration	500,000
Total purchase price consideration	$1,011,817

The allocation to the assets acquired follows:

Intangible assets (developed software)	$550,000
Goodwill	461,817
Total purchase price consideration	$1,011,817

The developed software was determined to have an estimated useful life of 5 years. During the year ended June 30, 2021, the Company recorded a measurement period adjustment of $88,183 to reduce the amount of goodwill due to a decrease in the fair value of the purchase share consideration issued at closing. The following table summarizes the change in fair value of the FLIP contingent share consideration that was settled by the Company through the issuance of common stock:

-
Fair value of contingent share consideration at September 3, 2020	$500,000
Change in fair value contingent consideration	1,305,804
Stock issued settlement of contingent share consideration (March 3, 2021)	(1,805,804)
Fair value of contingent share consideration at June 30, 2021	$—

The results of operations of FLIP are included in the consolidated financial statements of the Company for the year ended June 30, 2021 since the date of acquisition. The goodwill recorded in the FLIP acquisition is deductible for tax purposes. Transaction related expenses for FLIP were not material to the consolidated statement of operations.

F-31

Pro Forma Operating Results

The following table summarizes pro forma results of operations for the year ended June 30, 2021 as if Bethard, as well as the fiscal year 2021 acquisitions of the Company completed during the year ended June 30, 2021, namely Argyll, Lucky Dino, EGL, GGC and Helix, had been acquired on July 1, 2020. The results of operations of FLIP acquired during the year ended June 30, 2021 were excluded from the pro forma presentation for the year ended June 30, 2021 due to immateriality. The results of operations of Bethard, as well as the previous acquisitions identified above, are included in the consolidated statement of operations of the Company for the year ended June 30, 2022, with any differences resulting from the acquisition of Bethard on July 13, 2021 assessed as immaterial.

The pro forma results of operations for the year ended June 30, 2021 were prepared for comparative purposes only and do not purport to be indicative of what would have occurred had these acquisitions been made as of July 1, 2020 and may not be useful in predicting the future results of operations for the Company. The actual results of operations may differ materially from the pro forma amounts included in the table below:

Unaudited Pro Forma for the year ended June 30, 2021
Net revenue	$62,289,822
Net loss	$(41,054,763)
Net loss per common share, basic and diluted	$(223.00)

The pro forma operating results of operations for the year ended June 30, 2021 are based on the individual historical results of the Company and the businesses acquired, with adjustments to give effect as if the acquisitions had occurred on July 1, 2020, after giving effect to certain adjustments including the amortization of intangible assets and depreciation of equipment resulting from the acquisitions.

F-32

Note 4 – Other Receivables

The components of other receivables follows:

	June 30, 2022	June 30, 2021
Marketing receivables from revenue partners	$-	$233,725
Receivable from revenue sharing arrangement	-	137,461
Indirect taxes	306,040	135,676
Other	66,243	151,883
Other receivables	$372,283	$658,745

Note 5 – Prepaid Expenses and Other Current Assets

The components of prepaid expenses and other current assets follows:

	June 30, 2022	June 30, 2021
Prepaid marketing costs	$298,300	$1,727,669
Prepaid insurance	230,404	175,620
Prepaid gaming costs	575,113	687,866
Other	439,236	673,189
Prepaid expenses and other current assets	$1,543,053	$3,264,344

Note 6 – Equipment

The components of equipment follow:

	June 30, 2022	June 30, 2021
Computer equipment	$35,911	$258,049
Furniture and equipment	34,526	249,070
Leasehold improvements	-	221,787
Finance lease asset	-	117,979
Equipment, at cost	70,437	846,885
Accumulated depreciation and finance lease amortization	(26,512)	(119,943)
Equipment, net	$43,925	$726,942

During the years ended June 30, 2022 and 2021, the Company recorded total depreciation expense and finance lease amortization of $154,464 and $111,380, respectively. Impairment of $653,107 for the Argyll computer equipment and furniture and equipment, EGL computer equipment and the Helix Game Centers computer equipment, furniture and equipment, leasehold improvements and finance lease assets was recorded in asset impairment charges in the consolidated statements of operations for the year ended June 30, 2022. There was no impairment in the year ended June 30, 2021.

F-33

Note 7 – Goodwill and Intangible Assets

A reconciliation of goodwill and accumulated goodwill impairment losses, by reportable segment, is as follows:

		EEG iGaming	EEG Games	Total
Balance as of July 1, 2020
Goodwill, net (1)	(1)	$-	$-	$-
Goodwill acquired during the year		15,146,258	25,818,092	40,964,350
Effects of foreign currency exchange rates		(37,246)	10,266	(26,980)
Balance as of June 30, 2021
Goodwill, gross		15,109,012	25,828,358	40,937,370
Accumulated goodwill impairment charges		-	-	-
Goodwill, net		15,109,012	25,828,358	40,937,370
Goodwill acquired during the year		11,292,685	-	11,292,685
Effects of foreign currency exchange rates		(2,888,340)	(93,771)	(2,982,111)
Impairment charges		(3,852,876)	(23,119,755)	(26,972,631)
Balance as of June 30, 2022
Goodwill, gross		23,513,357	25,734,587	49,247,944
Accumulated goodwill impairment charges		(3,852,876)	(23,119,755)	(26,972,631)
Goodwill, net		$19,660,481	$2,614,832	$22,275,313

(1)	As of July 1, 2020 the Company had not yet acquired any goodwill.

During the third quarter, the Company concluded that goodwill impairment indicators existed based on the significant volatility in the Company’s stock price where the Company experienced a sustained reduction from the middle of the quarter through March 31, 2022 and subsequently. As of March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers was not expected to attain levels previously forecasted and that under the current liquidity and investment constraints is the Company was less likely to reach the previously forecasted revenue and profits for EGL and GGC. These factors and the continuing impacts of the COVID-19 pandemic, and uncertainties caused by inflation and world stability, resulted in the Company evaluating its goodwill and long-lived assets, including intangible assets, for impairment as of March 31, 2022. The Company tests its goodwill for impairment annually on April 1. There was no further impairment identified as of the annual testing date from that recognized as of March 31, 2022. In the three months ending June 30, 2022, while implementing cost saving initiatives, and with the continuing liquidity and investment restraints and further reduction in the Company’s already deflated stock price, the Company again concluded that as of June 30, 2022, goodwill impairment indicators existed, and the Company evaluated its goodwill and long-lived assets, including intangible assets, for further impairment as of the end of the fiscal year.

The Company performed its interim impairment tests on its long-lived assets, including its definite-lived intangible assets using an undiscounted cash flow analysis to determine if the cash flows expected to be generated by the asset groups over the estimated remaining useful life of the primary assets were sufficient to recover the carrying value of the asset groups, which were determined to be at the business component level. Based on the circumstances described above as of March 31, 2022, the Company determined its EGL, Helix, and GGC asset groups failed the undiscounted cash flow recoverability test and as of June 30, 2022 the Argyll asset group failed the undiscounted cash flow recoverability test. Accordingly, the Company estimated the fair value of its individual long-lived assets to determine if any asset impairment charges were present. The Company’s estimation of the fair value of the definite-lived intangible assets included the use of discounted cash flow and cost analyses, reflecting estimates of future revenues, royalty rates, cash flows, discount rates, development costs and obsolescence. Based on these analyses, the Company concluded the fair values of certain intangible assets were lower than their current carrying values, and recognized impairment totaling $3,644,048 and $12,100,997 for the Argyll, EGL, GGC and Helix tradenames and developed technology and software, respectively, $1,675,580 for the Argyll and EGL player relationships, and $35,519 for the Argyll gaming licenses, totaling $17,456,144 for the year ended June 30, 2022 in asset impairment charges in the consolidated statements of operations.

In accordance with ASC 350, for goodwill, after considering the asset impairment charges to the asset groups, the Company performed its interim and annual goodwill impairment tests, which compared the estimated fair value of each reporting unit to its respective carrying values. The estimated fair value of each reporting unit was derived primarily by utilizing a discounted cash flows analysis. The results of the impairment tests performed indicated that the carrying value of the EGL, GGC and Helix reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures, the Company recognized impairments of goodwill of $1,895,164 for the EGL reporting unit, $8,831,000 for the GGC reporting unit, and $12,393,591 for the Helix reporting unit, for a total of $23,119,755 for the EEG Games segment, and $3,852,876 for the iGaming Argyll (UK) reporting unit of the EEG iGaming segment, totaling $26,972,631 for the year ended June 30, 2022 in asset impairment charges in the consolidated statements of operations. As of June 30, 2022, the Company determined there was no impairment related to the remaining $19,660,481 of goodwill in the iGaming Malta reporting unit and EEG iGaming segment and $2,614,832 of goodwill in the GGC reporting unit and EEG Games segment.

The assumptions used in the cost and undiscounted and discounted cash flow analyses require significant judgment, including judgment about appropriate growth rates, and the amount and timing of expected future cash flows. The Company’s forecasted cash flows were based on the current assessment of the markets and were based on assumed growth rates expected as of the measurement date. The key assumptions used in the cash flows were revenue growth rates, operating expenses and gross margins and the discount rates in the discounted cash flows. The assumptions used consider the current early growth stage of the Company and the emergence from a period impacted by COVID-19. The industry markets are currently at volatile levels and future developments are difficult to predict. The Company believes that its procedures for estimating future cash flows for each reporting unit, asset group and intangible asset are reasonable and consistent with current market conditions as of the testing date. If the markets that impact the Company’s business continue to deteriorate, the Company could recognize further goodwill and long-lived asset impairment charges.

In total, as described in detail above, the Company recorded $44,428,775 of goodwill and definite-lived intangible asset impairment charges for the year ended June 30, 2022.

There were no asset impairment charges for goodwill or long-lived assets, including definite-lived intangible assets, for the year ended June 30, 2021.

F-34

The table below reflects the adjusted gross carrying amounts for these intangible assets. The intangible amounts comprising the intangible asset balance are as follows:

	June 30, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Tradenames	$5,835,512	$(578,960)	$5,256,552
Developed technology and software	10,109,366	(1,935,018)	8,174,348
Gaming licenses	1,317,567	(774,760)	542,807
Player relationships	20,920,029	(4,757,813)	16,162,216
Internal-use software	225,086	(14,520)	210,566

Total	$38,407,560	$(8,060,653)	$30,346,489

	June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Tradename	$7,396,804	$(257,018)	$7,139,786
Developed technology and software	25,231,659	(1,242,605)	23,989,054
Gaming licenses	1,752,612	(573,876)	1,178,736
Player relationships	13,956,083	(1,253,135)	12,702,948
Internal-use software	777,171	(15,140)	762,031

Total	$49,114,329	$(3,341,774)	$45,772,555

Amortization expense was $11,872,117 and $3,304,872 for the years ended June 30, 2022 and 2021, respectively. The amortization for EEG iGaming segment was $8,544,593 and $2,782,446, EEG Games segment was $3,192,236 and $421,593 and for the Other segment was $135,288 and $100,833, for the years ended June 30, 2022 and 2021, respectively.

The estimated future amortization related to definite-lived intangible assets is as follows:

Fiscal 2023	$7,533,227
Fiscal 2024	6,990,001
Fiscal 2025	6,990,001
Fiscal 2026	5,870,261
Fiscal 2027	665,547
Thereafter	2,297,452
Total	$30,346,489

Note 8 – Other Non-Current Assets

The components of other non-current assets follow:

	June 30, 2022	June 30, 2021
iGaming regulatory deposits	$1,715,053	$755,474
iGaming deposits with service providers	261,825	434,738
Rent deposit	80,520	91,253
Other	4,778	33,544
Other non-current assets	$2,062,176	$1,315,009

F-35

Note 9 – Account Payable and Accrued Expenses

The components of account payable and accrued expenses follow:

	June 30, 2022	June 30, 2021
Trade accounts payable	$5,069,616	$2,609,212
Accrued marketing	2,388,987	1,582,470
Accrued payroll and benefits	833,322	1,093,263
Accrued gaming liabilities	446,626	758,536
Accrued professional fees	555,967	704,748
Accrued jackpot liabilities	297,970	432,504
Accrued other liabilities	2,751,564	988,082
Accrued legal settlement (Note 13)	-	289,874
Total	$12,344,052	$8,458,689

Note 10 – Related Party Transactions

The Company’s recently appointed CEO (Note 21) owns less than 5% of Oddin.gg, a vendor of the Company, that was owed $63,010 and $9,480 by the Company as of June 30, 2022 and 2021, respectively.

The Company reimburses the Chief Executive Officer for office rent and related expenses. The Company incurred charges owed to the Chief Executive Officer for office expense reimbursement of $4,800 for both years ended June 30, 2022 and 2021. As of June 30, 2022 and 2021, there were no amounts payable to the Chief Executive Officer.

On May 4, 2017, the Company entered into a services agreement and a referral agreement with Contact Advisory Services Ltd., an entity that is partly owned by a member of the Board of Directors. The Company incurred general and administrative expenses of $26,148 and $96,020 for years ended June 30, 2022 and 2021, respectively, in accordance with these agreements. As of June 30, 2022 and 2021, there were no amounts payable to Contact Advisory Services Ltd.

The Company retained services from a member of its Board of Directors through a consultancy agreement dated August 1, 2020 and an employment agreement dated June 15, 2020. The consultancy agreement required payments of £18,000 ($21,920 translated using the exchange rate in effect at June 30, 2022) per month to the firm that is controlled by this member of the Board of Directors. The individual also received payroll of $500 per month through the employment agreement as Chief Operating Officer. The member resigned from the Board of Directors and from his role as Chief Operating Officer on May 31, 2022 and the consultancy agreement and the employment agreement were terminated. The member remained as an advisor to the Company with an annual fee of $60,000.

The Company retained the services of its Chief Financial Officer through a consultancy agreement dated April 2, 2022 and an employment agreement dated April 2, 2022. The Company remits monthly payments to its Chief Financial Officer of NZD 36,995 ($23,524 translated using the exchange rate in effect at June 30, 2022) under the consultancy agreement and $500 per month under the employment agreement. In connection with this appointment the Company provided a one-time issuance of 2,000 shares of Common Stock to the Chief Financial Officer.

During the year ended June 30, 2022, the Company engaged in transactions with Tilt, LLC a game center operator controlled by the head of GGC. This included net sales Tilt, LLC in the amount of $222,559 for game center equipment, and amounts paid to Tilt, LLC of $33,600 for equipment leased, $16,589 for services, $20,128 for cryptocurrency mining and $140,000 for purchases of computer inventory.

Note 11 – Leases

The Company leases office and building space and equipment under operating lease agreements and equipment under finance lease agreements. The Company’s lease agreements have terms not exceeding five years. Certain leases contain options to extend that are assessed by management at the commencement of the lease and are included in the lease term if the Company is reasonably certain of exercising. In July 2021, the Company commenced a lease for office space of approximately 284 square meters in Saint Julians, Malta over a 3-year lease term. The lease has an annual expense of €83,000, increasing 4% annually. At lease inception, the Company determined it was not reasonably certain to exercise any of the options to extend. In October 2021, the Company commenced a lease for building space of approximately 3,200 square feet at the University of California in Los Angeles over a 5-year lease term. The lease has an annual expense of $17,500, increasing 3% annually. At lease inception, the Company determined it was not reasonably certain to exercise any of the options to extend.

F-36

In March 2022 the Company commenced a finance lease for computer equipment for one of its owned and operated game centers. The lease had annual payments of $40,103 including 8% interest. The lease term was approximately 2.5 years. In June 2020 the Company commenced a finance lease for computer equipment for one of its owned and operated game centers. The lease had annual payments of $50,702 including 8% interest. The lease term was approximately 2.5 years. These game center computer equipment finance leases were disposed of during June 2022.

The consolidated balance sheet allocation of assets and liabilities related to operating and finance leases is as follows:

	Consolidated Balance Sheet Caption	June 30, 2022	June 30, 2021
Assets:
Operating lease assets	Operating lease right-of-use assets	$164,288	$1,272,920
Finance lease assets	Equipment, net	-	114,540
Total lease assets		$164,288	$1,387,460
Liabilities:
Current:
Operating lease liabilities	Operating lease liability – current	$364,269	$414,215

Finance lease liabilities	Current portion of notes payable and other long-term debt	-	50,702

Long-term:
Operating lease liabilities	Operating lease liability – non-current	669,286	878,809

Finance lease liabilities	Notes payable and other long-term debt	-	63,161

Total lease liabilities		$1,033,555	$1,406,887

The Company recognized in asset impairment charges in the consolidated statements of operations, $1,416,807 for operating lease right-of-use assets for the Helix Game Center building rentals and $175,858 for the Helix computer equipment finance leases. The operating lease expense and finance lease expense, excluding asset impairment charges, for the year ended June 30, 2022 were $356,395 and $33,398, respectively. The outstanding lease liabilities for the Helix equipment and finance leases were assumed by the purchaser in the Helix transaction on June 10, 2022. The operating lease expense and finance lease expense for the year ended June 30, 2021 were $156,543 and $2,039, respectively. The rent expense for short-term leases was not material to the consolidated financial statements.

F-37

Weighted average remaining lease terms and discount rates follow:

	June 30, 2022	June 30, 2021
Weighted Average Remaining Lease Term (Years):
Operating leases	3.87	4.11
Finance leases	-	2.50

Weighted Average Discount Rate:
Operating leases	8.00%	6.82%
Finance leases	-%	8.00%

The future minimum lease payments at June 30, 2022 follow:

Operating Lease
Fiscal 2023	$364,269
Fiscal 2024	311,362
Fiscal 2025	221,167
Fiscal 2026	227,802
Fiscal 2027	57,368
Thereafter	-
Total lease payments	1,181,968
Less: imputed interest	(148,413)
Present value of lease liabilities	$1,033,555

Note 12 – Long-term Debt

Notes Payable and other long-term debt

The components of notes payable and other long-term debt follows:

	Maturity	Interest Rate as of June 30, 2022	June 30, 2022	June 30, 2021
Notes payable	April 30, 2023	3.49%	$139,538	$330,654
Finance lease obligation (Note 11)	—	—	-	113,863
Total			139,538	444,517
Less current portion of notes payable and long-term debt			(139,538)	(223,217)
Notes payable and other long-term debt			$-	$221,300

The Company assumed a note payable of £250,000 (equivalent to $327,390) in connection with its acquisition of Argyll on July 31, 2020. The term loan was issued on April 30, 2020 and has a maturity of 3 years, bears interest at 3.49% per annum over the Bank of England base rate, and is secured by the assets and equity of Argyll. The monthly principal and interest payments on the note payable commenced in June 2021 and continue through May 2023. The principal balance of the notes payable on June 30, 2022 was £114,583 ($139,538 using exchange rates at June 30, 2022). Interest expense on the note payable was $9,076 and $962 for the years ended June 30, 2022 and 2021, respectively. The finance lease obligations were assumed by the purchasers in the Helix transaction (see Note 11).

The maturities of long-term debt are as follows:

Fiscal 2023	$139,538
Total	$139,538

F-38

Senior Convertible Note

On June 2, 2021, the Company issued the existing senior convertible note (the “Old Senior Convertible Note”) before it was exchanged for the new Senior Convertible Note (the “New Note”) on February 22, 2022. The Old Senior Convertible Note was issued to the Holder in the principal amount of $35,000,000 with the Company receiving proceeds at issuance of $32,515,000, net of debt issuance costs of $2,485,000. The Old Senior Convertible Note would have matured on June 2, 2023, at which time the Company would have been required to repay the original principal balance and the Premium on Principal. The aggregate principal of the Old Senior Convertible Note repayable at maturity was $37,100,000 and the Old Senior Convertible Note accrued interest at rate of 8% per annum payable in cash monthly. The Old Senior Convertible Note was issued with 20,000 Series A Warrants and 20,000 Series B Warrants. On the date of issuance, the Company recorded the fair value of the Series A Warrants and Series B Warrants as a discount to the Old Senior Convertible Note totaling $26,680,000. The debt discount was being amortized to interest expense over the term of the Old Senior Convertible Note using the effective interest method. The obligation resulting from the issuance of the Series A Warrants and Series B Warrants was determined to qualify for liability classification on the consolidated balance sheet. See below for further discussion of the Series A Warrants and Series B Warrants.

The Old Senior Convertible Note was convertible, at the option of the Holder, into shares of the Company’s Common Stock at a conversion price of $1,750.00 per share. The conversion amounts were calculated as the principal balance identified for conversion plus the Premium on Principal. At any time after issuance, the Company had the option, subject to certain conditions, to redeem some or all of outstanding principal, inclusive of any minimum return due to the Holder based on the number of days the principal was outstanding.

On February 22, 2022, the Company agreed to enter into an exchange agreement (the “Exchange Agreement”) with the Holder whereby the Old Senior Convertible Note, with a remaining principal amount of $29,150,001, was exchanged for the New Note in the aggregate principal amount of $35,000,000. The increase in the principal balance outstanding of $5,849,999 was recognized as a loss on extinguishment of Senior Convertible Note in the second quarter ended December 31, 2021, and is included in the consolidated statements of operations for the year ended June 30, 2022. The Company further accelerated the recognition of the remaining debt discount and Premium on Principal in connection with the exchange and issuance of the New Note during the second quarter ended December 31, 2021, which is included in the loss on extinguishment of the Old Senior Convertible Note of $22,628,805 for the year ended June 30, 2022 in the consolidated statements of operations.

The interest rate on the Old Senior Convertible Note from June 2, 2022 through February 22, 2022, was 8.0% per annum, and remained unchanged in the New Note. From and after the occurrence and during the continuance of any Event of Default (as defined in the New Note), the interest rate shall automatically be increased to 12.0% per annum. As further described below, the Company was not in compliance with certain debt covenants under the Old Senior Convertible Note and New Note, but received a waiver from compliance through March 30, 2022. The Company was subject to begin accruing interest expense at a rate of 12% beginning March 31, 2022, as compared to using the set rate of 8.0%, and has recorded the additional $350,000 interest expense for the difference in rates in accounts payable and accrued expenses in the consolidated financial statements for the year ended June 30, 2022. The maturity date (the “Maturity Date”) of the Exchange Agreement has remained unchanged in the Exchange Agreement and the New Note is due on June 2, 2023, subject to extension in certain circumstances, including bankruptcy and outstanding events of default. The ability of the Company to redeem the principal balance outstanding also remains unchanged. The Company may redeem the New Note, subject to certain conditions, at a price equal to 100% of the outstanding principal balance outstanding, together with accrued and unpaid interest and unpaid late charges thereon.

The New Note is convertible, at the option of the Holder, into shares of the Company’s Common Stock at a conversion price of $1,750.00 per share. The New Note is subject to a most favored nations provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If the Company enters into any agreement to issue (or issues) any variable rate securities, the Holder has the additional right to substitute such variable price (or formula) for the conversion price.

If an Event of Default has occurred under the New Note, in addition to the default interest rate discussed above, the Holder may elect to alternatively convert the New Note at the Alternate Conversion Price (as defined in the New Note). In connection with an Event of Default, the Holder may require the Company to redeem in cash any or all of the New Note. The redemption price will equal 100% of the outstanding principal of the New Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or an amount equal to market value of the shares of the Company’s Common Stock underlying the New Note, as determined in accordance with the New Note, if greater. The Holder will not have the right to convert any portion of a New Note, to the extent that, after giving effect to such conversion, the Holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such conversion. The Holder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase. The Company is currently in default and the Holder has not yet elected to alternatively convert.

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In addition, unless approval of the Company’s stockholders as required by the Nasdaq is obtained, the Company is prohibited from issuing any shares of Common Stock upon conversion of the New Note or otherwise pursuant to the terms of the New Note, if the issuance of such shares of Common Stock would exceed 19.99% of the Company’s outstanding shares of Common Stock or otherwise exceed the aggregate number of shares of Common Stock which the Company may issue without breaching its obligations under the rules and regulations of Nasdaq. Should the Holder convert the principal balance outstanding at June 30, 2022 at the Alternate Conversion Price that is currently available to the Holder, or a portion of the principal balance, the Company may be subject to remit amounts to the Holder materially in excess of the principal balance outstanding through payment of cash. Refer to the Alternate Conversion discussion below for further information of this settlement option available to the Holder.

In connection with a Change of Control (as defined in the New Note), the Holder may require the Company to redeem all or any portion of the New Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the New Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of the Company’s Common Stock underlying the New Note, as determined in accordance with the New Note, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of the Company’s Common Stock underlying the New Note, as determined in accordance with the New Note.

At any time after the date the Company provides notice to the Holder of the Company incurring additional debt, the Holder will have the right to have the Company redeem all or a portion of the New Note at a redemption price of 100% of the portion of the New Note subject to redemption.

Under the New Note, and consistent with the Old Senior Convertible Note, the Company is subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. The Company is also subject to certain financial debt covenants relating to available cash, minimum annual revenues, ratio of debt to market capitalization and minimum cash flow.

The New Note is subject to a most favored nation provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If the Company enters into any agreement to issue, or issue any variable rate securities, the Holder of the New Note has the additional right to substitute such variable price (or formula) for the conversion price. If the Holder were to substitute a floor price of $218.32 (“Conversion Floor Price”) as the variable price, the Company would be required to settle in cash any difference between the market value of the shares subject to conversion at the floor price and the market value of the shares using the variable price, excluding any reference to the floor. The Holder of the Senior Convertible Note also has the right to have the Company redeem all or a portion of the New Note should the Company provide notice of incurring additional debt.

If an Event of Default occurs, the Holder of the Senior Convertible Note has the right to alternate conversion (“Alternate Conversion”) and may elect to convert the Senior Convertible Note, inclusive of a 15% premium payable (“Incremental Premium”) in cash due upon such an acceleration of the applicable principal, at a price (“Alternate Conversion Price”) equal to the greater of the Conversion Floor Price of $218.32 or a price derived from the volume weighted average price of the Company’s Common Stock at the time of Alternate Conversion. If the Alternate Conversion were to include the Conversion Floor Price of $218.32 as the Alternate Conversion Price, the Company would be required to settle in cash any difference between the market value of the shares subject to the Alternate Conversion using the floor price and the market value of the shares using the Alternate Conversion Price, excluding any reference to the floor. The Company is currently in default and the Holder has not yet elected to alternatively convert. See further discussion in make-whole derivative liability below.

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As discussed above, during the three months ended December 31, 2021, the Company had not maintained compliance with the covenants of the Senior Convertible Note, having identified non-compliance with the same financial debt covenants previously identified at September 30, 2021. The Company obtained a waiver from the compliance with certain covenants, as of December 31, 2021 and through March 30, 2022. The Company further entered into a non-binding term sheet dated February 22, 2022, to restructure the New Note to mitigate the risk of default on the covenants in future periods. This term sheet expired without a new debt facility being completed. Since the expiration of the waiver on March 30, 2022, the Company is not in compliance with its covenants. At June 30, 2022, the Company is in default under the terms of the Senior Convertible Note. The Senior Convertible Note matures in less than 12 months from June 30, 2022, and the Company has continued to recognize its obligation under the Senior Convertible Note as a current liability in the consolidated balance sheet. The Company has not remitted payment to the Holder of the Senior Convertible Note an amount equal to 30% of the gross proceeds from the March 2022 Offering to be applied as a reduction of principal (see Note 16).

The Company previously determined that it had not maintained compliance with its Senior Convertible Note covenants at September 30, 2021. The Company therefore requested and received a waiver dated October 13, 2021 for (i) any known breaches or potential breaches of financial debt covenants in effect related to the available cash test and minimum cash flow test through December 25, 2021, (ii) any known breach resulting from the placement of a lien on the outstanding share capital of Prozone Limited, the entity that holds the assets of Bethard through the Additional Payment Due Date (see Note 3 for discussion of the Bethard acquisition) and (iii) any known breach which would result from the Company’s announcement that it would purchase an equity interest in Game Fund Partners Group LLC through the contribution of up to 2,000 shares of Common Stock. In addition, the Company requested and received an amendment to the Senior Convertible Note wherein the permitted ratio of outstanding debt to market capitalization was increased temporarily from 25% to 35% through December 25, 2021.

In consideration for the October 13, 2021 waiver, the Company agreed to permit the conversion of up to $7,500,000 of the original principal balance of the Senior Convertible Note at the Alternate Conversion Price into shares of Common Stock, exclusive of the Premium on Principal and Incremental Premium that applies to an Alternate Conversion. During the year ended June 30, 2022, the Holder of the Senior Convertible Note had converted the full principal amount of $7,500,000 into 25,145 shares of Common Stock. As a result of these conversions of principal, the Company recorded a loss on conversion of senior convertible note of $5,999,662 in the consolidated statement of operations for the year ended June 30, 2022. The loss on conversion included accelerated amortization of the debt discount of $4,515,273, accelerated amortization of the Premium on Principal of $288,300 and the Incremental Premium due on conversion of $1,196,089.

The Company also previously obtained a waiver from the Holder of the Old Senior Convertible Note on November 2, 2021 in connection with its announcement to commence an underwritten registered public offering of its 10.0% Series A Cumulative Redeemable Convertible Preferred Stock (see Note 15). In consideration for this waiver, the Company agreed to increase the cash price payable upon a redemption of the Old Senior Convertible Note by the Company to be equal to 10% of the conversion amount, as defined in Old Senior Convertible Note agreement as any unpaid principal, minimum return due to the Holder, and unpaid interest due on such redemption date. The Company agreed to pay the Holder of the Old Senior Convertible Note an amount of $1,500,000 under the terms of a registration rights agreement. The Company recognized the amount payable to the Holder of the Old Senior Convertible Note under the registration rights agreement in other non-operating income (loss), net, in the consolidated statement of operations for the year ended June 30, 2022 and in accounts payable and accrued expenses at June 30, 2022 on the consolidated balance sheet.

The Company repaid principal of $2,778,427 during the six months from June 30, 2022 to December 31, 2022, using proceeds from the September 2022 equity financing. Subsequent to December 31, 2022 and through April 20, 2023, one business day preceding this filing, the Company has converted $19,261,583 of the Senior Convertible Note through the issuance of 2,242,143 shares of common stock. After including the impact of the conversions reducing the debt by $19,261,583 and the Amendment increasing the debt by $2,950,010, for fees of $450,010 and converted accrued liabilities of $2,500,000, the Company had reduced its outstanding debt on the Senior Convertible Note to $15,910,000 as of February 21, 2023. On April 19, 2023, prior to entering the Note to Preferred Stock Exchange Agreement (see Note 21), the Company redeemed $679,976 of the Senior Convertible Note using funds that were on deposit in favor of the Holder from the Sale of the Bethard Business, further reducing the outstanding debt on the Senior Convertible Note to $15,230,024. Later, on April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement with the Holder to convert the $15,230,024 in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Convertible Preferred Stock concurrently with the closing of the potential offering that is part of the Company’s approved plan of compliance with the Nasdaq Listing Rules. See further discussion in Note 21, Subsequent Events.

Make-Whole Derivative Liability

The New Note agreement includes provision that should both the Company be in breach of its debt covenants and its price per common share trade below the Conversion Floor Price of $218.32, the Holder may elect the Alternate Conversion option that includes a make-whole provision payable to the Holder in cash. At June 30, 2022, both the Company was in breach of its debt covenants and the price per share of its Common Stock had declined below the Conversion Floor Price. While the Company previously obtained waivers from the Holder of the Old Senior Convertible Note for breach of covenants, as well as a waiver for breach of covenants through March 30, 2022 under the New Note, the Company was unable to comply with the debt covenants under the New Note or otherwise obtain a debt waiver from March 31, 2022 through the year ended June 30, 2022 and subsequent to year end. As a result, the make-whole provision in the New Note agreement was determined to represent an obligation of the Company at June 30, 2022 under the terms of the New Note.

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The make-whole provision in the New Note is a derivative liability. The Company’s obligation to make a payment under the make-whole provision was previously assessed as remote with an immaterial fair value. This considered that the Company had obtained debt waivers from the Holder for its breaches of debt covenants. The Company’s historical stock price had also traded at levels significantly in excess of the Conversion Floor Price. Further, the Company had further signed a non-binding term sheet on February 22, 2022 (in combination with entering into the New Note) for the purpose of revising the debt covenants that were to be included in a revised or amended note agreement. At June 30, 2022, the Company has been unable to complete an agreement to restructure the terms and covenants of the New Note. The stock price further continued to trade materially below the Conversion Floor Price and the Company has also been unable to secure a debt waiver. The fair value of the derivative liability at June 30, 2022 was determined using a Monte Carlo valuation model. See Note 18 for further discussion of the fair value determined for the derivative liability.

At June 30, 2022, the Company estimates that it would be required to issue up to 160,315 shares of Common Stock under the Alternate Conversion provisions of the New Note. The Company further estimated the derivative liability to the holder to be $9,399,620 which is included in the derivative liability in the consolidated balance sheets and the expense was recorded in the change in fair value of derivative liability in the consolidated statements of operations. The make-whole cash liability calculated under the terms of the note of approximately $180,000,000 was materially higher than the fair value of $9,399,620 determined at June 30, 2022 and considers the difference in the market price of the Company’s shares and a floor price of $218.32 multiplied by a number of shares that is based on the outstanding principal and the market price of the Company’s Common Stock at June 30, 2022. The calculated make-whole cash liability may differ materially from the amount at which the Company may be required to pay under the New Note. The Company has held non-binding discussions with the Holder to restructure its obligation under the New Note. However, there can be no guarantee that the Company will be able to reach an agreement to restructure the New Note.

The expected conversion of the Senior Convertible Note to the Series C Convertible Preferred Stock, that will occur concurrently with the closing of the potential offering that is part of the Company’s approved plan of compliance with the Nasdaq Listing Rules, will extinguish the Senior Convertible Note and the remaining related debt outstanding of $15,230,024, as of one business day preceding this filing, and will further eliminate the related derivative liability that had a fair value of $9,399,620 ($180,000,000 approximate cash liability calculated under the terms of the Senior Convertible Note), as of June 30, 2022. See further discussion in Note 21, Subsequent Events.

Warrants

March 2022 Warrants and April 2022 Overallotment Warrants

On March 2, 2022, the Company completed the March 2022 Offering, an equity offering in which it sold 150,000 units at $100.00 consisting of one share of Common Stock and one warrant for a total of 150,000 March 2022 Warrants with an exercise price of $100.00. The Company also sold a further 22,500 April 2022 Overallotment Warrants with an exercise price of $100.00 issued to the underwriters of the offering on April 1, 2022.

The March 2022 Warrants and April 2022 Overallotment Warrants may be exercised at any time after issuance for one share of Common Stock of the Company at an exercise price of $100.00. The March 2022 Warrants and April 2022 Overallotment Warrants are callable by the Company should the volume weighted average share price of the Company exceed $300.00 for each of 20 consecutive trading days following the date such warrants become eligible for exercise. The March 2022 Warrants and April 2022 Overallotment Warrants also contain a beneficial ownership limitation of 4.99% which may be increased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

The Company determined the March 2022 Warrants and April 2022 Overallotment Warrants should be classified as a liability as the warrants are redeemable for cash in the event of a fundamental transaction, as defined in the Common Stock Purchase Warrant Agreement pursuant to which the March 2022 Warrants and April 2022 Overallotment Warrants were purchased, which includes a change in control. The Company has recorded a liability for the March 2022 Warrants at fair value on the issuance date with subsequent changes in fair value reflected in earnings. At March 2, 2022, the date of the Common Stock issuance, the Company determined the total fair value of the March 2022 Warrants to be $9,553,500 and on the date of the Common Stock issuance, the Company determined the total fair value of the April 2022 Overallotment Warrants to be $607,500. At June 30, 2022, the Company determined the total fair value of the March 2022 Warrants and April 2022 Overallotment Warrants to be $2,070,000. The change in fair value of the March 2022 Warrants and April 2022 Overallotment Warrants liability recorded in the consolidated statement of operations for the year ended June 30, 2022 was $8,091,000. See Note 18 for additional disclosures related to the change in the fair value of the warrant liabilities.

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Series A and Series B Warrants

The Company issued 20,000 Series A Warrants and 20,000 Series B Warrants to the holder of the Old Senior Convertible Note. The Exchange Agreement did not impact the Series A Warrants and Series B Warrants previously issued and outstanding. The Series A Warrants may be exercised at any time after issuance for one share of Common Stock of the Company at an exercise price of $1,750.00. The Series B Warrants may only be exercised to the extent that the indebtedness owing under the Senior Convertible Note is redeemed. As a result, for each share of Common Stock determined to be issuable upon a redemption of principal of the Senior Convertible Note, one Series B Warrant will vest and be eligible for exercise at an exercise price of $1,750.00. The Series A Warrants and Series B Warrants are callable by the Company should the volume weighted average share price of the Company exceed $3,250.00 for each of 30 consecutive trading days following the date such warrants become eligible for exercise. The Series A Warrants and Series B Warrants also contain a beneficial ownership limitation of 4.99% which may be increased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

The Company determined the Series A and Series B Warrants should be classified as a liability as the warrants are redeemable for cash in the event of a fundamental transaction, as defined in the Senior Convertible Note, which includes a change in control. The Company has recorded a liability for the Series A Warrants and Series B Warrants at fair value on the issuance date with subsequent changes in fair value reflected in earnings. At June 30, 2021, the Company determined the total fair value of the Series A Warrants and Series B Warrants to be $23,500,000, with a fair value of $13,600,000 determined for the Series A Warrants and a fair value of $9,900,000 determined for the Series B Warrants. At June 30, 2022, the Company determined the total fair value of the Series A Warrants and Series B Warrants to be $122,730 with a fair value of $117,340 determined for the Series A Warrants and a fair value of $5,390 determined for the Series B Warrants. The change in fair value of the Series A Warrants and Series B Warrants liability recorded in the consolidated statements of operations for the year ended June 30, 2022 and 2021 were a decrease of $23,377,270 and an increase of $1,549,924, respectively. See Note 18 for additional disclosures related to the change in the fair value of the warrant liabilities.

The proceeds from the issuance of the Old Senior Convertible Note were allocated to the Series A Warrants and Series B Warrants using the with-and-without method. Under this method, the Company first allocated the proceeds from the issuance of the Old Senior Convertible Note to the Series A Warrants and Series B Warrants based on their initial fair value measurement, and then allocated the remaining proceeds to the Old Senior Convertible Note. The debt discount on the Old Senior Convertible Note was being amortized over its term of two years. The Company accelerated the amortization of the debt discount on the Old Senior Convertible Note during the second quarter resulting in the Company recording of a loss on extinguishment of $22,628,805 for the year ended June 30, 2022, as further described above. Prior to accelerating the amortization of debt discount in the second quarter, the Company recorded the remaining amortization of the debt discount of $2,262,112 as interest expense on the consolidated statement of operations for the year ended June 30, 2022.

Components of Long-Term Debt, including Senior Convertible Note

The components of the Company’s long-term debt including the Senior Convertible Note on the consolidated balance sheets follows:

	June 30, 2022	June 30, 2021
Current portion of notes payable and long-term debt including the senior convertible note	$35,139,538	$223,217
Notes payable and long-term debt including the senior convertible note	-	6,523,804
Total	35,139,538	6,747,021

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Note 13 – Commitments and contingencies

Commitments

On October 1, 2019, the Company entered into a sponsorship agreement with an eSports team (the “Team”) to obtain certain sponsorship-related rights and benefits that include the ability to access commercial opportunities. The Company had agreed to initially pay the Team $516,000 in cash and $230,000 in Common Stock during the period from October 1, 2019 to June 30, 2022. On August 6, 2020, the Company entered into an amended and restated sponsorship agreement (the “Amended Sponsorship Agreement”) with the Team that included cash payments totaling $2,545,000 and the issuance of Common Stock totaling $825,000 for the term of the agreement ending January 31, 2023. On December 31, 2021, the Amended Sponsorship Agreement terminated, and no cash or Common Stock was paid subsequently during the six months ended June 30, 2022. For the year ended June 30, 2022, the Company recorded $444,304 in sales and marketing expense related to the Team sponsorship. There were no outstanding amounts payable to the Team as of June 30, 2022.

On August 17, 2020, the Company entered into an agreement with Bally’s Corporation, an operator of various online gaming and wagering services in the state of New Jersey, USA, to assist the Company in its entrance into the sports wagering market in New Jersey under the State Gaming Law. The commencement date of the arrangement with Bally’s was March 31, 2021. The Company paid $1,550,000 and issued 500 shares of Common Stock in connection with the commencement of the arrangement. The Bally’s agreement extends for 10 years from July 1, 2021, the date of commencement, requiring the Company to pay $1,250,000 and issue 100 shares of Common Stock on each annual anniversary date. As of June 30, 2022, the future annual commitments by the Company under this agreement are estimated at $1,250,000 and 100 shares of Common Stock payable each year through the year ended June 30, 2030. During the year ended June 30, 2022 and 2021, the Company has recorded $1,358,168 and $357,167, respectively, in sales and marketing expense for its arrangement with Bally’s Corporation. There were no outstanding amounts payable to Bally’s Corporation as of June 30, 2022 or June 30, 2021.

The Company has signed a subscription and operating agreement with Game Fund Partners LLC to support the development of a planned $300,000,000 game fund. Under the agreements, the Company will initially invest approximately $2,000,000 of Company shares into 20% of the general partnership of the fund, and the Company will become part of the management and investment committee that manages an investment fund focused on joint projects and investment vehicles to fuel growth in the areas of gaming, data, blockchain, online gaming, and joint casino hotel investments. The Company has agreed to contribute 1,000 shares to the fund during the period in which the fund receives total capital commitments of $100,000,000. The Company has agreed to contribute an additional 1,000 shares to the fund during the period in which the fund reaches total capital commitments of $200,000,000. As of June 30, 2022, the Company has not contributed any shares of its Common Stock to the fund.

In the ordinary course of business, the Company enters into multi-year agreements to purchase sponsorships with professional teams as part of its marketing efforts to expand competitive esports gaming. As of June 30, 2022, the commitments under these agreements are estimated at $2,319,014 for the year ended June 30, 2023, $1,363,797 for the year ended June 30, 2024, $494,980 for year ended June 30, 2025, and $290,663 for the year ended June 30, 2026.

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Contingencies

On January 6, 2023, Mr. Johnson, filed a lawsuit in the United States District Court for the Southern District of New York against the Company. The claim alleges breach by the Company of Mr. Johnson’s employment agreement when it terminated him for “Cause” as defined in the agreement on December 3, 2022. Mr. Johnson seeks in excess of $1.0 million as well as 2,000 shares of our common stock, plus attorney’s fees. On February 28, 2023, Mr. Johnson filed an amended complaint to amend his original claim and to add an alleged defamation claim. On March 14, 2023, the Company filed its Pre-Motion Letter requesting that the claim be dismissed and on March 15, 2023 Mr. Johnson filed a letter to the Court requesting that the claim not be dismissed. The Company believes the claims are without merit and intends to defend against the claims vigorously. The case is captioned Grant Johnson v. Esports Entertainment Group, Inc. 1:22-cv-10861 (SDNY).

During October 2022, the Company entered into an amendment to the Bethard SPA where it agreed to pay €6,535,753 (equivalent to $7,010,732 using exchange rates at December 31, 2022) through installments equal to 12% of net gaming revenue until the Company has paid the balance or the Company spends €13,120,000 in marketing costs (equivalent to $14,073,483 using exchange rates at December 31, 2022). Due to this amendment, as of December 31, 2022 and June 30, 2022 the Company has estimated the present value of the amount owed to be $6,192,912 and $3,328,361, respectively.

Since the acquisition of the Argyll UK EEG iGaming business on July 31, 2020, the Company has responded to periodic requests for information from the UK Gambling Commission (the “UKGC”) in relation to information required to maintain its UK license following the change of corporate control. There have been no adverse judgments imposed by the UKGC against the Company. On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Company’s Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. Argyll Entertainment had net liabilities of approximately $1,640,000 as of December 31, 2022. The Company fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK during year ended June 30, 2022 (see Note 21).

On January 1, 2022, amendments to the Finnish Lotteries Act came into effect, further restricting marketing opportunities and enhancing the enforcement powers of the Finnish regulator. Prior to these amendments coming into effect, in the fiscal quarter ended December 31, 2021, the Company has received communications from the Finnish regulator requesting clarification on its marketing and gaming practices related to its Finnish EEG iGaming operations. The Company responded to the initial communication in third quarter of fiscal year 2022 and received a second request for further clarification. On November 28, 2022, the Company provided its response, further addressing its business and marketing operations in Finland. Further powers allowing the Finnish regulator to require blocking by payment service providers of overseas operators who are targeting their marketing activities towards Finnish customers are also due to come into effect in 2023. Operations in Finland run under the MGA license on the Lucky Dino in-house built iDefix casino-platform. On January 5, 2023, the Company received a communication that the Finnish regulator was satisfied with the Company’s response and no adverse judgments were imposed by the Finnish regulator against the Company.

The Company at times may be involved in pending or threatened litigation relating to claims arising from its operations in the normal course of business. Some of these proceedings may result in fines, penalties, judgments or costs being assessed against the Company at some future time.

In determining the appropriate level of specific liabilities, if any, the Company considers a case-by-case evaluation of the underlying data and updates the Company’s evaluation as further information becomes known. Specific liabilities are provided for loss contingencies to the extent the Company concludes that a loss is both probable and estimable. The Company did not have any liabilities recorded as of June 30, 2022. However, the results of litigation are inherently unpredictable, and the possibility exists that the ultimate resolution of one or more of these matters could result in a material effect on the Company’s financial position, results of operations or liquidity.

In September 2018, Boustead Securities, LLC (“Boustead”) notified the Company of a claim that it was owed $192,664, as well as warrants to purchase 1,417,909 shares of the Company’s Common Stock as compensation for Boustead acting as the placement agent for the sale of the Company’s securities between June 2017 and 2018. This matter was brought to arbitration on December 7, 2020. On February 3, 2021, the arbitration awarded Boustead $289,874 in damages and allowable costs (excluding attorneys’ fees) with interest accruing approximately $21 per day. At June 30, 2021, the Company had recorded a liability for the amount awarded in arbitration in accounts payable and accrued expenses in the consolidated balance sheet. The Company paid $294,051 to settle the arbitration award, inclusive of accrued interest, on August 24, 2021.

On August 3, 2020, Tangiers Global, LLC (“Tangiers”) filed a lawsuit against the Company alleging that it had breached its obligations related to an 8% convertible promissory note dated June 3, 2016 and common stock purchase warrants of the same date. On April 30, 2021, a Settlement Agreement was entered into with Tangiers for an undisclosed amount. The Company has settled and paid the liability and the amount of the settlement was not material to the consolidated financial statements of the Company.

Other than discussed above, the Company is currently not involved in any other litigation that it believes could have a material adverse effect on the Company’s financial condition or results of operations.

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Note 14 – Revenue and Geographic Information

The Company is a provider of iGaming, traditional sports betting and esports services that commenced revenue generating operations during the year ended June 30, 2021 with the acquisitions of Argyll, FLIP, EGL, Lucky Dino, GGC and Helix. The Company acquired Bethard in July 2021 adding to its revenue generating operations. The revenues and long-lived assets of Argyll, EGL Lucky Dino and Bethard have been identified as the international operations as they principally service customers in Europe, inclusive of the United Kingdom. The revenues and long-lived assets of FLIP, GGC and Helix (until June 10, 2022 when the Helix Game Centers were disposed) principally service customers in the United States.

A disaggregation of revenue by type of service for the year ended June 30, 2022 and 2021 is as follows:

	Year ended June 30,
	2022	2021
Online betting and casino revenues	$53,104,795	$16,231,028
Esports and other revenues	5,246,855	552,886
Total	$58,351,650	$16,783,914

A summary of revenue by geography follows for the year ended June 30, 2022 and 2021 is as follows:

	June 30, 2022	June 30, 2021
United States	$4,799,084	$671,519
International	53,552,566	16,112,395
Total	$58,351,650	$16,783,914

A summary of long-lived assets by geography as at June 30, 2022 and 2021 follows:

	June 30, 2022	June 30, 2021
United States	$8,271,360	$48,081,926
International	46,620,831	41,942,870
Total	$54,892,191	$90,024,796

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Note 15 – 10% Series A Cumulative Redeemable Convertible Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock. On November 10, 2021, the Company designated 1,725,000 shares of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock (“10% Series A Cumulative Redeemable Convertible Preferred Stock”), with a par value of $0.001 per share and liquidation value of $11.00. On November 11, 2021, the Company announced that it priced an underwritten public offering of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock in the first series issuance of preferred stock, of which 800,000 shares were issued at $10 a share on November 16, 2021 for total gross proceeds of $8,000,000, before deducting underwriting discounts and other estimated offering expenses. Net proceeds from the sale, after deducting issuance costs totaled $7,265,000.

In addition, under the terms of the underwriting agreement for the public offering of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, the Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares. On December 10, 2021, there was a partial exercise to purchase 35,950 shares. Net proceeds from the additional sale, after deducting issuance costs, totaled $334,335.

Conversion

Each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock is convertible into one share of the Company’s Common Stock at a conversion price of $17.50 per common share. Subject to earlier conversion or redemption, the 10% Series A Cumulative Redeemable Convertible Preferred Stock matures five years from issuance, or November 15, 2026, at which point the Company must redeem the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock in cash.

Dividends

Dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock accrue daily and are cumulative from the date of issuance. The dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are payable monthly in arrears on the last day of each calendar month, when, as and if declared by the Company’s Board of Directors, at the rate of 10.0% per annum. In the event the dividends are not paid in cash, the dividends shall continue to accrue at a dividend rate of 10.0%.

Redemption and Liquidation

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is also redeemable, at the option of the Board of Directors, in whole or in part, at any time on or after January 1, 2023.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock includes a change of control put option which allows the holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock to require the Company to repurchase such holders’ shares in cash in an amount equal to the initial purchase price plus accrued dividends.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable upon certain deemed liquidation events, such as a change in control. Because a deemed liquidation event could constitute a redemption event outside of the Company’s control, all shares of preferred stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets. The instrument is initially recognized at fair value net of issuance costs. The Company reassesses whether the 10% Series A Cumulative Redeemable Convertible Preferred Stock is currently redeemable, or probable to become redeemable in the future, as of each reporting date. If the instrument meets either of these criteria, the Company will accrete the carrying value to the redemption value. The 10% Series A Cumulative Redeemable Convertible Preferred Stock has not been adjusted to its redemption amount as of June 30, 2022 because a deemed liquidation event is not considered probable.

F-47

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is not mandatorily redeemable, but rather is only contingently redeemable, and given that the redemption events are not certain to occur, the shares have not been accounted for as a liability. As the 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable on events outside of the control of the Company, all shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the consolidated balance sheets.

Voting Rights

The holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock will not have any voting rights, except whenever dividends on any share of any series of preferred stock (“Applicable Preferred Stock”) have not been paid in an aggregate amount equal to four monthly dividends on the shares, the holders of the Applicable Preferred Stock will have the exclusive and special right, voting separately as a class and without regard to series, to elect at an annual meeting of shareholders or special meeting held in place of it one member of the Board of Directors, until all arrearages in dividends and dividends in full for the current monthly period have been paid.

Note 16 – Equity

Common Stock

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock at a par value of $0.001 per share.

Dividend Rights

Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the Company’s Common Stock may receive dividends out of funds legally available if the Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board of Directors may determine. The Company has not paid any dividends on the Company’s Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each holder of the Common Stock is entitled to one vote for each share of Common Stock held by such stockholder.

No Preemptive or Similar Rights

The Company’s Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation

In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

The following is a summary of Common Stock issuances for the year ended June 30, 2022:

●	During the year ended June 30, 2022, as part of the March 2022 Offering, the Company sold 150,000 units at $100.00, consisting of one share of Common Stock and one warrant with an exercise price of $100.00, for gross proceeds of $15,020,925. The Company recorded the issuance of these shares at a fair value of $3,449,925 comprised of $13,625,925 of cash received from the offering equal to the gross proceeds, net of $1,395,000 issuance costs, and net of the fair value of the March 2022 Warrant liability of $9,553,500 and the April 2022 Overallotment Warrants liability of $607,500, respectively, calculated on issuance. The proceeds from the offering were designated for general working capital and to pay to the Holder of the Senior Convertible Note an amount equal to 30% of the gross proceeds to be applied as a reduction of principal (see Note 12). At June 30, 2022 the Company has not remitted payment to the Holder and principal remains at $35,000,000.

F-48

●	During the year ended June 30, 2022, the Company issued 3,325 shares of Common Stock for services with a weighted average fair value of $224.84 per share or $748,149 in the aggregate.

●	During the year ended June 30, 2022, the Company issued 140 shares of Common Stock from the exercise of stock options with a weighted average exercise price of $481.95 per share or $67,479 in the aggregate.

●	During the year ended June 30, 2022, the Company issued 11,658 shares of Common Stock, with aggregate proceeds of $4,005,267, or $3,885,109 net of issuance costs, and a weighted average exercise price of $343.56, under its ATM program (see below).

●	During the year ended June 30, 2022, the holder of the Senior Convertible Note converted an aggregate conversion value of $10,652,648 into 25,145 shares of Common Stock, with a weighted average conversion price of $423.57.

The following is a summary of Common Stock issuances for the year ended June 30, 2021:

●	On February 11, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors resulting in the raise of $30,000,000 in gross proceeds for the Company. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell, in a registered direct offering, an aggregate of 20,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share at a price of $1,500.00 per Share. The offering was consummated on February 16, 2021, at which time the Company received net proceeds of $27,340,000.

●	On July 31, 2020, the Company issued 6,500 shares of Common Stock as a component of the purchase consideration for Argyll. The Company recorded the issuance of these shares at fair value in the amount of $3,802,500. During the year ended June 30, 2021, the Company also issued 10,000 shares of Common Stock in connection with the exercise of warrants that were included as a component of the purchase consideration paid for Argyll. The warrants entitled the holder to purchase one share of Common Stock at $800.00 per share. The Company recorded the issuance of these shares at the settlement date fair value of $15,480,000 comprised of $8,000,000 of cash received from the exercise, and non-cash settlement of the warrant liability totaling $7,480,000. The warrant liability established on the date of acquisition of Argyll was $2,750,076 and subsequently increased to the settlement date fair value by recording a charge of $4,729,924 in the statement of operations for the year ended June 30, 2021. Refer to discussion of the Argyll acquisition at Note 3.

●	During the year ended June 30, 2021, the Company issued a total of 1,876 shares of Common Stock as a component of the purchase consideration for FLIP, inclusive of share consideration paid to settle a portion of the purchase consideration that was recorded as a contingent consideration liability. The Company recorded the issuances of these shares at a total fair value of $2,217,621, which includes the initial issuance of 938 shares of Common Stock at a fair value of $411,817 on September 3, 2020, and the subsequent issuance of 938 shares of Common Stock on March 3, 2021 at a fair value of $1,805,804 in settlement of contingent purchase consideration. Refer to discussion of the FLIP acquisition at Note 3.

●	On January 21, 2021, the Company issued 2,925 shares of Common Stock as a component of the purchase consideration for EGL. The Company recorded the issuance of these shares at fair value in the amount of $2,193,833. On May 21, 2021, the Company issued an additional 631 shares of Common Stock with a fair value of $597,650 to settle contingent holdback purchase consideration for the EGL acquisition. Refer to discussion of the EGL acquisition at Note 3.

●	On June 1, 2021, the Company issued 8,302 shares of Common Stock with a fair value of $9,273,211 in connection with the acquisition of GGC.

●	On June 1, 2021, the Company issued 5,283 shares of Common Stock with a fair value of $5,901,133 in connection with the acquisition of Helix Holdings, LLC.

●	During the year ended June 30, 2021, the Company issued 55,032 shares of Common Stock for the exercise of warrants with a weighted average exercise price of $485.86 per share or $26,737,849 in the aggregate. The warrants issued for shares of Common Stock in the statement of stockholders’ equity (deficit) also includes the cash received of $8,000,000 from the exercise of warrants issued in the acquisition of Argyll, and the non-cash settlement of the related warrant liability of $7,480,000, discussed above. The Company recorded issuance costs of $197,627 related to the issuance of warrants during the year ended June 30, 2021.

F-49

●	During the year ended June 30, 2021, the Company issued 53 shares of Common Stock from the exercise of stock options with a weighted average exercise price of $836.99 per share or $44,637 in the aggregate.

●	During the year ended June 30, 2021, the Company issued 6,027 shares of its Common Stock for services rendered with a weighted average fair value of $4,024,746 per share or $667.79 in the aggregate.

At-the Market Equity Offering Program

On September 3, 2021, the Company entered “at the market” equity offering program to sell up to an aggregate of $20,000,000 of Common Stock. The shares are being issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-252370) and the Company filed a prospectus supplement, dated September 3, 2021 with the SEC in connection with the offer and sale of the shares pursuant to the Equity Distribution Agreement with the broker. There were 11,658 shares sold under the ATM during the year ended June 30, 2022 for gross proceeds of $4,005,267. The agreement between the Company and Maxim Group LLC governing the ATM expired on September 3, 2022. At this time, the Company does not plan on signing a new ATM agreement.

Common Stock Warrants

On March 2, 2022, the Company closed the March 2022 Offering, in which it sold 150,000 units at $100.00 consisting of one share of Common Stock and one March 2022 Warrant exercisable at any time after issuance for one share of Common Stock of the Company for a total of 150,000 March 2022 Warrants at an exercise price of $100.00. On April 1, 2022 the underwriters of the March 2022 Offering exercised the over-allotment option to purchase 22,500 additional March 2022 Warrants to purchase shares at a price of $1.00 per warrant. The Company received net proceeds of $20,925. There were no March 2022 Warrants or April 2022 Overallotment Warrants exercised during the year ended June 30, 2022 and all March 2022 Warrants and April 2022 Overallotment Warrants were outstanding as of June 30, 2022.

On July 31, 2020, the Company issued 10,000 warrants in connection with its acquisition of Argyll with an exercise price of $800.00. These warrants were exercised during the year ended June 30, 2021. On June 2, 2021, the Company also issued 20,000 Series A Warrants and 20,000 Series B Warrants with an exercise price of $1,750.00 per share to the Holder of the Senior Convertible Note. There were no Series A Warrants exercised during the year ended June 30, 2022. The Series B Warrants may not be exercised until there is a redemption of principal under the Senior Convertible Note. The Series B Warrants were not exercisable at June 30, 2022.

On April 16, 2020, the Company closed an offering, (the “April 2020 Offering”), in which it sold 19,800 units consisting of one share of Common Stock and one Unit A Warrant and one Unit B Warrant, for a total of 39,600 warrants, with each warrant entitling the holder to purchase one share of Common Stock priced at $425.00 per share. The Company issued an additional 2,094 Unit A Warrants and 2,094 additional Unit B Warrants to the underwriter pursuant to an over-allotment option each entitling the holder to purchase one share of Common Stock at $1.00 per share. There were 11,367 of Unit A Warrants outstanding on June 30, 2022. The Unit B Warrants expired one year from the date of issuance on April 19, 2021 and there were no Unit B Warrants outstanding at June 30, 2022.

In connection with the April 2020 Offering the Company also issued 12,172 shares of Common Stock and 24,345 warrants (“Conversion Warrants”) to purchase one share of Common Stock at $425.00 per share upon the conversion of $4,138,585 of the Company’s convertible debt and accrued interest. There were 406 Unit A Conversion Warrants outstanding at June 30, 2022. The Unit B Conversion Warrants have been fully exercised for shares of Common Stock.

F-50

A summary of the warrant activity follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Intrinsic Value
Outstanding, July 1, 2020	52,646	$428.00	0.86	$14,654,296
Issued	56,037	1,437.89
Exercised	(55,032)	487.63
Forfeited or cancelled	(145)	425.00
Outstanding, June 30, 2021	53,506	1,418.98	3.14	8,743,588
Issued	172,500	100.00
Exercised	—	—
Forfeited or cancelled	—	—
Outstanding June 30, 2022	226,006	412.26	4.07	—

Common Stock Options

On September 10, 2020, the Company’s Board of Directors adopted the 2020 Equity and Incentive Plan (the “2020 Plan”) that provides for the issuance of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights to officers, employees, directors, consultants, and other key persons. Under the 2020 Plan, the maximum number of shares of Common Stock authorized for issuance was 15,000 shares. Each year on January 1, for a period of up to nine years, the maximum number of shares authorized for issuance under the 2020 Plan is automatically increased by 2,340 shares. At June 30, 2022, there was a maximum of 19,679 shares of Common Stock authorized for issuance under the 2020 Plan. There were no additional equity awards eligible for issuance from the 2017 Stock Incentive Plan that had been adopted by the Company on August 1, 2017. The outstanding stock options granted under the 2017 Stock Incentive Plan were transferred to the 2020 Plan. As of June 30, 2022, there were 8,574 shares of Common Stock available for future issuance under the 2020 Plan.

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, June 30, 2020	519	$1,050.00
Granted	4,364	496.27
Exercised	(53)	836.99
Cancelled	(83)	409.00
Outstanding, June 30, 2021	4,747	549.29
Granted	11,202	671.00
Exercised	(140)	482.00
Cancelled	(4,704)	653.64
Outstanding, June 30, 2022	11,105	$628.71

As of June 30, 2022, the weighted average remaining life of the options outstanding was 4.10 years. There are 10,694 options exercisable at June 30, 2022, with a weighted average exercise price of $627.09.

F-51

Stock Based Compensation

During the year ended June 30, 2022 and 2021, the Company recorded stock-based compensation expense of $5,165,653 and $4,129,726, respectively, for the amortization of stock options and the issuance of Common Stock to employees and contractors for services which has been recorded as general and administrative expense in the consolidated statements of operations.

The Company had previously recognized stock-based compensation expense of $927,855 during its year ended June 30, 2020 related to the issuance of 1,175 shares of Common Stock for services rendered, comprised of 13 shares granted to management, 170 shares granted to employees, and 992 shares granted to consultants. At June 30, 2020, the Company recorded the fair value of these shares issued as liabilities to be settled in stock. During the first quarter of the Company’s fiscal year ended June 30, 2021, the Company settled the balance of the liabilities to be settled in stock through the issuance of Common Stock in a non-cash transaction.

As of June 30, 2022, unamortized stock compensation for stock options was $1,074,485 with a weighted-average recognition period of 0.25 years. The options granted during the year ended June 30, 2022 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

Year ended June 30, 2022
Expected term, in years	2.81
Expected volatility	150.82%
Risk-free interest rate	0.45%
Dividend yield	—
Grant date fair value	$534.00

As of June 30, 2021, unamortized stock compensation for stock options was $598,105 with a weighted-average recognition period of 0.60 years. The options granted during the year ended June 30, 2021 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

Year ended June 30, 2021
Expected term, in years	2.76
Expected volatility	132.60%
Risk-free interest rate	0.32%
Dividend yield	—
Grant date fair value	$341.00

F-52

Note 17 – Other Non-Operating Income (Loss), Net

Other non-operating income (loss), net, for the years ended June 30, 2022 and 2021 was as follows:

	June 30, 2022	June 30, 2021
Foreign exchange loss	$(149,573)	$(440,452)
Gain on sale of business	1,069,262	-
Other non-operating loss	(1,504,155)	(19,876)
Total	$(584,466)	$(460,328)

On June 10, 2022, the Company entered into and consummated the transaction contemplated by that certain asset purchase agreement by and between the Company and SCV CAPITAL, LLC (the “Buyer”) pursuant to which the Buyer agreed to acquire from the Company the Helix assets related to the Company’s ownership and operation of Helix Game Centers. The total purchase price for the Helix Game Centers was approximately $1,200,000, with the purchase price being primarily attributable to the Buyer’s assumption of certain liabilities related to the Helix Game Centers, including leases and sponsorship liabilities. The gain on sale of $1,069,262 was driven by the amounts of liabilities assumed by the Buyer. Other non-operating loss for the year ended June 30, 2022 includes the amount the Company agreed to pay the Holder of the Old Senior Convertible Note of $1,500,000 under the terms of a registration rights agreement (see Note 12).

Note 18 – Fair Value Measurements

The following financial instruments were measured at fair value on a recurring basis:

	June 30, 2022
	Total	Level 1	Level 2	Level 3
Contingent consideration (Note 3)	$3,328,361	$—	$—	$3,328,361
Liability for the March 2022 Warrants and April 2022 Overallotment Warrants (Note 12)	$2,070,000	$2,070,000	$—	$—
Liability for the Series A and Series B Warrants (Note 12)	$122,730	$—	$—	$122,730
Derivative liability on Senior Convertible Note (Note 12)	$9,399,620	$—	$—	$9,399,620

	June 30, 2021
	Total	Level 1	Level 2	Level 3
Liability for the Series A and Series B Warrants (Note 12)	$23,500,000	$—	$—	$23,500,000

F-53

A summary of the changes in Level 3 financial instruments for the years ended June 30, 2022 and 2021 is as follows:

	Warrant Liability	Contingent Consideration	Derivative liability on Senior Convertible Note
Balance at June 30, 2020	$—	$—	$—
Fair value of warrants issued for Argyll acquisition (“Argyll Warrant Liability”) (Note 3)	2,750,076	—	—
Revaluation of Argyll warrant liability for warrants issued in Argyll Acquisition (Note 16)	4,729,924	—	—
Settlement of Argyll warrant liability (Note 16)	(7,480,000)	—	—
Issuance of Series A and Series B warrants with Senior Convertible Note (Note 12)	26,680,000	—	—
Revaluation of Series A and Series B Warrants issued with Senior Convertible Note (Note 12)	(3,180,000)	—	—
Balance at June 30, 2021	23,500,000		—
Change in fair value of Series A and Series B Warrants issued with Senior Convertible Note (Note 12)	(23,377,270)	—	—
Fair value of contingent consideration for Bethard at acquisition (Note 3)	—	6,700,000	—
Payments of Bethard contingent consideration	—	(1,016,331)	—
Change in fair value of Bethard contingent consideration liability (Note 3)	—	(2,355,308)	—
Fair value of derivative liability on Senior Convertible Note (Note 12)	—	—	20,281,861
Change in the fair value of the derivative liability on Senior Convertible Note (Note 12)	—	—	(10,882,241)
Balance at June 30, 2022	$122,730	$3,328,361	$9,399,620

The Series A and Series B Warrants outstanding at June 30, 2022 were valued using a Monte Carlo valuation model with the following assumptions:

	June 30, 2022	June 30, 2021
Contractual term, in years	2.00 – 4.00	2.00 – 4.00
Expected volatility	125% – 133%	120% – 140%
Risk-free interest rate	2.75% – 2.98%	0.24% – 0.65%
Dividend yield	—	—
Conversion / exercise price	$1,750.00	$1,750.00

The value of the March 2022 Warrants issuance at March 2, 2022 were valued using a Monte Carlo valuation model with the following assumptions:

March 2, 2022
Contractual term, in years	5.00
Expected volatility	139%
Risk-free interest rate	1.74%
Dividend yield	—
Conversion / exercise price	$100.00

On issuance, the March 2022 Warrants were classified as a Level 3 instrument and were subsequently transferred out of Level 3 and classified as a Level 1, as subsequent valuations were based upon the market price of the warrants. On issuance, the April 2022 Overallotment Warrants were classified as Level 1 using the market price. At June 30, 2022 the March 2022 Warrants and the April 2022 Overallotment Warrants were valued using the market price.

F-54

The value of the derivative liability on the Senior Convertible Note at June 30, 2022 was valued using a nonperformance risk adjusted Monte Carlo valuation model with the following assumptions:

June 30, 2022
Contractual term, in years	0.92
Expected volatility	137.11%
De-leveraged volatility	62.88%
Risk-free interest rate	2.72%
Dividend yield	—
Conversion / exercise price	$218.32

The fair value of a derivative instrument in a liability position includes measures of the Company’s nonperformance risk. Significant changes in nonperformance risk used in the fair value measurement of the derivative liability may result in significant changes to the fair value measurement. The cash liability calculated under the terms of the New Note of approximately $180,000,000 is materially higher than the fair value of the derivative liability of $9,399,620 calculated at June 30, 2022. The calculated make-whole cash liability may differ materially from the amount the Company may be required to pay under the New Note. The Company has held non-binding discussions with the Holder to restructure its obligation under the New Note. However, there can be no guarantee that the Company will be able to reach an agreement to restructure the New Note.

The following is information relative to the Company’s derivative instruments in the consolidated balance sheets as of June 30, 2022 and 2021:

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	June 30, 2022	June 30, 2021
Derivative liability on Senior Convertible Note (Note 12)	Derivative liability	$9,399,620	$-

The effect of the derivative instruments on the consolidated statements of operations is as follows:

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Year ended June 30,
Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in Income on Derivatives	2022	2021
Derivative liability on Senior Convertible Note (Note 12)	Change in fair value of derivative liability on Senior Convertible Note	$(10,882,241)	$-

F-55

Argyll Warrant Valuation

During the year ended June 30, 2021, the Company issued 10,000 warrants in connection with its acquisition of Argyll. Each warrant entitled the holder to purchase one share of Common Stock at exercise price of $800.00 per share. The Company initially estimated the fair value of the warrants issued to be $5,488,171 as of the Argyll acquisition date of July 31, 2020. At September 30, 2020, the Company estimated the fair value of these warrants to be $3,387,218, resulting in a gain on the change in fair value of warrant liability in the amount of $2,100,953. The Company valued the warrants using the Black-Scholes option pricing model with the following terms on July 31, 2020: (a) exercise price of $800.00, (b) volatility rate of 187.40%, (c) discount rate of 0.48%, (d) term of three years, and (e) dividend rate of 0%. The Company valued the warrant using the Black-Scholes option pricing model with the following terms on September 30, 2020: (a) exercise price of $800.00, (b) volatility rate of 183.25%, (c) discount rate of 0.28%, (d) term of 2 years and 10 months, and (e) dividend rate of 0%.

Subsequent to September 30, 2020, the holder of the warrants issued in the Argyll acquisition exercised the warrants resulting in the issuance of 10,000 shares of Common Stock by the Company. Prior to the exercises of the warrants, the Company recorded a measurement period adjustment to reduce the acquisition date fair value of the warrant liability by $2,738,095 using a Monte Carlo simulation. The issuance of the shares of Common Stock upon exercise of the warrants were recorded at their settlement date fair value of $15,480,000 comprised of $8,000,000 of cash received from the exercise, and non-cash settlement of the warrant liability totaling $7,480,000.

Assets Measured on a Nonrecurring Basis

Assets that are measured at fair value on a nonrecurring basis are remeasured when carrying value exceeds fair value. This includes the evaluation of long-lived assets, goodwill and other intangible assets for impairment. The Company’s estimates of fair value required it to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances that might directly impact each of the relevant asset groups’ operations in the future and are therefore uncertain. The carrying value of the assets after any impairment approximates fair value.

The Company assesses the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the fair value of goodwill using the income approach. Inputs used to calculate the fair value based on the income approach primarily include estimated future cash flows, discounted at a rate that approximates the cost of capital of a market participant.

The Company uses undiscounted future cash flows of the asset or asset group for equipment and intangible assets. During the year ended June 30, 2022, the Company wrote down certain long-lived assets other than goodwill related to the same reporting unit to fair value. The Company estimated the fair value when conducting the long-lived asset impairment tests primarily using an income approach and used a variety of unobservable inputs and underlying assumptions consistent with those discussed above for purposes of the Company’s goodwill impairment test.

During the year ended June 30, 2022, the Company recognized asset impairment charges to the goodwill and long-lived assets of the iGaming Argyll (UK) reporting unit in the EEG iGaming segment, and EGL, GGC and Helix reporting units in the EEG Games segment (See Notes 6, 7 and 11).

Note 19 – Income Taxes

The income (loss) before income taxes follows:

	Fiscal 2022	Fiscal 2021
United States	$(87,679,037)	$(19,987,348)
International	(20,227,495)	(10,196,922)
Total loss before income taxes	$(107,906,532)	$(30,184,270)

The provision (benefit) from income taxes follows:

	Fiscal 2022	Fiscal 2021
Current:
Federal	$-	$300,000
State	-	—
Foreign	(2,581)	24,722
Total current	(2,581)	324,722
Deferred:
Federal	(5,671,861)	(4,136,258)
State	-	—
Foreign	-	—
Total deferred	(5,671,861)	(4,136,258)
Income tax provision (benefit)	$(5,674,442)	$(3,811,536)

During the year ended June 30, 2022, the Company recorded a deferred tax liability in connection with its acquisition of Bethard. This acquisition impacted the Company’s estimate of realizability of its deferred tax assets and resulted in a reduction of the Company’s valuation allowance of $5,671,861 during the year ended June 30, 2022. During the year ended June 30, 2021, the Company recorded a deferred tax liability in connection with its acquisitions of Argyll, EGL, Helix and ggCircuit. These acquisitions impacted the Company’s estimate of realizability of its deferred tax assets and resulted in a reduction to the valuation allowance of $4,136,258 during the year ended June 30, 2021.

F-56

The reconciliation of the expected tax expense (benefit) based on U.S. federal statutory rate of 21% with the actual expense follows:

	Fiscal 2022	Fiscal 2021
U.S. federal statutory rate	$(22,660,372)	$(6,338,697)
Change in valuation allowance	17,373,839	1,133,233
Foreign tax rate and other foreign tax	(1,171,464)	(150,274)
Extinguishment of senior convertible note	5,544,743	-
Non-deductible warrant revaluations	(6,608,337)	325,484
Non-deductible revaluation of contingent consideration	1,790,656	367,207
Acquisition costs	56,493	521,235
Other	—	330,276
Income tax provision (benefit)	$(5,674,442)	$(3,811,536)

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits Net Operating Liabilities (“NOLs”) carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company is currently evaluating the impact of the CARES Act, but due to sustained losses, the NOL carryback provision of the CARES Act is not expected to yield a benefit to us.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following:

	Fiscal 2022	Fiscal 2021
Assets:
Net operating losses	$29,509,842	$9,728,136
Nonqualified stock options	1,307,113	382,974
Depreciation and amortization	473,380	452,388
Other	26,265	26,264
Gross deferred tax assets	31,316,600	10,589,762
Deferred tax liabilities
Acquired intangible assets	(3,269,763)	(5,593,787)
Net deferred tax assets	28,046,837	4,995,975
Valuation allowance	(28,046,837)	(6,866,836)
Deferred tax liabilities, net	$—	$(1,870,861)

The Company had net deferred tax assets of $28,046,837 at June 30, 2022 for which there is a full valuation allowance. The Company determined that it would not be able to realize the remaining deferred tax assets in the future. The need to maintain a valuation allowance against the Company’s deferred tax assets may cause greater volatility to the Company’s effective tax rate.

At June 30, 2022, the Company had estimated federal net operating loss carry forwards of $95,096,045, which may be offset against future taxable income subject to limitation under IRC Section 382. At June 30, 2022, the Company had net operating loss carryforwards related to its foreign operations in Malta of $13,233,576 and the UK of $1,314,884 that do not expire, as well as net operating loss carryforwards related to its foreign operations in Switzerland of $24,985,656 that can be carried forward for 7 years. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits net operating loss carryovers and carrybacks to offset taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. Due to historical losses, the net operating loss carryback provision of the CARES Act is would not yield a material benefit to the Company. The Company determined that a full valuation allowance will be recorded against the net operating loss deferred tax assets.

The Company applied the “more-likely-than-not” recognition threshold to all tax positions taken or expected to be taken in a tax return, which resulted in no unrecognized tax benefits as of June 30, 2022 or June 30, 2021, respectively.

During the years ended June 30, 2022 and 2021, the Company recorded income tax benefits of $5,674,442 and $3,811,536, respectively, which is attributable primarily to non-recurring partial releases of the Company’s U.S. valuation allowance as a result of purchase price accounting. The Company regularly evaluates the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

Note 20—Segment Information

During the fourth quarter of fiscal 2022, the Company evaluated its reportable segments and changed them to: EEG iGaming and EEG Games. This change reflects management’s organizational structure and financial information available to and evaluated regularly by the chief operating decision maker (“CODM”), who is the Company’s Chief Executive Officer.

As a result of the change in reportable segments described above, the Company has recast previously reported information to conform to the current management view for all prior periods presented. The changes to reportable segments had no impact to the Company’s consolidated financial statements.

The Company utilizes Adjusted EBITDA (as defined below) as its measure of segment profit or loss. The following table highlights the Company’s revenues and Adjusted EBITDA for each reportable segment and reconciles Adjusted EBITDA on a consolidated basis to net loss. Total capital expenditures for the Company were not material to the consolidated financial statements.

F-57

A measure of segment assets and liabilities has not been currently provided to the Company’s CODM and therefore is not shown below. The following tables present the Company’s segment information:

	For the year ended June 30,
	2022	2021
Revenues:
EEG iGaming segment	53,104,795	16,231,028
EEG Games segment	5,246,855	552,886

Total	58,351,650	16,783,914

Adjusted EBITDA
EEG iGaming segment	(7,526,205)	(6,740,890)
EEG Games segment	(4,915,549)	(454,467)
Other(1)	(12,960,209)	(7,475,738)
Total Adjusted EBITDA	(25,401,963)	(14,671,095)

Adjusted for:
Interest expense	(6,423,039)	(698,973)
Loss on conversion of senior convertible note	(5,999,662)	-
Loss on extinguishment of senior convertible note	(28,478,804)	-
Change in fair value of derivative liability	(10,882,241)	-
Change in fair value of warrant liability	31,468,270	(1,549,924)
Change in fair value of contingent consideration	2,355,308	(1,748,607)
Other non-operating income (loss), net	(584,466)	(460,328)
Income tax benefit (expense)	5,674,442	3,811,536
Depreciation and amortization	(12,026,581)	(3,416,252)
Asset impairment charges	(46,498,689)	-
Stock-based Compensation	(5,165,653)	(4,129,726)
Cost of acquisition	(269,012)	(3,509,365)
Net loss	(102,232,090)	(26,372,734)

(1) Other comprises of corporate and overhead costs.

(2) The Company has no intersegment revenues or costs and thus no eliminations required.

(3) The Company defines Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense, net; income taxes; depreciation and amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other income (loss), and certain other non-recurring, non-cash or non-core items (included in table above).

F-58

Note 21 – Subsequent Events

September 2022 Financing

On September 15, 2022, the Company entered into a underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC and Joseph Gunnar & Co., LLC, as representative of the several underwriters identified therein (collectively, the “Underwriters”), relating to a firm commitment public offering of (a) 300,000 shares of the Company’s Common Stock and (b) Warrants (“September 2022 Warrants”) to purchase up to 300,000 shares of Common Stock, at an exercise price of $25.00 per share, at an aggregate price of $25.00 per share and accompanying Warrant (the “September 2022 Offering”). Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 45-day option an option to purchase up to an additional 45,000 of Common Stock (the “September 2022 Overallotment Common Stock”) and/or Warrants (the “September 2022 Overallotment Warrants”) (collectively, the “September 2022 Overallotment”). The closing of the offering took place on September 19, 2022.

The gross proceeds received from the sale of the shares of the Common Stock and September 2022 Warrants in the September 2022 Offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and before any overallotment, was $7,500,000.

The underwriters exercised their option for 36,000 September Overallotment Warrants, at a purchase price of $1.00 per warrant, with an exercise price of $25.00 per warrant. Total proceeds from the September 2022 Overallotment Warrants was $36,000.

The Company remitted to the Holder of the Senior Convertible Note an amount of $2,265,928 equal to fifty percent (50%) of all net proceeds above $2,000,000 following the payment of 7% in offering fees including Underwriting discounts and commissions. In addition, as part of the September 2022 Offering, the Holder purchased $512,500 of securities (20,500 shares of Common Stock and 20,500 Warrants) and the Company paid the Holder an additional $512,500. The proceeds remitted to the Holder reduced the principal balance of the Senior Convertible Note on a dollar-for-dollar basis.

The net proceeds received by the Company, after deducting underwriting discounts and commissions and offering expenses payable by the Company and amounts remitted to the Holder was $4,080,990.

The shares of Common Stock and the September 2022 Warrants, including the 2022 Overallotment Warrants, sold by the Company have been registered pursuant to a registration statement on Form S-3 (File No. 333-252370), which the SEC declared effective on February 5, 2021. A final prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC on September 19, 2022.

The Company does not intend to list the September 2022 Warrants, including the 2022 Overallotment Warrants, sold in the offering on any securities exchange or other trading market.

On September 19, 2022, prior to the closing of the offering, the Company entered into a warrant agency agreement (the “Warrant Agency Agreement”) with VStock Transfer, LLC (“VStock”), to serve as the Company’s warrant agent for the September 2022 Warrants, including September 2022 Overallotment Warrants. Upon the closing of the offering. The September 2022 Warrants, including September 2022 Overallotment Warrants are exercisable upon issuance and expire five years from the date they first became exercisable.

F-59

Asset Impairment Charges

During the three months ended December 31, 2022, the Company’s initiated a process to evaluate the strategic options for the EEG iGaming business, including exploring a sale of EEG iGaming assets due to increasing regulatory burdens and competition. In December 2022, the Company closed down its licensed remote gambling operation in the UK market and on December 9, 2022 surrendered its UK license, as part of the winding down of the Argyll UK iGaming operations. Subsequent to the period end, the Company appointed a new CEO and a new interim CFO and on January 18, 2023 sold its EEG iGaming Spanish license. As part of these changes the Company has been focused on reducing costs in its businesses as it has seen the EEG iGaming revenues decline significantly from levels seen in the previous year and previous quarters. This and uncertainties caused by inflation and world stability were determined to be a triggering event and the long-lived assets of the Company were quantitatively tested for impairment. For the three and six months ended December 31, 2022, the Company recognized total goodwill asset impairment charges of $16,135,000 (unaudited), with asset impairment charges to the goodwill to the iGaming reporting unit of $14,500,000 (unaudited), which is part of the EEG iGaming segment, and to the goodwill of the GGC reporting unit of $1,635,000 (unaudited), which is part of the EEG Games segment. Further downturns in economic, regulatory and operating conditions could result in additional goodwill impairment in future periods.

Reverse Stock Split

On January 26, 2023, the Company’s shareholders approved the Reverse Stock Split and granted the Company’s board of directors discretionary authority to select the ratio for the Reverse Stock Split ranging from one-for-twenty (1-for-20) to one-for-one-hundred (1-for-100). Prior to effecting the Reverse Stock Split, the Company’s Board of directors selected the Reverse Stock Split ratio of one-for-one-hundred (1-for-100). On February 22, 2023, the Company completed the Reverse Stock Split (all references to shares of the Company’s common stock in the consolidated financial statements and related notes refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented). The Company’s board of directors approved the Reverse Stock Split with the objective of regaining compliance with the Nasdaq Stock Exchange’s $1.00 minimum bid price requirement. As a result of the Reverse Stock Split, every 100 shares of common stock issued and outstanding as of the effective date were automatically combined into one share of common stock. The Reverse Stock Split did not change the terms of the common stock. Outstanding warrants, equity-based awards and other outstanding equity rights were proportionately adjusted by dividing the shares of common stock underlying the securities by 100 and multiplying the exercise/conversion price, as the case may be, by 100. The Reverse Stock Split also applied to common stock issuable upon the conversion of the Company’s Senior Convertible Note dated February 22, 2022 (the “Senior Convertible Note”), with the Conversion Price, as defined in the Senior Convertible Note, being subject to adjustment under the terms of the Senior Convertible Note and the Amendment (as defined below). The Company’s 10% outstanding Series A Cumulative Redeemable Convertible Preferred Stock was not affected by the Reverse Stock Split.

On March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with Nasdaq’s $1.00 minimum bid price.

Sale of Bethard Business and Amendment and Waiver to Senior Convertible Note

On February 24, 2023, (the “Closing Date”), the Company, pursuant to a stock purchase agreement (the “Purchase Agreement”) dated February 14, 2023 with Gameday Group PLC, a Malta company (“Purchaser”), completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand (the “Bethard Business”), that is licensed in Malta and Sweden (together, the sale of Prozone Limited with the Bethard Business herein referred to as the “Sale of the Bethard Business”). The purchase consideration was determined by the Company to be $8,090,965 comprised of cash received on the Closing date of €1,650,000 ($1,739,882 using exchange rates in effect on the Closing Date), holdback consideration, of €150,000 ($158,171 using exchange rates in effect on the Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1,238,552 ($1,306,021 using exchange rates at the Closing Date).

On February 16, 2023, the Company entered into the Amendment with the Holder of the Senior Convertible Note as a condition to the closing of the sale of the Bethard Business. The Amendment required the Company to deposit 50% of the proceeds from the sale of the Bethard Business in a bank account in favor of the Holder. The Amendment also requires the Company to deposit 50% of the proceeds of any permitted future sale of assets or any subsequent debt or equity offer or sale (a “Securities Transaction”) and 100% of the proceeds of any additional indebtedness incurred in the future, into such bank account in favor of the Holder, or, at the option of the Holder, redeem amounts under the Senior Convertible Note using such proceeds.

The Amendment also modified the Senior Convertible Note to increase the principal balance by $2.95 million for additional interest and other amounts previously recorded by the Company as liabilities to the Holder, as well as for fees for the Amendment. The Amendment further provides for a voluntary reduction in the Conversion Price (as defined in the Senior Convertible Note) when, among other things, the Company issues or is deemed to issue common stock in a future registered offering at a price below the Conversion Price then in effect, to the lower issuance price in such offering, subject to certain exceptions. The Amendment also provides rights to the Holder to participate in future Securities Transactions for a period of two years from the later of the date of the Amendment and the date that no payment amounts due to the Holder remain outstanding.

F-60

Senior Convertible Note and Debt for Equity Conversions

As discussed in Note 12, on February 22, 2022, the Company exchanged the existing senior convertible note (the “Old Senior Convertible Note”) with a remaining principal of $29,150,001, with the Senior Convertible Note in the aggregate principal of $35,000,000. Subsequently, on September 19, 2022 as part of the Company’s September 2022 Offering of shares of common stock and warrants to purchase common stock, the Company remitted to the Holder an amount of $2,778,427 from the proceeds therefrom, reducing the Senior Convertible Note principal balance to $32,221,573. As part of the registered direct offering of 70,650 shares of common stock and pre-funded warrants to purchase 178,500 shares of common stock that we completed with the Holder on December 22, 2022 (the “December 2022 Registered Direct Offering”), the Company paid the Holder an amount equal to $1,073,343 for interest due and interest prepaid through February 28, 2023.

The Company has not maintained compliance with certain debt covenants and is currently in default under the terms of the Senior Convertible Note.

On January 27, 2023, the Company received the written consent of the Holder to lower the conversion price of the Senior Convertible Note to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of the Common Stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price is lowered for purposes of a conversion (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events during such measuring period) until further written notice to the holder from the Company.

From January 27, 2023 through April 20, 2023, one day preceding this filing, we and the Holder of our Senior Convertible Note effected debt for equity exchanges under the Senior Convertible Note. Pursuant to the debt for equity exchanges, and after increasing the Senior Convertible Note by $2,950,010, for fees of $450,010 and converted accrued liabilities of $2,500,000 pursuant to the Amendment, the Holder exchanged $19,261,583 in aggregate principal amount of the Senior Convertible Note for an aggregate of 2,242,143 shares of our common stock, at conversion prices equal to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of our common stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price was lowered for purposes of a conversion, in accordance with Section 7(g) of the Senior Convertible Note (the “Exchanges”).

Following the Exchanges and the impact of the Amendment, our indebtedness pursuant to the Senior Convertible Note was reduced by $16,311,573, and $15,910,000 in aggregate principal amount of the Senior Convertible Note remained outstanding prior to the redemption of an additional $679,976 discussed below.

On April 19, 2023, the Company entered into an agreement with the Holder to convert the $15,230,024 into the Series C Convertible Preferred Stock. The material terms and provisions of the Series C Convertible Preferred Stock are described below.

The expected conversion of the Senior Convertible Note to the Series C Convertible Preferred Stock, that will occur concurrently with the closing of the potential offering that is part of the Company’s approved plan of compliance with the Nasdaq Listing Rules, will extinguish the Senior Convertible Note and the remaining related debt outstanding of $15,230,024 and will further eliminate the related derivative liability that had a fair value of $9,399,620 as of June 30, 2022 ($180,000,000 approximate cash liability, as of June 30, 2022, calculated under the terms of the Senior Convertible Note).

F-61

Series C Convertible Preferred Stock

On April 19, 2023, the Company entered into an agreement with the Holder (the “Note to Preferred Stock Exchange Agreement”) to convert the $15,230,024 in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Convertible Preferred Stock immediately after the closing of the Company’s next capital raise, as part of the Company’s approved plan of compliance with the Nasdaq Listing Rules.

Prior to the conversion into the new Series C Convertible Preferred Stock, the Company redeemed $679,976 of the $15,910,000 previously outstanding on the Senior Convertible Note following the Exchanges and the impact of the Amendment and conversions, using funds from the Sale of the Bethard Business deposited in a bank account in favor of the Holder. On April 19, 2023, using these funds, the Company paid $750,000 to the Holder to redeem the $679,976 and settle the related redemption premium of $51,450 and accrued interest of $168,574, with the additional $150,000 due immediately after the closing of this public offering. Any remaining funds from the Sale of the Bethard Business that were on deposit have been released to the Company.

The terms and provisions of the Series C Convertible Preferred Stock will be set forth in a Series C Convertible Preferred Stock Certificate of Designation (the “Series C Certificate of Designation”), to be filed and effective with the Secretary of State of the State of Nevada in connection with the closing of the Company’s next capital raise. The transactions contemplated by the Note to Preferred Stock Exchange Agreement and the Series C Certificate of Designation have been approved by our Board of Directors.

The exchange of the Senior Convertible Note into the Series C Convertible Preferred Stock, that is anticipated to occur immediately after the closing of the Company’s next capital raise, will extinguish the Senior Convertible Note and the related debt liability outstanding of $15,230,024 and will further eliminate the related derivative liability that had a fair value of $799,954 ($933,000,000 approximate cash liability, as of December 31, 2022, calculated under the terms of the Senior Convertible Note), as of December 31, 2022.

The Series C Certificate of Designations contemplates that the Series C Convertible Preferred Stock will be convertible into common stock (the “Conversion Shares”) at the option of the holder of Series C Convertible Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Convertible Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Convertible Preferred Stock by (y) the lower of (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Convertible Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean 105% of the share price at which the common stock is offered in the Company’s next capital raise. “Alternate Conversion Price” shall mean with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period. “Floor Price” shall mean $0.44.

The Company shall not be allowed to effect the conversion of any of the Series C Convertible Preferred Stock held by the holder of Series C Convertible Preferred Stock, and such holder of Series C Convertible Preferred Stock shall not have the right to convert any of the Series C Convertible Preferred Stock held by such holder of Series C Convertible Preferred Stock pursuant to the terms and conditions of the Series C Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series C Convertible Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Dividends on the Series C Convertible Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event).

The closing of the transactions contemplated by the Note to Preferred Stock Exchange Agreement is subject to the Company’s closing of the Company’s next capital raise, which is anticipated to allow it to demonstrate compliance with the minimum of $2,500,000 stockholders’ equity requirement outlined in the Nasdaq Listing Rules.

F-62

Other Sales and Restructurings in the iGaming business

Sale of Spanish iGaming Operations

On January 18, 2023, the Company closed the transaction and sold its Spanish iGaming operations, including its Spanish iGaming license. The Company received approximately $1,200,000 in proceeds and $1,000,000 in cash from the return of a deposit held with the Spanish regulator. Sixty-five percent (65%) of the proceeds and cash received were remitted to the Holder as required.

Closure of Argyll and vie.gg

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Company’s Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. Argyll Entertainment had net liabilities of approximately $1,640,000 as of December 31, 2022. The Company fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK during year ended June 30, 2022.

On October 28, 2022, the Company determined that it would close down its vie.gg New Jersey operations and exit its transactional waiver from the New Jersey Division of Gaming Enforcement. The closure of our New Jersey operations is not expected to have a material adverse effect on the Company’s results of operations.

Leadership changes

Appointment of Alex Igelman as Chief Executive Officer

On December 22, 2022, the Board of the Company appointed Alex Igelman as CEO, effective January 3, 2023.

Appointment of Michael Villani as Interim Chief Financial Officer

Effective January 6, 2023, the Company announced the appointment of Michael Villani as the Interim Chief Financial Officer, in addition to his current role as the Financial Controller. Mr. Villani serves as the Company’s Principal Financial Officer.

Departure of John Brackens as Chief Technology Officer/Chief Information Officer

John Brackens, the Chief Technology Officer/Chief Information Officer, will be departing from the Company on May 14, 2023.

Termination of Grant Johnson as Chairman and Chief Executive Officer

On December 23, 2022, Grant Johnson resigned from the Board. Mr. Johnson resigned following his termination for cause, by the Board, from his position as Chairman and CEO of the Company, effective December 3, 2022. As a result, Mr. Johnson is no longer an officer or director of the Company.

On January 6, 2023, Mr. Johnson, filed a lawsuit in the United States District Court for the Southern District of New York against the Company. The claim alleges breach by the Company of Mr. Johnson’s employment agreement when it terminated him for “Cause” as defined in the agreement on December 3, 2022. Mr. Johnson seeks in excess of $1.0 million as well as 2,000 shares of our common stock, plus attorney’s fees.

On February 28, 2023, Mr. Johnson filed an amended complaint to amend his original claim and to add an alleged defamation claim. On March 14, 2023, the Company filed its Pre-Motion Letter requesting that the claim be dismissed and on March 15, 2023 Mr. Johnson filed a letter to the Court requesting that the claim not be dismissed.

The Company believes the claims are without merit and intends to defend against the claims vigorously. The case is captioned Grant Johnson v. Esports Entertainment Group, Inc. 1:22-cv-10861 (SDNY).

F-63

Esports Entertainment Group, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2023 (Unaudited)	June 30, 2022

ASSETS

Current assets
Cash	$1,875,758	$2,517,146
Restricted cash	972,986	2,292,662
Accounts receivable, net	469,183	304,959
Receivables reserved for users	776,565	2,941,882
Other receivables	384,688	372,283
Prepaid expenses and other current assets	969,175	1,543,053
Total current assets	5,448,355	9,971,985

Equipment, net	30,075	43,925
Operating lease right-of-use asset	106,386	164,288
Intangible assets, net	14,370,426	30,346,489
Goodwill	4,474,475	22,275,313
Other non-current assets	4,844	2,062,176

TOTAL ASSETS	$24,434,561	$64,864,176

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$8,895,070	$12,344,052
Liabilities to customers	798,952	4,671,287
Deferred revenue	1,275,971	575,097
Senior convertible note	15,910,000	35,000,000
Derivative liability	1,963,933	9,399,620
Current portion of notes payable and other long-term debt	25,723	139,538
Operating lease liability – current	99,188	364,269
Contingent consideration – current	-	3,328,361
Total current liabilities	28,968,837	65,822,224

Warrant liability	1,043,789	2,192,730
Operating lease liability – non-current	18,073	669,286

Total liabilities	30,030,699	68,684,240

Commitments and contingencies (Note 12)

Mezzanine equity:
10% Series A cumulative redeemable convertible preferred stock, $0.001 par value, 1,725,000 authorized, 835,950 shares issued and outstanding, aggregate liquidation preference $9,195,450 at March 31, 2023 and June 30, 2022	8,007,162	7,781,380
Series B redeemable preferred stock, $0.001 par value, none authorized, issued and outstanding, at March 31, 2023 and June 30, 2022	-	-

Stockholders’ equity (deficit)
Preferred stock $0.001 par value; 10,000,000 shares authorized	-	-
Common stock $0.001 par value; 500,000,000 shares authorized, 3,262,303 and 409,229 shares issued and outstanding as of March 31, 2023 and June 30, 2022, respectively	3,262	409
Additional paid-in capital	171,821,858	144,914,687
Accumulated deficit	(180,635,674)	(149,140,426)
Accumulated other comprehensive loss	(4,792,746)	(7,376,114)
Total stockholders’ equity (deficit)	(13,603,300)	(11,601,444)

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	$24,434,561	$64,864,176

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-64

Esports Entertainment Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022

Net revenue	$4,175,994	$15,699,587	$20,190,663	$46,638,925

Operating costs and expenses:
Cost of revenue	1,292,743	6,282,445	7,414,814	19,248,877
Sales and marketing	928,692	7,074,414	5,217,584	21,332,423
General and administrative	7,369,452	14,339,615	24,399,888	38,685,937
Loss on disposal of businesses, net	4,198,362	-	4,198,362	-
Asset impairment charges	-	38,629,310	16,135,000	38,629,310
Total operating expenses	13,789,249	66,325,784	57,365,648	117,896,547

Operating loss	9,613,255	50,626,197	37,174,985	71,257,622

Other income (expense):
Interest expense	(460,914)	(611,021)	(2,490,696)	(5,368,933)
Gain on termination of lease	799,901	-	799,901	-
Loss on conversion of senior convertible note	-	-	-	(5,999,662)
Loss on extinguishment of senior convertible note	(3,616,372)	-	(3,616,372)	(28,478,804)
Change in fair value of derivative liability	(1,163,979)	(20,573,051)	7,435,687	(22,055,672)
Change in fair value of warrant liability	1,412,941	8,181,398	6,435,229	28,641,920
(Loss) gain on contingent consideration	-	99,247	(2,864,551)	1,950,693
Other non-operating income (loss)	(551,921)	(39,440)	(19,085)	(1,391,855)
Total other income (expense), net	(3,580,344)	(12,942,867)	5,680,113	(32,702,313)

Loss before income taxes	13,193,599	63,569,064	31,494,872	103,959,935

Income tax benefit (expense)	(376)	(431)	(376)	5,503,430

Net loss	$13,193,975	$63,569,495	$31,495,248	$98,456,505

Dividend on 10% Series A cumulative redeemable convertible preferred stock	(200,628)	(200,628)	(601,884)	(300,942)
Accretion of 10% Series A cumulative redeemable convertible preferred stock to redemption value	(75,980)	(73,136)	(225,782)	(108,209)

Net loss attributable to common stockholders	$13,470,583	$63,843,259	$32,322,914	$98,865,656

Net loss per common share:
Basic and diluted loss per common share	$(5.76)	$(210.64)	$(27.72)	$(397.45)
Weighted average number of common shares outstanding, basic and diluted	2,336,669	303,087	1,166,201	248,749

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-65

Esports Entertainment Group, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2023	2022	2023	2022

Net loss	$13,193,975	$63,569,495	$31,495,248	$98,456,505

Other comprehensive loss:
Reclassification of accumulated foreign currency translation net losses to net loss as a result of the disposal of businesses	(2,466,016)	-	(2,466,016)	-
Foreign currency translation (gain) loss	(107,167)	1,631,630	(117,352)	3,848,155

Total comprehensive loss	$10,620,792	$65,201,125	$28,911,880	$102,304,660

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-66

Esports Entertainment Group, Inc.

Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit) For the Three and Nine Months Ended March 31, 2023 and 2022 (Unaudited)

	10% Series A Cumulative Redeemable Convertible Preferred Stock		Series B Redeemable Preferred Stock		Common Stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	loss	(Deficit)
Balance as of July 1, 2022	835,950	$7,781,380	-	$-	409,229	$409	$144,914,687	$(149,140,426)	$(7,376,114)	$(11,601,444)
Accretion of redemption value and issuance costs	-	74,544	-	-	-	-	(74,544)	-	-	(74,544)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-	-	-	-	-	(200,628)	-	-	(200,628)
Common stock and warrants issued in equity financing, net of issuance costs	-	-	-	-	300,000	300	1,567,830	-	-	1,568,130
Stock based compensation	-	-	-	-	-	-	921,991	-	-	921,991
Foreign exchange translation	-	-	-	-	-	-	-	-	(2,526,478)	(2,526,478)
Net loss	-	-	-	-	-	-	-	(4,168,591)	-	(4,168,591)
Balance as of September 30, 2022	835,950	$7,855,924	-	$-	709,229	$709	$147,129,336	$(153,309,017)	$(9,902,592)	$(16,081,564)
Accretion of redemption value and issuance costs	-	75,258	-	-	-	-	(75,258)	-	-	(75,258)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-	-	-	-	-	(200,628)	-	-	(200,628)
Proceeds from issuance of Series B redeemable preferred stock	-	-	100	1,000	-	-	-	-	-	-
Common stock and pre-funded warrants issued in equity financing, net of issuance costs	-	-	-	-	70,650	71	2,146,614	-	-	2,146,685
Common stock issued on exercise of Pre-funded warrants	-	-	-	-	65,660	66	6,500	-	-	6,566
Foreign exchange translation	-	-	-	-	-	-	-	-	2,536,663	2,536,663
Net loss	-	-	-	-	-	-	-	(14,132,682)	-	(14,132,682)
Balance as of December 31, 2022	835,950	$7,931,182	100	$1,000	845,539	$846	$149,006,564	$(167,441,699)	$(7,365,929)	$(25,800,218)
Accretion of redemption value and issuance costs	-	75,980	-	-	-	-	(75,980)	-	-	(75,980)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-	-	-	-	-	(200,628)	-	-	(200,628)
Redemption of the Series B redeemable preferred stock	-	-	(100)	(1,000)	-	-	-	-	-	-
Common stock and warrants issued in equity financing, net of issuance costs	-	-	-	-	36,781	36	(36)	-	-	-
Common stock issued on exercise of Pre-funded warrants	-	-	-	-	112,840	113	11,171	-	-	11,284
Conversion of senior convertible note	-	-	-	-	2,242,143	2,242	22,875,713	-	-	22,877,955
Common stock issued for services	-	-	-	-	25,000	25	183,975	-	-	184,000
Stock based compensation	-	-	-	-	-	-	21,079	-	-	21,079
Foreign exchange translation	-	-	-	-	-	-	-	-	2,573,183	2,573,183
Net Loss								(13,193,975)	-	(13,193,975)
Balance as of March 31, 2023	835,950	8,007,162	-	-	3,262,303	3,262	171,821,858	(180,635,674)	(4,792,746)	(13,603,300)

Balance as of July 1, 2021	-	$-	-	$-	218,961	$219	$122,362,679	$(46,908,336)	$(669,170)	$74,785,392
Common stock issued upon the exercise of stock options	-	-	-	-	85	-	40,969	-	-	40,969
Common stock issued for services	-	-	-	-	786	1	574,298	-	-	574,299
Stock based compensation	-	-	-	-	-	-	308,073	-	-	308,073
Foreign exchange translation	-	-	-	-	-	-	-	-	(1,424,986)	(1,424,986)
Net loss	-	-	-	-	-	-	-	(552,381)	-	(552,381)
Balance as of September 30, 2021	-	$-	-	$-	219,832	$220	$123,286,019	$(47,460,717)	$(2,094,156)	$73,731,366
Proceeds from issuance of 10% Series A cumulative redeemable convertible preferred stock	835,950	7,599,334	-	-	-	-	-	-	-	-
Accretion of redemption value and issuance costs	-	35,073	-	-	-	-	(35,073)	-	-	(35,073)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-	-	-			(100,314)	-	-	(100,314)
Conversion of Senior Convertible Note	-	-	-	-	17,018	17	8,243,437	-	-	8,243,454
Issuance of common stock under the ATM, net of issuance costs	-	-	-	-	3,758	4	1,539,215	-	-	1,539,219
Common stock and warrants issued in equity financing, net of issuance costs	-	-	-	-	55	-	26,510	-	-	26,510
Common stock issued for services	-	-	-	-	40	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-	1,729,401	-	-	1,729,401
Foreign exchange translation	-	-	-	-	-	-	-	-	(791,539)	(791,539)
Net loss	-	-	-	-	-	-	-	(34,334,629)	-	(34,334,629)
Balance as of December 31, 2021	835,950	$7,634,407	-	$-	240,703	$241	134,689,195	$(81,795,346)	$(2,885,695)	$50,008,395
Accretion of redemption value and issuance costs	-	73,136			-	-	(73,136)	-	-	(73,136)
10% Series A cumulative redeemable convertible preferred stock cash dividend	-	-			-	-	(200,628)	-	-	(200,628)
Common stock and warrants issued in equity financing, net of issuance costs	-	-			150,000	150	4,051,350	-	-	4,051,500
Conversion of senior convertible note	-	-			8,126	8	2,409,186	-	-	2,409,194
Issuance of common stock under the ATM, net of issuance costs	-	-			7,900	8	2,345,882	-	-	2,345,890
Common stock issued for services	-	-			500	-	31,450	-	-	31,450
Stock based compensation	-	-			-	-	1,315,052	-	-	1,315,052
Foreign exchange translation	-	-			-	-	-	-	(1,631,630)	(1,631,630)
Net loss	-	-			-	-	-	(63,569,495)	-	(63,569,495)
Balance as at March 31, 2022	835,950	$7,707,543			407,229	$407	$144,568,351	$(145,364,841)	$(4,517,325)	$(5,313,408)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-67

Esports Entertainment Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(31,495,248)	$(98,456,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	5,408,467	9,555,184
Asset impairment charges	16,135,000	38,629,310
Right-of-use asset amortization	69,597	471,007
Stock-based compensation	1,127,070	3,958,275
Deferred income taxes	-	(5,503,861)
Loss on conversion of senior convertible note	-	5,999,662
Loss on extinguishment of senior convertible note	3,616,372	28,478,804
Amortization of debt discount	-	3,389,055
Change in fair value of warrant liability	(6,435,229)	(28,641,920)
Loss (gain) on contingent consideration	2,864,551	(1,950,693)
Change in fair value of derivative liability	(7,435,687)	22,055,672
Loss on disposal of businesses, net	4,198,362	-
Gain on termination of lease	(799,901)	-
Changes in operating assets and liabilities:
Accounts receivable	(158,567)	(198,876)
Receivables reserved for users	40,638	1,238,509
Other receivables	(14,076)	(764,685)
Prepaid expenses and other current assets	588,519	1,490,618
Other non-current assets	680,409	144,996
Accounts payable and accrued expenses	1,947,924	4,874,643
Liabilities to customers	(2,448,734)	697,334
Deferred revenue	700,874	557,894
Operating lease liability	(116,391)	(125,206)
Net cash used in operating activities	(11,526,050)	(14,100,783)

Cash flows from investing activities:
Proceeds from the sale of Bethard Business	1,739,882	-
Proceeds from the sale of Spanish operations	1,200,000	-
Cash consideration paid for Bethard acquisition, net of cash acquired	-	(20,067,871)
Purchase of intangible assets	-	(34,647)
Purchases of equipment	(3,321)	(86,670)
Net cash provided by (used in) investing activities	2,936,561	(20,189,188)

Cash flows from financing activities:
Proceeds from equity financing, net of issuance costs	9,001,103	13,605,000
Proceeds from exercise of pre-funded warrants	17,850	-
Proceeds from issuance of Series B redeemable preferred stock, net of issuance costs	1,000	-
Redemption of Series B redeemable preferred stock	(1,000)	-
Proceeds from issuance of 10% Series A cumulative redeemable convertible preferred stock, net of issuance costs	-	7,599,334
Payment of dividends on 10% Series A cumulative redeemable convertible preferred stock	(601,884)	(300,942)
Issuance of common stock under the ATM, net of issuance costs	-	3,885,109
Payment of Bethard contingent consideration	-	(1,016,331)
Proceeds from exercise of stock options and warrants, net of issuance costs	-	67,479
Repayment of senior convertible note	(2,778,427)	-
Repayment of notes payable and finance leases	(37,150)	(157,810)
Net cash provided by financing activities	5,601,492	23,681,839

Effect of exchange rate on changes in cash and restricted cash	1,026,933	(379,416)
Net decrease in cash and restricted cash	(1,961,064)	(10,987,548)
Cash and restricted cash, beginning of period	4,809,808	23,360,368
Cash and restricted cash, end of period	$2,848,744	$12,372,820

Reconciliation of cash and restricted cash to the unaudited condensed consolidated balance sheets:

	March 31, 2023	March 31, 2022
Cash	$1,875,758	$9,404,637
Restricted cash	972,986	2,968,183
	$2,848,744	$12,372,820

Reconciliation of cash and restricted cash to the unaudited condensed consolidated balance sheets:

	June 30, 2022	June 30, 2021
Cash	$2,517,146	$19,917,196
Restricted cash	2,292,662	3,443,172
	$4,809,808	$23,360,368

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-68

Esports Entertainment Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	March 31, 2023		March 31, 2022
SUPPLEMENTAL CASH FLOW INFORMATION:
CASH PAID FOR:
Interest		$2,442,673	$1,734,291
Income taxes		$376	$431

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Accretion of 10% Series A cumulative redeemable convertible preferred stock		$225,782	$108,209
Fair value of contingent consideration payable in cash and common stock for Bethard acquisition	$		$6,700,000
Increase in Senior Convertible Note from conversion of accounts payable and accrued interest		$2,500,000	$-
Conversion of senior convertible notes to common stock		$19,261,583	$10,652,648
Right-of-use asset obtained in exchange for operating lease obligation		$-	$1,112,960
Finance lease asset obtained in exchange for financing lease obligation		$-	$96,018

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-69

Esports Entertainment Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 – Nature of Operations

Esports Entertainment Group, Inc. (the “Company” or “EEG”) was formed in the state of Nevada on July 22, 2008 under the name Virtual Closet, Inc., before changing its name to DK Sinopharma, Inc. on June 6, 2010 and then to, VGambling, Inc. on August 12, 2014. On or about April 24, 2017, VGambling, Inc. changed its name to Esports Entertainment Group, Inc.

The Company is a diversified operator of iGaming, traditional sports betting and esports businesses with a global footprint. The Company’s strategy is to build and acquire iGaming and traditional sports betting platforms and use them to grow the esports business whereby customers have access to game centers, online tournaments and player-versus-player wagering. On July 31, 2020, the Company commenced revenue generating operations with the acquisition of LHE Enterprises Limited, a holding company for Argyll Entertainment and subsidiaries (“Argyll”), an online sportsbook and casino operator. In November 2022, the Company wound down its Argyll operations, and on March 27, 2023 the Swiss courts declared the Argyll Entertainment subsidiary bankrupt and this entity was deconsolidated (Note 18) at that time. On January 21, 2021, the Company completed its acquisition of Phoenix Games Network Limited, the holding company for the Esports Gaming League (“EGL”), and provider of event management and team services, including live and online events and tournaments. On March 1, 2021, the Company completed the acquisition of the operating assets and specified liabilities that comprise the online gaming operations of Lucky Dino Gaming Limited, a company registered in Malta, and Hiidenkivi Estonia OU, its wholly owned subsidiary registered in Estonia (collectively referred to as “Lucky Dino”). On June 1, 2021, the Company acquired ggCircuit, LLC (“GGC”) and Helix Holdings, LLC (“Helix”). GGC is a business-to-business software company that provides cloud-based management for gaming centers, a tournament platform and integrated wallet and point-of-sale solutions. Helix owned and operated esports centers that were disposed of on June 10, 2022, as the Company exited the physical sites. From the Helix acquisition, the Company retained its core esports programming and gaming infrastructure and remains focused on its core esports offerings. On July 13, 2021, the Company completed its acquisition of Bethard Group Limited the online casino and sports book business operating under the brand of Bethard (“Bethard”). Bethard’s business-to-consumer operations provided sportsbook, casino, live casino and fantasy sport betting services. On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license (Note 18) and on February 24, 2023, the Company completed the divestiture of Prozone Limited, containing the Bethard online casino and sportsbook business back to Gameday Group Plc (Note 18).

Note 2 – Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Pursuant to the rules and regulations of the SEC, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been omitted. The unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to fairly state the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full fiscal year. The unaudited condensed consolidated financial statements should be read along with the Annual Report filed on Form 10-K of the Company for the annual period ended June 30, 2022. The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Effective February 22, 2023 the Company completed a one-for-one-hundred (1-for-100) reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”), as approved by the board of directors (the “Board”). The Company’s shareholders approved the Reverse Stock Split at the 2022 Annual Meeting on January 26, 2023. All references to shares of the Company’s common stock in the unaudited condensed consolidated financial statements and related notes refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

The Reverse Stock Split did not change the terms of the common stock. Outstanding warrants, equity-based awards and other outstanding equity rights were proportionately adjusted by dividing the shares of common stock underlying the securities by 100 and multiplying the exercise/conversion price, as the case may be, by 100. The Reverse Stock Split also applied to common stock issuable upon the conversion of the Company’s Senior Convertible Note, dated February 22, 2022 (the “Senior Convertible Note”), with the Conversion Price, as defined in the Senior Convertible Note, being subject to adjustment under the terms of the Senior Convertible Note and the Amendment and Waiver Agreement (the “Amendment”) (Note 18). The Company’s 10% outstanding Series A Cumulative Redeemable Convertible Preferred Stock (“10% Series A Cumulative Redeemable Convertible Preferred Stock”) was not affected by the Reverse Stock Split.

Reportable Segments

The Company operates two complementary business segments:

EEG iGaming

EEG iGaming includes the Company’s iGaming casino and sportsbook product offerings. Currently, the Company operates the business to consumer segment primarily in Europe.

F-70

EEG Games

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of local area network (“LAN”) center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, (2) online tournaments (through our EGL tournament platform), and (3) player-vs-player wagering. Currently, we operate our esports EEG Games business in the United States and Europe.

These segments consider the organizational structure of the Company and the nature of financial information available and reviewed by the chief operating decision maker to assess performance and make decisions about resource allocations.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the valuation and accounting for equity awards related to warrants and stock-based compensation, determination of fair value for derivative instruments, the valuation and recoverability of goodwill and intangible assets, the accounting for business combinations, including estimating contingent consideration and allocating purchase price, estimating fair value of intangible assets, as well as the estimates related to accruals and contingencies.

Liquidity and Going Concern

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared assuming the Company will continue as a going concern. The going concern basis of presentation assumes that the Company will continue in operation one year after the date these unaudited condensed consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company has determined that certain factors raise substantial doubt about its ability to continue as a going concern for a least one year from the date of issuance of these unaudited condensed consolidated financial statements included in this report.

One such factor considered by the Company was its Senior Convertible Note, on which the Company had not maintained compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note and that had a March 31, 2023 outstanding balance of $15,910,000. The Senior Convertible Note outstanding was further reduced to $15,230,024 on April 19, 2023, when the Company redeemed $679,976 of the Senior Convertible Note using funds that were on deposit in favor of the Holder from the Sale of the Bethard Business. Subsequent to this, on April 19, 2023, the Company entered into the Note to Preferred Stock Exchange Agreement (Note 11 and Note 20) with the Holder to convert the remaining $15,230,024 in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Convertible Preferred Stock and the Company closed and completed the exchange on April 28, 2023 (Note 11 and Note 20) and extinguishing the Senior Convertible Note and eliminating the related derivative liability that had a fair value of 1,963,933 as of March 31, 2023.

F-71

In addition to the above, the Company considered that it had an accumulated deficit of $180,635,674 as of March 31, 2023 and that it has had a history of recurring losses from operations and recurring negative cash flows from operations as it has prepared to grow its esports business through acquisition and new venture opportunities. At March 31, 2023, the Company had total current assets of $5,448,355 and total current liabilities of $28,968,837. Net cash used in operating activities for the nine months ended March 31, 2023 was $11,526,050 which includes a net loss of $31,495,248. The Company also considered its current liquidity as well as future market and economic conditions that may be deemed outside the control of the Company as it relates to obtaining financing and generating future profits. As of March 31, 2023, the Company had $1,875,758 of available cash on-hand and net current liabilities of $23,520,482. The amount of available cash on hand on May 19, 2023, one business day preceding this filing, was $382,037. On May 22, 2023, the Company closed the issuance of a new (the “Series D Preferred Stock”), that includes the issuance of (i) 4,300 shares of Series D Preferred Stock for a price of $1,000 per share, (ii) common warrants to purchase 1,433,333 shares of our Common Stock at a price of $1.96 per share (the “Common Warrants”), and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share (the “Preferred Warrants”), for a total gross proceeds to the Company of $4,300,000 before deducting underwriting discounts and commissions. Refer to Note 20 for additional discussion of the Series D Preferred Stock.

In determining whether the Company can overcome the presumption of substantial doubt about its ability to continue as a going concern, the Company may consider the effects of any mitigating plans for additional sources of financing. The Company identified additional financing sources it believes, depending on market conditions, may be available to fund its operations and drive future growth, which include (i) the potential expected proceeds from future offerings, where the amount of the offering has not yet been determined, and (ii) the ability to raise additional financing from other sources.

These above plans are likely to require the Company to place reliance on several factors, including favorable market conditions, to access additional capital in the future. These plans were therefore determined not to be sufficient to overcome the presumption of substantial doubt about the Company’s ability to continue as a going concern. The unaudited condensed consolidated financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

F-72

Nasdaq Continued Listing Rules or Standards

On April 11, 2022, the Company received a deficiency notification letter from the Listing Qualifications Staff of Nasdaq (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous thirty consecutive business days (the “Bid Price Rule”).

On June 7, 2022, the Company received a further letter from Nasdaq notifying the Company that for the last 30 consecutive business days, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35,000,000 required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”).

On October 11, 2022, the Company received a third letter from Nasdaq notifying the Company that the Company’s common stock will be delisted, and the Company’s Common Stock warrants traded under the symbols GMBLW and GMBLZ and the Company’s 10% Series A cumulative redeemable convertible preferred stock traded under symbol GMBLP will no longer qualify for listing, and in that regard trading of the Company’s common stock, Common Stock warrants and 10% Series A cumulative redeemable convertible preferred stock will be suspended. The Company requested an appeal with the Nasdaq Hearings Panel (the “Panel”) and the hearing was held on November 17, 2022.

On November 30, 2022, the Company received a determination from the Panel granting the Company’s request for the continued listing of its common stock on the Capital Market tier of Nasdaq, subject to the Company evidencing compliance with the Bid Price Rule, and the minimum of $2,500,000 stockholders’ equity requirement (the “Equity Rule”), as set forth in Nasdaq Listing Rules 5550(a)(2) and 5550(b)(1), respectively, on or before February 7, 2023 (which, as described below, was subsequently extended on February 8, 2023) and March 31, 2023, respectively, and adhering to certain other conditions and requirements described below.

On December 6, 2022, the Company received a fourth letter from Nasdaq notifying the Company that it has not regained compliance with the MVLS Rule. This was addressed in the November 17, 2022, hearing before the Panel where the Company presented on its plan to comply with the MVLS Rule or alternative criteria and was granted continued listing subject to the criteria noted above.

F-73

On February 8, 2023, the Company received notice from the Panel updating its remaining conditions as follows:

1.	On February 20, 2023, the Company shall provide a written update to the Panel regarding the progress of its debt-to-equity conversion plan and its impact on the Company’s equity;
2.	On March 7, 2023, the Company shall have demonstrated compliance with the Bid Price Rule, by evidencing a closing bid price of $1.00 or more per share for a minimum of ten consecutive trading sessions; and
3.	On March 31, 2023, the Company shall demonstrate compliance with the shareholder equity requirement, as outlined in the Equity Rule.

The Company provided an update on its progress to the Panel on February 20, 2023 and on March 9, 2023, the Company received a letter from the Panel indicating that the Company has regained compliance with the Bid Price Rule.

On March 30, 2023, the Company submitted a written submission requesting an extension on the requirement to demonstrate compliance with the Equity Rule and on April 6, 2023, the Panel granted an extension through April 30, 2023.

On May 1, 2023, the Company announced it has met the minimum Equity Rule. On May 11, 2023, May 12, 2023 and May 18, 2023, the Company made submissions to the Panel and is awaiting their decision.

There can be no assurances, however, that the Company will be able to regain compliance. Any failure to regain and maintain compliance with the continued listing requirements of Nasdaq could result in delisting of our common stock from Nasdaq and negatively impact our company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

Cash and Cash Equivalents

Cash includes cash on hand. Cash equivalents consist of highly liquid financial instruments purchased with an original maturity of three months or less. As of March 31, 2023 and June 30, 2022, the Company did not have any financial instruments classified as cash equivalents. At times, cash deposits inclusive of restricted cash may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. Accounts are insured by the FDIC up to $250,000 per financial institution. There have been no losses recognized on cash balances held at these financial institutions.

Restricted Cash

Restricted cash includes cash reserves maintained for compliance with gaming regulations that require adequate liquidity to satisfy the Company’s liabilities to customers.

Accounts Receivable

Accounts receivable is comprised of the amounts billed to customers principally for esports events and team management services. Accounts receivable is recorded net of an allowance for credit losses. The Company performs ongoing credit evaluations for its customers and determines the amount of the allowance for credit losses upon considering such factors as historical losses, known disputes or collectability issues, the age of a receivable balance as well as current economic conditions. Bad debt expense is recorded to maintain the allowance for credit losses at an appropriate level and changes in the allowance for credit losses are included in general and administrative expense in the unaudited condensed consolidated statements of operations. At March 31, 2023 and June 30, 2022, the allowance for credit losses was not material to the unaudited condensed consolidated financial statements of the Company.

Receivables Reserved for Users

User deposit receivables are stated at the amount the Company expects to collect from a payment processor. A user initiates a deposit with a payment processor, and the payment processor remits the deposit to the Company. The amount due from the payment processor is recorded as a receivable reserved for users on the unaudited condensed consolidated balance sheets. An allowance for doubtful accounts may be established if it is determined that the Company is unable to collect a receivable from a payment processor. An increase to the allowance for doubtful accounts is recognized as a loss within general and administrative expenses in the unaudited condensed consolidated statements of operations. The allowance for doubtful accounts is not material to the unaudited condensed consolidated financial statements.

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Equipment

Equipment is stated at cost less accumulated depreciation. The Company capitalizes the direct cost of equipment as well as expenditures related to improvements and betterments that add to the productive capacity or useful life of the equipment. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset, or for leasehold improvements, the shorter of the initial lease term or the estimated useful life of the improvements. The estimated useful life of equipment by asset class follows:

Computer Equipment	Up to 5 years
Furniture and fixtures	Up to 7 years
Leasehold improvements	Shorter of the remaining lease term or estimated life of the improvement

The estimated useful life and residual value of equipment are reviewed and adjusted, if appropriate, at the end of each reporting period. The costs and accumulated depreciation of assets that are sold, retired, or otherwise disposed of are removed from the accounts and the resulting gain or loss is recognized as a gain or loss on sale or disposition of assets in the unaudited condensed consolidated statements of operations.

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting. The Company records the assets acquired, liabilities assumed and acquisition-related contingent consideration at fair value on the date of acquisition. The difference between the purchase price, including any contingent consideration, and the fair value of net assets acquired is recorded as goodwill. The Company may adjust the preliminary purchase price and purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances that impact the determination of fair value at the acquisition date. Any change in fair value of acquisition-related contingent consideration resulting from events after the acquisition date is recognized in earnings. Acquisition-related costs are recognized separately from the acquisition and are expensed as incurred.

Goodwill

Goodwill represents the excess of fair value of consideration paid for an acquired entity over the fair value of the assets acquired and liabilities assumed in a business combination. Goodwill is not amortized but rather it is tested for impairment at the reporting unit level on an annual basis on April 1 for each fiscal year, or more often if events or changes in circumstances indicate that more likely than not the carrying amount of the asset may not be recoverable. A reporting unit represents an operating segment or a component of an operating segment. In accordance with ASC Topic 350 Intangibles –- Goodwill and Other, as of March 31, 2023 the Company’s business is classified into four reporting units: iGaming Malta (Lucky Dino), iGaming Argyll (UK), EGL, and GGC. The Helix business was sold as of June 10, 2022 and was previously its own reporting unit. The Bethard business was sold as of February 22, 2023, and was previously part of the iGaming Malta reporting unit with Lucky Dino. Argyll Entertainment was declared bankrupt by the Swiss Court and deconsolidated on March 27, 2023 and was previously part of the iGaming Argyll (UK) reporting unit.

F-75

In testing goodwill for impairment, the Company has the option to begin with a qualitative assessment, commonly referred to as “Step 0,” to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, including changes in the Company’s management, strategy and primary user base. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, the Company then performs a quantitative goodwill impairment analysis by comparing the carrying amount to the fair value of the reporting unit. If it is determined that the fair value is less than its carrying amount, the excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss in accordance with Accounting Standards Update (“ASU”) No. 2017-04, Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. The Company utilizes a discounted cash flow analysis, referred to as an income approach, and uses internal and market multiples, to assess reasonableness of assumptions, to determine the estimated fair value of the reporting units. For the income approach, significant judgments and assumptions including anticipated revenue growth rates, discount rates, gross margins, operating expenses, working capital needs and capital expenditures are inherent in the fair value estimates, which are based on the Company’s operating and capital forecasts. As a result, actual results may differ from the estimates utilized in the income approach. The use of alternate judgments and/or assumptions could result in a fair value that differs from the Company’s estimate and could result in the recognition of additional impairment charges in the financial statements. As a test for reasonableness, the Company also considers the combined fair values of the Company’s reporting units to a reasonable market capitalization of the Company. The Company may elect not to perform the qualitative assessment for some or all reporting units and perform a quantitative impairment test.

During the three months ended December 31, 2022, the Company initiated a process to evaluate the strategic options for the EEG iGaming business, including exploring a sale of EEG iGaming assets due to increasing regulatory burdens and competition. In December 2022, the Company closed down its licensed remote gambling operation in the UK market and on December 9, 2022 surrendered its UK license, as part of the winding down of the Argyll UK iGaming operations. Further, in early January 2023 the Company appointed a new Chief Executive Officer and a new interim Chief Financial Officer. As part of these changes the Company has been focused on reducing costs in its businesses as it has seen the EEG iGaming revenues decline significantly from levels seen in the previous year and previous quarters. These items and uncertainties caused by inflation and certain world events were determined to be a triggering event as of December 31, 2022, and the long-lived assets of the Company were quantitatively tested for impairment. At December 31, 2022, the Company recognized total goodwill asset impairment charges of $16,135,000 in the unaudited condensed consolidated statements of operations, with asset impairment charges to the goodwill to the iGaming reporting unit of $14,500,000, which is part of the EEG iGaming segment, and to the goodwill of the GGC reporting unit of $1,635,000, which is part of the EEG Games segment (see Note 6 for additional information regarding the goodwill impairment, and the effects on the Company’s business, financial condition, and results of operations).

During the three months ended March 31, 2023, the Company sold its Bethard business reducing goodwill by $2,153,419.

No goodwill impairment charges were recognized in the three months ended March 31, 2023. Further downturns in economic, regulatory and operating conditions could result in additional goodwill impairment in future periods.

During the three and nine months ended March 31, 2022, the Company recognized goodwill impairment charges of $23,119,755, reducing the goodwill of the Helix and EGL and GGC reporting units.

Intangible assets

Intangible assets with determinable lives consist of player relationships, developed technology and software, tradenames and gaming licenses. Intangible assets with determinable lives are amortized on a straight-line basis over their estimated useful lives of 5 years for player relationships and developed technology and software, 10 years for tradenames and 2 years for gaming licenses. The Company also capitalizes internal-use software costs such as external consulting fees, payroll and payroll-related costs and stock-based compensation for employees in the Company’s development and information technology groups who are directly associated with, and who devote time to, the Company’s internal-use software projects. Capitalization begins when the planning stage is complete and the Company commits resources to the software project and continues during the application development stage. Capitalization ceases when the software has been tested and is ready for its intended use. Costs incurred during the planning, training and post-implementation stages of the software development life cycle are expensed as incurred.

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Impairment of Long-Lived Assets

Equipment and other long-lived assets, including finite lived intangibles, are evaluated for impairment periodically or when events and circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, an estimate of future undiscounted cash flows are determined through estimated disposition date of the asset. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value, considering external market participant assumptions. An estimation of future cash flows requires significant judgment as the Company makes assumptions about future results and market conditions. Since the determination of future cash flows is an estimate of future performance, there may be impairments recognized in future periods in the event future cash flows do not meet expectations.

During the three and nine months ended March 31, 2023, the Company determined that there was no impairment on its long-lived assets.

During the three and nine months ended March 31, 2021, the Company recognized $13,484,122 for the impairment of the EGL and Helix tradenames and developed technology and software and the impairment of the GGC tradename and developed technology (see Note 6), $608,626 for the impairment of the EGL computer equipment and Helix game centers computer equipment, leasehold improvements and furniture and equipment (see Note 5), and $1,416,807 for the impairment of operating lease right-of-use assets for the Helix building rentals (see Note 10), in asset impairment charges in the unaudited condensed consolidated statements of operations.

Liabilities to Customers

The Company records liabilities to customers, also referred to as player liabilities, for the amounts that may be withdrawn by a player at a given time. The player liabilities include player deposits, bonuses or incentive awards and user winnings less withdrawals, tax withholdings and player losses. The Company maintains a restricted cash balance and player deposits held by third parties, recorded as receivables reserved for users on the unaudited condensed consolidated balance sheets, at levels equal to or exceeding its liabilities to customers.

Jackpot Provision

The jackpot provision liability is an estimate of the amount due to players for progressive jackpot winnings. The jackpot liability is accrued monthly based on an estimate of the jackpot amount available for winning. The jackpot increases with each bet on a jackpot eligible iGaming casino machine and a portion of each losing bet is allocated towards the funding of the jackpot amount. Jackpots are programmed to be paid out randomly across certain casino brands. When a player wins a jackpot, the amount of the jackpot is reset to a defined amount that varies across eligible iGaming casino machines. Participating iGaming casino machines of the Company pool into the same jackpot and therefore the winning of a jackpot affects other players on the network of participating iGaming casino machines.

Leases

The Company leases office space through an operating lease agreement that was a result of its acquisition of Lucky Dino. The Company previously leased office space, acquired through the Argyll acquisition, that wound down operations during November 2022 and game center space, other property and equipment, acquired through the Helix acquisition, that was sold as part of the Helix sale transaction on June 10, 2022, where the purchaser assumed the lease liabilities. The Company measures an operating lease right-of-use (“ROU”) asset and liability, as well as a finance lease asset and liability, based on the present value of the future minimum lease payments over the lease term at the commencement date. Minimum lease payments include the fixed lease and non-lease components of the agreement, as well as any variable rent payments that depend on an index, initially measured using the index at the lease commencement date.

The minimum payments under operating leases are recognized on a straight-line basis over the lease term in the unaudited condensed consolidated statements of operations. Operating lease expenses related to variable lease payments are recognized as operating expenses in a manner consistent with the nature of the underlying lease and as the events, activities, or circumstances in the lease agreement occur. Leases with a term of less than 12 months (“short-term leases”) are not recognized on the unaudited condensed consolidated balance sheets. The rent expense for short-term leases is recognized on a straight-line basis over the lease term and included in general and administrative expense on the unaudited condensed consolidated statements of operations.

F-77

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the unaudited condensed consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between U.S. GAAP treatment and tax treatment of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by considering taxable income in carryback years, existing taxable temporary differences, prudent and feasible tax planning strategies and estimated future taxable profits.

The Company accounts for uncertainty in income taxes recognized in the unaudited condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the unaudited condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Derivative Instruments

The Company evaluates its convertible notes, equity instruments and warrants, to determine if those contracts or embedded components of those contracts qualify as derivatives (Note 11). The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability (Note 17) in the unaudited condensed consolidated balance sheets. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the unaudited condensed consolidated statements of operations as other income or expense (Note 17).

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to a liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current to correspond with its host instrument. The Company records the fair value of the remaining embedded derivative at each balance sheet date and records the change in the fair value of the remaining embedded derivative as other income or expense in the unaudited condensed consolidated statements of operations.

Fair Value Measurements

Fair value is defined as the price that would be received for an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The following summarizes the three levels of inputs required to measure fair value, of which the first two are considered observable and the third is considered unobservable:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

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Certain assets and liabilities are required to be recorded at fair value on a recurring basis. The Company adjusts contingent consideration resulting from a business combination, derivative financial instruments and warrant liabilities, to fair value on a recurring basis. Certain long-lived assets may be periodically required to be measured at fair value on a nonrecurring basis, including long-lived assets that are impaired. The fair values for other assets and liabilities such as cash, restricted cash, accounts receivable, receivables reserved for users, other receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, and liabilities to customers have been determined to approximate their carrying amounts due to the short maturities of these instruments. The fair values of the Senior Convertible Note and lease liabilities approximate their carrying value based on current interest and discount rates.

Earnings Per Share

Basic income (loss) per share is calculated using the two-class method. Under the two-class method, basic income (loss) is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period excluding the effects of any potentially dilutive securities. Diluted income (loss) per share is computed similar to basic income (loss) per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential common shares had been issued if such additional common shares were dilutive. Diluted income (loss) per share includes the effect of potential common shares, such as the Company’s preferred stock, notes, warrants and stock options, to the extent the effect is dilutive. As the Company had net losses for all the periods presented, basic and diluted loss per share are the same, and additional potential common shares have been excluded, as their effect would be anti-dilutive.

The following securities were excluded from weighted average diluted common shares outstanding for the three and nine months ended March 31, 2023 and 2022 because their inclusion would have been antidilutive:

	As of March 31,
	2023	2022
Common stock options	32,324	13,594
Common stock warrants	562,006	203,506
Common stock issuable upon conversion of senior convertible note	72,875	160,315
10% Series A cumulative redeemable convertible preferred stock	835,950	835,950
Total	1,503,155	1,213,365

Comprehensive Loss

Comprehensive loss consists of the net loss for the year and foreign currency translation adjustments related to the effect of foreign exchange on the value of assets and liabilities. The net translation loss for the year is included in the unaudited condensed consolidated statements of comprehensive loss.

Stock-based Compensation

The Company periodically issues stock-based compensation to employees, directors, contractors and consultants for services rendered. Stock-based compensation granted to employees and non-employee directors includes grants of restricted stock and employee stock options that are measured and recognized based on their fair values determined on the grant date. The award of restricted stock and stock options, which are generally time vested, are measured at the grant date fair value and charged to earnings on a straight-line basis over the vesting period. The fair value of stock options is determined utilizing the Black-Scholes option-pricing model, which is affected by several variables, including the risk-free interest rate, the expected dividend yield, the expected life of the equity award, the exercise price of the stock option as compared to the fair market value of the Common Stock on the grant date, and the estimated volatility of the Common Stock over the term of the equity award. The fair value of restricted stock is determined by the closing market price of the Company’s Common Stock on the date of grant. The compensation cost for service-based stock options granted to consultants is measured at the grant date, based on the fair value of the award, and is expensed on a straight-line basis over the requisite service period (the vesting period of the award).

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Revenue and Cost Recognition

The revenue of the Company is currently generated from online casino and sports betting (referred to herein as “EEG iGaming revenue”), and esports revenue (referred to herein as “EEG Games Revenue”), consisting of the sales of subscriptions to access cloud-based software used by independent operators of game centers, from consulting and data analytic services provided to game operators (“EEG Games Esports and Other Revenue”), and from the provision of esports event and team management services (“EEG Games Esports Event Management and Team Service Revenue”). The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts with Customers (“ASC 606”) when control of a product or service is transferred to a customer. The amount of revenue is measured at the transaction price, or the amount of consideration that the Company expects to receive in exchange for transferring a promised good or service. The transaction price includes estimates of variable consideration to the extent that it is probable that a significant reversal of revenue recognized will not occur.

Revenue generating activities of the Company may be subject to value added tax (“VAT”) in certain jurisdictions in which the Company operates. Revenue is presented net of VAT in the unaudited condensed consolidated statements of operations. VAT receivables and VAT payables are included in other receivables and accounts payable and accrued expenses, respectively on the unaudited condensed consolidated balance sheets. Sales to customers do not have significant financing components or payment terms greater than 12 months.

EEG iGaming Revenue

EEG iGaming revenue is derived from the placement of bets by end-users, also referred to as customers, through online gaming sites. The transaction price in an iGaming contract, or Net Gaming Revenue (“NGR”), is the difference between gaming wins and losses, as further reduced by any nondiscretionary incentives awarded to the customer. Gaming transactions involve four performance obligations, namely the settlement of each individual bet, the honoring of discretionary incentives available to the customer through loyalty reward programs, the award of free spin and deposit match bonuses, and the winning of a casino jackpot. The total amount wagered by a customer is commonly referred to as the win or Gross Gaming Revenue (“GGR”). The GGR is allocated to each performance obligation using the relative standalone selling price (“SSP”) determined for iGaming contracts.

Revenue recognition for individual wagers is recognized when the gaming occurs, as such gaming activities are settled immediately. The revenue allocated to incentives, such as loyalty points offered through a rewards program, is deferred and recognized as revenue when the loyalty points are redeemed. Revenue allocated to free spins and deposit matches, referred to as bonuses, are recognized at the time that they are wagered. Jackpots, other than the incremental progressive jackpots, are recognized at the time they are won by customers. The Company applies a practical expedient by accounting for its performance obligations on a portfolio basis as iGaming contracts have similar characteristics. The Company expects the application of the revenue recognition guidance to a portfolio of iGaming contracts will not materially differ from the application of the revenue recognition guidance on an individual contract basis.

The Company evaluates bets that its users place on websites owned by third party brands in order to determine whether it may recognize revenue on a gross basis, when acting as the principal provider of the wagering service, or on a net basis, when acting as an intermediary or agent. The principal in a wagering service involving a third party is generally the entity that controls the wagering service such that it has a right to the services being performed by the third party and can direct the third party in delivery of the service to its users. The Company records revenue on a gross basis as it has determined it is the principal in transactions involving third parties, such as revenue sharing arrangements, as it controls the wagering service being offered to the users such that it has a right to the service performed by third parties and can further direct third parties in providing services to users. The Company further records expenses related to its revenue sharing arrangements and other third-party iGaming expenses within costs of revenue in the unaudited condensed consolidated statements of operations.

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EEG Games Revenue

EEG Games Esports and Other Revenue

The Company derives revenue from sales of subscriptions to access cloud-based software used by independent operators of game centers, as well as from consulting and data analytic services provided to game operators. The revenue derived from the sale of subscription services to cloud-based software used by game centers is recognized over the term of the contract, which generally can range from one month to one year in duration, beginning on the date the customer is provided access to the Company’s hosted software platform. The revenue from the operation of game centers by the Company is recognized when a customer purchased time to use the esports gaming equipment at each center. The revenue from time purchased by a customer and from the sale of concessions is recognized at the point of sale.

The Company further provides consultation services related to the use of hardware and equipment for gaming operations together with implementation services that include sourcing, training, planning, and installation of technology. The Company considers services related to hardware and equipment, implementation, and any design of user interface for the customer as separate performance obligations. Revenue for hardware equipment and design of custom user interface is recognized at a point in time upon delivery and completion. Implementation services are recognized over time, as services are performed.

The Company also has contracts with software companies to provide talent data analytics and related esports services, which include analytic development, other related services to develop software and applications for tournaments, and to provide data support, data gathering, gameplay analysis and reporting which includes talent analytics and related esports services, including analytic development, data analysis, survey design, interview services, player dossiers, and expert services. The Company recognizes revenue from its data analytic services over the life of the contract utilizing the output method, using a direct measurement of the value to the customer of the goods or services transferred to date relative to the remaining goods or services promised under the contact. The Company elected to use the right to invoice practical expedient and recognize revenue based on the amounts invoiced. The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date.

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The Company has partnership contracts with strategic customers within the esports industry. The partnership contracts are negotiated agreements, which contain both licensing arrangements of intellectual property and development services, including fixed and variable components. The variability of revenue is driven by development plans and results of sales as specified by the partnership contract, which are known as of an invoice date. Partnership contracts generally do not have terms that extend beyond one year. The Company considers licensing arrangements and development services as separate performance obligations. Licensing revenues are recorded over time. Revenue associated with development is recognized over time, as labor is incurred.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each distinct performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct good or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account the Company’s overall pricing objectives, considering market conditions and other factors, including the value of the deliverables in the contracts, customer demographics, geographic locations, and the number and types of users within the contracts.

EEG Games Esports Event Management and Team Service Revenue

The Company derives revenue from esports event management and team services. Esports event management services support the creation, production and delivery of an esports event by providing event staffing, gaming consoles, and other technical goods and services for a customer event that is either hosted live in person or online. The revenue generated from esports event management services is generally earned on a fixed fee basis per event.

The esports team services offerings of the Company include recruitment and management services offered to sports clubs to facilitate their entrance into esports tournament competition. Team services provided to a customer may include player recruitment, administration of player contracts, processing of tournament admission, providing logistical arrangements, as well as providing ongoing support to the team during the event. Team services are earned on a fixed fee basis per tournament.

Esports event management and team services revenues are recognized over the term of the event or the relevant contractual term for services as this method best depicts the transfer of control to the customer. The Company recognizes revenue for event management services based on the number of days completed for the event relative to the total days of the event. Revenue from team management services is recognized from inception of the contract through the end of the tournament using the number of days completed relative to the total number of days in the contract term. Revenue collected in advance of the event management or team services is recorded as deferred revenue on the unaudited condensed consolidated balance sheets. The Company may also enter into profit sharing arrangements which are determined based on the net revenue earned by the customer for an event in addition to a fixed fee. Revenue recognition for profit sharing arrangements is recognized at the time the revenue from the event is determined, which is generally at the conclusion of the event. An event or team services contract may further require the Company to distribute payments to event or tournament attendees resulting in the recognition of a processing fee by the Company. The Company does not recognize revenue from the processing of payments until the conclusion of the event or tournament.

The Company evaluates the service being provided under an esports event and team services contract to determine whether it should recognize revenue on a gross basis as the principal provider of the service, or on a net basis in a manner similar to that of an agent. The Company has determined that for esports event and team services contracts that allow for the assignment of individual tasks to a third-party contractor, the Company acts as the principal provider of the service being offered to the customer as it remains primarily responsible for fulfilling the contractual promise to the customer. In profit sharing arrangements, such as events that allow for the Company to share in the revenue earned by a customer for an event, the Company has determined it acts in the role of an agent to the customer as the event creator. The Company has also determined it acts as an agent when it collects a processing fee for performing the service of distributing prize money on behalf of its customers to event or tournament winners.

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Contract Liabilities

Liabilities to customers include both player liabilities, consisting of a free spin bonus and a deposit match bonus, and the player reward liabilities. The free spin bonus provides the user the opportunity to a free play, or otherwise spin, on an iGaming casino slot machine without withdrawing a bet amount from the player’s account. The deposit match bonus matches a player’s deposit up to a certain specified percentage or amount. These bonuses represent consideration payable to a customer and therefore are treated as a reduction of the transaction price in determining NGR. The Company also offers non-discretionary loyalty rewards points to customers that can be redeemed for free play or cash. The Company allocates revenue from wagers to loyalty points rewards earned by users, thereby deferring a portion of revenue from users that participate in a loyalty reward program. The amount of revenue deferred related to loyalty points available to users is based on the estimated fair value of the loyalty point incentive available to the user.

The Company also records payments received in advance of performance under an esports gaming services contract or event management or team services contract as deferred revenue.

Recently Adopted Accounting Pronouncements

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The standard clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. An entity should treat a modification of the terms or conditions or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as an exchange of the original instrument for a new instrument. The guidance is effective for the fiscal years beginning after December 15, 2021. The Company adopted this standard as of July 1, 2022. The adoption of this guidance did not have a material impact on the accompanying unaudited condensed consolidated financial statements.

In June 2020, the FASB issued ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This standard eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. For public business entities, it is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years using the fully retrospective or modified retrospective method. The Company adopted this standard as of July 1, 2022. The adoption of this guidance did not have a material impact on the accompanying unaudited condensed consolidated financial statements.

Recently Issued Accounting Standards

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with ASC Topic 606. The guidance is effective for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company is currently evaluating the potential impact of this standard on its unaudited condensed consolidated financial statements and it does not expect the guidance to have a material effect on its unaudited condensed consolidated financial statements.

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In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The Company is currently evaluating the impact that the adoption of this guidance will have on its unaudited condensed consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that the Company adopts as of the specified effective date. The Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

Note 3 – Other Receivables

The components of other receivables are as follows:

	March 31, 2023	June 30, 2022
Indirect taxes	13,270	306,040
Other	371,418	66,243
Other receivables	$384,688	$372,283

Note 4 – Prepaid Expenses and Other Current Assets

The components of prepaid expenses and other current assets are as follows:

	March 31, 2023	June 30, 2022
Prepaid marketing costs	$51,988	$298,300
Prepaid insurance	127,493	230,404
Prepaid gaming costs	482,568	575,113
Other	307,126	439,236
Prepaid expenses and other current assets	$969,175	$1,543,053

Note 5 – Equipment

The components of equipment are as follows:

	March 31, 2023	June 30, 2022
Computer equipment	$40,313	$35,911
Furniture and equipment	35,772	34,526
Equipment, at cost	76,085	70,437
Accumulated depreciation and finance lease amortization	(46,010)	(26,512)
Equipment, net	$30,075	$43,925

Depreciation expense and finance lease amortization expense was $19,194 and $50,244 for the three months ended March 31, 2023 and 2022 and $55,506 and $109,852 for the nine months ended March 31, 2023 and 2022, respectively.

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Note 6 – Goodwill and Intangible Assets

A summary of the changes in the balance of goodwill by segment is as follows:

	EEG iGaming	EEG Games	Total

Goodwill, balance as of June 30, 2022	19,660,481	2,614,832	22,275,313

Impairment charges	(14,500,000)	(1,635,000)	(16,135,000)
Disposal of Bethard Business	(2,153,419)	-	(2,153,419)
Foreign currency translation	487,581	-	487,581
Goodwill, balance as of March 31, 2023	$3,494,643	$979,832	$4,474,475

During the three months ended March 31, 2023 the Company recognized loss on disposal of businesses that included $2,116,882 of goodwill for the Bethard Business.

Previously, during the three months ended December 31, 2022, the Company concluded that goodwill impairment indicators existed considering that the EEG iGaming revenues had declined significantly from levels seen in the previous year and in the previous quarters and EEG Games was not performing at the level of previous expected. This and uncertainties caused by inflation and certain world events were determined to be a triggering event and the long-lived assets of the Company were quantitatively tested for impairment.

The Company performed its interim impairment tests on its long-lived assets, including its definite-lived intangible assets using an undiscounted cash flow analysis to determine if the cash flows expected to be generated by the asset groups over the estimated remaining useful life of the primary assets were sufficient to recover the carrying value of the asset groups, which were determined to be at the business component level. Based on the circumstances described above as of December 31, 2022, the Company determined that all its asset groups were recoverable under the undiscounted cash flow recoverability test. There were no asset impairment charges for long-lived assets, including definite-lived intangible assets, for the three and nine months ended March 31, 2023.

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In accordance with ASC 350, at December 31, 2022, for goodwill, the Company performed an interim goodwill impairment test, which compared the estimated fair value of each reporting unit to its respective carrying values. The estimated fair value of each reporting unit was derived primarily by utilizing a discounted cash flows analysis. The results of the interim impairment test performed indicated that the carrying value of the iGaming and GGC reporting units exceeded their estimated fair values determined by the Company. Based on the results of the goodwill impairment testing procedures as of December 31, 2022, the Company recognized goodwill impairments of $14,500,000 for the iGaming Malta reporting unit of the EEG iGaming segment, and goodwill of $1,635,000 for the GGC reporting unit, in the EEG Games segment, totaling $16,135,000 for the three and six months ended December 31, 2022 in asset impairment charges in the unaudited condensed consolidated statements of operations. There was no additional asset impairment charges recognized in the three months ended March 31, 2023.

In the nine months ended March 31, 2022, the Company had concluded, at that time, that goodwill impairment indicators existed based on the significant volatility in the Company’s stock price. As of March 31, 2022, the Company determined that in-person attendance at its Helix and customer game centers is not expected to attain levels previously forecasted and that under the current liquidity and investment constraints it is less likely to reach the previously forecasted revenue and profits for EGL and GGC. These factors and the continuing impacts of the COVID-19 pandemic, uncertainties caused by inflation and certain world events, resulted in the Company evaluating its goodwill and long-lived assets, including intangible assets, for impairment as of March 31, 2022.

As of March 31, 2022, the Company performed an interim impairment test on its long-lived assets, including its definite-lived intangible assets using an undiscounted cash flow analysis to determine if the cash flows expected to be generated by the asset groups over the estimated remaining useful life of the primary assets were sufficient to recover the carrying value of the asset groups, which were determined to be at the reporting unit level. As of March 31, 2022, the Company determined its EGL, Helix, and GGC asset groups failed the undiscounted cash flow recoverability test. Accordingly, the Company estimated the fair value of its individual long-lived assets to determine if any asset impairment charges were present. The Company’s estimation of the fair value of the definite-lived intangible assets included the use of discounted cash flow and cost analyses, reflecting estimates of future revenues, royalty rates, cash flows, discount rates, development costs and obsolescence. Based on these analyses, the Company concluded the fair values of certain intangible assets were lower than their current carrying values, and at March 31, 2022, the Company recognized impairment of $2,561,231 and $10,824,348 for the EGL, GGC and Helix tradenames and developed technology and software, respectively, and $98,543 for the EGL player relationships, totaling $13,484,122 in asset impairment charges in the unaudited condensed consolidated statements of operations for the three and nine months ended March 31, 2022. The table below reflects the adjusted gross carrying amounts for these intangible assets.

In accordance with ASC 350, for goodwill, after considering the asset impairment charges to the asset groups, the Company performed an interim impairment test as of March 31, 2022 that compared the estimated fair value of each reporting unit to their respective carrying values. The estimated fair value of each reporting unit was derived primarily by utilizing a discounted cash flows analysis. The results of the impairment tests performed indicated that the carrying value of the EGL, GGC and Helix reporting units exceeded their estimated fair values determined by the Company. Based on the results of the March 31, 2022 interim goodwill impairment testing procedures, the Company recognized impairments of goodwill totaling $23,119,755 as of March 31, 2022 in asset impairment charges in the unaudited condensed consolidated statements of operations for the three months ended March 31, 2022.

In total, as described in detail above, the Company recorded $36,603,877 of goodwill and intangible asset impairment charges for the three and nine months ended March 31, 2022.

The assumptions used in the cost and undiscounted and discounted cash flow analyses require significant judgment, including judgment about appropriate growth rates, and the amount and timing of expected future cash flows. The Company’s forecasted cash flows were based on the current assessment of the markets and were based on assumed growth rates expected as of the measurement date. The key assumptions used in the cash flows were revenue growth rates, operating expenses and gross margins and the discount rates in the discounted cash flows. The assumptions used consider the current early growth stage of the Company. The industry markets are currently at volatile levels and future developments are difficult to predict. The Company believes that its procedures for estimating future cash flows for each reporting unit, asset group and intangible asset are reasonable and consistent with current market conditions as of the testing date. If the markets that impact the Company’s business continue to deteriorate, the Company could recognize further goodwill and long-lived asset impairment charges.

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The table below reflects the adjusted gross carrying amounts for these intangible assets. The intangible amounts comprising the intangible asset balance are as follows:

	March 31, 2023			June 30, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Tradename	$2,792,893	$(492,501)	$2,300,392	$5,835,512	$(578,960)	$5,256,552
Developed technology and software	9,216,263	(3,236,298)	5,979,965	10,109,366	(1,935,018)	8,174,348
Gaming licenses	720,975	(720,975)	-	1,317,567	(774,760)	542,807
Player relationships	9,976,373	(4,097,935)	5,878,438	20,920,029	(4,757,813)	16,162,216
Internal-use software	226,274	(14,643)	211,631	225,086	(14,520)	210,566
Total	$22,932,778	$(8,562,352)	$14,370,426	$38,407,560	$(8,060,653)	$30,346,489

Amortization expense was $1,600,399 and $3,074,979 for the three months ended March 31, 2023 and 2022 and $5,352,961 and $9,445,332 for the nine months ended March 31, 2023 and 2022, respectively. The amortization for EEG iGaming segment was $1,351,833 and $2,276,353 and for the EEG Games segment was $248,566 and $910,000, for the three months ended March 31, 2023 and 2022, respectively. The amortization for EEG iGaming segment was $4,607,244 and $6,825,332, and for the EEG Games segment was $745,717 and $2,730,000, for the nine months ended March 31, 2023 and 2022, respectively.

The estimated future amortization related to definite-lived intangible assets is as follows:

Remainder of Fiscal 2023	$1,113,392
Fiscal 2024	4,318,596
Fiscal 2025	4,318,596
Fiscal 2026	3,164,773
Fiscal 2027	376,446
Thereafter	1,078,623
Total	$14,370,426

Note 7 – Other Non-Current Assets

The components of other non-current assets are as follows:

	March 31, 2023	June 30, 2022
iGaming regulatory deposits	$-	$1,715,053
iGaming deposit with service providers	-	261,825
Rent deposit	-	80,520
Other	4,844	4,778
Other non-current assets	$4,844	$2,062,176

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Note 8 – Accounts Payable and Accrued Expenses

The components of accounts payable and accrued expenses are as follows:

	March 31, 2022	June 30, 2022
Trade accounts payable	$4,653,773	$5,069,616
Accrued marketing	1,240,370	2,388,987
Accrued payroll and benefits	1,041,088	833,322
Accrued gaming liabilities	208,128	446,626
Accrued professional fees	359,856	555,967
Accrued jackpot liabilities	327,524	297,970
Accrued interest	56,743	-
Accrued other liabilities	1,007,588	2,751,564
Total	$8,895,070	$12,344,052

Note 9 – Related Party Transactions

The Company’s current Chief Executive Officer owns less than 5% of Oddin.gg, a vendor of the Company. For the three and nine months ended March 31, 2023, the Company incurred charges of $0 and $72,107, respectively, and for the three and nine months ended March 31, 2022, the Company incurred charges of $22,073 and $52,791, respectively, related to the vendor. The Company owed $47,754 and $3,359 to the vendor as of March 31, 2023 and June 30, 2022, respectively.

The Company reimbursed the former Chief Executive Officer for office rent and related expenses. The Company incurred charges owed to the former Chief Executive Officer for office expense reimbursement of $0 and $1,200 for the three months and nine months ended March 31, 2023, respectively, and $1,200 and $3,600 for the three months and nine months ended March 31, 2022, respectively. As of March 31, 2023 and 2022, there were no amounts payable to the former Chief Executive Officer. The former Chief Executive Officer was terminated for cause by the Board from his position as Chief Executive Officer on December 3, 2022. The former Chief Executive Officer resigned from the Board on December 23, 2022.

The Company retained the services of its former Chief Financial Officer and Chief Operating Officer through a consultancy agreement dated April 2, 2022 and an employment agreement dated April 2, 2022. The Company remitted monthly payments to its former Chief Financial Officer and Chief Operating Officer of NZD 36,995 ($23,169 translated using the exchange rate in effect at March 31, 2023) under the consultancy agreement and $500 per month under the employment agreement. The former Chief Financial Officer and Chief Operating Officer resigned from his roles on December 31, 2022. He will continue on in his role as a Director of the Company. As of March 31, 2023 and 2022, related to these expenses there were no amounts payable to the former Chief Financial Officer and Chief Operating Officer.

On May 4, 2017, the Company entered into a services agreement and a referral agreement with Contact Advisory Services Ltd., an entity that is partly owned by a member of the Board of Directors. The Company incurred general and administrative expenses of $4,255 and $1,857 for the three months ended March 31, 2023 and 2022, respectively, in accordance with these agreements. The Company incurred general and administrative expenses of $10,776 and $22,139 for nine months ended March 31, 2023 and 2022, respectively, in accordance with these agreements As of March 31, 2023 and 2022, there were $11,549 and $0 payable to Contact Advisory Services Ltd, respectively.

The Company had retained services from a former member of its Board who remained as an advisor to the Company with an annual fee of $60,000. The member was previously retained through a consultancy agreement dated August 1, 2020 and an employment agreement dated June 15, 2020. The consultancy agreement required payments of £18,000 ($22,225 translated using the exchange rate in effect at March 31, 2023) per month to the firm that is controlled by this member of the Board. The individual also received payroll of $500 per month through the employment agreement as Chief Operating Officer. The member resigned from the Board and from his role as Chief Operating Officer on May 31, 2022 and the consultancy agreement and the employment agreement were terminated.

During the year ended June 30, 2021, the Company engaged in transactions with Tilt, LLC a game center operator controlled by the head of GGC. For the three months ended March 31, 2022 the Company had net sales to Tilt, LLC in the amount of $22,977 for game center equipment, and amounts paid to Tilt, LLC of $11,200 for equipment leased, $4,478 for services and $2,631 for cryptocurrency mining. For the nine months ended March 31, 2022 the Company had net sales to Tilt, LLC in the amount of $222,599 for game center equipment, and amounts paid to Tilt, LLC of $33,600 for equipment leased, $16,589 for services and $19,214 for cryptocurrency mining. The individual was no longer employed by the Company during the nine months ended March 31, 2023.

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Note 10 – Leases

The Company leases office and building space and equipment under operating lease agreements. The Company previously leased computer equipment under finance lease agreements that was disposed of in June 2022. The Company’s lease agreements have terms not exceeding five years. Certain leases contain options to extend that are assessed by management at the commencement of the lease and are included in the lease term if the Company is reasonably certain of exercising.

In July 2021, the Company commenced a lease for office space of approximately 284 square meters in Saint Julians, Malta over a 3-year lease term. The lease has an annual expense of €83,000 ($89,032 translated using the exchange rate in effect at March 31, 2023), increasing 4% annually. At lease inception, the Company determined it was not reasonably certain to exercise any of the options to extend. In October 2021, the Company commenced a lease for building space of approximately 3,200 square feet at the University of California in Los Angeles over a 5-year lease term (the “UCLA Lease”). The lease has an annual expense of $17,500, increasing 3% annually. At lease inception, the Company determined it was not reasonably certain to exercise any of the options to extend. On January 26, 2023, the Company agreed to terminate the UCLA lease and there are no further obligations going forward. The Company recognized a gain of $799,901 in gain on termination of lease in the unaudited condensed consolidated statement of operations.

The consolidated balance sheet allocation of assets and liabilities related to operating and finance leases is as follows:

	Condensed Consolidated Balance Sheet Caption	March 31, 2023 (unaudited)	June 30, 2022
Assets:
Operating lease assets	Operating lease right-of-use assets	$106,386	$164,288
Total lease assets		$106,386	$164,288
Liabilities:
Current:
Operating lease liabilities	Operating lease liability –- current	$99,188	$364,269

Long-term:
Operating lease liabilities	Operating lease liability –- non-current	18,073	669,286
Total lease liabilities		$117,261	$1,033,555

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The operating lease expense for the three and nine months ended March 31, 2023 was $33,443 and $69,597, respectively. The operating lease expense for the three and nine months ended March 31, 2022 was $162,733 and $458,949, respectively. The finance lease expense for the three and nine months ended March 31, 2022 was $12,918 and $36,100, respectively. The rent expense for short-term leases was not material to the unaudited condensed consolidated financial statements.

Weighted average remaining lease terms and discount rates follow:

	March 31, 2023	June 30, 2022
Weighted Average Remaining Lease Term (Years):
Operating leases	1.50	3.87

Weighted Average Discount Rate:
Operating leases	8.00%	8.00%

The future minimum lease payments at March 31, 2023 follows:

Operating Lease
Remainder of fiscal 2023	$24,094
Fiscal 2024	100,126
Total lease payments	124,220
Less: imputed interest	(6,959)
Present value of lease liabilities	$117,261

Note 11 – Long-Term Debt

Notes payable and other long-term debt

The components of notes payable and other long-term debt follows:

	Maturity	Interest Rate as of March 31, 2023	March 31, 2023	June 30, 2022
Notes payable	April 30, 2023	3.49%	$25,723	$139,538
			25,723	139,538
Less current portion of notes payable and long-term debt			(25,723)	(139,538)
Notes payable and other long-term debt			$-	$-

In connection with its acquisition of Argyll on July 31, 2020, the Company assumed a note payable of £250,000 ($327,390 translated using the exchange rate in effect at the acquisition date). The term loan was issued on April 30, 2020 and has a maturity of 3 years, bears interest at 3.49% per annum over the Bank of England base rate, and is secured by the assets and equity of Argyll. The monthly principal and interest payments on the note payable commenced in June 2021 and continue through May 2023. The principal balance of the notes payable on March 31, 2023 was £20,833 ($25,723 translated using the exchange rate in effect at March 31, 2023). Interest expense on the note payable was $324 and $1,945 for the three and nine months ended March 31, 2023, respectively. Interest expense on the note payable was $1,791 and $6,448 for the three and nine months ended March 31, 2022, respectively.

The maturities of long-term debt are as follows:

Fiscal 2023	$25,723
Total	$25,723

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Senior Convertible Note

On February 22, 2022, the Company exchanged the existing senior convertible note (the “Old Senior Convertible Note”) with a remaining principal of $29,150,001, with the Senior Convertible Note in the aggregate principal of $35,000,000. On September 19, 2022 as part of the Company’s September 2022 Offering (Note 17) of shares of common stock and warrants to purchase common stock, the Company remitted to the Holder an amount of $2,778,427 from the proceeds reducing the Senior Convertible Note principal balance to $32,221,573 as recorded in the unaudited condensed consolidated balance sheet as of December 31, 2022. On December 19, 2022, as part of the Registered Direct Offering (Note 16) the Company paid the Holder an amount equal to $1,073,343 for interest due and interest prepaid through February 28, 2023. On January 27, 2023, the Company received the written consent of the Holder to lower the conversion price of the Senior Convertible Note to 90% of the lowest VWAP (as defined in the Senior Convertible Note) of the Common Stock for a trading day during the five (5) consecutive trading day period ending, and including, the applicable date that the conversion price is lowered for purposes of a conversion, in accordance with Section 7(g) of the Senior Convertible Note (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events during such measuring period) until further written notice to the Holder from the Company. From January 27, 2023 through March 31, 2023 (there were no additional Exchanges through April 28, 2023, the date of the Senior Convertible Note was converted to Series C Convertible Preferred Stock (Note 20)), pursuant to the debt for equity exchanges, and after increasing the Senior Convertible Note by $2,950,010, for fees of $450,010 and converted accrued liabilities of $2,500,000 pursuant to the Amendment, the Holder exchanged $19,261,583 in aggregate principal amount of the Senior Convertible Note for an aggregate of 2,242,143 shares of our common stock, at the lowered conversion prices (the “Exchanges”) and recorded a loss on extinguishment of the Senior Convertible Note of $3,616,372 related to the conversions. Following the Exchanges and the impact of the Amendment, $15,910,000 in aggregate principal amount of the Senior Convertible Note remained outstanding.

Subsequent to March 31, 2023, on April 19, 2023, the Company redeemed $679,976 of the $15,910,000 previously outstanding on the Senior Convertible Note following the Exchanges and the impact of the Amendment and Exchanges, using funds from the Sale of the Bethard Business deposited in a bank account in favor of the Holder. On April 19, 2023, using these funds, the Company paid $750,000 to the Holder, to redeem the $679,976, and settle the related redemption premium of $51,450 and accrued interest of $168,574, with the additional $150,000 owed being paid on May 1, 2023 (Note 20).

Further, on April 28, 2023, the Company closed on an agreement with the Holder to convert the remaining outstanding $15,230,024 into the Series C Convertible Preferred Stock. The material terms and provisions of the Series C Convertible Preferred Stock are described in Note 20.

The conversion of the Senior Convertible Note into the Series C Convertible Preferred Stock extinguished the Senior Convertible Note and the remaining related debt liability outstanding of $15,230,024 and further eliminated the related derivative liability. As of March 31, 2023, the derivative liability had a $1,963,933 fair value ($1,862,000,000 approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note).

See Note 20, Subsequent Events for further discussion related to the Series C Convertible Preferred Stock.

Prior to the extinguishment of the debt, the interest rate on the Senior Convertible Note was 8.0% per annum (consistent with the Old Senior Convertible Note), and from and after the occurrence and during the continuance of any Event of Default (as defined in the Senior Convertible Note), the interest rate would automatically be increased to 12.0% per annum. As further described below, the Company was not in compliance with certain debt covenants under the Senior Convertible Note as of September 30, 2021 or subsequently, until the conversion to the Series C Preferred Stock. The Company had been accruing interest expense at a rate of 12% beginning March 31, 2022, the date it was initially not in compliance with certain debt covenants, as compared to using the set rate of 8.0%, and has recorded an additional $56,743 and $1,075,069 in interest expense in the unaudited condensed consolidated statement of operations for the three and nine months ended March 31, 2023, respectively. There was $56,743 of default interest recorded in accounts payable and accrued expenses in the unaudited condensed consolidated balance sheet as of March 31, 2023.

The maturity date of the Senior Convertible Note was June 2, 2023, and was subject to extension in certain circumstances, including bankruptcy and outstanding events of default. The Company could redeem the Senior Convertible Note, subject to certain conditions, at a price equal to 100% of the outstanding principal balance outstanding, together with accrued and unpaid interest and unpaid late charges thereon.

The Company had not maintained compliance with certain debt covenants and was in default under the terms of the Senior Convertible Note at March 31, 2023 through the date of the conversion to the Series C Preferred Stock.

The Senior Convertible Note was convertible, at the option of the Holder, into shares of the Company’s Common Stock at a conversion price of $1,750.00 per share. The Senior Convertible Note was subject to a most favored nations provision and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If the Company entered into any agreement to issue (or issues) any variable rate securities, the Holder had the additional right to substitute such variable price (or formula) for the conversion price.

If an Event of Default had occurred under the Senior Convertible Note, in addition to the default interest rate discussed above, the Holder may have elected to alternatively convert the Senior Convertible Note at the Alternate Conversion Price (as defined in the Senior Convertible Note). In connection with an Event of Default, the Holder may have required the Company to redeem in cash any or all of the Senior Convertible Note. The redemption price would have equaled the outstanding principal of the Senior Convertible to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or an amount equal to market value of the shares of the Company’s Common Stock underlying the Senior Convertible Note, as determined in accordance with the Senior Convertible Note, if greater. The Holder did not have the right to convert any portion of a Senior Convertible Note, to the extent that, after giving effect to such conversion, the Holder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of the Company’s Common Stock outstanding immediately after giving effect to such conversion. The Holder could have from time to time increased this limit to 9.99%, provided that any such increase would not have been effective until the 61st day after delivery of a notice to the Company of such increase.

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If an Event of Default occurred, the Holder of the Senior Convertible Note had the right to alternate conversion (“Alternate Conversion”) and may have elected to convert the Senior Convertible Note in cash due upon such an acceleration of the applicable principal, at a price (“Alternate Conversion Price”) equal to the greater of the Conversion Floor Price of $218.32 or a price derived from the volume weighted average price of the Company’s Common Stock at the time of Alternate Conversion. If the Alternate Conversion were to include the Conversion Floor Price of $218.32 as the Alternate Conversion Price, the Company would be required to settle in cash any difference between the market value of the shares subject to the Alternate Conversion using the floor price and the market value of the shares using the Alternate Conversion Price, excluding any reference to the floor, based on the formula as stipulated in the Senior Convertible Note.

The Senior Convertible Note included a provision that should the Company be in both breach of its debt covenants and its price per common share trade below the conversion floor price of $218.32 (the “Conversion Floor Price”), the Holder may have elected the Alternate Conversion option that includes a make-whole provision payable to the Holder in cash. At March 31, 2022 and through April 28, 2023, the date of the Senior Convertible Note was converted to Series C Convertible Preferred Stock (Note 20), the Company was in breach of its debt covenants and the price per share of its Common Stock had declined below the Conversion Floor Price. As a result, the make whole provision in the Senior Convertible Note was determined to represent an obligation of the Company under the terms of the Senior Convertible Note. At March 31, 2023 and June 30, 2022, the Company estimates it would have been required to issue up to 72,875 and 160,315 shares of Common Stock under the Alternate Conversion make whole provision of the Senior Convertible Note, respectively. At March 31, 2023, the Company also estimated the fair value of the derivative liability, which gives effect to the cash amount payable to the Holder under the Alternate Conversion make-whole provisions of the Senior Convertible Note, to be $1,963,933. While the Company records a derivative liability at each reporting period for the amount contingently payable to the Holder under the Alternate Conversion make-whole provision, a strict application of the formula in the Senior Convertible Note indicates the cash liability to the Holder may be materially higher than the derivative liability. A calculation of the cash liability due to the Holder under the Alternate Conversion make-whole provision of the Senior Convertible Note indicated a cash liability of approximately $1,862,000,000 at March 31, 2023. The derivative liability amount recognized by the Company for its obligation to the Holder under the Alternate Conversion make-whole provision of the Senior Convertible Note is subject to material fluctuation at each reporting date. The output of the Monte Carlo model that is used to estimate the fair value of the derivative liability will fluctuate based on the Company’s share price, market capitalization, estimated enterprise value, and the Company’s estimate of credit and non-performance risk. Due to the conversion to the Series C Preferred Stock the derivative liability has been eliminated subsequent to March 31, 2023.

Until April 28, 2023, and the conversion of the Senior Convertible Note into the Series C Preferred Stock, under the Senior Convertible Note, and consistent with the Old Senior Convertible Note, the Company was subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. The Company was also subject to certain financial debt covenants relating to available cash, minimum annual revenues, ratio of debt to market capitalization and minimum cash flow.

F-92

At March 31, 2023, prior to the conversion of the Senior Convertible Note into the Series C Preferred Stock, the Company was in default under the terms of the Senior Convertible Note. The Senior Convertible Note was to mature in less than 12 months from March 31, 2023, and the Company has continued to recognize its obligation under the Senior Convertible Note as a current liability in the unaudited condensed consolidated balance sheet.

The Old Senior Convertible Note was issued by the Company to the Holder on June 2, 2021 in the principal amount of $35,000,000 with the Company receiving proceeds at issuance of $32,515,000, net of debt issuance costs of $2,485,000 for an aggregate principal. The Old Senior Convertible Note was issued with 20,000 Series A Warrants and 20,000 Series B Warrants. On the date of issuance, the Company recorded the fair value of the Series A Warrants and Series B Warrants as a discount to the Old Senior Convertible Note totaling $26,680,000. The debt discount was amortized to interest expense over the term of the Old Senior Convertible Note using the effective interest method until extinguishment. The obligation resulting from the issuance of the Series A Warrants and Series B Warrants was determined to qualify for liability classification on the unaudited condensed consolidated balance sheet. See below for further discussion of the Series A Warrants and Series B Warrants. The Old Senior Convertible Note was convertible, at the option of the Holder, into shares of the Company’s Common Stock at a conversion price of $1,750.00 per share. The conversion amounts were calculated as the principal balance identified for conversion plus the Premium on Principal.

Prior to the default, it was previously determined that the Company was not in compliance with the Old Senior Convertible Note covenants at September 30, 2021 and subsequent reporting dates. The Company therefore requested and received a waiver dated October 13, 2021 for (i) any known breaches or potential breaches of financial covenants in effect related to the available cash test and minimum cash flow test through December 25, 2021, (ii) any known breach resulting from the placement of a lien on the outstanding share capital of Prozone Limited, the entity that holds the assets of Bethard, and (iii) any known breach which would result from the Company’s announcement that it would purchase an equity interest in Game Fund Partners Group LLC through the contribution of up to 2,000 shares of Common Stock. In addition, the Company requested and received an amendment to the Old Senior Convertible Note wherein the permitted ratio of outstanding debt to market capitalization was increased temporarily from 25% to 35% through December 25, 2021.

In consideration for the October 13, 2021 waiver, the Company agreed to permit the conversion of up to $7,500,000 of the original principal balance of the Old Senior Convertible Note at the Alternate Conversion Price into shares of Common Stock, exclusive of the Premium on Principal and 15% premium payable that applies to an Alternate Conversion. During the year ended June 30, 2022, the Holder of the Old Senior Convertible Note had converted the full principal amount of $7,500,000 into 25,145 shares of Common Stock. As a result of these conversions of principal, the Company recorded a loss on conversion of Senior Convertible Notes of $5,999,662 in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 2022. The Company has further accelerated the recognition of the remaining debt discount and Premium on Principal in connection with the exchange and issuance of the Senior Convertible Note. This resulted in the recognition of a loss on extinguishment of the Senior Convertible Note of $28,478,804 for the nine months ended March 31, 2022 in the unaudited condensed consolidated statement of operations.

The Company previously obtained a waiver from the Holder of the Old Senior Convertible Note on November 2, 2021 in connection with its announcement to commence an underwritten registered public offering of its 10.0% Series A Cumulative Redeemable Convertible Preferred Stock (Note 14). In consideration for this waiver, the Company agreed to increase the cash price payable upon a redemption of the Old Senior Convertible Note by the Company to be equal to 10% of the conversion amount, as defined in Old Senior Convertible Note agreement as any unpaid principal, minimum return due to the Holder, and unpaid interest due on such redemption date. The Company agreed to pay the Holder of the Old Senior Convertible Note an amount of $1,500,000 under the terms of a registration rights agreement. The Company recognized the amount payable to the Holder of the Old Senior Convertible Note under the registration rights agreement in other non-operating income (loss), net, in the unaudited condensed consolidated statement of operations for the nine months ended March 31, 2022 and this was added to the Senior Convertible Note as part of the Amendment as of March 31, 2022. As of June 30, 2022 the amount was recorded in accounts payable and accrued expenses in the unaudited condensed consolidated balance sheet.

F-93

Make-Whole Derivative Liability

The Senior Convertible Note agreement included a provision that should both the Company be in breach of its debt covenants and its price per common share trade below the Conversion Floor Price of $218.32, the Holder may elect the Alternate Conversion option that includes a make-whole provision payable to the Holder in cash. At March 31, 2023, prior to the conversion of the Senior Convertible Note into the Series C Preferred Stock, the Company was in breach of its debt covenants and the price per share of its Common Stock had declined below the Conversion Floor Price. While the Company previously obtained waivers from the Holder of the Old Senior Convertible Note for breach of covenants, as well as a waiver for breach of covenants through March 30, 2022 under the Senior Convertible Note, the Company was unable to comply with the debt covenants under the Senior Convertible Note or otherwise obtain a debt waiver from March 31, 2022 through the nine months ended March 31, 2023 and subsequent to the period end until April 28, 2023 the date of conversion of the Senior Convertible Note into the Series C Preferred Stock. As a result, the make-whole provision in the Senior Convertible Note agreement was determined to represent an obligation of the Company at March 31, 2023 under the terms of the Senior Convertible Note.

The make-whole provision in the Senior Convertible Note was a derivative liability. The Company’s obligation to make a payment under the make-whole provision was previously assessed as remote with an immaterial fair value. This considered that the Company had obtained debt waivers from the Holder for its breaches of debt covenants. The Company’s historical stock price had also traded at levels significantly in excess of the Conversion Floor Price. At March 31, 2023, the Company had been unable to complete an agreement to restructure the terms and covenants of the Senior Convertible Note. The stock price further continued to trade materially below the Conversion Floor Price and the Company had also been unable to secure a debt waiver. The fair value of the derivative liability at March 31, 2023 was determined using a Monte Carlo valuation model. See Note 17 for further discussion of the fair value determined for the derivative liability.

At March 31, 2023, the Company estimated that it would be required to issue up to 72,875 shares of Common Stock under the Alternate Conversion provisions of the Senior Convertible Note. The Company further estimated the derivative liability to the Holder to be $1,963,933 and $9,399,620 at March 31, 2023 and June 30, 2022, respectively, which is included in the derivative liability in the unaudited condensed consolidated balance sheets and the gain or loss was recorded in the change in fair value of derivative liability in the unaudited condensed consolidated statements of operations. The make-whole cash liability calculated under the terms of the note of approximately $1,862,000,000 was materially higher than the fair value of $1,963,933 determined as of March 31, 2023 and considers the difference in the market price of the Company’s shares and a floor price of $218.32 multiplied by a number of shares that is based on the outstanding principal and the market price of the Company’s Common Stock at March 31, 2023. The calculated make-whole liability may differ materially from the amount at which the Company may be required to pay under the Senior Convertible Note. Due to the April 28, 2023, conversion of the Senior Convertible Note into the Series C Preferred Stock the $1,963,933 derivative liability has been eliminated.

Warrants

September 2022 Warrants

On September 19, 2022, the Company completed the September 2022 Offering, an equity offering in which it sold 300,000 units at $25.00 consisting of one share of Common Stock and one warrant for a total of 300,000 September 2022 Warrants with an exercise price of $25.00. The Company also sold a further 36,000 September 2022 Warrants in an overallotment with an exercise price of $25.00 issued to the underwriters of the offering on September 19, 2022.

F-94

The September 2022 Warrants may be exercised at any time after issuance for one share of Common Stock of the Company at an exercise price of $25.00. The September 2022 Warrants also contain a beneficial ownership limitation of 4.99% which may be increased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase. The warrants are not callable by the Company.

The Company determined the September 2022 Warrants should be classified as a liability as the warrants are redeemable for cash in the event of a fundamental transaction, as defined in the Warrant Agreement, pursuant to which the September 2022 Warrants were purchased, which includes a change in control. The Company has recorded a liability for the September 2022 Warrants at fair value on the issuance date with subsequent changes in fair value reflected in earnings. On September 19, 2022, the date of the Common Stock issuance, the Company determined the total fair value of the September 2022 Warrants to be $5,286,288. On March 31, 2023, the Company determined the total fair value of the September 2022 Warrants to be $702,239. The change in fair value of the September 2022 Warrants liability recorded in the unaudited condensed consolidated statement of operations for the three and nine months ended March 31, 2023 was $1,565,215 and $4,584,049, respectively. See Note 16 for additional disclosures related to the change in the fair value of the warrant liabilities.

March 2022 Warrants

On March 2, 2022, the Company completed the March 2022 Offering, an equity offering in which it sold 150,000 units at $100.00 consisting of one share of Common Stock and one warrant for a total of 150,000 March 2022 Warrants with an exercise price of $100.00. The Company also sold a further 22,500 March 2022 Warrants in an overallotment with an exercise price of $100.00 issued to the underwriters of the offering on April 1, 2022.

The March 2022 Warrants may be exercised at any time after issuance for one share of Common Stock of the Company at an exercise price of $100.00. The March 2022 Warrants are callable by the Company should the volume weighted average share price of the Company exceed $300.00 for each of 20 consecutive trading days following the date such warrants become eligible for exercise. The March 2022 Warrants also contain a beneficial ownership limitation of 4.99% which may be increased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

The Company determined the March 2022 Warrants should be classified as a liability as the warrants are redeemable for cash in the event of a fundamental transaction, as defined in the Common Stock Purchase Warrant Agreement pursuant to which the March 2022 Warrants were purchased, which includes a change in control. The Company has recorded a liability for the March 2022 Warrants at fair value on the issuance date with subsequent changes in fair value reflected in earnings. On March 2, 2022, the date of the Common Stock issuance, the Company determined the total fair value of the March 2022 Offering Warrants to be $9,553,500 and on the date of the Common Stock issuance, the Company determined the total fair value of the April 2022 Overallotment to be $607,500. On June 30, 2022 the Company determined the total fair value of the March 2022 Warrants to be $2,070,000. On March 31, 2023, the Company determined the total fair value of the March 2022 Warrants to be $341,550. The change in fair value of the March 2022 Warrants liability recorded in the unaudited condensed consolidated statement of operations for the three months and nine months ended March 31, 2023, was an increase of $169,050 and a decrease of $1,728,450, respectively. The change in fair value of the March 2022 Warrants liability recorded in the unaudited condensed consolidated statement of operations for the three months and nine months ended March 31, 2022 was a decrease of $5,503,500 for both periods. See Note 16 for additional disclosures related to the change in the fair value of the warrant liabilities.

Series A and Series B Warrants

On June 2, 2021, the Company issued 20,000 Series A Warrants and 20,000 Series B Warrants to the holder of the Old Senior Convertible Note. The Exchange Agreement pursuant to which the Old Senior Convertible Note was exchanged for the Senior Convertible Note, the Note to Preferred Stock Exchange Agreement (Note 20) and conversion to the Series C Convertible Preferred Stock (Note 20) did not impact the Series A Warrants and Series B Warrants previously issued and outstanding. The Series A Warrants may be exercised at any time after issuance for one share of Common Stock of the Company at an exercise price of $1,750.00. The Series B Warrants may only be exercised to the extent that the indebtedness owing under the Senior Convertible Note is redeemed. As a result, for each share of Common Stock determined to be issuable upon a redemption of principal of the Senior Convertible Note, one Series B Warrant will vest and be eligible for exercise at an exercise price of $1,750.00. The Series A Warrants and Series B Warrants are callable by the Company should the volume weighted average share price of the Company exceed $3,250.00 for each of 30 consecutive trading days following the date such warrants become eligible for exercise. The Series A Warrants and Series B Warrants also contain a beneficial ownership limitation of 4.99% which may be increased up to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to the Company of such increase.

F-95

The Company determined the Series A and Series B Warrants should be classified as a liability as the warrants are redeemable for cash in the event of a fundamental transaction, as defined in the Senior Convertible Note, which includes a change in control. The Company has recorded a liability for the Series A Warrants and Series B Warrants at fair value on the issuance date with subsequent changes in fair value reflected in earnings. At June 30, 2022, the Company determined the total fair value of the Series A Warrants and Series B Warrants to be $122,730, with a fair value of $117,340 determined for the Series A Warrants, and a fair value of $5,390 and determined for the Series B Warrants. At March 31, 2023, the Company determined the total fair value of the Series A Warrants and Series B Warrants to be $0. The change in fair value of the Series A Warrants and Series B Warrants liability recorded in the unaudited condensed consolidated statements of operations for the three and nine months ended March 31, 2023 was a decrease of $16,776 and $122,730, respectively, and for the three and nine months ended March 31, 2022 was a decrease of $2,677,898 and $32,986,240, respectively. See Note 16 for additional disclosures related to the change in the fair value of the warrant liabilities.

The proceeds from the issuance of the Old Senior Convertible Note were allocated to the Series A Warrants and Series B Warrants using the with-and-without method. Under this method, the Company first allocated the proceeds from the issuance of the Old Senior Convertible Note to the Series A Warrants and Series B Warrants based on their initial fair value measurement, and then allocated the remaining proceeds to the Old Senior Convertible Note. The debt discount on the Old Senior Convertible Note was being amortized over its term of two years. The Company accelerated the amortization of the debt discount on the Old Senior Convertible Note and the amount was fully recognized in the prior year ended June 30, 2022.

Components of Long-Term Debt, including Senior Convertible Note

The components of the Company’s long-term debt, including the Senior Convertible Note follows:

	March 31, 2023	June 30, 2022
Current portion of long-term debt, including the senior convertible note	$15,935,723	$35,139,538
Total	$15,935,723	$35,139,538

Note 12 – Commitments and contingencies

Commitments

On October 1, 2019, the Company entered into a sponsorship agreement with an eSports team (the “Team”) to obtain certain sponsorship-related rights and benefits that include the ability to access commercial opportunities. The Company had agreed to initially pay the Team $516,000 in cash and $230,000 in Common Stock during the period from October 1, 2019 to June 30, 2022. On August 6, 2020, the Company entered into an amended and restated sponsorship agreement (the “Amended Sponsorship Agreement”) with the Team that included cash payments totaling $2,545,000 and the issuance of Common Stock totaling $825,000 for the term of the agreement ending January 31, 2023. On December 31, 2021, the Amended Sponsorship Agreement terminated. For the three and nine months ended March 31, 2021, the Company recorded $0 and $424,893 in sales and marketing expense related to the Team sponsorship. There were no outstanding amounts payable to the Team as of March 31, 2023 or June 30, 2022.

On August 17, 2020, the Company entered into an agreement with Bally’s Corporation, an operator of various online gaming and wagering services in the state of New Jersey, USA, to assist the Company in its entrance into the sports wagering market in New Jersey under the State Gaming Law. The commencement date of the arrangement with Bally’s Corporation was March 31, 2021. The Company paid $1,550,000 and issued 500 shares of Common Stock in connection with the commencement of the arrangement. The Bally’s Corporation agreement extends for 10 years from July 1, 2021, the date of commencement, requiring the Company to pay $1,250,000 and issue 100 shares of Common Stock on each annual anniversary date. As of March 31, 2023, the future annual commitments by the Company under this agreement are estimated at $1,250,000 and 100 shares of Common Stock payable each year through the year ended June 30, 2030. During each of the three and nine months ended March 31, 2023 and 2022, the Company recorded $334,890 and $1,019,556, respectively, in sales and marketing expense for its arrangement with Bally’s Corporation. There was $1,019,556 in accounts payable and accrued expenses in the unaudited condensed consolidated financial statements outstanding and payable to Bally’s Corporation as of March 31, 2023 and no amounts outstanding as of June 30, 2022. On October 28, 2022, the Company determined that it would close down its vie.gg New Jersey operations and exit its transactional waiver from the New Jersey Division of Gaming Enforcement.

F-96

The Company has signed a subscription and operating agreement with Game Fund Partners LLC to support the development of a planned $300,000,000 game fund. Under the agreements, the Company will initially invest approximately $2,000,000 of Company shares into 20% of the general partnership of the fund, and the Company will become part of the management and investment committee that manages an investment fund focused on joint projects and investment vehicles to fuel growth in the areas of gaming, data, blockchain, online gaming, and joint casino hotel investments. The Company has agreed to contribute 1,000 shares to the fund during the period in which the fund receives total capital commitments of $100,000,000. The Company has agreed to contribute an additional 1,000 shares to the fund during the period in which the fund reaches total capital commitments of $200,000,000. As of March 31, 2023, the Company has not contributed any shares of its Common Stock to the fund.

In the ordinary course of business, the Company enters into multi-year agreements to purchase sponsorships with professional teams as part of its marketing efforts to expand competitive esports gaming. During the three and nine months ended March 31, 2023, the Company recorded $146,840 and $963,023 respectively, and during the three and nine months ended March 31, 2022, the Company recorded $1,090,523 and $3,905,728, respectively, in sales and marketing expense for these arrangements. As of March 31, 2023, the commitments under these agreements are estimated at $549,988 for the remainder of the year ended June 30, 2023, $433,612 for the year ended June 30, 2024, $217,730 for year ended June 30, 2025, and $149,913 for the year ended June 30, 2026.

Contingencies

On December 23, 2022, Grant Johnson resigned from the Board. Mr. Johnson resigned following his termination for cause, by the Board, from his position as Chairman and Chief Executive Officer of the Company, effective December 3, 2022. As a result, Mr. Johnson is no longer an officer or director of the Company.

On January 6, 2023, Mr. Johnson, filed a lawsuit in the United States District Court for the Southern District of New York against the Company. The claim alleges breach by the Company of Mr. Johnson’s employment agreement when it terminated him for “Cause” as defined in the agreement on December 3, 2022. Mr. Johnson seeks in excess of $1,000,000 as well as 2,000 shares of our common stock, plus attorney’s fees.

On February 28, 2023, Mr. Johnson filed an amended complaint to amend his original claim and to add an alleged defamation claim. On March 14, 2023, the Company filed its Pre-Motion Letter requesting that the claim be dismissed and on March 15, 2023, Mr. Johnson filed a letter to the Court requesting that the claim not be dismissed. On May 4th a pretrial conference took place and the Company decided not to move forward with the motion to dismiss and is preparing documents for the discovery phase and a response to the Plaintiff’s statement of claim as well as a counterclaim.

The Company believes the claims are without merit and intends to defend against the claims vigorously. The case is captioned Grant Johnson v. Esports Entertainment Group, Inc. 1:22-cv-10861 (SDNY).

During October 2022, the Company entered into an amendment to the Bethard SPA where it agreed to pay €6,535,753 (equivalent to $6,891,782 using exchange rates at February 24, 2023 the date of disposal of the Bethard Business) through installments equal to 12% of net gaming revenue until the Company has paid the balance or the Company spends €13,120,000 in marketing costs (equivalent to $13,834,699 using exchange rates at February 24, 2023 the date of disposal of the Bethard Business). On February 24, 2023, the contingent liability was settled as part of the disposal of the Bethard Business. As of June 30, 2022 the Company has estimated the present value of the amount owed to be $3,328,361. During the three and nine months ended March 31, 2023, the Company recognized a loss of $0 and $2,864,551, and during the three and nine months ended March 31, 2022, the Company recognized a gain of $99,247 and $1,950,693, respectively, in the change in fair value of contingent consideration in the unaudited condensed consolidated statement of operations.

Since the acquisition of the Argyll UK EEG iGaming business on July 31, 2020, the Company has responded to periodic requests for information from the UK Gambling Commission (the “UKGC”) in relation to information required to maintain its UK license following the change of corporate control. There have been no adverse judgments imposed by the UKGC against the Company. On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3,288,060 in loss on disposal of businesses in the unaudited condensed consolidated statement of operations.

On January 1, 2022, amendments to the Finnish Lotteries Act came into effect, further restricting marketing opportunities and enhancing the enforcement powers of the Finnish regulator. Prior to these amendments coming into effect, in the fiscal quarter ended December 31, 2021, the Company has received communications from the Finnish regulator requesting clarification on its marketing and gaming practices related to its Finnish EEG iGaming operations. The Company responded to the initial communication in third quarter of fiscal year 2022 and received a second request for further clarification. On November 28, 2022, the Company provided its response, further addressing its business and marketing operations in Finland. Further powers allowing the Finnish regulator to require blocking by payment service providers of overseas operators who are targeting their marketing activities towards Finnish customers are also due to come into effect in 2023. Operations in Finland run under the MGA license on the Lucky Dino in-house built iDefix casino-platform. On January 5, 2023, the Company received a communication that the Finnish regulator was satisfied with the Company’s response and no adverse judgments were imposed by the Finnish regulator against the Company.

The Company at times may be involved in pending or threatened litigation relating to claims arising from its operations in the normal course of business. Some of these proceedings may result in fines, penalties, judgments or costs being assessed against the Company at some future time.

In determining the appropriate level of specific liabilities, if any, the Company considers a case-by-case evaluation of the underlying data and updates the Company’s evaluation as further information becomes known. Specific liabilities are provided for loss contingencies to the extent the Company concludes that a loss is both probable and estimable. The Company did not have any liabilities recorded for loss contingencies as of March 31, 2023 or June 30, 2022. However, the results of litigation are inherently unpredictable, and the possibility exists that the ultimate resolution of one or more of these matters could result in a material effect on the Company’s financial position, results of operations or liquidity.

F-97

Other than discussed above, the Company is currently not involved in any other litigation that it believes could have a material adverse effect on the Company’s financial condition or results of operations.

Note 13 – Revenue and Geographic Information

The Company is a provider of iGaming, traditional sports betting and esports services that commenced revenue generating operations during the year ended June 30, 2021 with the acquisitions of Argyll, Flip Sports Limited (“FLIP”), EGL, Lucky Dino, GGC and Helix. The Company acquired Bethard in July 2021 adding to its revenue generating operations. The revenues and long-lived assets of Argyll (until November 30, 2022 when no further bets were taken as part of the winding down of the Argyll operations), EGL Lucky Dino and Bethard (until February 2023 when the operations of Bethard were sold (Note 18)), have been identified as the international operations as they principally service customers in Europe, inclusive of the United Kingdom. The revenues and long-lived assets of FLIP, GGC and Helix (until June 10, 2022 when the Helix Game Centers were disposed) principally service customers in the United States.

A disaggregation of revenue by type of service for the three and nine months ended March 31, 2023 and 2022 is as follows:

	Three months ended March 31,		Nine months ended March 31,
	2023	2022	2023	2022
Online betting and casino revenues	$3,437,387	$14,590,447	$17,571,219	$41,692,731
Esports and other revenues	738,607	1,109,140	2,619,444	4,946,194
Total	$4,175,994	$15,699,587	$20,190,663	$46,638,925

A summary of revenue by geography for the three and nine months ended March 31, 2023 and 2022 is as follows:

	Three months ended March 31,		Nine months ended March 31,
	2023	2022	2023	2022
United States	$510,874	$1,046,639	$1,905,255	$4,255,482
International	3,665,120	14,652,948	18,285,408	42,383,443
Total	$4,175,994	$15,699,587	$20,190,663	$46,638,925

A summary of long-lived assets by geography is as follows:

	March 31, 2023	June 30, 2022
United States	$5,316,004	$8,271,360
International	13,670,202	46,620,831
Total	$18,986,206	$54,892,191

Note 14 – 10% Series A Cumulative Redeemable Convertible Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock. On November 10, 2021, the Company designated 1,725,000 shares of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock, with a par value of $0.001 per share and liquidation value of $11.00. On November 11, 2021, the Company announced that it priced an underwritten public offering of preferred stock as 10% Series A Cumulative Redeemable Convertible Preferred Stock in the first series issuance of preferred stock, of which 800,000 shares were issued at $10 a share on November 16, 2021 for total gross proceeds of $8,000,000, before deducting underwriting discounts and other estimated offering expenses. Net proceeds from the sale, after deducting issuance costs totaled $7,265,000.

F-98

In addition, under the terms of the underwriting agreement for the public offering of the 10% Series A Cumulative Redeemable Convertible Preferred Stock, the Company granted the underwriters a 45-day option to purchase up to an additional 120,000 shares. On December 10, 2021, there was a partial exercise to purchase 35,950 shares. Net proceeds from the additional sale, after deducting issuance costs, totaled $334,335.

Conversion

Each share of 10% Series A Cumulative Redeemable Convertible Preferred Stock is convertible into one share of the Company’s Common Stock at a conversion price of $17.50 per common share. Subject to earlier conversion or redemption, the 10% Series A Cumulative Redeemable Convertible Preferred Stock matures five years from issuance, or November 15, 2026, at which point the Company must redeem the shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock in cash.

Dividends

Dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock accrue daily and are cumulative from the date of issuance. The dividends on the 10% Series A Cumulative Redeemable Convertible Preferred Stock are payable monthly in arrears on the last day of each calendar month, when, as and if declared by the Board, at the rate of 10.0% per annum. In the event the dividends are not paid in cash, the dividends shall continue to accrue at a dividend rate of 10.0%.

Redemption and Liquidation

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is also redeemable, at the option of the Board, in whole or in part, at any time on or after January 1, 2023.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock includes a change of control put option which allows the holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock to require the Company to repurchase such holders’ shares in cash in an amount equal to the initial purchase price plus accrued dividends.

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable upon certain deemed liquidation events, such as a change in control. Because a deemed liquidation event could constitute a redemption event outside of the Company’s control, all shares of preferred stock have been presented outside of permanent equity in mezzanine equity on the unaudited condensed consolidated balance sheets. The instrument is initially recognized at fair value net of issuance costs. The Company reassesses whether the 10% Series A Cumulative Redeemable Convertible Preferred Stock is currently redeemable, or probable to become redeemable in the future, as of each reporting date. If the instrument meets either of these criteria, the Company will accrete the carrying value to the redemption value. The 10% Series A Cumulative Redeemable Convertible Preferred Stock has not been adjusted to its redemption amount as of March 31, 2023 because a deemed liquidation event is not considered probable.

F-99

The 10% Series A Cumulative Redeemable Convertible Preferred Stock is not mandatorily redeemable, but rather is only contingently redeemable, and given that the redemption events are not certain to occur, the shares have not been accounted for as a liability. As the 10% Series A Cumulative Redeemable Convertible Preferred Stock is contingently redeemable on events outside of the control of the Company, all shares of 10% Series A Cumulative Redeemable Convertible Preferred Stock have been presented outside of permanent equity in mezzanine equity on the unaudited condensed consolidated balance sheets.

Voting Rights

The holders of the 10% Series A Cumulative Redeemable Convertible Preferred Stock will not have any voting rights, except whenever dividends on any share of any series of preferred stock (“Applicable Preferred Stock”) have not been paid in an aggregate amount equal to four monthly dividends on the shares, the holders of the Applicable Preferred Stock will have the exclusive and special right, voting separately as a class and without regard to series, to elect at an annual meeting of shareholders or special meeting held in place of it one member of the Board, until all arrearages in dividends and dividends in full for the current monthly period have been paid.

Note 15 – Series B Redeemable Preferred Stock

On December 20, 2022, the Company entered into a Subscription and Investment Representation Agreement with a member of management, the Interim Chief Financial Officer of the Company, pursuant to which the Company agreed to issue and sell one hundred (100) shares of the Company’s Series B Preferred Stock, par value $0.001 per share, for $10 per share in cash. The sale closed on December 21, 2022.

On December 21, 2022, the Company filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of Nevada, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the shares of Series B Preferred Stock. The Certificate of Designation provided that one hundred (100) shares of Series B Preferred Stock will have 25,000,000 votes each and will vote together with the outstanding shares of the Company’s common stock as a single class exclusively with respect to any proposal to effect a reverse stock split of the Company’s common stock. The Series B Preferred Stock was voted, without action by the holder, on the reverse stock split proposal at our 2022 Annual Meeting on January 26, 2023, in the same proportion as shares of common stock were voted. The Series B Preferred Stock otherwise had no voting rights except as otherwise required by the Nevada Revised Statutes. The reverse stock split proposal was approved during the 2022 Annual Meeting.

Conversion

The Series B Preferred Stock was not convertible.

Dividends

The holder of Series B Preferred Stock, as such, was not entitled to receive dividends or distributions of any kind.

Voting Rights

Except as otherwise provided by the Company’s Amended and Restated Articles of Incorporation or required by law, the holder of Series B Preferred Stock had no voting rights, except that the holder of Series B Preferred Stock had the right to vote on any resolution or proposal presented to the stockholders of the Company to approve a decrease in the number of the Company’s issued and outstanding shares of Common Stock, or reverse stock split of such issued and outstanding shares, within a range as determined by the Board in accordance with the terms of such amendment (the “Reverse Stock Split Proposal”), or as otherwise required by the Nevada Revised Statutes. The outstanding shares of Series B Preferred Stock had 25,000,000 votes per share. The outstanding shares of Series B Preferred Stock voted together with the outstanding shares of Common Stock, par value $0.001 per share of Common Stock of the Company as a single class exclusively with respect to the Reverse Stock Split Proposal and was not entitled to vote on any other matter except to the extent required under the Nevada Revised Statutes.

The shares of Series B Preferred Stock was voted, without action by the holder, on the Reverse Stock Split Proposal in the same proportion as shares of Common Stock were voted (excluding any shares of Common Stock that were not voted), or otherwise, or which are counted as abstentions or broker non-votes) on the Reverse Stock Split Proposal (and, for purposes of clarity, such voting rights did not apply on any other resolution presented to the stockholders of the Company).

Liquidation

The Series B Preferred Stock had no rights as to any distribution of assets of the Company for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily, and did not affect the liquidation or distribution rights of holders of any other outstanding series of preferred stock of the Company, if any.

F-100

Redemption

The outstanding shares of Series B Preferred Stock were to be redeemed in whole, but not in part, at any time (i) if such redemption was ordered by the Board in its sole discretion, automatically and effective on such time and date specified by the Board in its sole discretion, or (ii) automatically upon the stockholder approval of the Reverse Stock Split Proposal. As used herein, the “Redemption Time” meant the effective time of the redemption.

Each share of Series B Preferred Stock redeemed in the redemption was to be redeemed in consideration for the right to receive an amount equal to $10 in cash (the “Redemption Price”) for each share of Series B Preferred Stock that was owned of record as of immediately prior to the applicable effective time of the redemption and redeemed pursuant to the Redemption, payable upon the applicable effective time of the redemption.

From and after the time at which the shares of Series B Preferred Stock was called for redemption (whether automatically or otherwise) in accordance with the above, such shares of Series B Preferred Stock were to cease to be outstanding, and the only right of the former holder of such shares of Series B Preferred Stock, as such, was to receive the applicable Redemption Price. The shares of Series B Preferred Stock redeemed by the Company were to be automatically retired and restored to the status of authorized but unissued shares of preferred stock, upon such redemption. Notice of a meeting of the Company’s stockholders for the submission to such stockholders of any proposal to approve the Reverse Stock Split constitutes notice of the redemption of shares of Series B Preferred Stock and results in the automatic redemption of the shares of Series B Preferred Stock at the effective time of the redemption pursuant to the above. In connection with the issuance of the Series B Preferred Stock, the Company set apart funds for payment for the redemption of the shares of Series B Preferred Stock. Pursuant to the terms of the Preferred Stock, the outstanding shares of Preferred Stock were redeemed in whole following the effectiveness of stockholder approval of the reverse stock split proposal at the Company’s 2022 annual meeting held on January 26, 2023. The holder of the Preferred Stock received consideration of $10 per share in cash, or $1,000 in the aggregate, on February 10, 2023.

The Series B Preferred Stock was not mandatorily redeemable, but rather was only contingently redeemable, and given that the redemption events were not certain to occur, the shares were not accounted for as a liability. As the Series B Redeemable Preferred Stock was contingently redeemable on events outside of the control of the Company, all shares of Series B Cumulative Redeemable Preferred Stock have been presented outside of permanent equity in mezzanine equity on the unaudited condensed consolidated balance sheets.

Note 16 – Equity

Common Stock

The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock at a par value of $0.001 per share.

Dividend Rights

Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the Company’s Common Stock may receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine. The Company has not paid any dividends on the Company’s Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each holder of the Common Stock is entitled to one vote for each share of Common Stock held by such stockholder.

No Preemptive or Similar Rights

The Company’s Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation

In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

F-101

The following is a summary of common stock issuances for the nine months ended March 31, 2023:

●	During the nine months ended March 31, 2023, as part of the September 2022 Offering, the Company sold 300,000 units at $25.00, consisting of one share of Common Stock and one warrant with an exercise price of $25.00, for gross proceeds of $7,536,000. The Company recorded the issuance of these shares at a fair value of $1,568,130 comprised of $6,854,418 of cash received from the offering equal to the gross proceeds, net of $681,582 issuance costs, and net of the fair value of the September 2022 Warrant liability of $5,286,288, calculated on issuance. The proceeds from the offering were designated for general working capital and to pay to the Holder of the Senior Convertible Note an amount of $2,778,427, including $2,265,927 equal to 50% of the gross proceeds over $2,000,000 following the payment of 7% in offering fees including underwriting discounts and $512,500 equal to the Holders participation in the September 2022 Offering, that was applied as a reduction of principal (Note 11).

●	During the nine months ended March 31, 2023, on December 21, 2022, the Company closed an offering (the “Registered Direct Offering”) in which it sold: (a) 70,650 shares of Common Stock to the Holder (the “Registered Direct Shares”) and (b) Pre-funded Warrants to purchase 178,500 shares of our common stock at a price of $9.37 per warrant (the “Pre-funded Warrants”), directly to the Holder, with all but $0.10 per warrant prepaid to the Company at the closing. The Company recorded the issuance of these shares at a fair value of $2,316,686 comprised of $2,316,686 of cash received from the offering equal to the gross proceeds, net of $170,001 issuance costs, $2,146,685. The Company remitted approximately $1,073,343 to the Holder to be applied to accrued interest and future interest payments under the Senior Convertible Note. The net proceeds received by the Company, after deducting underwriting discounts and commissions and offering expenses payable by the Company and amounts remitted to the Holder was $1,073,343. The Holder redeemed all 178,500 Pre-funded warrants for additional net proceeds of $17,850.

●	During the nine months ended March 31, 2023, the Company and the Holder of our Senior Convertible Note effected debt for equity exchanges under the Senior Convertible Note of $19,261,583 in aggregate principal amount of the Senior Convertible Note for an aggregate of 2,242,143 shares of our common stock and recorded a loss on extinguishment of the Senior Convertible Note of $3,616,372 related to the conversions.

●	During the nine months ended March 31, 2023, in connection with his appointment as Chief Executive Officer, the Company granted the Chief Executive Officer, Mr. Igelman, an award of 25,000 shares of common stock at a price of $7.36 per share.

●	During the nine months ended March 31, 2023, in connection with the Reverse Stock Split, the Company issued 36,781 shares of common stock at par value.

The following is a summary of common stock issuances for the nine months ended March 31, 2022:

●	During the nine months ended March 31, 2022, as part of the March 2022 Offering, the Company sold 150,000 units at $100.00, consisting of one share of common stock and one warrant with an exercise price of $100.00, for gross proceeds of $150,000. The Company recorded the issuance of these shares at a fair value of $4,051,500 comprised of $13,605,000 of cash received from the offering equal to the gross proceeds net of $1,395,000 issuance costs, and net of the fair value of the warrant liability calculated on issuance of $9,553,500.

●	During the nine months ended March 31, 2022, the Company issued 1,326 shares of common stock for services with a weighted average fair value of $469.52 per share.

●	During the nine months ended March 31, 2022, the Company issued 140 shares of common stock from the exercise of stock options with a weighted average exercise price of $482.00 per share or $67,479 in the aggregate.

●	During the nine months ended March 31, 2022, the Company issued 11,658 shares of common stock, with aggregate proceeds of $4,005,267, or $3,885,109 net of issuance costs, and a weighted average exercise price of $343.56, under its ATM program (see below).

●	During the nine months ended March 31, 2022, the holder of the Senior Convertible Note converted an aggregate conversion value of $10,652,648 into 25,144 shares of common stock, with a weighted average conversion price of $423.67.

At-the Market Equity Offering Program

On September 3, 2021, the Company entered “at the market” equity offering program to sell up to an aggregate of $20,000,000 of Common Stock. The shares were being issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-252370) and the Company filed a prospectus supplement, dated September 3, 2021 with the SEC in connection with the offer and sale of the shares pursuant to the Equity Distribution Agreement with the broker. There were no shares sold under the ATM for the three and nine months ended March 31, 2023 and 11,658 shares sold under the ATM during the year ended June 30, 2022 for gross proceeds of $4,005,267. The agreement between the Company and Maxim Group LLC governing the ATM expired on September 3, 2022. At this time, the Company does not plan to sign a new ATM agreement.

F-102

Common Stock Warrants

On December 21, 2022, the Company entered into a securities purchase agreement with an institutional investor. The offering included (a) 70,650 Registered Direct Shares and (b) 178,500 shares of our common stock at a price of $9.37 per Pre-Funded Warrant, directly to such investor, with all but $0.10 per warrant prepaid to the Company at the closing of the offering. The exercise price of each Pre-funded Warrant is $0.10 per share of common stock. The Holder redeemed all 178,500 Pre-funded warrants during the nine months ended March 31, 2023 for net proceeds of $17,850.

On September 19, 2022, the Company closed the September 2022 Offering, in which it sold 300,000 units at $25.00 consisting of one share of Common Stock and one September 2022 Warrant exercisable at any time after issuance for one share of Common Stock of the Company for a total of 300,000 September 2022 Warrants at an exercise price of $25.00. On the offering date the underwriters of the September 2022 Offering exercised the over-allotment option to purchase 36,000 additional September 2022 Warrants to purchase shares at a price of $1.00 per warrant. The Company received net proceeds of $36,000. There were no September 2022 Warrants exercised during the nine months ended March 31, 2023 and all September 2022 Warrants were outstanding as of March 31, 2023. The September 2022 Warrants expire on September 19, 2027.

On March 2, 2022, the Company closed the March 2022 Offering, in which it sold 150,000 units at $100.00 consisting of one share of Common Stock and one March 2022 Warrant exercisable at any time after issuance for one share of Common Stock of the Company for a total of 150,000 March 2022 Warrants at an exercise price of $100.00. On April 1, 2022, the underwriters of the March 2022 Offering exercised the over-allotment option to purchase 22,500 additional March 2022 Warrants to purchase shares at a price of $1.00 per warrant. The Company received net proceeds of $20,925. There were no March 2022 Warrants exercised during the nine months ended March 31, 2023 and all March 2022 Warrants were outstanding as of March 31, 2023. The March 2022 Warrants expire on March 2, 2027.

On June 2, 2021, the Company issued 20,000 Series A Warrants and 20,000 Series B Warrants with an exercise price of $1,750.00 per share to the Holder of the Senior Convertible Note. There were no Series A Warrants exercised during the nine months ended March 31, 2022. At March 31, 2023, the Series B Warrants are exercisable to the extent the Company has redeemed the principal under the Senior Convertible Note. The Series A Warrants expire on June 2, 2025 and the Series B Warrants expire on June 2, 2023.

On April 16, 2020, the Company closed an offering, (the “April 2020 Offering”), in which it sold 19,800 units consisting of one share of Common Stock and one Unit A Warrant and one Unit B Warrant, for a total of 39,600 warrants, with each warrant entitling the holder to purchase one share of Common Stock priced at $425 per share. The Company issued an additional 2,094 Unit A Warrants and 2,094 additional Unit B Warrants to the underwriter pursuant to an over-allotment option each entitling the holder to purchase one share of Common Stock at $1.00 per share. There were 11,368 Unit A Warrants outstanding on March 31, 2023. The Unit A Warrants expire on April 14, 2025. The Unit B Warrants expired one year from the date of issuance on April 19, 2021 and there were no Unit B Warrants outstanding at March 31, 2023.

In connection with the April 2020 Offering the Company also issued 12,172 shares of Common Stock and 24,345 warrants (“Conversion Warrants”) to purchase one share of Common Stock at $425 per share upon the conversion of $4,138,585 of the Company’s convertible debt and accrued interest. There were 406 Unit A Conversion Warrants outstanding at March 31, 2023. The Unit B Conversion Warrants have been fully exercised for shares of Common Stock.

A summary of the warrant activity follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Intrinsic Value
Outstanding, July 1, 2021	53,506	$1,418.98	3.14	8,743,588
Issued	172,500	100.00
Exercised	-	-
Forfeited or cancelled	-	-
Outstanding, June 30, 2022	226,006	$412.26	4.07	-
Issued	336,000	25.00
Exercised	-	-
Forfeited or cancelled	-	-
Outstanding September 30, 2022	562,006	$180.73	4.51	-
Issued	178,500	0.10
Exercised	(65,660)	0.10
Forfeited or cancelled	-	-
Outstanding December 31, 2022	674,846	$150.53	4.38	-
Issued	-	-
Exercised	(112,840)	0.10
Forfeited or cancelled	-	-
Outstanding March 31, 2023	562,006	$180.73	4.01	-

F-103

Common Stock Options

On September 10, 2020, the Board adopted the 2020 Equity and Incentive Plan (the “2020 Plan”) that provides for the issuance of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights to officers, employees, directors, consultants, and other key persons. Under the 2020 Plan, the maximum number of shares of Common Stock authorized for issuance was 15,000 shares. Each year on January 1, for a period of up to nine years, the maximum number of shares authorized for issuance under the 2020 Plan is automatically increased by 2,340 shares. At March 31, 2023, there was a maximum of 22,019 shares of Common Stock authorized for issuance under the 2020 Plan. There were no additional equity awards eligible for issuance from the 2017 Stock Incentive Plan that had been adopted by the Company on August 1, 2017. The outstanding stock options granted under the 2017 Stock Incentive Plan were transferred to the 2020 Plan. As of March 31, 2022, there were 14,695 shares of Common Stock available for future issuance under the 2020 Plan. On January 3, 2023, separate from the 2020 Plan, the Company issued an award of 25,000 time-based stock options to the Chief Executive Officer with an exercise price of $7.70 per option. The Chief Executive Officer’s stock options will vest in equal quarterly installments over a one-year period subject to his continued employment with the Company on the applicable vesting dates.

A summary of the Company’s stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding, June 30, 2021	4,747	$549.29
Granted	11,202	671.00
Exercised	(140)	482.00
Cancelled	(4,704)	653.64
Outstanding, June 30, 2022	11,105	$628.71
Granted	-	-
Exercised	-	-
Cancelled	(3,470)	656.38
Outstanding, December 31, 2022	7,635	$625.06
Granted	25,000	7.70
Exercised	-	-
Cancelled	(311)	628.39
Outstanding, March 31, 2023	32,324	149.52

As of March 31, 2023, the weighted average remaining life of the options outstanding was 4.45 years. There are 32,324 options exercisable at March 31, 2023, with a weighted average exercise price of $149.52. As of March 31, 2023, there was $63,234 remaining unamortized stock compensation for Chief Executive Officer’s stock options that will be recognized over the next nine months.

Stock Based Compensation

During the three and nine months ended March 31, 2023 the Company recorded stock-based compensation expense of $21,079 and $1,127,070, respectively, and during the three and nine months ended March 31, 2022 the Company recorded stock-based compensation expense of $1,346,502 and $3,958,275, respectively, for the amortization of stock options and the issuance of Common Stock to employees and contractors for services which has been recorded as general and administrative expense in the unaudited condensed consolidated statements of operations.

As of March 31, 2023, other than the amounts related to the Chief Executive Officer’s stock options of $63,234, there was no remaining unamortized stock compensation for stock options. Other than the 25,000 options granted to the Chief Executive Officer on January 3, 2023, no other options were granted during the nine months ended March 31, 2023.

Note 17 – Fair Value Measurements

The following financial instruments were measured at fair value on a recurring basis:

	March 31, 2023
	Total	Level 1	Level 2	Level 3
Liability for the September 2022 Warrants (Note 11)	$702,239	$-	$-	$702,239
Liability for the March 2022 Warrants (Note 11)	$341,550	$341,550	$-	$-
Derivative liability on Senior Convertible Note (Note 2, Note 11 and Note 20)	$1,963,933	$-	$-	$1,963,933

F-104

	June 30, 2022
	Total	Level 1	Level 2	Level 3
Contingent consideration (Note 12)	$3,328,361	$-	$-	$3,328,361
Liability for the March 2022 Warrants (Note 11)	$2,070,000	$2,070,000	$-	$-
Liability for the Series A and Series B Warrants (Note 11)	$122,730	$-	$-	$122,730
Derivative liability on Senior Convertible Note (Note 2, Note 11 and Note 20)	$9,399,620	$-	$-	$9,399,620

A summary of the changes in Level 3 financial instruments for the nine months ended March 31, 2023 is as follows:

	Warrant Liability	Contingent Consideration	Derivative liability on Senior Convertible Note
Balance at June 30, 2022	$122,730	$3,328,361	$9,399,620
Fair value of the September 2022 Warrants (Note 11)	5,286,288	-	-
Change in fair value of September 2022 Warrants (Note 11)	(1,482,103)	-	-
Change in fair value of Series A and Series B Warrants issued with Senior Convertible Note (Note 11)	(105,953)	-	-
Change in fair value of Bethard contingent consideration liability (Note 12)	-	(179,468)	-
Change in the fair value of the derivative liability on Senior Convertible Note (Note 2, Note 11 and Note 20)	-	-	(274,864)
Balance at September 30, 2022	3,820,962	3,148,893	9,124,756
Change in fair value of September 2022 Warrants (Note 11)	(1,536,732)	-	-
Loss (gain) on Bethard contingent consideration liability (Note 12)	-	3,044,019	-
Change in the fair value of the derivative liability on Senior Convertible Note (Note 2, Note 11 and Note 20)	-	-	(8,324,802)
Balance at December 31, 2022	$2,284,230	6,192,912	799,954
Change in fair value of September 2022 Warrants (Note 11)	(1,565,215)	-	-
Change in fair value of Series A and Series B Warrants issued with Senior Convertible Note (Note 11)	(16,776)		-
Loss (gain) on Bethard contingent consideration liability (Note 12)[1]	-	(6,192,912)	-
Change in the fair value of the derivative liability on Senior Convertible Note (Note 2, Note 11 and Note 20)	-	-	1,163,979
Balance at March 31, 2023	$702,239	-	1,963,933

[1]	The gain on the Bethard contingent consideration was recorded as part of the total loss of disposal of the Bethard Business (Note 18).

The September 2022 Warrants were classified as Level 3 as they are plain vanilla warrants and are not callable by the Company (Note 11). The September 2022 Warrants were valued using a Black Scholes valuation model on issuance at September 19, 2022 and for the warrants outstanding at March 31, 2023 with the following assumptions:

	March 31, 2023	September 19, 2022
Contractual term, in years	5.00	5.00
Expected volatility	153%	167%
Risk-free interest rate	3.66%	3.69%
Dividend yield	-	-
Conversion / exercise price	$25.00	$25.00

The March 2022 Warrants were classified as Level 1 as they are publicly traded. They are callable by the Company if certain criteria are met (Note 11). The March 2022 Warrants outstanding at December 31, 2022 and June 30, 2022 were valued using the following assumptions:

	March 31, 2023	June 30, 2022
Contractual term, in years	5.00	5.00
Active market	Nasdaq	Nasdaq
Market price	$1.98	$12.00

The Series A and Series B Warrants outstanding at March 31, 2023 and June 30, 2022 are callable by the Company if certain criteria are met (Note 11) and were valued using a Monte Carlo valuation model with the following assumptions:

	March 31, 2023	June 30, 2022
Contractual term, in years	2.00 – 4.00	2.00 – 4.00
Expected volatility	142-145%	125% – 133%
Risk-free interest rate	4.02-4.79%	2.75% – 2.98%
Dividend yield	-	-
Conversion / exercise price	$1,750.00	$1,750.00

F-105

The value of the derivative liability on the Senior Convertible Note at March 31, 2023 and June 30, 2022 was valued using a nonperformance risk adjusted Monte Carlo valuation model using total assets less goodwill and an estimate of the Company’s total enterprise value with the following valuation assumptions:

	March 31, 2023	June 30, 2022
Contractual term remaining, in years	0.17	0.92
Expected volatility	145.23%	137.11%
De-leveraged volatility	51.02%	62.88%
Risk-free interest rate	4.69%	2.72
Dividend yield	—	—
Conversion / exercise price	$218.32	$218.32

The fair value of a derivative instrument in a liability position includes measures of the Company’s nonperformance risk. Significant changes in nonperformance risk used in the fair value measurement of the derivative liability may result in significant changes to the fair value measurement. The cash liability calculated under the terms of the Senior Convertible Note of approximately $1,862,000,000 is materially higher than the fair value of the derivative liability of $1,963,933 calculated at March 31, 2023. The derivative was eliminated on the conversion of the Senior Convertible Note into the Series C Convertible Preferred Stock (Note 20), that occurred on April 28, 2023.

The following is information relative to the Company’s derivative instruments in the unaudited condensed consolidated balance sheets as of March 31, 2023 and June 30, 2022:

Derivatives Not Designated as Hedging Instruments	Balance Sheet Location	March 31, 2023	June 30, 2022
Derivative liability on Senior Convertible Note (Note 2 and 11)	Derivative liability	$1,963,933	$9,399,620

The effect of the derivative instruments on the unaudited condensed consolidated statements of operations is as follows:

Derivatives Not	Location of Gain or (Loss)	Amount of Gain (Loss) Recognized in Income on Derivatives
Designated as Hedging	Recognized in Income on	Three months ended March 31,		Nine months ended March 31,
Instruments	Derivatives	2023	2022	2023	2022
Derivative liability on Senior Convertible Note (Note 2 and 11)	Change in fair value of derivative liability on Senior Convertible Note	$(1,163,979)	$(20,573,051)	$7,435,687	$(22,055,672)

F-106

Assets Measured on a Nonrecurring Basis

Assets that are measured at fair value on a nonrecurring basis are remeasured when carrying value exceeds fair value. This includes the evaluation of long-lived assets, goodwill and other intangible assets for impairment. The Company’s estimates of fair value required it to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances that might directly impact each of the relevant asset groups’ operations in the future and are therefore uncertain. The carrying value of the assets after any impairment approximates fair value.

The Company assesses the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. The Company assesses the fair value of goodwill using the income approach. Inputs used to calculate the fair value based on the income approach primarily include estimated future cash flows, discounted at a rate that approximates the cost of capital of a market participant.

The Company uses undiscounted future cash flows of the asset or asset group for equipment and intangible assets. During the nine months ended March 31, 2022, the Company recognized asset impairment charges to the goodwill of the EEG iGaming Malta reporting unit in the EEG iGaming segment, and to the goodwill of the GGC reporting unit in the EEG Games segment (Note 6).

Note 18 – Loss on Disposal of Businesses, net

Sale of Spanish iGaming Operations

On January 18, 2023, the Company sold its Spanish iGaming operations, including its Spanish iGaming license. The Company received approximately $1,200,000 in proceeds and $1,000,000 in cash from the return of a deposit held with the Spanish regulator. Sixty-five percent (65%) of the proceeds and cash received were remitted to the Holder as required. The Company recognized a gain on disposal of the Spanish iGaming operations of $1,114,992 in Loss on disposal of businesses, net in the unaudited condensed consolidated statement of operations.

Sale of Bethard Business

On February 24, 2023, (the “Bethard Closing Date”), the Company, pursuant to a stock purchase agreement (the “Purchase Agreement”) dated February 14, 2023 with Gameday Group PLC, a Malta company (“Purchaser”), completed the divestiture of Prozone Limited, a Malta company containing the online casino and sportsbook business, including the Bethard brand (the “Bethard Business”), that is licensed in Malta and Sweden (together, the sale of Prozone Limited with the Bethard Business herein referred to as the “Sale of the Bethard Business”). The purchase consideration was determined by the Company to be $8,090,965 comprised of cash received on the Bethard Closing Date of €1,650,000 ($1,739,882 using exchange rates in effect on the Bethard Closing Date), holdback consideration, of €150,000 ($158,171 using exchange rates in effect on the Bethard Closing Date) and the Company’s settlement of its contingent consideration liability of €5,872,989 ($6,192,912 using exchange rates in effect on the Bethard Closing Date) that had originated from its acquisition of the Bethard Business on July 13, 2021. The Purchaser further assumed net working capital of the Bethard Business consisting primarily of accounts payable and accrued liabilities estimated to be €1,238,552 ($1,306,021 using exchange rates at the Bethard Closing Date). The Company recognized a loss on disposal of the Bethard Business of $8,601,414 in Loss on disposal of businesses, net in the unaudited condensed consolidated statement of operations.

On February 16, 2023, the Company entered into the Amendment with the Holder as a condition to the closing of the sale of the Bethard Business. The Amendment required the Company to deposit 50% of the proceeds from the Sale of the Bethard Business in a bank account in favor of the Holder. The Amendment also required the Company to deposit 50% of the proceeds of any permitted future sale of assets or any subsequent debt or equity offer or sale (a “Securities Transaction”) and 100% of the proceeds of any additional indebtedness incurred in the future, into such bank account in favor of the Holder, or, at the option of the Holder, redeem amounts under the Senior Convertible Note using such proceeds. 50% of the proceeds received from the Sale of Bethard, or €825,000 ($869,941 using exchange rates in effect on the Closing Date) was deposited into a bank account in favor of the Holder and recorded in Restricted Cash on the unaudited condensed consolidated balance sheet.

The Amendment also modified the Senior Convertible Note to increase the principal balance by $2,950,010, for fees of $450,010 and converted accrued liabilities of $2,500,000. The Amendment further provided for a voluntary reduction in the Conversion Price (as defined in the Senior Convertible Note) when, among other things, the Company issued or was deemed to issue common stock in a future registered offering at a price below the Conversion Price then in effect, to the lower issuance price in such offering, subject to certain exceptions. The Amendment also provided rights to the Holder to participate in future Securities Transactions for a period of two years from the later of the date of the Amendment and the date that no payment amounts due to the Holder remain outstanding.

Closure of Argyll

On November 10, 2022, the Company determined that it would close down its licensed remote gambling operation in the UK market. On November 15, 2022, as part of the winding down of the Argyll UK iGaming operations, players were informed that they would no longer be able to place bets from November 30, 2022 and that they could withdraw their balances through December 7, 2022. On December 8, 2022 Argyll UK surrendered its UK license and the surrender was confirmed by the UKGC on December 9, 2022. Between December 7, 2022 and December 14, 2022 Argyll UK attempted to refund customer accounts that still had remaining balances. On March 3, 2023, the Board determined that the Company’s wholly-owned subsidiary Argyll Entertainment, the Company’s Swiss entity that is part of Argyll UK, would be liquidated. The Swiss courts declared Argyll Entertainment bankrupt on March 27, 2023, at which point the Company lost control of Argyll Entertainment and, as a result, deconsolidated the entity. The Company had previously fully impaired the goodwill, intangible assets and other long-lived assets of Argyll UK in the fiscal year ended June 30, 2022. The Company recognized a gain on disposal of Argyll Entertainment of $3,288,060 in loss on disposal of businesses, net in the unaudited condensed consolidated statement of operations.

Note 19 – Segment Information

The Company operates its business and reports its results through two complementary operating and reportable segments: EEG iGaming and EEG Games, in accordance with ASC Topic 280, Segment Reporting.

EEG iGaming includes the Company’s iGaming casino and sportsbook product offerings. Currently, the Company operates the business to consumer segment primarily in Europe.

EEG Games’ focus is on providing esports entertainment experiences to gamers through a combination of: (1) our proprietary infrastructure software, GGC, which underpins our focus on esports and is a leading provider of local area network (“LAN”) center management software and services, enabling us to seamlessly manage mission critical functions such as game licensing and payments, (2) online tournaments (through our EGL tournament platform), and (3) player-vs-player wagering. Currently, we operate our esports EEG Games business in the United States and Europe.

Operating segments are components of the Company for which separate discrete financial information is available to and evaluated regularly by the chief operating decision maker (“CODM”), who is the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The CODM assesses a combination of metrics such as revenue and Adjusted EBITDA to evaluate the performance of each operating and reportable segment.

The Company has recast previously reported information to conform to the current management view for all prior periods presented. The changes to reportable segments had no impact to the Company’s unaudited condensed consolidated financial statements.

The Company utilizes Adjusted EBITDA (as defined below) as its measure of segment profit or loss. The following table highlights the Company’s revenues and Adjusted EBITDA for each reportable segment and reconciles Adjusted EBITDA on a consolidated basis to net loss. Total capital expenditures for the Company were not material to the unaudited condensed consolidated financial statements.

F-107

A measure of segment assets and liabilities has not been currently provided to the Company’s CODM and therefore is not shown below. The following tables present the Company’s segment information:

	For the three months ended March 31,		For the nine months ended March 31,
	2023	2022	2023	2022

Net Revenue
EEG iGaming segment	$3,437,387	$14,590,447	$17,571,219	$41,692,731
EEG Games segment	$738,607	$1,109,140	$2,619,444	$4,946,194

Total	$4,175,994	$15,699,587	$20,190,663	$46,638,925

Adjusted EBITDA
EEG iGaming segment	$(954,581)	$(1,736,531)	$(2,566,714)	$(5,590,343)
EEG Games segment	$(701,767)	$(1,765,436)	$(1,810,305)	$(3,487,751)
Other(1)	$(1,864,276)	$(3,791,162)	$(5,823,540)	$(9,296,739)
Total Adjusted EBITDA	$(3,520,624)	$(7,293,129)	$(10,200,559)	$(18,374,833)

Adjusted for:
Interest expense	$(460,914)	$(611,021)	$(2,490,696)	$(5,368,933)
Loss on disposal of businesses	$(4,198,362)	$-	$(4,198,362)	$-
Asset impairment charges	$-	$(38,629,310)	$(16,135,000)	$(38,629,310)
Gain on termination of lease	$799,901	$-	$799,901	$-
Loss on conversion of senior convertible note	$-	$-	$-	$(5,999,662)
Loss on extinguishment of senior convertible note	$(3,616,372)	$-	(3,616,372)	$(28,478,804)
Change in fair value of derivative liability	$(1,163,979)	$(20,573,051)	$7,435,687	$(22,055,672)
Change in fair value of warrant liability	$1,412,941	$8,181,398	$6,435,229	$28,641,920
Change in fair value of contingent consideration	$-	$99,247	$(2,864,551)	$1,950,693
Other non-operating income (loss), net	$(551,921)	$(39,440)	$(19,085)	$(1,391,855)
Depreciation and amortization	$(1,658,020)	$(3,125,223)	$(5,408,467)	$(9,555,184)
Right of use asset amortization	$(31,170)	$(218,502)	$(69,597)	$(471,007)
Stock-based Compensation	$(205,079)	$(1,346,502)	$(1,127,070)	$(3,958,275)
Cost of acquisition	$-	$(13,531)	(35,930)	$(269,013)
Income tax benefit (expense)	$(376)	$(431)	$(376)	$5,503,430
Net loss	$(13,193,975)	$(63,569,495)	$(31,495,248)	$(98,456,505)

(1)	Other comprises of corporate and overhead costs.
(2)	The Company has no intersegment revenues or costs and thus no eliminations required.
(3)	The Company defines Adjusted EBITDA as earnings (loss) before, as applicable to the particular period, interest expense; income taxes; depreciation and amortization, including right of use asset amortization; stock-based compensation; cost of acquisition; asset impairment charges; loss on extinguishment of senior convertible note; loss on conversion of senior convertible note; change in fair value of derivative liability; change in fair value of warrant liability; change in fair value of contingent consideration; and other non-operating income (loss), net, and certain other non-recurring, non-cash or non-core items (included in table above).

F-108

Note 20 – Subsequent Events

Series C Convertible Preferred Stock

On April 19, 2023, the Company entered into an agreement with the Holder (the “Note to Preferred Stock Exchange Agreement”) to convert the $15,230,024 in aggregate principal amount of the Senior Convertible Note outstanding into the new Series C Convertible Preferred Stock as part of the Company’s approved plan of compliance with the Nasdaq Listing Rules.

Prior to the conversion into the new Series C Convertible Preferred Stock, the Company redeemed $679,976 of the $15,910,000 previously outstanding on the Senior Convertible Note following the Exchanges and the impact of the Amendment and Exchanges, using funds from the Sale of the Bethard Business deposited in a bank account in favor of the Holder. On April 19, 2023, using these funds, the Company paid $750,000 to the Holder to redeem the $679,976 and settle the related redemption premium of $51,450 and accrued interest of $168,574, with the additional $150,000 paid on May 1, 2023.

On May 8, 2023, the Holder converted 129 shares of Series C Convertible Preferred Stock into 77,273 shares of Common Stock for an aggregate amount of $132,583. The number of shares of Series C Convertible Preferred Stock was reduced to 15,101 and the Common Stock outstanding increased to 3,339,576 subsequent to this conversion.

The terms and provisions of the Series C Convertible Preferred Stock were set forth in a Series C Convertible Preferred Stock Certificate of Designations (the “Series C Certificate of Designations”), filed and effective with the Secretary of State of the State of Nevada in connection with the closing on April 28, 2023. The transactions contemplated by the Note to Preferred Stock Exchange Agreement and the Series C Certificate of Designations were approved by our Board.

The exchange of the Senior Convertible Note into the Series C Convertible Preferred Stock extinguished the Senior Convertible Note and the related debt liability outstanding of $15,230,024 and eliminated the related derivative liability that had a fair value of $1,963,933 ($1,862,000,000 approximate cash liability, as of March 31, 2023, calculated under the terms of the Senior Convertible Note), as of March 31, 2023.

The Series C Certificate of Designations contemplates that the Series C Convertible Preferred Stock will be convertible into common stock (the “Conversion Shares”) at the option of the holder of Series C Convertible Preferred Stock at any time from time to time after the date of issuance thereof. The number of Conversion Shares issuable upon conversion of any share of Series C Convertible Preferred Stock shall be determined by dividing (x) the Conversion Amount (as defined below) of a share of Series C Convertible Preferred Stock by (y) the lower of (i) the Conversion Price (as defined below); and (ii) the Alternate Conversion Price (as defined below), subject to the Floor Price (as defined below). “Conversion Amount” shall mean, with respect to each share of Series C Convertible Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Stated Value”) and (B) all declared and unpaid dividends with respect to such Stated Value and any other amounts owed under the Series C Certificate of Designations. “Conversion Price” shall mean $2.50, subject to adjustment as provided in the Series C Certificate of Designations. “Alternate Conversion Price” shall mean with respect to any Alternate Conversion that price which shall be the lowest of (i) the applicable Conversion Price as in effect on the applicable Conversion Date of the applicable Alternate Conversion, and (ii) the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Common Stock during the ten (10) consecutive Trading Day period ending and including the Trading Day of the applicable Conversion Notice (such period, the “Alternate Conversion Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Alternate Conversion Measuring Period. “Floor Price” shall mean $0.44.

The Company shall not be allowed to effect the conversion of any of the Series C Convertible Preferred Stock held by the holder of Series C Convertible Preferred Stock, and such holder of Series C Convertible Preferred Stock shall not have the right to convert any of the Series C Convertible Preferred Stock held by such holder of Series C Convertible Preferred Stock pursuant to the terms and conditions of the Series C Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series C Convertible Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Dividends on the Series C Convertible Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and be payable by way of inclusion of the Dividends in the Conversion Amount on each Conversion Date in accordance with an optional conversion or upon any redemption thereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event, as defined in the Series C Certificate of Designations).

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Series C Purchase Rights”), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Series C Purchase Rights, the aggregate Series C Purchase Rights which such holder of Series C Preferred Stock could have acquired if such holder of Series C Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of all the Series C Preferred Stock held by such holder of Series C Preferred Stock immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series C Purchase Rights; subject to certain limitations on beneficial ownership.

F-109

Securities Purchase Agreement and Series D Preferred Stock

On April 30, 2023, the Company entered into and on May 22, 2023 subsequently closed a Securities Purchase Agreement with the Holder. The Securities Purchase Agreement contemplates a direct offering to the Investor of (i) 4,300 shares of new Series D Preferred Stock, $0.001 par value per share, for a price of $1,000 per share, (ii) common warrants to purchase 1,433,333 shares of our Common Stock at a price of $1.96 per share, and (iii) preferred warrants to purchase 4,300 shares of our Series D Preferred Stock at a price of $1,000 per share, for a total gross proceeds to the Company of $4,300,000 before deducting underwriting discounts and commissions.

Issuances of shares of common stock upon conversion of the Series D Convertible Preferred Stock and Common Warrants in excess of 20% of the Company’s outstanding shares of common stock would require approval by the Company’s stockholders pursuant to the rules and regulations of the Nasdaq Stock Market.

The Securities Purchase Agreement contains certain covenants and restrictions that the Company shall not file certain registration statements or issue or sell securities for a period of time after the closing, as more fully described in the Securities Purchase Agreement. The Securities Purchase Agreement contains customary representations and warranties and certain indemnification rights and obligations of the parties.

The transactions contemplated by the Securities Purchase Agreement and the designation of 10,000 shares of preferred stock as Series D Preferred Stock, with a par value of $0.001 per share, to be effective upon filing of a Series D Certificate of Designations with the Secretary of State of the State of Nevada, were approved by our Board.

The securities are expected to be offered and issued pursuant to the exemption from registration provided by Section 4(a)(2) and/or Section 3(a)(9) of the Securities Act of 1933, as amended.

The Series D Certificate of Designations contemplates that the Series D Preferred Stock will be convertible into common stock (the “Series D Conversion Shares”) at the option of the holder of Series D Preferred Stock at any time from time to time after the date of issuance thereof. The number of Series D Conversion Shares issuable upon conversion of any share of Series D Preferred Stock shall be determined by dividing (x) the Series D Conversion Amount (as defined below) of a share of Series D Preferred Stock by (y) the lower of (i) the Series D Conversion Price (as defined below); and (ii) the Series D Alternate Conversion Price (as defined below), subject to the Series D Floor Price (as defined below). “Series D Conversion Amount” shall mean, with respect to each share of Series D Preferred Stock, the sum of (A) $1,000 (such amount, subject to adjustment, the “Series D Stated Value”) and (B) all declared and unpaid dividends with respect to such Series D Stated Value and any other amounts owed under the Series D Certificate of Designations. “Series D Conversion Price” shall mean $3.00. “Alternate Conversion Price” shall mean 90% of the lowest VWAP (as defined in the Series D Certificate of Designations) of the 10 trading days ending and including the date of conversion. “Series D Floor Price” shall mean $0.39.

The Company shall not be allowed to effect the conversion of any of the Series D Preferred Stock held by the holder of Series D Preferred Stock, and such holder of Series D Preferred Stock shall not have the right to convert any of the Series D Preferred Stock held by such holder of Series D Preferred Stock pursuant to the terms and conditions of the Series D Certificate of Designations to the extent that after giving effect to such conversion, such holder of Series D Preferred Stock together with its affiliates and certain related parties collectively would beneficially own in excess of 9.99% of the shares of common stock outstanding immediately after giving effect to such conversion.

Dividends on the Series D Preferred Stock will accrue daily at a rate equal to 8.0% per annum, increasing 0.50% each 135 day anniversary from the date of issuance and be payable by way of inclusion of the Dividends in the Series D Conversion Amount on each Series D Conversion Date in accordance with an optional conversion or upon any redemption hereunder (including, without limitation, upon any required payment upon any Bankruptcy Triggering Event).

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Series D Purchase Rights”), then each holder of Series D Preferred Stock will be entitled to acquire, upon the terms applicable to such Series D Purchase Rights, the aggregate Series D Purchase Rights which such holder of Series D Preferred Stock could have acquired if such holder of Series D Preferred Stock had held the number of shares of common stock acquirable upon complete conversion of all the Series D Preferred Stock held by such holder of Series D Preferred Stock immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Series D Purchase Rights; subject to certain limitations on beneficial ownership.

Common Warrants and Preferred Warrants

The Common Warrants and Preferred Warrants expire in five years. The Common Warrants have a cashless exercise provision. The exercise of the Common Warrants are subject to a beneficial ownership limitation for the Holder of 4.99%, which may be increased to 9.99% provided that the increase will not be effective until the 61st day after delivery of a notice to the Company.

If and when the Preferred Warrants are exercised, pursuant to the terms of the Common Warrants, the number of shares of common stock that will be issuable under the Common Warrants will increase by an amount equal to the aggregate value of the shares of Series D Preferred Stock (including any dividends or other amounts thereon) divided by the Alternate Conversion Price (as defined in the Certificate of Designations for the Series D Preferred Stock). The Common Warrants and Preferred Warrants contain customary anti-dilution protection for the Holder and anti-dilution protection in the event of certain dilutive issuances. In addition, the Common Warrants provide the Holder with certain purchase rights in subsequent issuances or sales of securities by the Company.

Registration Right Agreement

Pursuant to a Registration Rights Agreement (the “Registration Rights Agreement”) between the Holder and the Company, the Company intends to grant certain registration rights to the Investor. The Registration Rights Agreement requires the Company to file a registration statement covering the resale of the shares of common stock underlying the shares of Series D Preferred Stock to be issued in the offering and the shares of common stock issued upon exercise of the Common Warrants. The Registration Rights Agreement also covers the conversion of any shares of Series D Preferred Stock issued upon exercise of the Preferred Warrants. The Company shall file the registration statement within 60 days from the closing of the transactions contemplated by the Securities Purchase Agreement and cause the registration statement to be declared effective within 120 days after the closing of the transactions contemplated by the Securities Purchase Agreement. The Registration Rights Agreement contains mutual customary indemnification provisions among the parties and requires the Company to make certain cash payments in the event the Company fails to file and/or maintain the effectiveness of a required registration statement.

Maxim Group LLC (“Maxim”) was engaged as the sole placement agent for the offering of the Series D Preferred Stock. Maxim is entitled to receive a placement agent fee at the closing of the transactions contemplated by the Securities Purchase Agreement, representing 7.0% of the gross cash proceeds at the closing. After deducting the placement agent fee associated with the Securities Purchase Agreement, our estimated net cash proceeds at the closing was approximately $4,000,000.

F-110

ESPORTS ENTERTAINMENT GROUP, INC.

22,371,364 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 22,371,364 Shares of Common Stock

Warrants to Purchase up to 22,371,364 Shares of Common Stock

Up to 22,371,364 Shares of Common Stock underlying Pre-Funded Warrants

Up to 22,371,364 Shares of Common Stock underlying Warrants

Prospectus

MAXIM GROUP LLC

The date of this prospectus is      , 2023

___________________________

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Transfer Agent Fees	$15,000.00
Accounting Fees	$200,000.00
Legal Fees and Expenses	$200,000.00
Placement Agent Fees	$700,000.00
SEC Registration Fee	$2,534.60
FINRA Filing Fees	$2,225.00
Printing and Miscellaneous Expenses	$10,240.40
Total	$1,130,000.00

All amounts are estimates, other than the SEC registration fee and the FINRA filing fee.

* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Amended and Restated Bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. Our Amended and Restated Articles of Incorporation contain limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or his conduct was lawful or no reasonable cause to believe that his or his conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the Amended and Restated Bylaws.

Our Amended and Restated Bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our Amended and Restated Bylaws or otherwise.

Our Amended and Restated Bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

II-1

Item 15. Recent Sales of Unregistered Securities

We sold the following shares of unregistered common stock on the date and for the consideration shown to the identified individuals pursuant to Section 4(a)(2) of the Securities Act or Section 3(a)(9), as applicable, which shares are restricted shares as defined in the Securities Act. The purchasers or recipients of our securities in these transactions were accredited investors, as defined in Regulation D.

Date	Purchaser/Recipient	Security Type	Number of Securities	Consideration
May 8, 2023 – July 31, 2023	Holder of Series C Convertible Preferred Stock	Common Stock	2,900,936	Conversions of Series C Convertible Preferred Stock for shares of common stock

June 30, 2023	Vendor	Common Stock	111,391	Services Provided

May 22, 2023	Holder of Series C Convertible Preferred Stock	Series D Convertible Preferred Stock, Series D Convertible Preferred Stock Warrants, Common Stock Warrants	4,300 shares of Series D Convertible Preferred Stock, Warrants to Purchase 4,300 shares of Series D Convertible Preferred Stock, Warrants to Purchase 1,433,333 shares of common stock	Series D Preferred Stock and Warrants issued in private placement

April 28, 2023	Holder of Senior Convertible Note	Series C Convertible Note	15,230	Exchange of Senior Convertible Note for shares of Series C Convertible Preferred Stock
January 31, 2023 – February 21, 2023	Holder of Senior Convertible Note	Common Stock	2,242,143	Conversion of debt principal under Senior Convertible Note
January 3, 2023	Alex Igelman, Chief Executive Officer	Common Stock	25,000	New hire inducement grant for services
December 21, 2022	Member of management	Preferred Stock (Series B)	100	$1,000

February 22, 2022	Holder of Senior Convertible Note	Senior Convertible Note	N/A	Exchange of Senior Convertible Note

May 28, 2021	Institutional Investor	Senior Convertible Note	N/A	$35,000,000

May 28, 2021	Institutional Investor	Warrants to Purchase Shares of Common Stock	40,000	No additional consideration; included as part of the sale of the Senior Convertible Note

Item 16. Exhibits

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference		Filed or Furnished
		Form	Exhibit	Filing Date	Herewith
1.1	Form of Placement Agency Agreement				X
1.2	Form of Securities Purchase Agreement				X
3.1	Amended and Restated Articles of Incorporation	S-1	3.1	05/02/2019
3.2	Amended and Restated Bylaws	S-1	3.2	05/02/2019
3.3	Certificate of Designation with respect to the 10.0% Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.001 per share, dated November 10, 2021	8-K	3.1	11/16/2021
3.4	Certificate of Designation of Series B Preferred Stock	8-K	3.1	12/27/2022
3.5	Certificate of Designations of Series C Preferred Stock	8-K	3.1	5/01/2023
3.6	Certificate of Designations of Series D Preferred Stock	8-K	3.1	05/26/2023
4.1	Form of Senior Convertible Note	8-K	4.1	06/01/2021
4.2	Form of Representative Warrant	S-1	4.1	02/13/2020
4.3	Senior Convertible Note Exchange Agreement	10-Q	4.1	02/22/2022
4.4	Warrant Agency Agreement by and between Esports Entertainment Group, Inc. and VStock Transfer, LLC including Form of Warrant, dated March 2, 2022	8-K	4.1	03/02/2022
4.5	Warrant Agency Agreement by and between Esports Entertainment Group, Inc. and VStock Transfer, LLC including Form of Warrant, dated September 19, 2022	8-K	4.1	09/19/2022
4.6	Warrant Agency Agreement by and between Esports Entertainment Group, Inc. and VStock Transfer, LLC including Form of Warrant, dated December 21, 2022	8-K	4.1	12/27/2022
4.7	Form of Common Warrant				X
4.8	Form of Pre-Funded Warrant				X
4.9	Form of Warrant Agency Agreement by and between Esports Entertainment Group, Inc. and VStock Transfer, LLC	S-1/A	4.9	4/24/2023
4.10	Form of Note to Preferred Stock Exchange Agreement	8-K	1.01	4/20/2023
4.11	Securities Purchase Agreement dated April 30, 2023, Series D Preferred Stock	10-Q	10.4	5/22/2023
4.12	Common Warrants Agreement dated May 22, 2023 (Series D Preferred Stock)	8-K	4.1	5/26/2023
4.13	Preferred Warrants Agreement dated May 22, 2023 (Series D Preferred Stock)	8-K	4.2	5/26/2023
4.14	Registration Rights Agreement dated May 22, 2023 (Series D Preferred Stock)	8-K	10.1	5/26/2023
5.1	Opinion of Westward Law LLC				X
5.2	Opinion of Holland & Knight LLP				X
10.1*	Amended and Restated Employment Agreement with Grant Johnson	10-K	10.9	10/01/2020
10.2*	Employment Agreement with John Brackens	8-K	10.1	05/23/2019
10.3*	Form of Director Agreement	8-K	10.1	09/03/2020
10.4*	Form of Engagement Agreement with Daniel Marks	10-K	10.27	10/01/2020
10.5	Stock purchase agreement, by and among Esports Entertainment Group, Inc., LHE Enterprises Limited, and AHG Entertainment, LLC	10-K	10.28	10/01/2020
10.6	Form of Warrant issued to AHG Entertainment, LLC	10-K	10.29	10/01/2020
10.7	Assignment of Intellectual Property Rights Agreement, by and among Esports Entertainment Group, Inc., AHG Entertainment Associates, LLC and Flip Sports Limited	10-K	10.30	10/01/2020
10.8	Asset Purchase Agreement, dated December 14, 2020, by and among Esports Entertainment (Malta) Limited, Lucky Dino Gaming Limited, and Hiidenkivi Esonia OU	8-K	10.1	12/17/2020

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10.9	Share Purchase Agreement dated December 17, 2020, by and among Esports Entertainment Group, Inc., Phoenix Games Network Limited, and the shareholders of Phoenix Games Network Limited	8-K	10.1	12/21/2020
10.10	Equity Purchase Agreement, dated January 22, 2021, by and between Esports Entertainment Group, Inc. and Helix Holdings, LLC	8-K	10.1	01/27/2021
10.11	Equity Purchase Agreement, dated January 22, 2021, by and between Esports Entertainment Group, Inc. and ggCIRCUIT LLC	8-K	10.2	01/27/2021
10.12	Form of Share Purchase Agreement dated February 11, 2021 between Esports Entertainment Group, Inc. and certain purchasers	8-K	10.1	02/12/2021
10.13	Form of Exchange Agreement	S-1	10.24	02/24/2020
10.14	Form of Lock-Up Agreement	S-1	10.25	02/24/2020
10.15	Form of Warrant Agency Agreement including Form of Unit A Warrant	S-1	10.28	03/30/2020
10.16	Form of B Warrant	S-1	10.29	03/30/2020
10.17	Amendment No. 1 to Equity Purchase Agreement, dated May 21, 2021, by and among Esports Entertainment Group, Inc., Helix Holdings, LLC and the equity holders of Helix Holdings, LLC	8-K	10.1	05/26/2021
10.18	Amendment No. 1 to Equity Purchase Agreement, dated May 21, 2021, by and among Esports Entertainment Group, Inc., ggCIRCUIT LLC and the equity holders of ggCIRCUIT LLC	8-K	10.2	05/26/2021
10.19	Share Sale and Purchase Agreement, dated May 25, 2021, between the Company and Gameday Group Plc	8-K	10.1	05/28/2021
10.20	Form of Securities Purchase Agreement.	8-K	10.1	06/01/2021
10.23	Form of Registration Rights Agreement	8-K	10.2	06/01/2021
10.24	Form of Warrant	8-K	10.3	06/01/2021
10.25	Form of Subsidiary Guarantee	8-K	10.4	06/01/2021
10.26	Indemnification Escrow Agreement, dated June 1, 2021, by and among Esports Entertainment Group, Inc., Helix Holdings, LLC, the equity holders of Helix Holdings, LLC and Lucosky Brookman LLP	8-K	10.1	06/07/2021
10.27	Assignment of Membership Interest, dated June 1, 2021, by and between Esports Entertainment Group, Inc. and the equity holders of Helix Holdings, LLC	8-K	10.2	06/07/2021
10.28	Form of Helix Employment Agreement	8-K	10.3	06/07/2021
10.29	Form of Helix and GGC Non-Compete, Non-Solicitation and Non-Disclosure Agreement	8-K	10.4	06/07/2021
10.30	Indemnification Escrow Agreement, dated June 1, 2021, by and among Esports Entertainment Group, Inc., ggCIRCUIT LLC, the equity holders of ggCIRCUIT, LLC and Lucosky Brookman LLP	8-K	10.5	06/07/2021
10.31	Assignment of Membership Interest, dated June 1, 2021, by and between Esports Entertainment Group, Inc. and the equity holders of ggCIRCUIT LLC	8-K	10.6	06/07/2021
10.32	October 2021 Waiver	10-K	10.34	10/13/2022
10.33	Form of Amendment Agreement, dated July 13, 2021, between the Company and Gameday Group Plc.	8-K	10.1	07/15/2021
10.34	Form of Pledge of Shares Agreement, dated July 13, 2021, between Esports Entertainment Group, Inc., Gameday Group Plc., and Prozone Limited.	8-K	10.2	07/15/2021
10.35	Form of Side Letter dated July 13, 2021	8-K	10.3	07/15/2021
10.36	Director Agreement by and between the Company and Mr. Nielsen dated October 21, 2021	8-K	10.1	10/22/2021
10.37*	Form Director Agreement	8-K	10.1	05/04/2022
10.38*	Form Director Agreement	8-K	10.1	05/19/2022
10.39	Asset Purchase Agreement, dated June 10, 2022, by and between Esports Entertainment Group, Inc. and SCV CAPITAL, LLC	8-K	10.1	06/16/2022
10.40	Assignment and Assumption Agreement, dated June 10, 2022, by and between Esports Entertainment Group, Inc. and SCV CAPITAL, LLC	8-K	10.2	06/16/2022
10.41	Trademark License Agreement, dated June 10, 2022, by and between Esports Entertainment Group, Inc. and SCV CAPITAL, LLC	8-K	10.3	06/16/2022
10.42	Securities Purchase Agreement, dated December 21, 2022	8-K	10.1	12/27/2022
10.43	Subscription and Investment Representation Agreement, dated December 20, 2022	8-K	10.2	12/27/2022
10.44	Employment Agreement with Alex Igelman	S-1	10.44	01/13/2023
10.45	Form of Letter of Consent between the Company and the Holder of the Senior Convertible Note	8-K	10.1	01/27/2023
10.46	Share Purchase Agreement dated February 14, 2023 by and among Esports Entertainment Group, Inc. and Gameday Group PLC	8-K	10.1	02/17/2023
10.47	Amendment and Waiver Agreement dated February 16, 2023 by and among Esports Entertainment Group, Inc. and Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B	8-K	10.2	02/17/2023
10.48*	Form of Director Agreement	8-K	10.1	6/12/2023
21.1	Subsidiaries of Esports Entertainment Group, Inc.	10-K	21.1	10/13/2022
23.1	Consent of Marcum LLP				X
23.2	Consent of Friedman LLP				X
23.3	Consent of Westward Law LLC (included as part of Exhibit 5.1)				X
23.4	Consent of Holland & Knight LLP (included as part of Exhibit 5.2)				X
23.5	Power of Attorney	S-1		01/13/2023

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99.1	Audit Committee Charter	S-1	99.1	05/02/2019
99.2	Compensation Committee Charter	S-1	99.2	05/02/2019
99.3	Nominating Committee Charter	S-1	99.3	05/02/2019
101.INS	Inline XBRL Instance Document				X
101.SCH	Inline XBRL Taxonomy Extension Schema				X
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase				X
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase				X
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase				X
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase				X
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Filing Fee Table				X

*	Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the Offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

6. That each prospectus shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

7. The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of the chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 1st day of August, 2023.

ESPORTS ENTERTAINMENT GROUP, INC.,
a Nevada corporation

By:	/s/ Alex Igelman
Name:	Alex Igelman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alex Igelman	Chief Executive Officer	August 1, 2023
Alex Igelman	(Principal Executive Officer)

/s/ *	Interim Chief Financial Officer	August 1, 2023
Michael Villani	(Principal Accounting Officer and Principal Financial Officer)

/s/ *	Director	August 1, 2023
Jan Jones Blackhurst	(Chair of the Board of Directors)

/s/ *	Director	August 1, 2023
Chul Woong Lim

/s/ *	Director	August 1, 2023
Alan Alden

/s/ *	Director	August 1, 2023
Damian Mathews

/s/ Robert Soper	Director	August 1, 2023
Robert Soper

*By:	/s/ Alex Igelman
Alex Igelman
Attorney-in-fact

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